Registration No. 333-214990

As filed with the Securities and Exchange Commission on December 20, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ENTERPRISE FINANCIAL SERVICES CORP
(Exact Name of Registrant as Specified in its Charter)

Delaware	6022	43-1706259
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Keene S. Turner
Chief Financial Officer
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 259-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Paul Jaskot, Esq. Reed Smith LLP 1717 Arch Street, Suite 3100 Philadelphia, PA 19103 (215) 851-8100	Michael W. Walsh President and Chief Executive Officer Jefferson County Bancshares, Inc. 680 South Mill Street Festus, MO 63028 (636) 931-3660	John C. Bodnar, Esq. Lewis Rice LLC 600 Washington Avenue Suite 2500 St. Louis, MO 63101 (314) 444-7600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the Merger described in the enclosed proxy statement / prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):
Large accelerated filer ☐
Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)              ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)          ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY - SUBJECT TO COMPLETION - DATED DECEMBER 20, 2016

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear fellow shareholders of Jefferson County Bancshares, Inc.:

The board of directors of Enterprise Financial Services Corp (referred to in this document as “Enterprise”) and the board of directors of Jefferson County Bancshares, Inc. (“JCB”) have agreed to a strategic combination of the two companies under the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 10, 2016, by and among Enterprise, Enterprise Bank & Trust, Enterprise’s wholly-owned subsidiary bank (“Enterprise Bank”), JCB and Eagle Bank and Trust Company of Missouri, JCB’s wholly-owned subsidiary bank (“Eagle Bank”). At the effective time of the Merger Agreement, JCB will merge with and into Enterprise (the “Merger”), and Eagle Bank will subsequently merge with and into Enterprise Bank, with Enterprise Bank continuing as a direct, wholly-owned subsidiary of Enterprise (the “Bank Merger” and, together with the Merger, the “Mergers”). At the JCB special meeting, you will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated therein (the “Merger Proposal”) and a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Proposal.  You are cordially invited to attend a special meeting of JCB shareholders to be held on January 19, 2017, at 9:00 a.m., Central time, at Holiday Inn Route 66, 10709 Watson Road, St. Louis, Missouri, 63127.

If the Merger contemplated by the Merger Agreement is completed, each outstanding share of JCB common stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive, at the election of the shareholder but subject to the proration and allocation procedures set forth in the Merger Agreement: (1) $85.39 in cash (the “Cash Consideration”), or (2) 2.75 shares of common stock of Enterprise (the “Common Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). The average volume weighted average price of Enterprise’s common stock for the five trading period closing on October 7, 2016, the trading day before the Merger Agreement was executed, was $31.6363, which represented a value of $87.00 per share of JCB common stock for the Common Stock Consideration. The value of the Cash Consideration is fixed at $85.39. The closing price of Enterprise’s common stock on December 19, 2016, the most recent practicable trading day prior to the date of this proxy statement/prospectus, was $41.60, which represents a value of $114.40 per share of JCB common stock.  The implied value of the stock portion of the Merger Consideration will fluctuate as the market price of Enterprise common stock fluctuates. You should obtain current stock price quotations for Enterprise common stock before deciding how to vote with respect to the approval of the Merger Agreement and before deciding whether to elect cash or stock for your shares. Enterprise common stock is listed for trading on the NASDAQ Global Select Market under the symbol “EFSC.”

JCB will have a right to terminate the Merger Agreement if the volume weighted average price of Enterprise common stock during a specified period before the effective time of the Merger both (i) is less than $26.0999 per share and (ii) underperforms a specified index of financial institution stocks during such period by more than 15%.

Enterprise will issue up to 3.3 million shares of Enterprise common stock and will pay approximately $26,619,150 in cash to JCB shareholders and holders of JCB stock options upon completion of the Merger. JCB shareholders entitled to receive fractional interests of Enterprise common stock will be paid cash instead based on the average volume weighted average price of Enterprise common stock during a specified period before the effective time of the Merger. Accordingly, the exact number of shares of Enterprise common stock that will be issued in the merger will be dependent on the number of fractional interests resolved for cash. The aggregate cash payment will be increased by the proceeds from the exercise of any JCB stock options from the date of the Merger Agreement until immediately prior to the Merger.

After careful consideration, the JCB board of directors unanimously approved the Merger Proposal and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of JCB and its shareholders. The JCB board of directors unanimously recommends that you vote: “FOR” approval of the Merger Proposal and “FOR” the adjournment of the JCB special meeting if necessary to solicit additional proxies in favor of the approval of the Merger Agreement.

     The accompanying document is a proxy statement of JCB and a prospectus of Enterprise, and provides you with information about JCB, Enterprise, the Merger Proposal and the special meeting of JCB shareholders. JCB encourages you to read the entire proxy statement/prospectus carefully.  You may also obtain more information about Enterprise from documents Enterprise has filed with the SEC.

For a discussion of risk factors you should consider in evaluating the Merger Agreement you are being asked to approve, see “Risk Factors” beginning on page 28 of the accompanying proxy statement/prospectus.

Your vote is important. Approval of the Merger Agreement requires the approval of the holders of two-thirds of the outstanding JCB shares entitled to vote thereon at the JCB special meeting. Accordingly, whether or not you plan to attend the JCB special meeting, you are requested to promptly vote your shares by proxy as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” each of the proposals described in the accompanying proxy statement/prospectus.

Granting a proxy will not prevent you from voting your shares in person if you choose to attend the JCB special meeting. We thank you for your continued support of JCB.

Sincerely,
Michael W. Walsh
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities Enterprise is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated December 20, 2016, and is first being mailed to the shareholders of JCB on or about December 29, 2016.

HOW TO OBTAIN MORE INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about Enterprise from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Enterprise at no cost from the SEC’s website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Enterprise in writing at the address or by telephone as specified below:

Enterprise Financial Services Corp Keene S. Turner, Chief Financial Officer 150 North Meramec Clayton, MO 63105 (314) 725-5500

You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than five business days before the date of the JCB special meeting. This means that JCB shareholders requesting documents must do so by January 11, 2017 in order to receive them before the JCB special meeting.
See “Where You Can Find More Information” on page 101 of this proxy statement/prospectus.

JEFFERSON COUNTY BANCSHARES, INC.
680 South Mill Street
Festus, MO 63028

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 19, 2017

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Jefferson County Bancshares, Inc. (“JCB”) will be held on January 19, 2017 at 9:00 a.m., Central time, at Holiday Inn Route 66, 10709 Watson Road, St. Louis, Missouri, 63127.

The special meeting is for the purpose of considering and acting upon:

1.           A proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 10, 2016, by and among Enterprise Financial Services Corp (“Enterprise”), Enterprise Bank & Trust, Enterprise’s wholly-owned subsidiary bank (“Enterprise Bank”), JCB and Eagle Bank and Trust Company of Missouri, JCB’s wholly-owned subsidiary bank (“Eagle Bank”), a copy of which is included in this proxy statement/prospectus as Appendix A, pursuant to which JCB will merge with and into Enterprise with Enterprise surviving the merger (the “Merger”), and the consummation of the other transactions contemplated by the Merger Agreement (the “Merger Proposal”);

2.           A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal; and

3.           Such other matters as may properly come before the special meeting or any adjournment thereof.  The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the special meeting on the date specified above or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned. Shareholders of record at the close of business on December 20, 2016 are the shareholders entitled to notice of and to vote at the special meeting and any adjournments thereof.

You are requested to complete, sign and date the enclosed proxy card which is solicited by the Board of Directors and to return it promptly in the enclosed, postage-paid envelope. The proxy will not be used if you attend and vote at the special meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

Lorna J. Fink
Secretary
St. Louis, Missouri
December 20, 2016

THE BOARD OF DIRECTORS OF JCB UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL AND THE OTHER PROPOSALS PRESENTED AT THE MEETING.

PROPOSAL II – TO TRANSACT ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE SPECIAL MEETING, INCLUDING ADJOURNMENT OF THE SPECIAL MEETING	100
JCB SHAREHOLDER PROPOSALS	100
EXPERTS	100
OTHER MATTERS	100
WHERE YOU CAN FIND MORE INFORMATION	101
INDEX TO FINANCIAL STATEMENTS	F-1
APPENDICES	103

QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL
The following are answers to certain questions that you may have regarding the Merger and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional information is also contained in the appendices to this proxy statement/prospectus.

1.	Q: Why am I receiving these materials?

A: We are sending you these materials to help you decide how to vote your shares of JCB common stock with respect to the Merger with Enterprise. The Merger cannot be completed unless the Merger Proposal receives the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at a special meeting of JCB shareholders. Therefore, JCB is holding a special meeting of shareholders to vote on the proposals necessary to complete the Merger. Information about the special meeting is contained in this document.

This document serves as both a proxy statement of JCB and a prospectus of Enterprise.  As a proxy statement, you are receiving this document because the JCB board of directors is soliciting the proxy of JCB shareholders for use at the JCB special meeting of shareholders. The meeting is being called so that shareholders can consider and vote on the approval of the Merger Proposal. As a prospectus, JCB shareholders are receiving this document because Enterprise is offering to issue shares of its common stock as part of the consideration for all shares of JCB common stock in the Merger.

2.	Q: What will happen in the Merger?

A: The purpose of the Merger is to combine the businesses and operations of JCB with those of Enterprise. In the Merger, JCB will be merged with and into Enterprise, the separate corporate existence of JCB will cease, and Enterprise will be the surviving corporation. The Merger Agreement described in this proxy statement/prospectus contains the terms and conditions which must be satisfied to complete the Merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Appendix A.

Enterprise and JCB also agreed that their principal operating subsidiaries will merge with each other. Once the Merger between Enterprise and JCB is completed, Eagle Bank, the bank subsidiary of JCB, will merge with and into Enterprise Bank, the bank subsidiary of Enterprise. As a result of this Bank Merger, the separate corporate existence of Eagle Bank will cease, and Enterprise Bank will continue as the surviving bank.

3.	Q: What items of business will JCB shareholders consider at the special meeting?

A: At the JCB special meeting, shareholders will be asked to vote in favor of approval of the Merger Agreement and the Merger. In addition, shareholders will be asked to vote in favor of a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if the Merger Proposal has not received sufficient votes to approve the Merger Agreement and the Merger at the time of the special meeting.

4.	Q: What will JCB shareholders receive in the Merger?

A: If the Merger Agreement is approved and the Merger is completed, each share of JCB common stock will be converted into the right to receive either $85.39 in cash or 2.75 shares of Enterprise common stock, based on their election. JCB shareholders may elect to receive all cash, all stock, or cash for some of their shares and stock for the remainder of the shares they own, subject to the election, allocation and proration procedures set forth in the Merger Agreement. The aggregate consideration will be limited to 3,300,000 shares of Enterprise common stock and approximately $26,619,150 in cash plus the aggregate cash proceeds from the exercise of any JCB stock options to JCB common stock (each a "JCB Stock Option" from the date of the Merger Agreement until immediately prior to the Merger. The elections of JCB shareholders are subject to proration in the event that a selected form of consideration is over-elected. See “The Merger Agreement - Merger Consideration” on page 58.

5.	Q: Will the value of the Merger Consideration change between the date of this proxy statement/prospectus and the time the Merger is completed?

A: For JCB shareholders who receive Enterprise common stock, the value of such Enterprise common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger based upon the market value of Enterprise common stock. Each share of JCB common stock converted into stock consideration shall receive 2.75 shares of Enterprise common stock. Any fluctuation in the market price of Enterprise common stock after the date of this proxy statement/prospectus will change the value received by such JCB shareholders. The value of cash received in exchange for each share of JCB common stock will be fixed at $85.39 and will not fluctuate between the date of this proxy prospectus and the completion of the Merger.

If the market value of Enterprise common stock decreases such that the volume weighted average price of Enterprise common stock during a specified period before the effective time of the Merger both (i) is less than $26.0999 per share and (ii) underperforms a specified index of financial institution stocks during such period by more than 15%, then JCB will have a right to terminate the Merger Agreement.

6.	Q: How do JCB shareholders receive Enterprise common stock and/or cash for their JCB common stock?

A: Enterprise’s exchange agent will mail each JCB shareholder of record in a separate mailing an election form, which will contain instructions for making your election to have your shares of JCB common stock converted into cash, Enterprise common stock or a combination of both. The election deadline will be 5:00 p.m., St. Louis time on January 30, 2017, or such later date as required under the Merger Agreement. If you fail to properly complete the election form, or your stock certificates are not received by the exchange agent by the deadline, you will be treated as if you had not made an election. See “The Merger Agreement - Merger Consideration” beginning on page 58.

7.	Q: What happens if a JCB shareholder does not make a valid election as to whether to receive cash or stock, or a combination thereof?

A: If a JCB shareholder does not return a properly completed election form by the election deadline, such shareholder’s shares of JCB common stock will be considered “no-election shares” and will be converted into the right to receive the Cash Consideration or the Common Stock Consideration according to the allocation procedures set forth in the Merger Agreement.

8.	Q: Will every JCB shareholder receive the form of consideration they elect?

A: No. Every JCB shareholder may not receive the form of consideration that he, she or it elects in the Merger. The Merger Agreement provides that the aggregate consideration provided by Enterprise will be up to 3,300,000 shares of Enterprise common stock and $26,619,150 in cash plus the aggregate cash proceeds from the exercise of any JCB Stock Options from the date of the Merger Agreement until immediately prior to the Merger. Pursuant to these limitations, if the aggregate number of shares with respect to which a valid cash or common stock election has been made exceeds these limits, shareholders who elected the type that has been oversubscribed will receive a mixture of both cash and Common Stock Consideration.

9.	Q: What are the tax consequences of the Merger to each JCB shareholder?

A: Enterprise expects to report the merger of JCB with and into Enterprise, and the subsequent merger of Eagle Bank with and into Enterprise Bank, as tax-free reorganizations for U.S. federal income tax purposes under Section 368(a) of the Code.

JCB shareholders who receive solely cash for their shares will recognize gain or loss on the exchange equal to the difference between the amount of cash received pursuant to the Merger and their adjusted tax basis in shares of JCB common stock surrendered pursuant to the Merger.

Because the merger of JCB with and into Enterprise will qualify as a reorganization under Section 368(a) of the Code, JCB shareholders who receive solely Enterprise common stock for their shares of JCB common stock (other than cash in lieu of fractional shares), generally will not recognize any gain or loss for U.S. federal income tax purposes.

JCB shareholders who exchange their shares of JCB common stock for both shares of Enterprise common stock and cash must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of Enterprise common stock (including any fractional shares) and cash received pursuant to the Merger (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of Enterprise common stock surrendered pursuant to the Merger), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the Merger.

JCB shareholders who receive cash in lieu of fractional shares will be treated as having received the fractional share and then having the fractional share redeemed by Enterprise for cash. Accordingly, a portion of their adjusted basis in shares of acquired company common stock surrendered pursuant to the Merger will be allocated to the fractional share which is deemed to have been received and the JCB shareholder will recognize gain (but not loss) in an amount equal to the cash received for the fractional share over the adjusted basis allocable to that share.
Each of Enterprise’s and JCB’s obligations to complete the Merger is conditioned on the receipt of a legal opinion about the federal income tax treatment of the Merger. This opinion will not bind the Internal Revenue Service, which could take a different view.

We urge you to consult your tax advisor for a full understanding of the tax consequences of the Merger to you.  In many cases, tax consequences of the Merger will depend on your particular facts and circumstances.  See “Material United States Federal Income Tax Considerations,” beginning at page 69.

10.	Q: Do JCB shareholders have rights to dissent from the Merger?

A: Yes, JCB shareholders have the right under Missouri law to demand appraisal of their shares of JCB common stock in connection with the Merger and to receive, in lieu of the Merger Consideration, payment in cash for the fair value of their shares of JCB common stock. Any JCB shareholder electing to exercise dissenters’ rights must not have voted his, her or its shares of JCB common stock “FOR” approval of the Merger Agreement and must specifically comply with the applicable provisions of the Revised Statutes of Missouri in order to perfect the rights of dissent and appraisal. The Merger Agreement requires as a condition to consummation, subject to waiver by Enterprise and JCB, that the number of shares held by dissenting JCB shareholders is no more than 10% of the number of shares of JCB common stock issued and outstanding immediately prior to the closing date of the Merger.

11.	Q: Are there regulatory or other conditions to the completion of the Merger?

A: Yes. The Merger must be approved by the Federal Deposit Insurance Corporation (“FDIC”) and must be reviewed and potentially approved by the Missouri Division of Finance and the Federal Reserve Bank of St. Louis. As of the date of this proxy statement/prospectus, the appropriate filings have been made with the FDIC and Federal Reserve Bank of St. Louis and will be submitted for review to the Missouri Division of Finance on or about January 15, 2017. Additionally, the approval of the Merger Agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of JCB common stock entitled to vote at a special meeting of JCB shareholders. Completion of the Merger is also subject to certain other specified conditions. See “The Merger Agreement - Conditions to Completion of the Merger,” beginning at page 66.

12.	Q: What does the board of directors of JCB recommend?

A: The JCB board of directors has unanimously approved the Merger Agreement and unanimously recommends that you vote “FOR” approval of the Merger Proposal and the Merger and “FOR” approval of the adjournment proposal.

13.	Q: What constitutes a quorum for the JCB special meeting?

A: The presence in person or by proxy of the majority of the JCB common stock outstanding on the JCB record date will constitute a quorum. If you submit a properly executed proxy card, you will be considered part of the quorum even if you withhold authority from the proxy holders to vote your shares and do not attend the JCB special meeting.

14.	Q: What vote is required to approve each proposal at the JCB special meeting?

A: Approval of the Merger Proposal requires approval by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at the special meeting of JCB shareholders. Approval of the adjournment proposal requires approval by the affirmative vote of the holders of a majority of shares of JCB common stock represented in person or by proxy at the special meeting.

15.	Q: When and where is the JCB special meeting?

A: The JCB special meeting will be held on January 19, 2017, at 9:00 a.m. local time at Holiday Inn Route 66, 10709 Watson Road, St. Louis, Missouri, 63127.

16.	Q: What do I need to do now?

A: After you have carefully read these materials, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting. In addition, you may attend the JCB special meeting and vote in person (if you are a shareholder), whether or not you have signed and mailed your proxy card.  If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the Merger Agreement and “FOR” approval of the adjournment proposal.

17.	Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes.  There are three ways for you to revoke your proxy and change your vote.  First, you may send a later-dated, signed proxy card before the JCB special meeting.  Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Secretary of JCB at any time prior to the vote on the Merger.  Third, you may attend the JCB special meeting and vote in person.  However, simply attending the special meeting without voting will not revoke your proxy.

18.	Q: What happens if I sell my shares of JCB common stock before the special meeting?

A: The record date for determining which JCB shareholders are eligible to vote at the special meeting is earlier than both the date of the special meeting and the completion of the Merger. If you transfer your shares of JCB common stock after the record date for the special meeting but before the special meeting you will, unless special arrangements are made, retain the right to vote the shares at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer the shares.

19.	Q: When do you expect the Merger to be completed?

A: We expect to complete the Merger shortly after all of the conditions to the Merger are fulfilled, including obtaining the approval of JCB shareholders and the approval of the applicable regulatory agencies. We anticipate this will occur in the first quarter of 2017; however, delays may occur. We cannot assure you that we will obtain the necessary shareholder approvals and regulatory approvals or that the other conditions precedent to the Merger can or will be satisfied.

20.	Q: What happens if the Merger is not completed?

A: If the Merger is not completed, holders of JCB common stock will not receive any consideration for their shares in connection with the Merger. Instead, JCB will remain an independent company. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by JCB. See “The Merger Agreement - Termination of the Merger Agreement” on page 66.

21.	Q: Who can help answer my questions?

A: If you have any questions about the Merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the proxy card, you should contact Lorna Fink at (314) 845-0278.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the Merger between Enterprise and JCB. In addition, we incorporate by reference into this document important business and financial information about Enterprise. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information”. Each item in this summary includes a page reference directing you to a more complete description of that item.
Unless the context otherwise requires, references in this proxy statement/prospectus to “Enterprise” refer to Enterprise Financial Services Corp, a Delaware corporation; references to “Enterprise Bank” refer to Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly owned subsidiary of Enterprise; references to “JCB” refer to Jefferson County Bancshares, Inc., a Missouri corporation; references to “Eagle Bank” refer to Eagle Bank and Trust Company of Missouri, a Missouri state-chartered trust company with banking powers and a wholly owned subsidiary JCB; references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of October 10, 2016, among Enterprise, JCB, Enterprise Bank and Eagle Bank; and references to “we,” “our” or “us” refer to Enterprise and JCB.
We Propose a Merger of Enterprise and JCB (Page 35)
We propose that JCB will merge with and into Enterprise, with Enterprise being the surviving company (the “Merger”). As a result of the Merger, the separate existence of JCB will terminate. Immediately following the Merger, JCB’s wholly owned bank subsidiary, Eagle Bank, will merge with and into Enterprise’s wholly owned bank subsidiary, Enterprise Bank, with Enterprise Bank being the surviving bank (the “Bank Merger,” together with the Merger, the “Mergers”). Following the Bank Merger, Enterprise Bank will continue its corporate existence as a state-chartered trust company with banking powers, organized under the laws of the State of Missouri. We expect to complete the Mergers in the first quarter of 2017, although delays may occur.
Special Meeting of JCB (Page 32)
JCB plans to hold its special meeting of shareholders at Holiday Inn Route 66, 10709 Watson Road, St. Louis, Missouri, 63127, on January 19, 2017 at 9:00 a.m. Central time. At the JCB special meeting, holders of JCB common stock will be asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Merger Proposal”).
You can vote at the JCB special meeting to approve the Merger Proposal if you owned JCB common stock at the close of business on December 20, 2016 (the “JCB Record Date”). As of the JCB Record Date, there were 1,479,858 shares of JCB common stock outstanding and entitled to vote. A holder of JCB common stock can cast one vote for each share of JCB common stock owned on that date.
JCB’s Board Unanimously Recommends That Holders of JCB Common Stock Vote “FOR” the Merger Proposal (Page 37)
JCB’s board of directors (i) believes that the Merger Proposal is advisable, fair to and in the best interest of JCB and its shareholders, (ii) has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and (iii) unanimously recommends that holders of JCB common stock vote “FOR” the Merger Proposal.
Approval of the Merger Proposal Requires the Affirmative Vote of the Holders of Two-Thirds of the Outstanding Shares of JCB Common Stock (Page 33)
In order to complete the Merger, the Merger Proposal must be approved by the affirmative vote of (i) the JCB board of directors and (ii) the holders of at least two-thirds of the outstanding shares of JCB common stock. The board of directors of JCB has unanimously approved the Merger Proposal. Accordingly, in order to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the holders of at least two-thirds of the outstanding shares of JCB common stock as of the record date of December 20, 2016 must vote in favor of the Merger Proposal.
As an inducement to and condition of Enterprise’s willingness to enter into the Merger Agreement, all of the directors and certain officers and large shareholders of JCB, who beneficially owned in the aggregate approximately 26.0% of JCB’s outstanding common stock, in each case as of October 10, 2016, entered into voting agreements, pursuant to which, among other things, they agreed to vote all of their shares of JCB common stock in favor of approval of the Merger Proposal and other matters required to be approved or adopted to effect the Merger and any other transactions contemplated by the Merger Agreement.
For a list of the number of shares of JCB common stock held by (i) each director of JCB, (ii) each shareholder that is known to JCB as of the date hereof to beneficially own more than 5% percent of the outstanding shares of JCB common stock and (iii) all directors and certain officers of JCB as a group, see “Security Ownership of JCB Directors, Certain Officers and Certain Beneficial Owners”.
Enterprise’s Reasons for the Merger (Page 36)
For a discussion of the factors considered by Enterprise’s board of directors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, see “The Merger-Enterprise’s Reasons for the Merger; Recommendations of the Board of Enterprise”.
JCB’s Reasons for the Merger (Page 37)
For a discussion of the factors considered by JCB’s board of directors in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, see “The Merger-JCB’s Reasons for the Merger; Recommendations of the Board of JCB”.
Opinion of JCB’s Financial Advisor (Page 38)
In connection with the Merger, JCB’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated October 10, 2016, to the JCB board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of JCB common stock of the Merger Consideration in the proposed Merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix E to this document. The opinion was for the information of, and was directed to, the JCB board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of JCB to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the JCB board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of JCB common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of JCB common stock, what election any such shareholder should make with respect to the Cash Consideration, the Common Stock Consideration or any combination thereof).
Holders of JCB Common Stock Have Dissenters’ Rights of Appraisal (Page 50)
Holders of JCB common stock may elect to dissent from the Merger and obtain payment for their shares of JCB common stock by following the procedures set forth in Section 351.455 of the Revised Statutes of Missouri (“R.S.Mo.”). For more information regarding the right of holders of JCB common stock to dissent from the Merger and exercise the right to obtain payments for shares of JCB common stock, see “Proposal I - The Merger-Dissenters’ Rights of Appraisal of Holders of JCB Common Stock”. We have also attached a copy of Section 351.455 of the R.S.Mo. as Appendix F to this proxy statement/prospectus.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 52)
The Mergers and the related transactions require approval the Federal Deposit Insurance Corporation and must be reviewed and potentially approved by the Missouri Division of Finance and the Federal Reserve Bank of St. Louis. As of the date hereof, the appropriate filings been made with the FDIC and Federal Reserve Bank of St. Louis and will be submitted for review to the Missouri Division of Finance on or about January 15, 2017.
Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page 28)
Certain directors and executive officers of JCB and/or Eagle Bank have interests in the Merger other than their interests as shareholders, including:

•
Per the terms of certain employment agreements and change of control agreements, and upon the termination of certain compensation plans under the terms of the Merger Agreement, JCB and/or Eagle Bank directors, officers and employees may become entitled to change in control, severance, or other payments, including acceleration of deferred compensation, upon the occurrence of the Merger.

•
Enterprise has entered into an employment agreement with Mr. Michael Walsh, JCB’s President and Chief Executive Officer. The employment agreement will become effective upon the closing of the Merger and provides Mr. Walsh with certain severance benefits in the event of a qualifying termination of his employment in connection with a change in control of Enterprise. In such instance, Mr. Walsh will be entitled to a payment equal to 24 months of his salary as in effect immediately prior to the termination date, plus amounts equal to (i) the average of all annual bonuses paid to him during the term of his employment, (ii) any remaining retention bonus payments not previously paid to him prior to such termination, (iii) any earned but unpaid salary through the termination date and (iv) accrued but unused vacation days and other reimbursements. Following termination for any reason, Mr. Walsh would be subject to non-competition and non-solicitation restrictions for 12 months.

•
To the extent a director or officer holds outstanding JCB Stock Options (vested or unvested) immediately prior to the completion of the Merger, the JCB Stock Options will be cancelled and terminated in exchange for a cash payment, as discussed in “The Merger-Interest of Management and Others in the Merger-Stock Options”. As of the date of the Merger Agreement, directors, certain officers, large shareholders and their affiliates of JCB and Eagle Bank, as a group, held outstanding JCB Stock Options for 53,560 shares of JCB common stock. Option holders will also be entitled to receive a special cash payment upon the completion of the Merger, equal to the product of (x) the number of shares underlying such JCB Stock Options and (y) $85.39 minus the exercise price per share under such JCB Stock Option.

•
Pursuant to the terms of the Merger Agreement, directors and officers of JCB will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. See “Proposal I - The Merger-Interests of Management and Others in the Merger”.

JCB’s board of directors was aware of these additional interests and considered them when they adopted the Merger Agreement and approved the Merger Proposal.
JCB Shareholders Will Receive Shares of Enterprise Common Stock or Cash in connection with the Merger (Page 73)
Upon completion of the Merger, each holder of JCB common stock will be entitled to receive, at his, her or its election, (i) 2.75 shares of Enterprise common stock (the “Common Stock Consideration”) or (ii) $85.39 in cash (the “Cash Consideration”, and together with the Common Stock Consideration, the “Merger Consideration”) for each share of JCB common stock held immediately prior to the completion of the Merger. Instead of fractional shares of Enterprise common stock, JCB shareholders will receive cash for any fractional shares based on the per average share volume weighted average price of Enterprise common stock on the NASDAQ Stock Market for the 5 trading days up to and including the closing date of the Merger (the “Enterprise Common Stock 5-day VWAP”). The aggregate Merger Consideration issued by Enterprise to JCB shareholders and holders of JCB stock options will be limited to 3,300,000 shares of Enterprise common stock and approximately $26,619,150 in cash plus the aggregate cash proceeds from the exercise of any JCB Stock Options; as a result, the elections of holders of JCB common stock will be subject to proration in the event that a selected form of consideration is over-elected.
The following table shows the implied value of the Merger Consideration that would be received by JCB shareholders in exchange for each share of JCB common stock if Enterprise Common Stock 5-day VWAP was $31.52, which was the Enterprise Common Stock 5-day VWAP on the NASDAQ Stock Market for the 5 trading days ending on and including October 10, 2016, the last trading day before the announcement of the Merger, and if such price was $40.51, which was the Enterprise Common Stock 5-day VWAP on the NASDAQ Stock Market for the 5 trading days ending on and including December 19, 2016, the latest practicable trading day before the printing of this proxy statement/prospectus.

	5 Day Volume Weighted Average Price of Enterprise Common Stock on NASDAQ	Common Stock Consideration	Total Consideration Per Share of JCB Common Stock[1]
October 10, 2016	$31.52	2.75 shares of Enterprise common stock	$86.68
December 19, 2016	$40.51	2.75 shares of Enterprise common stock	$111.40

[1]Computed as the Enterprise Common Stock 5-day VWAP on the NASDAQ Stock Market ending on the date specified multiplied by the number of shares given for Common Stock Consideration. The information presented does not reflect the actual value of the Merger Consideration that will be received by holders of JCB common stock in the Merger. The number of shares exchanged for Common Stock Consideration is fixed, and therefore neither the Enterprise Common Stock 5-day VWAP nor any other measure of the value of the Enterprise common stock will be used to determine the number of shares of Enterprise common stock received by holders of JCB common stock in the Merger. The value of the Merger Consideration at the closing of the Merger will be based on the price of Enterprise common stock on the date the Merger is completed. The information presented above solely illustrates the implied value of the Merger Consideration based on Enterprise Common Stock 5-day VWAP on the dates set forth above.

Upon completion of the Merger, each outstanding JCB Stock Option will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the product of (x) the number of shares underlying such JCB Stock Option and (y) $85.39 minus the exercise price per share under such JCB Stock Option.
Prohibition on JCB Dividends; Enterprise’s Dividend Policy Will Continue After the Merger (Page 62)
JCB is prohibited from paying cash dividends to holders of its common stock prior to completion of the Merger, except JCB was permitted to declare and pay its bi-annual dividend in the fourth quarter of 2016.
Enterprise expects to continue its common stock dividend practice after the Merger, but this practice is subject to the determination and discretion of Enterprise’s board of directors and may change at any time. In 2014, Enterprise declared aggregate cash dividends of $0.21 per share of Enterprise common stock and, in 2015, declared aggregate cash dividends of $0.2625 per share of Enterprise common stock. In 2016, Enterprise has declared aggregate cash dividends of $0.41 per share of Enterprise common stock.
JCB has historically declared two dividends per year, typically in March and November of each year. In 2014, JCB declared aggregate cash dividends of $0.65 per share of JCB common stock and, in 2015, declared aggregate cash dividends of $0.75 per share of JCB common stock. In 2016, JCB declared aggregate cash dividends of $0.80 per share.
The payment of dividends by Enterprise or JCB on their common stock in the future, either before or after the Merger is completed, is subject to the determination and discretion of our respective boards of directors and depends on a variety of factors, including cash requirements, financial condition and earnings, legal and regulatory considerations and other factors.
We Have Agreed When and How JCB Can Consider Third-Party Acquisition Proposals (Page 64)
We have agreed that JCB will not, and will cause its subsidiaries and its and its subsidiaries’ representatives, agents, advisors and affiliates not to, solicit or encourage proposals from other parties regarding acquiring JCB or its businesses. In addition, we have agreed that JCB will not engage in negotiations with or provide confidential information to a third party regarding acquiring JCB or its businesses. However, if JCB receives an unsolicited acquisition proposal from a third party, JCB can participate in negotiations with and provide confidential information to the third party if, among other steps, JCB’s board of directors concludes in good faith that the proposal is superior to the Merger Proposal. JCB’s receipt of a superior proposal or participation in such negotiations gives JCB the right to terminate the Merger Agreement in certain circumstances.
We Must Meet Several Conditions to Complete the Merger (Page 66)
Our obligations to complete the Merger depend on a number of conditions being met. These include:

•	the approval of the Merger Agreement and the Merger by holders of at least two-thirds of the outstanding JCB common stock;

•	the receipt of the required approvals of federal and state regulatory authorities;

•	the listing on the NASDAQ Stock Market of the shares of Enterprise common stock to be issued in the Merger;

•
the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, for the registration of the shares of Enterprise common stock to be issued in the Merger;

•	the absence of any government action or other legal restraint or prohibition that would prohibit the Merger or make it illegal;

•
as to each of us, the representations and warranties of the other party to the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have a material adverse effect on the other party, and the other party to the Merger Agreement having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement;

•
the receipt of legal opinions that, for United States federal income tax purposes, the Merger will be treated as a reorganization described in Section 368(a) of the Code and that both Enterprise and JCB will be a party to that reorganization. These opinions will be based on customary assumptions and on factual representations made by Enterprise and JCB and will be subject to various limitations;

•	the number of dissenting shares of JCB common stock must not exceed 10% of the total number of shares of JCB common stock;

•	with regard to JCB’s obligation (but not Enterprise’s), JCB and Enterprise mutually elect a new director to Enterprise’s board of directors; and

•	with regard to Enterprise’s obligation (but not JCB’s), the receipt by JCB of certain required third-party approvals.
Where the law permits, either of Enterprise or JCB could choose to waive a condition to its obligation to complete the Merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed. Although the Merger Agreement allows both parties to waive the tax opinion condition, neither party currently anticipates doing so.
We May Terminate the Merger Agreement (Page 66)
We can mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if JCB has received approval of the Merger Proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the Merger Agreement in certain circumstances, including:

•
if there is a final denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such governmental authority would not accept the refiling of such application;

•	if the Merger is not completed on or before June 30, 2017;

•
if there is a continuing breach of the Merger Agreement by a party, and the breaching party has not cured the breach within 30 days’ written notice to the breaching party, as long as that breach would entitle the non-breaching party not to complete the Merger; or

•	if holders of JCB common stock fail to approve the Merger Proposal; or
In addition, Enterprise may terminate the Merger Agreement:

•
if JCB’s board of directors fails to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to its shareholders, or withdraws or materially and adversely modifies its recommendation;

•
if JCB’s board of directors recommends an acquisition proposal other than the Merger Proposal, or if JCB’s board of directors negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the Merger and those negotiations continue for at least 5 business days;

•	if JCB has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the Merger Agreement; or

•	Enterprise’s aggregate cost of environmental due diligence on JCB’s real property between October 10, 2016 and the effective date of the Merger Agreement exceeds $2,500,000.
In addition, JCB may terminate the Merger Agreement:

•
if (i) the Enterprise Common Stock 5-day VWAP on the NASDAQ Stock Market for the 5 trading days immediately prior to the effective date of the Merger is less than 82.5% of the Enterprise Common Stock 5-day VWAP on the NASDAQ Stock Market for the 5 trading days ending on and including October 10, 2016 and (ii) the Enterprise Common Stock underperforms the NASDAQ Bank Index during such period by more than 15%; or

•	at any time prior to approval by the JCB shareholders, if JCB concludes that it must endorse a superior proposal (as defined in the Merger Agreement) in order to comply with its fiduciary duties.
Whether or not the Mergers are completed, Enterprise will cover the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC, and JCB will pay all other costs for this proxy solicitation, including mailing this proxy statement/prospectus to JCB shareholders, and the special meeting.
The Merger Agreement also provides that JCB must pay Enterprise a fee and reimburse expenses in certain situations. In particular, JCB will pay Enterprise a fee of $5,000,000 in certain circumstances set forth in the Merger Agreement, including if:

•
if JCB receives an acquisition proposal from a third-party and the Merger Agreement is subsequently terminated under certain conditions, and prior to the 12 month anniversary of the termination of the Merger Agreement JCB enters into an agreement to engage in a competing acquisition proposal with any third-party or group other than Enterprise;

•
JCB’s board of directors withholds, withdraws, changes, qualifies, amends or modifies its recommendation to approve the Merger; approves, recommends or publicly proposes to approve or recommend a competing acquisition proposal; or

•
JCB breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the Merger Agreement, which covenant is described below under “The Merger Agreement - Acquisition Proposals by Third Parties”.

We May Amend or Waive Merger Agreement Provisions (Page 66)
At any time before completion of the Merger, either Enterprise or JCB may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the Merger Agreement. However, once holders of JCB common stock have approved the Merger Proposal, no waiver of any condition may be made that would require further approval by JCB shareholders unless that approval is obtained.
The Merger Will Be Accounted for Under the Rules for Purchase Accounting (Page 68)
The Merger will be treated as a purchase by Enterprise of JCB under generally accepted accounting principles (“GAAP”).
Tax Consequences of the Mergers (Page 69)
Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the Mergers, in the opinion of Reed Smith LLP (“Reed Smith”) and Lewis Rice LLC (“Lewis Rice”), for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The opinions address the tax consequences of the Merger and do not address the tax consequences of the Bank Merger.
Provided that the Merger qualifies as a reorganization for United States federal income tax purposes, JCB shareholders generally will not recognize any gain or loss upon receipt of Enterprise common stock in exchange of JCB common stock in the Merger (except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of Enterprise common stock that a JCB shareholder would otherwise be entitled to receive).
For a complete description of the material United States federal income tax consequences of the Merger, see “Material United States Federal Income Tax Considerations”. You should consult your own tax advisor for a full understanding of the tax consequences of the Mergers to you.
Information About the Companies (Page 74)
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500

Enterprise is a Delaware corporation headquartered in Clayton, Missouri. It is a relationship-based financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in the Midwest. Enterprise’s principal subsidiary, Enterprise Bank, and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers through 16 branch locations throughout Missouri and Arizona. At September 30, 2016, Enterprise had consolidated total assets of approximately $3.9 billion and over $1.5 billion in trust assets under management. Enterprise common stock trades on the NASDAQ Stock Market under the symbol “EFSC”.
Jefferson County Bancshares, Inc.
680 South Mill Street
Festus, Missouri 63028
(636) 931-3660

JCB, a corporation incorporated in Missouri, is a registered bank holding company headquartered in Festus, Missouri. Its primary business is operating its bank subsidiary, Eagle Bank, a Missouri state-chartered trust company with banking powers headquartered in Hillsboro, Missouri. Eagle Bank is a relationship-focused bank that serves local businesses and individuals through a full range of services, including business and retail banking and trust and wealth management. It provides these financial services throughout 14 banking locations throughout Missouri. As of September 30, 2016, Eagle Bank had approximately $928 million in total assets, $766 million in deposits and $670 million in loans. Eagle Bank also had approximately $153 million in trust under management for its pre-need funeral and cemetery services clients at September 30, 2016. JCB common stock is not registered under the Exchange Act, and, accordingly, the company does not file periodic or current reports with the SEC.
See “Information About the Companies” in this proxy statement/prospectus.
The Rights of JCB Shareholders Following the Merger Will Be Different (Page 94)
The rights of Enterprise stockholders are governed by Delaware law and by Enterprise’s certificate of incorporation, as amended, and amended and restated by-laws. The rights of JCB’s shareholders are governed by Missouri law, and by JCB’s articles of incorporation, as amended, and by-laws, as amended. Upon our completion of the Merger, the rights of both stockholder groups will be governed by Delaware law and Enterprise’s certificate of incorporation, as amended, and amended and restated by-laws.

SELECTED CONSOLIDATED FINANCIAL DATA OF ENTERPRISE
You should read the selected consolidated financial data set forth below in conjunction with Enterprise’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Enterprise consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus. The financial data as of and for the fiscal years ended December 31, 2015, 2014, 2013, 2012, and 2011 is derived from Enterprise’s audited financial statements. The financial data as of and for the nine month periods ended September 30, 2016 and 2015 is derived from Enterprise’s unaudited financial statements incorporated by reference into this proxy statement/prospectus, which have been prepared on the same basis as Enterprise’s audited financial statements. See “Where You Can Find More Information”. Enterprise’s historical results may not be indicative of Enterprise’s future performance. In addition, results for the nine month periods ended September 30, 2016 and 2015 may not be indicative of the results that may be expected for the full fiscal year or future periods.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
(in thousands, except per share and percentage data)	2016	2015	2015	2014	2013	2012	2011
EARNINGS SUMMARY
Interest income	$109,786	$97,683	$132,779	$131,754	$153,289	$165,464	$142,840
Interest expense	9,745	9,352	12,369	14,386	18,137	23,167	30,155
Net interest income	100,041	88,331	120,410	117,368	135,152	142,297	112,685
Provision (provision reversal) for portfolio loan losses	4,587	4,329	4,872	4,409	(642)	8,757	13,300
Provision (provision reversal) for Purchased credit impaired loan losses	(1,603)	(3,497)	(4,414)	1,083	4,974	14,033	2,803
Noninterest income	20,030	14,118	20,675	16,631	9,899	9,084	18,508
Noninterest expense	62,929	59,340	82,226	87,463	90,639	85,761	76,865
Income before income taxes	54,158	42,277	58,401	41,044	50,080	42,830	38,225
Income tax expense	18,949	14,506	19,951	13,871	16,976	14,534	12,802
Net income	$35,209	$27,771	$38,450	$27,173	$33,104	$28,296	$25,423

PER SHARE DATA
Basic earnings per common share	$1.76	$1.39	$1.92	$1.38	$1.78	$1.41	$1.37
Diluted earnings per common share	1.74	1.37	1.89	1.35	1.73	1.37	1.34
Cash dividends paid on common shares	0.30	0.18	0.26	0.21	0.21	0.21	0.21
Book value per common share	19.07	17.21	17.53	15.94	14.47	13.09	11.61
Tangible book value per common share	17.43	15.53	15.86	14.20	12.62	10.99	9.38

	For the Nine Months Ended September 30,		For the Years Ended December 31,
(in thousands, except per share and percentage data)	2016	2015	2015	2014	2013	2012	2011
BALANCE SHEET DATA
Ending balances:
Portfolio loans	$3,037,705	$2,602,156	$2,750,737	$2,433,916	$2,137,313	$2,106,039	$1,897,074
Allowance for loan losses(1)	37,498	32,251	33,441	30,185	27,289	34,330	37,989
Purchased credit impaired loans, net of the allowance for loan losses	41,016	72,397	64,583	83,693	125,100	189,571	298,975
Goodwill	30,334	30,334	30,334	30,334	30,334	30,334	30,334
Other intangible assets, net	2,357	3,323	3,075	4,164	5,418	7,406	9,285
Total assets	3,909,644	3,516,541	3,608,483	3,277,003	3,170,197	3,325,786	3,377,779
Deposits	3,124,825	2,813,963	2,784,591	2,491,510	2,534,953	2,658,851	2,791,353
Subordinated debentures	56,807	56,807	56,807	56,807	62,581	85,081	85,081
Other borrowings	319,022	269,684	380,326	383,883	264,331	325,070	256,545
Shareholders' equity	381,098	343,563	350,829	316,241	279,705	235,745	239,565
Tangible common equity	348,407	309,906	317,420	281,743	243,953	198,005	166,653

Average balances:
Portfolio loans	$2,864,915	$2,483,488	$2,520,734	$2,255,180	$2,097,920	$1,953,427	$1,819,536
Purchased credit impaired loans	60,420	91,464	87,940	119,504	168,662	243,359	232,363
Earning assets	3,503,538	3,115,658	3,163,339	2,921,978	2,875,765	2,909,532	2,766,240
Total assets	3,730,449	3,332,430	3,381,831	3,156,994	3,126,537	3,230,928	3,096,147
Interest-bearing liabilities	2,594,850	2,320,713	2,344,861	2,209,188	2,237,111	2,340,612	2,377,044
Shareholders' equity	366,698	330,440	335,095	301,756	259,106	252,464	213,650
Tangible common equity	333,658	296,375	301,165	266,655	222,186	185,252	161,887

SELECTED RATIOS:
Return on average common equity	12.83	11.24	11.47	9.01	12.78	11.21	12.67
Return on average tangible common equity	14.10	12.53	12.77	10.19	14.90	13.55	14.15
Return on average assets	1.26	1.11	1.14	0.86	1.06	0.78	0.74
Efficiency ratio	52.41	57.92	58.28	65.27	62.49	56.65	58.59

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Portfolio loan yield - tax equivalent	4.21	4.16	4.16	4.25	4.67	5.08	5.39
Cost of interest-bearing liabilities	0.50	0.54	0.53	0.65	0.81	0.99	1.27
Net interest spread	3.74	3.71	3.72	3.91	4.60	4.75	3.94
Net interest margin	3.87	3.84	3.86	4.07	4.78	4.94	4.12
Nonperforming loans to total loans(1)	0.66	0.35	0.33	0.91	0.98	1.84	2.19
Nonperforming assets to total assets(1)(2)	0.59	0.30	0.48	0.74	0.90	1.44	1.74
Net charge-offs to average loans(1)	0.02	0.12	0.06	0.07	0.31	0.64	0.99
Allowance for loan losses to portfolio loans(1)	1.23	1.24	1.22	1.24	1.28	1.63	2.00
Dividend payout ratio - basic	17.06	13.16	13.68	15.37	11.92	13.28	14.07

(1) Amounts and ratios exclude Purchased credit impaired ("PCI") loans and related assets, except for their inclusion in total assets.
(2) Other real estate from PCI loans included in Nonperforming assets beginning with the year ended December 31, 2015 due to termination of all existing FDIC loss share agreements.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and explanatory notes show the historical financial positions and results of operations of Enterprise and JCB, and have been prepared to illustrate the effects of the Merger involving Enterprise and JCB under the acquisition method of accounting with Enterprise treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of JCB, as of the effective date of the Merger, will be recorded by Enterprise at their respective fair values along with identifiable intangible assets and the excess of the Merger consideration over the fair value of JCB’s net assets will be allocated to goodwill.
The unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2015 and the nine months ended September 30, 2016 are presented as if the Merger had occurred on January 1, 2015, the first day of the Enterprise 2015 fiscal year. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 is presented as if the Merger with JCB had occurred on September 30, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.
As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Merger is completed. Adjustments may include, but not be limited to, changes in (i) JCB’s balance sheet through the effective time of the Merger; (ii) the aggregate value of Merger Consideration paid if the price of Enterprise’s common stock varies from the assumed $41.60 per share; (iii) total merger-related expenses if completion and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.
The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•
Enterprise’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2015, included in Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2015, which are incorporated by reference in this proxy statement/prospectus;

•	JCB’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2015, included in this proxy statement/prospectus;

•
Enterprise’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2016 included in Enterprise’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are incorporated by reference in this proxy statement/prospectus; and

•	JCB’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2016 included in this proxy statement/prospectus.

Pro Forma Condensed Combined Balance Sheet
(Unaudited)
	As of September 30, 2016
(in thousands)	EFSC	JCB	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Cash and cash equivalents	$120,479	$34,736	$(30,859)	A	124,356
Securities	520,640	160,571	—		681,211
Portfolio loans	3,045,368	685,364	(27,894)	B	3,702,838
Less: Allowance for loan losses	37,498	8,247	(8,247)	C	37,498
Portfolio loans, net	3,007,870	677,117	(19,647)		3,665,340
Purchased credit impaired loans, net of the allowance for loan losses	41,016	—	—		41,016
Total loans, net	3,048,886	677,117	(19,647)		3,706,356
Other real estate	2,959	6,958	(705)	D	9,212
Other investments, at cost	19,789	—	—		19,789
Fixed assets, net	14,498	23,265	(1,500)	E	36,263
Accrued interest receivable	8,526	2,633	—		11,159
State tax credits held for sale	44,180	—	—		44,180
Goodwill	30,334	7,806	75,701	F	113,841
Intangible assets, net	2,357	—	9,196	G	11,553
Other assets	96,996	23,495	5,722	H	126,213
Total assets	$3,909,644	$936,581	$37,908		$4,884,133

Liabilities and Shareholders' Equity
Demand deposits	$762,155	$155,892	$—		$918,047
Interest-bearing transaction accounts	633,100	87,812	—		720,912
Money market accounts and savings	1,241,725	369,367	—		1,611,092
Time deposits	487,845	147,845	432	I	636,122
Total deposits	3,124,825	760,916	432		3,886,173
Subordinated debentures	56,807	12,500	886	J	70,193
Federal Home Loan Bank advances	129,000	35,500	1,085	K	165,585
Other borrowings	190,022	24,729	(2,450)	A	212,301
Accrued interest payable	648	293	—		941
Other liabilities	27,244	3,319	—		30,563
Total liabilities	3,528,546	837,257	(47)		4,365,756
Common stock	203	1,483	135,797	L	137,483
Treasury stock	(6,632)	(767)	767	L	(6,632)
Additional paid-in capital	212,091	25,215	(25,215)	L	212,091
Retained earnings	170,768	71,962	(71,962)	L	170,768
Accumulated other comprehensive income	4,668	1,431	(1,432)	L	4,667
Total shareholders' equity	381,098	99,324	37,955		518,377
Total liabilities and shareholders' equity	$3,909,644	$936,581	$37,908		$4,884,133

Pro Forma Condensed Combined Income Statement
(Unaudited)
	Nine months ended September 30, 2016
(in thousands)	EFSC	JCB	Pro Forma Adjustments		Pro Forma Consolidated
Interest income
Loans	$101,233	$22,485	$—		$123,718
Investment securities	8,176	3,809	—		11,985
Other	377	172	—		549
Total interest income	109,786	26,466	—		136,252
Interest expense					—
Deposits	7,841	2,408	(125)	I	10,124
Borrowed funds	826	801	(233)	K	1,394
Subordinated debentures	1,078	724	(43)	J	1,759
Total interest expense	9,745	3,933	(401)		13,277
Net interest income	100,041	22,533	401		122,975
Provision for portfolio loan losses	4,587	915	—		5,502
Provision reversal for Purchased credit impaired loan losses	(1,603)	—	—		(1,603)
Net interest income after provision for loan losses	97,057	21,618	401		119,076
Noninterest income:
Service charges on deposit accounts	6,431	1,577	—		8,008
Wealth management revenue	5,000	—	—		5,000
Other service charges and fee income	2,827	817	—		3,644
Gain on state tax credits, net	899	—	—		899
Gain on sale of other real estate	602	(348)	—		254
Gain on sale of investment securities	86	—	—		86
Miscellaneous income	4,185	2,555	—		6,740
Total noninterest income	20,030	4,601	—		24,631
Noninterest expense:
Employee compensation and benefits	37,398	9,724	—		47,122
Occupancy	4,997	2,465	—		7,462
Data processing	3,441	2,277	—		5,718
FDIC and other insurance	2,241	379	—		2,620
Professional fees	2,160	657	—		2,817
Loan legal and other real estate expense	1,126	659	—		1,785
Other	11,566	2,522	1,046	G	15,134
Total noninterest expense	62,929	18,683	1,046		82,658

Income before income tax expense	54,158	7,536	(645)		61,049
Income tax expense	18,949	2,475	(245)		21,179
Net income	$35,209	$5,061	$(400)		$39,870

Pro Forma Condensed Combined Income Statement
(Unaudited)
	Year ended December 31, 2015
(in thousands)	EFSC	JCB	Pro Forma Adjustments		Pro Forma Consolidated
Interest Income
Loans	$122,370	$29,173	$—		$151,543
Investment securities	10,057	4,344	—		14,401
Other	352	109	—		461
Total interest income	132,779	33,626	—		166,405
Interest expense					—
Deposits	10,412	3,172	(334)	I	13,250
Borrowed funds	709	1,049	(311)	K	1,447
Subordinated debentures	1,248	948	(57)	J	2,139
Total interest expense	12,369	5,169	(702)		16,836
Net interest income	120,410	28,457	702		149,569
Provision for portfolio loan losses	4,872	1,261	—		6,133
Provision reversal for Purchased credit impaired loan losses	(4,414)	—	—		(4,414)
Net interest income after provision for loan losses	119,952	27,196	702		147,850
Noninterest income:
Service charges on deposit accounts	7,923	2,159	—		10,082
Wealth management revenue	7,007	—	—		7,007
Other service charges and fee income	3,241	1,115	—		4,356
Gain on state tax credits, net	2,720	—	—		2,720
Gain on sale of other real estate	142	(80)	—		62
Gain on sale of investment securities	23	—	—		23
Miscellaneous income	(381)	2,752	—		2,371
Total noninterest income	20,675	5,946	—		26,621
Noninterest expense:
Employee compensation and benefits	46,095	12,427	—		58,522
Occupancy	6,573	2,847	—		9,420
Data processing	4,339	2,985	—		7,324
FDIC and other insurance	2,790	555	—		3,345
Professional fees	3,465	828	—		4,293
Loan legal and other real estate expense	1,812	176	—		1,988
Other	17,152	3,598	1,550	G	22,300
Total noninterest expense	82,226	23,416	1,550		107,192

Income before income tax expense	58,401	9,726	(848)		67,279
Income tax expense	19,951	3,115	(322)		22,744
Net income	$38,450	$6,611	$(526)		$44,535

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2015 and nine months ended September 30, 2016 are presented as if the acquisition occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

NOTE 2 - PURCHASE PRICE

Each share of JCB common stock that is outstanding immediately prior to the merger will be converted into the right to receive 2.75 shares of Enterprise common stock, subject to adjustment as described in this proxy statement, or cash. Each outstanding JCB stock option will be cancelled and terminated in exchange for the right to receive cash, in each case, as described in “The Merger Agreement-Merger Consideration”.

NOTE 3 - ALLOCATION OF PURCHASE PRICE

Under the acquisition method of accounting, JCB’s assets acquired and liabilities assumed and any identifiable intangible assets are required to be adjusted to their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the acquisition and to adjust JCB’s assets and liabilities to their estimated fair values at September 30, 2016.

(in thousands)
Purchase price allocation of Jefferson County Bancshares, Inc.
Enterprise Financial Services Corp common stock paid at closing price of $41.60 as of December 19, 2016	$137,280
Cash to be paid for Jefferson common shares	23,298
Cash to be paid for Jefferson options	3,321
Purchase price	$163,899

Historical net assets of Jefferson as of September 30, 2016	$99,325
Reversal of existing intangibles	(7,806)
Transaction expenses incurred by Jefferson, net of tax	(1,790)
Fair value adjustments as of September 30, 2016
Loans	(27,894)
Allowance for loan losses	8,247
Other real estate owned	(705)
Goodwill	83,507
All other intangible assets	9,196
Furniture and equipment	(1,500)
Deferred taxes on purchase accounting adjustments	5,722
Time deposits	(432)
Subordinated debentures	(886)
Federal Home Loan Bank advances	(1,085)
Purchase price	$163,899
Any change in the price of Enterprise common stock would change the purchase price allocated to goodwill. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of Enterprise common stock of $41.60, the closing price of Enterprise common stock on December 19, 2016:

(in thousands)	Purchase Price	Goodwill
Up 20%	$191,355	$110,963
Up 10%	177,627	97,235
As presented in pro forma financial information	163,899	83,507
Down 10%	150,171	69,779
Down 20%	136,443	56,051
The following pro forma adjustments are reflected in the unaudited pro forma condensed combined financial information:

A.	Cash to be paid for JCB common stock and stock options of $26.6 million, JCB’s estimated transaction expenses, net of tax, of $1.8 million, and payoff of JCB’s notes payable of $2.5 million.

B.
Credit fair value adjustment on loans of $27.9 million, determined based on assigned risk ratings and the present value of estimated expected cash flows (including the estimated fair value of loan collateral).

C.	Elimination of JCB’s allowance for loan losses.

D.	Fair value adjustment on other real estate owned based on management's estimate.

E.	Fair value adjustment on premises, furniture, and equipment based on management's estimate.

F.	Estimate of goodwill that will be recognized as part of the transaction, including an adjustment to eliminate JCB’s goodwill. See the allocation of purchase price in Note 3 for calculation.

G.
Adjustment to record estimate of core deposit intangible asset that will be recognized as part of the purchase accounting transaction. The core deposit intangible is assumed to be amortized using the sum of years’ digits method over 10 years.

H.
Net deferred tax asset related to the loan, allowance for loan losses, other real estate owned, core deposit intangible, time deposits, and premises, furniture, and equipment fair value adjustments using a tax rate of 38%.

I.	Fair value adjustment on time deposits based on current interest rates.

J.	Fair value adjustment on subordinated debentures based on current interest rates.

K.	Fair value adjustment on Federal Home Loan Bank advances based on current interest rates.

L.
Elimination of JCB’s shareholders’ equity and the issuance of Enterprise shares in the merger. JCB shareholders are expected to receive 2.75 shares of Enterprise common stock for each share of JCB common stock held by them. The fair value of Enterprise common stock was based on the December 19, 2016 closing price of $41.60 per share.

NOTE 4 - ESTIMATED ACQUISITION AND INTEGRATION RELATED EXPENSES

The table below reflects Enterprise’s current estimate of the aggregate acquisition and integration related expenses of $4.8 million (net of $2.9 million of taxes, computed using a 38% tax rate) expected to be incurred in connection with the merger, which are excluded from the pro forma financial statements. The current estimates of these expenses are as follows:

(in thousands)
Change of control and retention plan payments	$1,600
Professional fees	1,000
Data processing, termination, and conversion	3,800
Other expense	1,300
Pre-tax acquisition and integration related expenses	7,700
Income tax benefit	2,900
Total acquisition and integration related expenses	$4,800

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are Enterprise’s and JCB’s historical per share data for the year ended December 31, 2015 and for the nine months ended September 30, 2016, and unaudited pro forma combined per share data for the year ended December 31, 2015 and for the nine months ended September 30, 2016. Except for the historical information of Enterprise as of and for the year ended December 31, 2015, the information provided in the table below is unaudited. The unaudited pro forma data and equivalent per share information gives effect to the Merger as if the transaction had been effective on the dates presented in the case of the book value data, and as if the transaction had been effective on January 1, 2015 in the case of earnings per share. This information should be read together with the historical consolidated financial statements and related notes of Enterprise and JCB, incorporated by reference or included in this proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included under “Selected Unaudited Pro Forma Condensed Combined Financial Information”.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	Enterprise Historical	JCB Historical	Combined Pro Forma Amounts for Enterprise	Pro Forma JCB Equivalent Share(1)
Book value per common share at September 30, 2016(2)	$19.07	$67.44	$22.26	$61.22
Book value per common share at December 31, 2015(2)	17.53	64.24	20.93	57.56
Cash dividends paid per common share for the nine months ended September 30, 2016(3)	0.30	0.40	0.30	0.83
Cash dividends paid per common share for the year ended December 31, 2015(3)	0.26	0.75	0.26	0.72
Basic earnings per common share for the nine months ended September 30, 2016	1.76	3.43	1.71	4.70
Basic earnings per common share for the year ended December 31, 2015	1.92	4.50	1.91	5.25
Diluted earnings per common share for the nine months ended September 30, 2016	1.74	3.38	1.69	4.65
Diluted earnings per common share for the year ended December 31, 2015	1.89	4.41	1.89	5.20

(1) Calculated by multiplying the “Combined Pro Forma Amounts for Enterprise” by 2.75, which is the exchange ratio for the stock consideration payable to the holders of JCB common stock in the merger.
2) “Combined Pro Forma Amounts for Enterprise” have been calculated based on pro forma total shareholders’ equity of $518.4 million and $488.1 million as of September 30, 2016 and December 31, 2015, respectively, divided by pro forma shares of common stock outstanding of 23,287,993 and 23,317,119 at September 30, 2016 and December 31, 2015, respectively.

(3) The combined pro forma cash dividends per common share for the nine months ended September 30, 2016 and the year ended December 31, 2015 represent the actual cash dividends per share paid by Enterprise for those periods.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, as well as Enterprise’s other filings with the SEC and JCB’s other communications with its shareholders, may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).
Forward-looking statements typically are identified with use of terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue” and the negative of these terms and similar words, although some forward-looking statements are expressed differently. Such statements include, but are not limited to, statements about the benefits of the pending Merger including future financial and operating results, plans, objectives, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. We caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this proxy statement/prospectus, and Enterprise and JCB undertake no obligation to update any forward-looking statements to reflect new information or events or conditions after the date hereof.
In connection with the safe harbor provisions of the PSLRA, we are hereby identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any forward-looking statements.
Among the factors that could have an impact on our ability to achieve operating results, growth plan goals, and the beliefs expressed or implied in forward-looking statements are:

•	the challenges and costs of integrating operations of the business of Enterprise and JCB;

•
expected revenue synergies, cost savings and other financial or other benefits of the proposed Merger between Enterprise and JCB might not be realized within the expected time frames or might be less than projected;

•	revenues following the Merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the ability to obtain governmental approvals of the Merger, or the ability to obtain such approvals in a timely manner;

•	the potential impact of announcement or completion of the Merger on relationships with third parties, including customers, employees, and competitors;

•	business disruption before and following the Merger, including diversion of management’s attention from ongoing business operations and opportunities;

•	the failure of holders of JCB common stock to approve the Merger Proposal (in which case Enterprise stock will not be issued to JCB shareholders);

•	debt service obligations on new debentures;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	credit risk;

•	outcomes of litigation and other contingencies;

•	exposure to general and local economic conditions;

•	risks associated with inflation, interest rate, securities market and monetary fluctuations;

•	consolidation within the banking industry and any existing or changing competition from banks and other financial institutions;

•	our ability to attract and retain relationship officers and other key personnel; and

•	burdens imposed by federal and state regulation and any changes in regulatory requirements.

The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to Enterprise and JCB, see “Risk Factors” in this proxy statement/prospectus and Enterprise’s other filings with the SEC incorporated by reference into this proxy statement/prospectus.

RECENT DEVELOPMENTS
Enterprise closed an underwritten public offering of $50 million of its fixed-to-floating rate subordinated notes (the “Notes”) due November 1, 2026 on November 1, 2016. The Notes will initially bear a fixed interest rate of 4.75% per year, payable on May 1 and November 1 of each year, commencing on May 1, 2017. Commencing November 1, 2021, the interest rate on the Notes will reset quarterly to the three-month LIBOR rate plus a spread of 338.7 basis points, payable quarterly in arrears.

Enterprise received gross proceeds of $50 million, and estimates net proceeds from the offering to be approximately $48.9 million after deducting the underwriting commission and discount, legal fees and other estimated offering expenses.  Enterprise plans to use the net proceeds from the Notes offering for general corporate purposes, including funding the cash portion of the consideration to be paid in the Merger.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with Enterprise’s business contained under the heading “Risk Factors” in Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2015. See “Where You Can Find More Information”.
Because the market price of Enterprise common stock will fluctuate, JCB shareholders cannot be certain of the market value of the Enterprise common stock that they will receive upon completion of the Merger.

Upon completion of the Merger, JCB shareholders receiving Common Stock Consideration will receive for each share of JCB common stock they hold immediately prior to the completion of the Merger a fixed exchange ratio of 2.75 shares of Enterprise common stock. Any change in the market price of Enterprise common stock prior to completion of the Merger will affect the value of any shares of Enterprise common stock JCB shareholders receive as consideration in the Merger. The market price of Enterprise common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are outside our control. Accordingly, at the time of the JCB special meeting, JCB shareholders will not know or be able to calculate the market price of Enterprise common stock that they will receive upon completion of the Merger.

Because the aggregate Merger Consideration being issued by Enterprise is fixed, JCB shareholders cannot be certain of the proportion of Common Stock Consideration or Cash Consideration that they will receive upon completion of the Merger.

Upon completion of the Merger, the aggregate Merger Consideration issued by Enterprise will be limited to 3,300,000 shares of Enterprise common stock and approximately $26,619,150 in cash for the outstanding shares of JCB common stock and JCB stock options. Although each JCB shareholder may elect the amount of Common Stock Consideration or Cash Consideration such shareholder will receive in connection with the Merger, such elections may be subject to proration or reallocation in the event that a selected form of consideration is over-elected. JCB shareholders will not know or be able to determine at the time they make their election, whether their elections will be prorated or reallocated by Enterprise upon completion of the Merger.
Combining the Enterprise with JCB and the Bank with Eagle Bank may be more difficult, costly or time-consuming than expected, or could result in the loss of customers.
Enterprise and JCB, as well as Enterprise Bank and Eagle Bank, have operated, and until the completion of the Merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect each party’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger. As with any merger of banking institutions, there also may be disruptions that cause the loss of customers or cause customers to withdraw their deposits, which could negatively affect the performance and earnings of the combined institutions. There can be no assurance that customers will readily accept changes to their banking arrangements after the Merger.

Holders of JCB common stock will have reduced ownership and voting interest after the Merger and will exercise less influence over management.
Holders of JCB common stock currently have the right to vote on matters affecting JCB. Upon the completion of the Merger, each JCB shareholder who receives shares of Enterprise common stock will become a stockholder of Enterprise with a percentage ownership of Enterprise with respect to such shares that is smaller than the shareholder’s current percentage ownership of JCB. Each JCB shareholder who receives solely cash consideration will not become a stockholder of Enterprise. Following the effective time of the Merger, the former shareholders of JCB as a group would receive shares in the Merger constituting approximately 14.1% of the outstanding shares of Enterprise common stock immediately after the Merger based on the number of shares of Enterprise common stock outstanding as of , 2017, the latest practicable date before the printing of this proxy statement/prospectus. Because of this, JCB shareholders will have less influence on the management and policies of Enterprise than they now have on the management and policies of JCB.

Failure to complete the Merger in certain circumstances could require JCB to pay a termination fee, or in other circumstances, could require Enterprise or JCB to pay liquidated damages, in addition to transaction expenses.

If the Merger Agreement is terminated in certain circumstances following JCB's receipt of another acquisition proposal, JCB could be obligated to pay Enterprise $5,000,000 as a termination fee.  If the Merger should fail to occur in certain other circumstances following a breach of the Merger Agreement by one of the parties, one of the parties could be required to pay $2,000,000 as liquidated damages to the other party.  Both JCB and Enterprise have already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this proxy statement/prospectus, whether or not the Merger is completed and the expected benefits of the Merger are realized. See “The Merger Agreement - Termination of the Merger Agreement,” beginning on page 66.
The termination fee and nonsolicitation provisions of the Merger Agreement limit JCB’s ability to pursue alternatives to the Merger with Enterprise.
The Merger Agreement contains terms and conditions that make it difficult for JCB to enter into a business combination with a party other than Enterprise. Subject to limited exceptions, JCB and its directors, officers and agents are prohibited from initiating or encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits JCB’s ability to seek offers that may be superior from a financial point of view from other possible acquirors. If JCB receives an unsolicited superior proposal from a third party that the JCB board of directors determines it has a fiduciary duty to accept, and the Merger Agreement is terminated, then JCB would be obligated to pay a $5,000,000 termination fee to Enterprise. The presence of those restrictions in the Merger Agreement could discourage a competing third party from considering or proposing an acquisition generally, including on better terms than offered by Enterprise. Further, the termination fee might result in a potential competing third party acquiror proposing a lower per share price than it might otherwise have proposed to acquire JCB.
Completion of the Merger is subject to the receipt of approvals from regulatory authorities that may impose conditions that could have an adverse effect on us.
Before the Merger may be completed, we must obtain various approvals or consents from the Federal Deposit Insurance Corporation, the Missouri Division of Finance and the Federal Reserve Bank of St. Louis. These regulatory authorities may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Although we do not currently expect the imposition of any conditions or changes, there can be no assurance that such conditions or changes will not be imposed. Such conditions or changes could have the effect of delaying completion of the Merger or imposition additional costs on or limiting our revenues following the Merger, any of which might have a material adverse effect on us following the Merger. Furthermore, we are not obligated to complete the Merger if the regulatory approvals received in connection with the Merger include any conditions that would have a material and adverse effect on Buyer and its Subsidiaries, taken as a whole and giving effect to the Merger.
Failure to complete the Merger could negatively impact the stock prices and future businesses and financial results of Enterprise and JCB.
There can be no assurance that the Merger will become effective. If the Merger is not completed, the ongoing businesses of Enterprise and JCB may be adversely affected, and Enterprise and JCB will be subject to a number of risks, including the following:

•
Enterprise and JCB will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

•
under the Merger Agreement, JCB is subject to restrictions on the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies if the Merger Agreement is terminated; and

•
matters relating to the Merger may require substantial commitments of time and resources by Enterprise and JCB management, which could otherwise have been devoted to other opportunities that may have been beneficial to Enterprise or JCB as independent companies.

In addition, if the Merger is not completed, Enterprise and/or JCB may experience negative reactions from the financial markets and from their respective customers and employees. Enterprise and/or JCB also could be subject to litigation related to any failure to complete the Merger or to proceedings commenced by Enterprise or JCB against the other seeking damages or to compel the other to perform their obligations under the Merger Agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of Enterprise and JCB.
The Merger will not be completed unless important conditions are satisfied.
Specified conditions set forth in the Merger Agreement must be satisfied or waived to complete the Merger. If the conditions are not satisfied or waived, to the extent permitted by law, the Merger will not occur or will be delayed, and we may lose some or all of the intended benefits of the Merger. The following conditions described in "The Merger Agreement - Conditions to Completion of the Merger" must be satisfied or waived, before Enterprise and JCB are obligated to complete the Merger.
In addition, the Merger Agreement may be terminated in certain circumstances if the Merger is not consummated on or before June 30, 2017. We cannot assure you that all of the conditions precedent in the Merger Agreement will be satisfied, or to the extent legally permissible, waived, or that the acquisition of JCB will be completed.
Some directors and officers of JCB have interests in the Merger that may differ from the interests of other shareholders.
In considering the recommendation of JCB’s board of directors to approve the Merger, you should be aware that some executive officers and directors of JCB may have economic interests in the Merger other than their interests as shareholders. For example, certain executive officers have entered into change in control agreements that provide severance payments and additional benefits if they are terminated without cause (or if they voluntarily terminate employment with good reason) within a specific period following completion of the Merger. In addition, JCB’s president and chief executive officer will serve as the executive vice president and chairman of the St. Louis region of Enterprise Bank following the Merger and has entered into an employment agreement with Enterprise Bank, effective as of the effective time of the Merger. The Merger Agreement also provides for the continued indemnification of JCB’s current and former directors and executive officers following the Merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the Merger. See “Proposal I - The Merger - Interests of Management and Others in the Merger”.

Enterprise may fail to realize the anticipated benefits of the Merger.
The success of the Merger will depend on, among other things, Enterprise’s ability to realize anticipated cost savings and to combine the businesses of Enterprise and JCB without materially disrupting the existing customer relationships of Enterprise and JCB and suffering decreased revenues as a result of the loss of those customers.  If Enterprise is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.
Enterprise and JCB have operated and, until the completion of the Merger, will continue to operate, independently.  It is possible that the integration of JCB into Enterprise could result in the loss of key employees, the disruption of Enterprise’s or JCB’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Enterprise’s and JCB’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger.
JCB is subject to business uncertainties and contractual restrictions while the Merger is pending.
Uncertainties about the effect of the Merger on employees and customers may have an adverse effect on JCB and consequently on Enterprise. These uncertainties may impair JCB’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with JCB to consider changing existing business relationships with JCB. Retention of certain employees may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, JCB’s business prior to the Merger and Enterprise’s business following the Merger could be negatively impacted. In addition, the Merger Agreement restricts JCB from taking specified actions relative to its business without the prior consent of Enterprise. These restrictions may prevent JCB from pursuing attractive business opportunities that may arise prior to the completion of the Merger. See “The Merger Agreement- Conduct of Business Pending the Merger”.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operation after the Merger may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Enterprise and JCB currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to JCB’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of JCB as of the date of the completion of the Merger. The pro forma financial information is stated as of the dates provided and does not include any transactions subsequent to such date, such as the Enterprise issuance of subordinated notes on November 1, 2016. In addition, following the completion of the Merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Selected Unaudited Pro Forma Condensed Combined Financial Information”.

The fairness opinion delivered by JCB’s financial advisor to the JCB Board of Directors prior to execution of the Merger Agreement will not reflect changes in circumstances subsequent to the date of the fairness opinion.
KBW delivered its opinion to the JCB Board of Directors on October 10, 2016. The opinion is dated October 10, 2016 and speaks only as of that date. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Enterprise or JCB, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors beyond the control of Enterprise or JCB, may materially alter or affect the relative values of Enterprise and JCB.

JCB SPECIAL MEETING OF SHAREHOLDERS
This section contains information for JCB shareholders about the special meeting called to consider approval of the Merger and related matters.

General

This proxy statement/prospectus is being provided to holders of JCB common stock as JCB’s proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of JCB shareholders to be held on January 19, 2017, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as Enterprise’s prospectus in connection with the offer and sale by Enterprise of its shares of common stock as a result of the proposed Merger.

Date, Time and Place

The special meeting is scheduled to be held as follows:

Date:    January 19, 2017

Time:    9:00 a.m., Local Time

Place:    Holiday Inn Route 66, 10709 Watson Road, St. Louis, Missouri, 63127

Matters to be Considered at the Special Meeting

At the special meeting, JCB’s shareholders will be asked to consider and vote upon the following matters:

•	A proposal to approve the Merger Agreement as well as the Merger;

•
A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal; and

•	Such other business as may be properly presented at the special meeting or any postponement or adjournment of the special meeting.

 Recommendation of JCB’s Board of Directors

The JCB board of directors has unanimously approved the Merger Agreement and Merger. JCB’s board of directors unanimously recommends a vote “FOR” approval of the Merger Agreement and the Merger and “FOR” approval of the adjournment proposal, if necessary.

JCB Record Date

You are entitled to vote if the records of JCB showed that you held shares of JCB common stock as of the close of business on December 20, 2016. As of the close of business on the record date, a total of 1,479,858 shares of JCB common stock were outstanding. Each share of JCB common stock has one vote on each matter presented to shareholders.

Quorum

The presence in person or by proxy of a majority of the outstanding shares of JCB common stock entitled to vote is necessary to constitute a quorum at the special meeting. If you return valid proxy instructions or attend the special meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.

Vote Required; Treatment of Abstentions and Failure to Vote

With respect to the proposal to approve the Merger Agreement and the Merger, you may vote “FOR” the proposal, vote “AGAINST” the proposal or “ABSTAIN” from voting.  Approval of the Merger Proposal will require the affirmative vote of the holders of two-thirds of the outstanding JCB shares entitled to vote thereon at the JCB special meeting.

With respect to the adjournment proposal, you may vote “FOR” the proposal, vote “AGAINST” the proposal or “ABSTAIN” from voting.  The affirmative vote of the holders of a majority of the outstanding shares of JCB common stock entitled to vote at the meeting, and present in person or proxy, is required to approve the adjournment proposal.

If you don’t vote on the Merger Agreement or if you abstain, the effect will be a vote against the Merger Agreement. If you return valid proxy instructions and abstain from the adjournment proposal, the effect will be a vote against the adjournment proposal.

Shares Held By Directors and Officers

As of the record date, directors and officers of JCB beneficially owned 341,580.4 shares of JCB common stock. This equals approximately 23% of the outstanding shares of JCB common stock. As of the same date, neither Enterprise nor any its subsidiaries, directors or executive officers owned any shares of JCB common stock.  All of JCB’s directors and certain officers entered into voting agreements with Enterprise to vote the shares of JCB common stock owned by them in favor of the proposal to approve the Merger Agreement and the Merger. For more information about the JCB voting agreements, See “Proposal I - The Merger - Voting Agreements” on page 55.

Shares Held in JCB 401(k) Plan

If your JCB shares are held in the JCB 401(k) plan, only the trustees of the plan can vote your plan shares even if you attend the special meeting in person. The plan trustees will vote such shares in accordance with their obligations under the plan and applicable law.

Solicitation of Proxies and Costs

Enterprise will cover the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC.  JCB will pay all other costs for this proxy solicitation, including mailing this proxy statement/prospectus to JCB shareholders, and the special meeting. Additionally, directors, officers and employees of JCB and Eagle Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Voting Your Shares

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, JCB recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.  To vote by proxy, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope. In addition, you may attend the JCB special meeting and vote in person (if you are a shareholder of record), whether or not you have previously signed and mailed your proxy card, or voted by telephone or internet.

Voting instructions are included on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the two proposals. If you are the record holder of your shares of JCB common stock and submit your proxy without specifying a voting instruction, your shares of JCB common stock will be voted “FOR” the Merger Proposal, and “FOR” the adjournment proposal.

Revocability of Proxies and Changes to JCB Shareholder’s Vote

You may revoke your proxy by:

•	revoking your proxy by written notice (which you could personally deliver at the special meeting) to the Secretary of JCB at any time prior to the vote on the Merger;

•	sending a later-dated, signed proxy card before the JCB special meeting or voting on a later date by telephone or internet (only your last internet or telephone proxy will be voted); or

•	attending the JCB special meeting and voting in person (if you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote).

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Jefferson County Bancshares, Inc.
Lorna J. Fink, Secretary
903 Jeffco Executive Drive
Imperial, Missouri 63052

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. JCB does not know of any other matters to be presented at the meeting.

Attending the JCB special meeting

If you plan to attend the JCB special meeting and wish to vote in person, you will be given a ballot at the meeting. Whether or not you plan to attend the JCB special meeting, JCB requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the JCB special meeting but will assure that your vote is counted if you are unable to attend.

PROPOSAL I - THE MERGER
The following discussion describes certain material information about the Merger. We urge you to read carefully this entire document, including the Merger Agreement attached to this proxy statement/prospectus as Appendix A, for a more complete understanding of the Merger.
Terms of the Merger
Enterprise’s board of directors and JCB’s board of directors have each approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger. The Merger Agreement provides for combining our companies through the Merger of JCB with and into Enterprise, with Enterprise being the surviving company.  As a result of the Merger, the separate existence of JCB will terminate. As soon as practicable thereafter, Eagle Bank, JCB’s wholly owned bank subsidiary, will merge with and into Enterprise Bank, Enterprise’s wholly owned bank subsidiary, with Enterprise Bank being the surviving bank. Following the Bank Merger, Enterprise Bank will continue its corporate existence as a Missouri state-chartered trust company with banking powers. Upon receiving required regulatory and shareholder approvals, we expect to complete the Merger and the Bank Merger in the first quarter of 2017.
If the Merger Agreement is approved and the Merger is completed, each share of JCB common stock will be converted into the right to receive either $85.39 in cash or 2.75 shares of Enterprise common stock, based on their election.  JCB shareholders may elect to receive all cash, all stock, or cash for some of their shares and stock for the remainder of the shares they own, subject to the election, allocation and proration procedures set forth in the Merger Agreement.  The aggregate consideration will be limited to 3,300,000 shares of Enterprise common stock and approximately $26,619,150 in cash. The elections of JCB shareholders are subject to proration in the event that a selected form of consideration is over-elected.
Upon completion of the Merger, each outstanding JCB Stock Option (vested or unvested) will be cancelled and terminated in exchange for the right to receive cash, without any interest and subject to any required withholding tax, in an amount equal to the Cash Consideration per share minus the applicable exercise price per share of such outstanding JCB Stock Option. In the event that the exercise price of any JCB Stock Option outstanding immediately prior to the completion of the Merger is greater than or equal to the Merger Consideration value per share, no cash payment or other consideration for such JCB Stock Option will be due or payable in respect thereof and such JCB Stock Option will be cancelled as of the completion of the Merger.
For additional and more detailed information regarding the legal documents that govern the Merger, including information about the conditions to the Merger and the provisions for terminating or amending the Merger Agreement, see “The Merger Agreement - Waiver and Amendment of the Merger Agreement”.
Background of the Merger
    From time to time, the JCB board of directors has engaged in reviews and discussions of JCB’s long-term strategies and objectives, considering ways that it might enhance shareholder value and JCB’s performance and prospects in light of competitive and other relevant factors. Strategic options considered by the JCB board of directors from time to time have included expanding organically, acquiring smaller institutions, merging with like-sized institutions or selling to larger institutions.
In 2014, JCB conducted a solicitation process, with the assistance of Keefe, Bruyette & Woods, Inc. (“KBW”), a nationally recognized investment bank, in which 18 potential strategic partners were contacted. Ultimately, two parties submitted final indications of interest. JCB proceeded with one party at that time. However, discussions ultimately did not result in a transaction and were terminated.

In early 2016, with the approval of JCB’s board of directors, certain members of JCB’s senior management held discussions with three institutions identified as potentially interested in a strategic transaction with JCB. At the direction of the JCB board of directors, on March 21, 2016, JCB’s Chief Executive Officer and KBW met with

Enterprise’s Chief Executive Officer and Chief Financial Officer to discuss preliminary interest and Enterprise’s financial capacity to complete an acquisition of JCB. At the March 21 meeting, the parties discussed entering into a confidentiality agreement, which was executed by JCB and Enterprise on April 11, 2016. Following the execution of the Confidentiality Agreement, Enterprise was granted access to a limited amount of due diligence materials regarding JCB.

On June 20, 2016, Enterprise sent JCB a non-binding indication of interest, including a proposed exclusivity agreement. The initial indication of interest proposed a range of aggregate transaction value between $120 million and $130 million to be paid through a combination of cash and stock. The proposed consideration mix included a range of 15% to 25% cash consideration, with the remainder to be paid as Enterprise stock. On July 7, 2016, after discussions between members of senior management, namely the Chief Executive Officer of JCB and the Chief Executive Officer and Chief Financial Officer of Enterprise, revisions to the non-binding indication of interest were submitted to JCB. The revised indication of interest narrowed the range of aggregate transaction value to between $125 million and $130 million, of which 25% would be paid in cash. The Exclusivity Agreement between the parties was executed on July 21, 2016, after negotiation and revision of certain terms.

On August 1, 2016, representatives of Enterprise began on-site loan due diligence of JCB, which was concluded with a wrap-up meeting on August 5, 2016, when members of JCB’s management confirmed a willingness to proceed with due diligence procedures beyond the loan portfolio. On August 8, 2016, Enterprise relayed through its financial advisor its continued interest and willingness to move forward with due diligence procedures.

On August 18, 2016 and again on August 23, 2016 various members of JCB’s management team met with members of Enterprise’s management team to present JCB’s operations, financial condition and prospects. In addition, Enterprise continued due diligence review of information provided by JCB via an electronic dataroom.

On September 13, 2016, Enterprise delivered a draft of the Merger Agreement to the JCB Chief Executive Officer and to KBW. On September 14, 2016, the parties agreed to extend the exclusivity agreement executed July 21, 2016 to allow more time for JCB to provide and Enterprise to review and evaluate due diligence information. On September 26, 2016, JCB’s legal counsel, Lewis Rice LLC, distributed a revised draft of the Merger Agreement to Enterprise’s counsel, Reed Smith LLP. Throughout September and early October, Enterprise and Reed Smith continued the due diligence review of JCB, and the parties negotiated drafts of the Merger Agreement, more details of which are available in the description of the Terms of the Merger Agreement. In addition, during that period JCB and Lewis Rice performed reverse due diligence of Enterprise through information provided in a separate electronic dataroom and conducted detailed discussions with respect to the terms and conditions of a potential transaction with Enterprise. In addition, on September 27, 2016, as part of JCB’s due diligence of Enterprise, certain members of JCB management held management interviews with certain members of Enterprise management at Enterprise’s offices.

On October 10, 2016, the JCB board of directors met to consider the Merger Agreement and the Merger. Legal counsel provided a comprehensive review and explanation of the terms of the final Merger Agreement and the ancillary documents attached as annexes to the merger agreement, each of which had been provided to each member of the JCB board. Also at this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the JCB board an opinion to the effect that, as of the date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the Merger Consideration in the proposed merger was fair, from a financial point of view, to the holders of JCB common stock. After those presentations and extensive further discussion of the terms of the Merger, and after taking into consideration those factors described under “The Merger-JCB’s Reasons for the Merger; Recommendations of the Board of JCB,” the JCB board of directors then unanimously determined that the Merger Agreement, the Merger and the transactions contemplated thereunder were fair to and in the best interest of JCB and its shareholders and approved the Merger Agreement and authorized its execution. Enterprise’s board of directors met on the evening of October 10, 2016 and unanimously approved the Merger Agreement. The Merger Agreement was executed by the parties on the evening of October 10, 2016 and the transaction was thereafter announced.

Enterprise’s Reason for the Merger; Recommendation of the Board of Enterprise
In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Enterprise board of directors evaluated the Merger in consultation with Enterprise management, as well as Enterprise’s financial and legal advisors, and considered a number of factors, including the following material factors:

•	management’s view that the acquisition of JCB provides an attractive opportunity to strengthen Enterprise’s presence in Missouri, particularly in the St. Louis metropolitan service area;

•	JCB’s community banking orientation and its compatibility with Enterprise and its subsidiaries;

•
management’s assessment that JCB presents a strong commercial banking franchise that is consistent with Enterprise Bank’s relationship-based banking model while adding talent and depth to Enterprise Bank’s operations;

•	management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of JCB and Eagle Bank;

•	management’s due diligence review of JCB and Eagle Bank and the discussions thereof with its financial advisors and legal counsel;

•	the projected impact of the proposed transaction on financial metrics, including earnings per share and tangible book value, and the projected earn-back period;

•	the expectation of management that Enterprise will maintain its strong capital ratios upon completion of the proposed transactions;

•	the commitment of JCB’s and Eagle Bank’s key executives to Enterprise Bank in leadership positions following closing of the proposed transaction;

•	projected efficiencies to come from integrating certain of JCB’s operations into Enterprise’s existing operations;

•
the financial and other terms of the merger agreement, including the mix of cash and stock consideration, the expected tax treatment and the deal protection and termination fee provisions, which Enterprise reviewed with its outside financial and legal advisors;

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Eagle Bank’s compatibility with Enterprise Bank, which Enterprise management believes should facilitate integration and implementation of the Merger and the Bank Merger, and the complementary nature of the products and customers of Eagle Bank and Enterprise Bank, which Enterprise management believes should provide the opportunity to mitigate integration risks and increase potential returns;

•
the nature and amount of payments and other benefits to be received by JCB and Eagle Bank management in connection with the transactions pursuant to existing JCB benefit plans and compensation arrangements and the merger agreement;

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The fact that, concurrently with the execution of the Merger Agreement, all of the directors and certain officers and large shareholders of JCB who beneficially owned in the aggregate approximately 26% of JCB’s outstanding voting common stock, were entering into voting agreements with Enterprise agreeing to vote for approval of the merger proposal; and

•
the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The above discussion of the information and factors considered by Enterprise’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by Enterprise’s board. Enterprise’s board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the Mergers. In view of the wide variety of factors considered by Enterprise’s board of directors in connection with its evaluation of the Mergers, Enterprise’s board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Enterprise’s board of directors collectively made its determination with respect to the Mergers based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the Mergers are in the best interests of Enterprise stockholders and that the benefits expected to be achieved from the Mergers outweigh the potential risks and vulnerabilities.
It should be noted that this explanation of the Enterprise board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.
JCB’s Reasons for the Merger and Recommendation of the Board of JCB
In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve the Merger, the JCB board of directors evaluated the Merger in consultation with JCB management, as well as JCB’s financial and legal advisors, and considered a number of factors, including the following material factors:

•	JCB’s compatibility with Enterprise and its subsidiaries;

•	management’s due diligence review of Enterprise and Enterprise Bank;

•	the projected impact of the proposed transaction on financial metrics at Enterprise, including the projected earnings per share;

•	the expectation of management that Enterprise will maintain its strong capital ratios upon completion of the proposed transactions;

•	the commitment of JCB’s and Eagle Bank’s key executives to Enterprise Bank in leadership positions following closing of the proposed transaction;

•	the fact that shareholders of JCB who hold JCB common stock will have an opportunity to approve the Merger;

•	projected efficiencies to come from integrating certain of JCB’s operations into Enterprise’s existing operations;

•
the terms of the Merger Agreement, including the Common Stock Consideration within the Merger Consideration, the expected tax treatment and the deal protection and termination fee provisions, which JCB reviewed with its outside legal and financial advisors;

•
the opinion, dated October 10, 2016, of KBW to the JCB board of directors (which was initially delivered orally to the board of directors on October 10, 2016) as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of JCB common stock of the Merger Consideration in the proposed Merger, subject to procedures followed, assumptions made, matters considered and qualifications and limitations described in KBW’s opinion, as more fully described under “The Merger-Opinion of JCB’s Financial Advisor” below;

•
Eagle Bank’s compatibility with Enterprise Bank, which JCB management believes should facilitate integration and implementation of the Merger and the Bank Merger, and the complementary nature of the products and customers of Eagle Bank and Enterprise Bank, which JCB management believes should provide the opportunity to mitigate integration risks and increase potential returns;

•
the nature and amount of payments and other benefits to be received by JCB and Eagle Bank management in connection with the transactions pursuant to existing JCB benefit plans and compensation arrangements and the Merger Agreement;

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The fact that, concurrently with the execution of the Merger Agreement, all of the directors and certain officers and large shareholders of JCB who beneficially owned in the aggregate approximately 26% of JCB’s outstanding common stock, as of October 10, 2016, were entering into (i) voting agreements with Enterprise agreeing to vote for approval of the Merger Proposal and (ii) confidentiality, non-solicitation and, except with respect to certain shareholders, non-competition agreements with Enterprise;

•	The potential impact of foreign and domestic governmental changes in trade and finance policies on the global financial markets and the market for mergers and acquisitions; and

•
the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

JCB’s board of directors believes that the Merger and the Merger Agreement are advisable and in the best interests of JCB and its shareholders and recommends that JCB’s shareholders vote “FOR” the Merger and “FOR” the JCB’s adjournment proposal.
The above discussion of the information and factors considered by JCB’s board of directors is not intended to be exhaustive, but includes a description of all material factors considered by JCB’s board. JCB’s board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the Merger. In view of the wide variety of factors considered by JCB’s board of directors in connection with its evaluation of the Merger, JCB’s board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. JCB’s board of directors collectively made its determination with respect to the Merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the Mergers are in the best interests of JCB shareholders and that the benefits expected to be achieved from the Merger outweigh the potential risks and vulnerabilities.
It should be noted that this explanation of the JCB’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.
Opinion of JCB’s Financial Advisor
JCB engaged KBW to render financial advisory and investment banking services to JCB, including an opinion to the JCB board of directors as to the fairness, from a financial point of view, to the holders of JCB common stock of the Merger Consideration to be received by such shareholders in the proposed Merger of JCB with and into Enterprise. JCB selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the JCB board held on October 10, 2016, at which the JCB board evaluated the proposed Merger. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered to the JCB board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the Merger Consideration in the proposed Merger was fair, from a financial point of view, to the holders of JCB common stock. The JCB board approved the Merger Agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix E to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the JCB board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the Merger Consideration in the Merger to the holders of JCB common stock. It did not address the underlying business decision of JCB to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the JCB board in connection with the Merger, and it does not constitute a recommendation to any holder of JCB common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of JCB common stock, what election any such shareholder should make with respect to the Cash Consideration, the Common Stock Consideration or any combination thereof), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of JCB and Enterprise and bearing upon the Merger, including, among other things:

•	a draft of the Merger Agreement dated October 7, 2016 (the most recent draft then made available to KBW);

•	the audited financial statements for the three fiscal years ended December 31, 2015 of JCB;

•	the unaudited financial statements for the six months ended June 30, 2016 and for the eight months ended August 31, 2016 of JCB;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Enterprise;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of Enterprise;

•
certain regulatory filings of JCB, Eagle Bank, Enterprise and Enterprise Bank, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2015, the quarter ended March 31, 2016 and the semi-annual period and quarter ended June 30, 2016;

•	certain other interim reports and other communications of Enterprise to their shareholders; and

•
other financial information concerning the businesses and operations of JCB and Enterprise that was furnished to KBW by JCB and Enterprise or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of JCB and Enterprise;

•	the assets and liabilities of JCB and Enterprise;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial information for JCB and certain financial and stock market information for Enterprise with similar information for certain other companies, the securities of which were publicly traded;

•
financial and operating forecasts and projections of JCB that were prepared by, and provided to KBW and discussed with KBW by, JCB management and that were used and relied upon by KBW at the direction of such management and with the consent of the JCB board; and

•
financial and operating forecasts and projections of Enterprise and estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with KBW by, the management of Enterprise, and used and relied upon by KBW based on such discussions at the direction of JCB management and with the consent of the JCB board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of JCB and Enterprise regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by or on behalf of JCB, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with JCB.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of JCB as to the reasonableness and achievability of the financial and operating forecasts and projections of JCB (and the assumptions and bases therefor) that were prepared by, and provided to KBW and discussed with KBW by, such management and KBW assumed that such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of JCB, upon Enterprise management as to the reasonableness and achievability of the financial and operating forecasts and projections of Enterprise and estimates regarding certain pro forma financial effects of the Merger on Enterprise (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) referred to above, and KBW assumed that all such forecasts, projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of Enterprise management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the foregoing financial information of JCB and Enterprise that was provided to KBW was not prepared with the expectation of public disclosure, that all of such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of JCB and Enterprise and with the consent of the JCB board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either JCB or Enterprise since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with JCB’s consent, that the aggregate allowances for loan and lease losses for JCB and Enterprise are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of JCB or Enterprise, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of JCB or Enterprise under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•
that the Merger and any related transactions (including the Bank Merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW referred to above) with no adjustments to the Merger Consideration (or the cash and stock components thereof) and with no other payments in respect of the JCB common stock;

•	that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	that each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction (including the Bank Merger) would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of JCB, Enterprise or the pro forma entity, or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger.

KBW assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of JCB that JCB relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to JCB, Enterprise, the Merger and any related transaction (including the subsidiary Bank Merger), and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of JCB common stock, of the Merger Consideration to be received by such holders in the Merger. KBW expressed no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of the Merger Consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger or any related transaction to JCB, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of JCB to engage in the Merger or enter into the Merger Agreement;

•	the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by JCB or the JCB board;

•
the fairness of the amount or nature of any compensation to any of JCB’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of JCB common stock;

•
the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of JCB (other than the holders of JCB common stock solely with respect to the Merger Consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Enterprise or any other party to any transaction contemplated by the Merger Agreement;

•
whether Enterprise has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the per share cash consideration to the holders of JCB common stock at the closing of the Merger;

•
the election by holders of JCB common stock to receive the per share cash consideration or the per share stock consideration, or any combination thereof, or the actual allocation between the per share cash consideration and the per share stock consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Merger Agreement), or the relative fairness of the per share stock consideration and the per share cash consideration;

•	any adjustment (as provided in the Merger Agreement) to the Merger Consideration assumed for purposes of KBW’s opinion;

•	the actual value of Enterprise common stock to be issued in the Merger;

•	the prices, trading range or volume at which Enterprise common stock would trade following the public announcement of the Merger or following the consummation of the Merger;

•	any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to JCB, Enterprise, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the subsidiary Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, JCB and Enterprise. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the JCB board in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the JCB board with respect to the fairness of the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between JCB and Enterprise and the decision of JCB to enter into the Merger Agreement was solely that of the JCB board.

The following is a summary of the material financial analyses presented by KBW to the JCB board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the JCB board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed Merger of $130.8 million and an implied value of the Merger Consideration of $86.53 per share of JCB common stock, consisting of the sum of (i) the implied value of the per share stock consideration of 2.75 shares of Enterprise common stock, based on the closing price of Enterprise common stock on October 7, 2016, multiplied by

81.7% (which percentage was based on 3,300,000 total number of shares of Enterprise common stock issuable as Merger Consideration), and (ii) the per share cash consideration of $85.39, multiplied by 18.3% (which percentage was based on $26.6 million in total cash payable as Merger Consideration and option payments).

Selected Companies Analysis of JCB. Using publicly available information, KBW compared the financial performance and financial condition of JCB to 11 selected banks that were traded on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in Missouri, Arkansas, Kansas, Nebraska, Iowa, Illinois or Kentucky with total assets between $500 million and $1.5 billion. KBW also reviewed the market performance of the selected companies. Targets of publicly announced merger transactions and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

BankFinancial Corporation	Porter Bancorp, Inc.
Southern Missouri Bancorp, Inc.	Landmark Bancorp, Inc.
Ames National Corporation	HopFed Bancorp, Inc.
Hawthorn Bancshares, Inc.	Guaranty Federal Bancshares, Inc.
First Community Financial Partners, Inc.	IF Bancorp, Inc.
Centrue Financial Corporation

To perform this analysis, KBW used financial information as of or for the latest twelve month (“LTM”) period ended June 30, 2016 (normalized in the case of the LTM net income of Centrue Financial Corporation, which incurred a deferred tax asset reversal in the last fiscal quarter of 2015) and market price information as of October 7, 2016. KBW also used 2016 and 2017 earnings per share (“EPS”) estimates taken from consensus “street” estimates for the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for seven of the selected companies) and financial and operating forecasts and projections of JCB that were provided by JCB management. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in JCB’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of JCB and the selected companies:

		Peer Group
	JCB	25th Percentile	Mean	Median	75th Percentile
LTM Return on Average Assets	0.72%	0.49%	0.71%	0.65%	1.03%
LTM Return on Average Equity	7.04%	3.82%	6.99%	7.99%	9.80%
LTM Return on Average Tangible Common Equity	7.67%	3.97%	7.71%	7.99%	10.14%
LTM Net Interest Margin	3.41%	3.35%	3.42%	3.39%	3.46%
LTM Noninterest Income/Average Assets	0.62%	0.54%	0.73%	0.66%	0.76%
LTM Noninterest Expense/Average Assets	2.44%	2.47%	2.89%	2.90%	3.35%
LTM Efficiency Ratio	65.20%	62.80%	70.60%	69.20%	80.40%

KBW’s analysis also showed the following concerning the financial condition of JCB and the selected companies:

		Selected Companies
	JCB	25th Percentile	Mean	Median	75th Percentile
Tangible Common Equity/Tangible Assets	9.70%	8.26%	10.12%	10.30%	12.54%
Total Risk-Based Capital/Risk-Weighted Assets	14.63%	14.17%	15.63%	16.46%	17.33%
Loans/Deposits	88.40%	77.70%	88.10%	91.80%	99.70%
Loan Loss Reserve/Gross Loans	1.19%	1.16%	1.23%	1.20%	1.37%
Nonperforming Assets (1)/Total Assets	2.90%	0.75%	1.45%	0.98%	2.01%
LTM Net-Charge Offs/Average Loans	0.13%	0.06%	0.10%	0.09%	0.16%
(1)NPAs include nonaccrual loans, loans 90+ days past due and still accruing, restructured loans and OREO.

In addition, KBW’s analysis showed the following, to the extent publicly available, concerning the market performance of the selected companies (excluding the impact of the LTM core EPS multiples for three of the selected companies and the 2016 EPS multiples for two of the selected companies, which multiples were considered to be not meaningful because they were either negative or greater than 30.0x):

	Selected Companies
	25th Percentile	Mean	Median	75th Percentile
One-Year Stock Price Change	8.30%	12.40%	11.40%	15.00%
Year-to-Date Stock Price Change	—%	7.50%	2.50%	12.90%
Stock Price/Tangible Book Value Per Share	0.99x	1.20x	1.20x	1.41x
Stock Price/LTM Core EPS (1)	11.90x	16.20x	15.20x	17.90x
Stock Price/2016 EPS	14.50x	15.60x	15.60x	16.70x
Stock Price/2017 EPS	13.0x	19.90x	19.90x	26.80x
Dividend Yield	0.43%	1.35%	1.41%	1.77%
LTM Dividend Payout Ratio	6.90%	23.30%	18.70%	39.10%
(1)Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities.

KBW also compared the above tangible book value per share, LTM core EPS and 2016 estimated EPS multiples for the selected companies with the implied transaction multiples for the proposed Merger of 1.42x tangible book value, 19.2x LTM EPS and 20.5x estimated 2016 EPS based on the implied value of the Merger Consideration of $86.53 per share of JCB common stock and using historical financial information for JCB as of or for the twelve month period ended June 30, 2016 and financial and operating forecasts and projections of JCB that were provided by JCB management.

No company used as a comparison in the above selected companies analysis is identical to JCB. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Companies Analysis of Enterprise. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Enterprise to 14 selected banks that were traded on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in Missouri, Arkansas, Kansas, Nebraska,

Iowa, Illinois or Kentucky with total assets between $2 billion and $10 billion. Targets of publicly announced Merger transactions and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Home Bancshares, Inc.	Community Trust Bancorp, Inc.
Capitol Federal Financial, Inc.	Midland States Bancorp, Inc.
Heartland Financial USA, Inc.	MidWestOne Financial Group, Inc.
Simmons First National Corporation	Stock Yard Bancorp, Inc.
First Busey Corporation	QCR Holdings, Inc.
Republic Bancorp, Inc.	Old Second Bancorp, Inc.
Great Southern Bancorp, Inc.	First Mid-Illinois Bancshares, Inc.

To perform this analysis, KBW used financial information as of or for the latest twelve month period ended June 30, 2016 and market price information as of October 7, 2016. KBW also used 2016 and 2017 earnings per share estimates taken from consensus “street” estimates for the selected companies and financial and operating forecasts and projections of Enterprise that were provided by Enterprise management. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Enterprise’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Enterprise and the selected companies:

		Peer Group
	Enterprise	25th Percentile	Mean	Median	75th Percentile
LTM Return on Average Assets	1.22%	0.88%	1.04%	0.97%	1.17%
LTM Return on Average Equity	12.42%	8.75%	9.77%	9.58%	10.84%
LTM Return on Average Tangible Common Equity	13.93%	11.31%	12.24%	12.57%	13.60%
LTM Net Interest Margin	3.88%	3.36%	3.68%	3.67%	4.05%
LTM Noninterest Income/Average Assets	0.65%	0.87%	1.13%	1.21%	1.44%
LTM Noninterest Expense/Average Assets	2.28%	2.71%	2.77%	2.80%	3.04%
LTM Efficiency Ratio	52.50%	57.60%	59.40%	60.10%	62.70%

KBW’s analysis also showed the following concerning the financial condition of Enterprise and the selected companies:

		Peer Group
	Enterprise	25th Percentile	Mean	Median	75th Percentile
Tangible Common Equity/Tangible Assets	9.08%	8.22%	9.66%	9.28%	10.34%
Total Risk-Based Capital/Risk-Weighted Assets	12.16%	12.51%	15.36%	14.01%	15.68%
Loans/ Deposits	97.10%	84.00%	95.40%	92.20%	102.30%
Loan Loss Reserve/Gross Loans	1.49%	0.81%	0.97%	1.04%	1.14%
Nonperforming Assets(1)/Total Assets	0.47%	0.64%	1.05%	0.85%	1.29%
LTM Net-Charge Offs/Average Loans	(0.04)%	0.07%	0.17%	0.19%	0.23%
(1)NPAs include nonaccrual loans, loans 90+ days past due and still accruing, restructured loans and OREO.
In addition, KBW’s analysis showed the following concerning the market performance of Enterprise and the selected companies:

		Selected Companies
	Enterprise	25th Percentile	Mean	Median	75th Percentile
One-Year Stock Price Change	27.40%	3.60%	14.60%	10.70%	22.10%
Year-to-Date Stock Price Change	11.30%	1.80%	9.70%	5.70%	17.90%
Stock Price/Tangible Book Value Per Share	1.86x	1.46x	1.76x	1.53x	1.79x
Stock Price/LTM Core EPS (1)	14.0x	13.3x	15.4x	14.5x	17.0x
Stock Price/2016 EPS	13.7x	13.4x	15.3x	14.8x	15.7x
Stock Price/2017 EPS	13.4x	12.4x	14.1x	13.0x	14.1x
Dividend Yield	1.39%	1.78%	2.05%	2.12%	2.62%
LTM Dividend Payout Ratio	17.70%	18.10%	36.40%	30.20%	42.80%
(1)Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities.

No company used as a comparison in the above selected companies analysis is identical to Enterprise. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 13 selected U.S. bank and thrift transactions announced since January 1, 2012 with acquired companies that were headquartered in Missouri, Arkansas, Kansas, Nebraska, Iowa, Illinois or Kentucky and that had total assets between $500 million and $1.5 billion. The selected transactions were as follows:

Acquiror:	Acquired Company:
QCR Holdings, Inc.	Community State Bank
First Mid-Illinois Bancshares, Inc.	First Clover Leaf Financial Corp.
BOK Financial Corporation	MBT Bancshares, Inc.
First Midwest Bancorp, Inc.	NI Bancshares Corporation
Stupp Bros., Inc.	Southern Bancshares Corp.
First Midwest Bancorp, Inc.	Great Lakes Financial Resources, Inc.
Simmons First National Corporation	Liberty Bancshares, Inc.
Community Bank Shares of Indiana, Inc.	First Financial Service Corporation
Bank of the Ozarks, Inc.	Summit Bancorp, Inc.
Midland States Bancorp, Inc.	Love Savings Holding Company
Bear State Financial, Inc.	First National Security Company
Heartland Financial USA, Inc.	Morrill Bancshares, Inc.
Equity Bancshares, Inc.	First Community Bancshares, Inc.

For each selected transaction, KBW derived the following implied transaction statistics (based on publicly reported values or, in the case of the selected transactions involving stock consideration, SNL Financial-calculated deal values) in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•
Price per common share to book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total common equity);

•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

•	Tangible common equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The above transaction multiples for the selected transactions were compared with the corresponding transaction statistics for the proposed Merger based on the implied transaction value for the proposed Merger of $130.8 million and using historical financial information for JCB as of or for the twelve month period ended June 30, 2016.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for two of the selected transactions, which multiples were considered to be not meaningful because they were either negative or greater than 50.0x):

Selected Transactions
Transaction Price to:	Enterprise/JCB	25th Percentile	Mean	Median	75th Percentile
LTM EPS	19.2x	18.5x	25.1x	20.0x	32.3x
Book Value Per Share	1.31x	1.14x	1.36x	1.25x	1.56x
Tangible Book Value Per Share	1.42x	1.25x	1.43x	1.32x	1.57x
Core Deposit Premium	5.30%	4.40%	6.40%	5.30%	8.20%

No company or transaction used as a comparison in the above analysis is identical to JCB or the proposed Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Enterprise and JCB to various pro forma balance sheet and income statement items. This analysis excluded purchase accounting adjustments. To perform this analysis, KBW used (i) historical financial information for Enterprise and JCB as of or for the twelve month period ended June 30, 2016 and (ii) financial and operating forecasts and projections of Enterprise and JCB provided by the respective managements of Enterprise and JCB. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Enterprise and JCB shareholders in the combined company based on the proposed Merger and also assuming 100% stock consideration at a 2.75x hypothetical exchange ratio in the proposed Merger for illustrative purposes:

	Enterprise as a % of total	JCB as a % of total
Ownership
Based on Proposed Merger	85.80%	14.20%
Based on Illustrative All-Stock Transaction at a 2.75x Hypothetical Exchange Ratio	83.20%	16.80%
Balance Sheet:
Assets	80.10%	19.90%
Gross Loans Held for Investment	81.30%	18.70%
Deposits	79.90%	20.10%
Tangible Common Equity	79.10%	20.90%
Income Statement:
LTM Net Income	86.80%	13.20%
2016 GAAP Net Income	88.20%	11.80%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Enterprise and JCB. Using closing balance sheet estimates as of March 31, 2017 for Enterprise and JCB (based on guidance provided by the respective managements of Enterprise and JCB), financial and operating forecasts and projections of Enterprise and JCB provided by the respective managements of Enterprise and JCB and pro forma assumptions (including purchase accounting adjustments, cost savings and related expenses) provided by Enterprise management, KBW analyzed the potential financial impact of the Merger on certain projected financial results of Enterprise. This analysis indicated the Merger could be accretive to Enterprise’s 2017 and 2018 estimated EPS and dilutive to Enterprise’s estimated tangible book value per share as of March 31, 2017. Furthermore, the analysis indicated that, pro forma for the proposed Merger, each of Enterprise’s tangible common equity to tangible assets ratio, common equity tier 1 ratio, leverage ratio, and total risk-based capital ratio as of March 31, 2017 could be lower. For all of the above, the actual results achieved by Enterprise following the Merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of JCB. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of JCB provided by JCB management, and assumed discount rates ranging from 10.0% to 14.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that JCB could generate over the period from 2017 to 2021 and (ii) the present value of JCB’s implied terminal value at the end of such period. KBW assumed that JCB would maintain a tangible common equity ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of JCB, KBW applied a range of 12.0x to 16.0x estimated 2022 net income. This discounted cash flow analysis resulted in a range of implied values per share of JCB common stock of approximately $63.31 to $89.11.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of JCB.

Miscellaneous. KBW acted as financial advisor to JCB and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, JCB and Enterprise and, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Enterprise for its and their own accounts and for the accounts of its and their respective customers and clients. A commercial bank affiliate of KBW is also a lender to Enterprise under an existing revolving credit facility.

Pursuant to the KBW engagement agreement, JCB agreed to pay KBW a cash fee currently estimated to be approximately $1.9 million in the aggregate, $150,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the Merger. JCB also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to JCB. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Enterprise. KBW may in the future provide investment banking and financial advisory services to JCB or Enterprise and receive compensation for such services.

Dissenters’ Rights of Appraisal of Holders of JCB Common Stock
Introductory Information

General. Dissenters’ rights with respect to JCB common stock are governed by Section 351.455 of the R.S.Mo. JCB shareholders have the right to dissent from the Merger and to obtain payment of the fair value of their shares in the event the Merger is consummated. Strict compliance with the dissent procedures set forth in the statute is mandatory. Subject to the terms of the Merger Agreement, the Merger Agreement could terminate in certain circumstances even if it is approved by JCB’s shareholders, thus cancelling such dissenters’ rights. The closing of the Merger is conditioned upon the number of shares held by dissenting JCB shareholders not exceeding 10% of the number of shares of JCB common stock issued and outstanding immediately prior to the closing date of the Merger.

JCB urges any JCB shareholder who contemplates exercising his, her or its right to dissent to read carefully the provisions of Section 351.455 R.S.Mo., which is attached to this proxy statement/prospectus as Appendix F. A more detailed discussion of the provisions of the statute is included below. This discussion describes the steps that each JCB shareholder must take to exercise his, her or its right to dissent. Each JCB shareholder who wishes to dissent should read both the summary and the full text of the law. JCB cannot give any JCB shareholder legal advice. To completely understand this law, each JCB shareholder may want, and JCB encourages any JCB shareholder seeking to dissent, to consult with his, her or its legal counsel. Any JCB shareholder who wishes to dissent should not send in a signed proxy unless he, she or it marks his, her or its proxy to vote against the JCB Merger, or marks his, her or its proxy to abstain with respect to the JCB Merger, or such shareholder will lose the right to dissent.

Address for Notices. If you desire to submit the written objection required by Section 351.455 R.S.Mo. prior to the JCB special meeting, send or deliver such objection to JCB, 903 Jeffco Executive Drive, Imperial, Missouri 63052, Attention: Lorna J. Fink, Secretary.

Act Carefully. JCB urges any shareholder who wishes to dissent to act carefully. JCB cannot and does not accept the risk of late or undelivered written objections. A dissenting JCB shareholder may call JCB at (314) 845-0278 and ask for JCB’s secretary, Lorna J. Fink, to receive confirmation that his, her or its written objection has been received prior to the JCB special meeting. If a dissenting JCB shareholder’s written objection is not timely received by JCB prior to or at the JCB special meeting, then he, she or it will not be entitled to exercise his, her or its dissenters’ rights. JCB’s shareholders bear the risk of non-delivery and of untimely delivery.

If any JCB shareholder intends to dissent, or thinks that dissenting might be in his, her or its best interests, such JCB shareholder should read Appendix F carefully.

Summary of Section 351.455 R.S. Mo. - Dissenters’ Rights. The following is a summary of Section 351.455 R.S.Mo. and the procedures that a shareholder must follow to dissent from the proposed Merger Agreement and to perfect his, her or its dissenters’ rights and receive fair value in exchange for his, her or its shares of JCB stock (as determined by the statute) rather than the Merger Consideration if the Merger Agreement is approved and the Merger is completed. This summary is qualified in its entirety by reference to Section 351.455 R.S.Mo., which is reprinted in full as part of this Appendix F to this proxy statement/prospectus. Appendix F should be reviewed carefully by any shareholder who wishes to perfect his, her or its dissenters’ rights. Failure to strictly comply with the procedures set forth in Section 351.455 R.S.Mo. will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the proposed Merger is completed, any JCB shareholder who has properly perfected his, her or its statutory dissenters’ rights in accordance with Section 351.455 R.S.Mo. has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of JCB common stock, as determined by the statute.

To exercise dissenters’ rights under Section 351.455 R.S.Mo. and be entitled to appraisal and payment of the fair value of his, her or its shares, a JCB shareholder must:

•	own JCB common stock as of the close of business on December 20, 2016, the record date for the JCB special meeting at which the approval of the JCB Merger is submitted to a vote;

•
file with JCB, prior to or at the JCB special meeting, a written objection to the JCB Merger. Such written objection must be made in addition to and separate from any proxy or other vote against the approval of the JCB Merger Agreement. Neither a vote against, a failure to vote for, nor an abstention from voting will satisfy the requirement that a written objection be delivered to JCB before the vote is taken;

•	not vote in favor of the JCB Merger at the JCB special meeting; and

•
within 20 days after the Merger is effected, make a written demand on Enterprise, as the surviving corporation, for payment of the fair value of such shareholder’s shares of JCB common stock as of the day prior to the JCB special meeting. Any shareholder who fails to make a written demand for payment within the 20-day period after the effective time will be conclusively presumed to have consented to the Merger Agreement and will be bound by the terms thereof. Neither a vote against the adoption of the JCB Merger Agreement nor the written objection referred to above will satisfy the written demand requirement referred to in this paragraph.

A JCB shareholder of record who fails to satisfy these requirements is not entitled to payment for his her or its shares of JCB common stock under Section 351.455 R.S.Mo. In addition, any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving and adopting the JCB Merger and will not be entitled to assert dissenters’ rights.

If, within 30 days after the effective date of the JCB Merger, the value of the dissenting shareholder’s shares of JCB common stock is agreed upon between the dissenting JCB shareholder and the surviving corporation, then payment for such shares must be made by the surviving corporation within 90 days after the effective date of the Merger, upon the surrender of the dissenting JCB shareholder’s stock certificates representing such shareholder’s shares. Upon payment of the agreed value, the dissenting JCB shareholder ceases to have any interest in the shares or in the surviving corporation.

If, within 30 days after the effective date of the JCB Merger, there is no such agreement as to the fair value of the dissenting shareholder’s shares of JCB common stock between the dissenting JCB shareholder and the surviving corporation, then the dissenting JCB shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving corporation is situated, asking for a finding and determination of the fair value of such shareholder’s shares. The dissenting JCB shareholder will be entitled to judgment against the surviving corporation for an amount equal to the fair value of such shareholder’s shares measured as of the day prior to the special meeting, together with interest thereon to the date of the judgment. Investment banker opinions as to fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions as to, and do not address, fair value under The General and Business Corporation Law of Missouri.

The judgment will only be payable upon and simultaneously with the surrender to the surviving corporation of the stock certificates representing the shares of JCB common stock owned by the dissenting JCB shareholder. Upon payment of the judgment, such shareholder will cease to have any interest in the shares or in the surviving corporation. Further, unless the dissenting shareholder files the petition with the court within the 60-day time limit described above, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved or ratified the JCB Merger and shall be bound by the terms thereof. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as provided above ceases if and when either JCB or Enterprise abandons the Merger.

The foregoing does not purport to be a complete statement of the provisions 351.455 R.S.Mo. relating to statutory dissenters’ rights and is qualified in its entirety to the dissenters’ rights provisions, which are reproduced in full in Appendix F to this proxy statement/prospectus and which are incorporated herein by reference.

If any JCB shareholder intends to dissent, or if such shareholder believes that dissenting might be in his, her or its best interests, such shareholder should read Appendix F carefully.

Regulatory Approvals Required for the Mergers
We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the Mergers. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the "Requisite Regulatory Approvals". These include approval from the Federal Deposit Insurance Corporation, and notice to the Missouri Division of Finance and the Federal Reserve Bank of St. Louis. As of the date of this proxy statement/prospectus, the appropriate filings have been made with the FDIC and Federal Reserve Bank of St. Louis and we expect that the Bank Merger will be submitted for review to the Missouri Division of Finance on or about January 15, 2017. The Merger and the related transactions cannot proceed in the absence of the Requisite Regulatory Approvals. We cannot assure you as to whether or when the Requisite Regulatory Approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S.

Department of Justice or a state attorney general will not attempt to challenge the Mergers on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.
We are not aware of any other material governmental approvals or actions that are required prior to the parties' completion of the Mergers other than those described above. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.
Interests of Management and Others in the Merger
Share Ownership.  On the JCB record date for the JCB special meeting, JCB’s directors and officers beneficially owned, in the aggregate, 341,580.4 shares of JCB common stock (not including shares that may be acquired upon the exercise of JCB Stock Options), representing approximately 23% of the outstanding shares of JCB common stock.

As described below, certain of JCB’s officers and directors have interests in the Merger that are in addition to, or different from, the interests of JCB’s shareholders generally.  JCB’s board of directors was aware of these potential conflicts of interest and took them into account in approving the Merger.

Stock Options.  Under the terms of the Merger Agreement, outstanding options to purchase JCB common stock, whether or not exercisable, which have not been exercised or canceled prior to such time will, at the effective time, be canceled.  On the effective date of the Merger, JCB will pay to each JCB option holder, in exchange for the cancellation of each JCB option, a lump-sum cash amount equal to the product of (i) the positive difference, if any, between the per share cash consideration of $85.39 and the exercise price of such JCB option; and (ii) the number of shares of JCB common stock subject to such JCB option.  No consideration will be paid with respect to shares of JCB common stock subject to a JCB option which have an exercise price equal to or greater than the per share cash consideration of $85.39.  Each JCB option holder will be required to execute a cancellation agreement prior to receiving payment from JCB in connection with the cancellation of their JCB options.

As of the JCB record date, several of JCB’s directors and officers held options with respect to JCB common stock. The below chart lists the number of JCB Stock Options held by JCB’s directors and those officers of JCB who own more than 0.5% of the total issued and outstanding stock of JCB (including, for these purposes, such options, whether vested or unvested).

Officer/Director of JCB	JCB Stock Options (#)	Aggregate Option Cancellation Payment ($)[1]
Michael W. Walsh	2,000	$61,260
James Hall	9,000	275,670
Ken Bartz	15,500	474,765
Steve Frank	1,850	56,666
Larry LeGrand	1,750	53,603
John Hessel	1,880	57,584
John Anderson	1,050	32,162
Mark Murray	8,500	260,355
John Kang	300	9,189
All such officers and directors as a group (9 persons)	41,830	$1,281,254

(1) Based on an average blended exercise price of $54.76 for all outstanding options.

Severance and Other Payments to Certain Persons.  Eagle Bank has previously entered into Change of Control Agreements (the “Change of Control Agreements”) with each of Debbie A. Elkins, Matthew T. Hardecke, Susan J.

Hills and Donald Reeves (the “Executives”) and a separate Change of Control Agreement with Michael W. Walsh, each of which provides for payments of severance benefits that may be triggered on termination of employment in connection with the Merger.

If Eagle Bank terminates an Executive’s employment for any reason other than (i) the Executive’s death, disability or retirement if Executive has not timely provided notice of such event; (ii) without “cause”; or (iii) if the Executive terminates employment for “good reason” (each as defined in the Change of Control Agreements) in connection with, or within twenty-four months following, a “change of control” (as defined in the Severance Agreements) of Eagle Bank, the Executive will be entitled to monthly payments in an amount equal to the greater of the Executive’s effective monthly base salary at the date of termination or immediately prior to the change of control and a monthly amount equal to an average of the Executive’s target incentive compensation (as described in the Change of Control Agreements) for a period of 12 months following the date of termination (the “Continuation Period”) unless the Executive violates certain restrictions set forth in the Change of Control Agreements.  Additionally, (X) Eagle Bank will provide Executive with health and welfare benefits upon the same terms and conditions as if the Executive had remained employed through the duration of the Continuation Period, and (Y) in the event of a dispute with respect to the termination of the Executive or the interpretation or enforcement of the Change of Control Agreements, Eagle Bank will pay all reasonable legal fees and expenses of the Executives in enforcing his or her rights under the Change of Control Agreements.

The Change of Control Agreement with Mr. Walsh is substantively similar to the Change of Control Agreement with each of the Executives, except that the Continuation Period is 35 months following the date of termination or the date Mr. Walsh violates certain restrictions set forth therein, and the rate of monthly payment during such period is equal to the greater of Mr. Walsh’s effective monthly base salary at the date of termination or immediately prior to the change of control, multiplied by 2.99 plus a monthly amount equal to an average of Mr. Walsh’s target incentive compensation.

JCB and Enterprise contemplate that revisions will be made to each of the Change in Control Agreements to reflect intended compliance of such agreements with Section 409A of the Internal Revenue Code.

Eagle Bank Nonqualified Deferred Compensation Plan.  Eagle Bank has previously adopted the Eagle Bank Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).  The Deferred Compensation Plan provides the opportunity to certain directors and employees of JCB and Eagle Bank that participate in the Deferred Compensation Plan to receive certain bonus compensation, subject to the terms and conditions of the Deferred Compensation Plan.  Pursuant to the terms of the Deferred Compensation Plan, all participants in the Deferred Compensation Plan become 100% vested in the amounts credited to their accounts under the Deferred Compensation Plan upon a “Change-in-Control” as defined therein. It is anticipated that, in advance of the closing date of the Merger, the Deferred Compensation Plan will be paid out in full to its participants. The anticipated balance in the Deferred Compensation Plan as of December 31, 2016 is $1,124,366.

Continued Employment.  It is not yet known which employees of JCB and Eagle Bank, including management, will continue as employees of Enterprise and Enterprise Bank following the effective time of the Merger, except that Michael W. Walsh will enter into an Executive Employment Agreement with Enterprise Bank following the Merger, as described below.

Executive Employment Agreement with Michael W. Walsh.  Michael W. Walsh and Enterprise Bank have entered into an Executive Employment Agreement, the form of which has been agreed to and is attached as Exhibit B to the Merger Agreement (the “Executive Employment Agreement”). The Executive Employment Agreement will become effective as of the effective time of the Merger and will replace and supersede Mr. Walsh’s Change of Control Agreement in its entirety.

The Executive Employment Agreement provides that Mr. Walsh shall be employed as Executive Vice President and Chairman of the St. Louis Region of Enterprise Bank. The initial term of the Executive Employment Agreement is three years, with automatic one-year extensions unless either party gives the other party notice of its intent not to extend at least 90 days prior to the end of the then-current term. During the term of the Executive Employment

Agreement, Mr. Walsh agrees to devote his professional time and attention exclusively to the business and affairs of Enterprise Bank.

Under the Executive Employment Agreement, Mr. Walsh agrees to hold in strict confidence all non-public information concerning matters affecting or relating to the business of Enterprise Bank and its affiliates. For a period of 12 months following any termination of Mr. Walsh’s employment with Enterprise Bank, Mr. Walsh will not, directly or indirectly, compete with Enterprise Bank within the Metropolitan Statistical Areas of St. Louis, Kansas City, or any other city in which Enterprise Bank or its affiliates has an office at the time or termination. During such same 12-month period after termination, Mr. Walsh will also be restricted from soliciting employees or former employees of Enterprise Bank.

In consideration of the obligations and commitments of Mr. Walsh under the Executive Employment Agreement, Enterprise Bank shall pay to Mr. Walsh the following amounts and provide him the following benefits during the term of the Executive Employment Agreement:

(a) annual base salary of $275,000;

(b) an annual bonus of $100,000 per year (to be pro-rated in the event Mr. Walsh’s employment terminates before the end of any calendar year);

(c) a retention bonus in the total amount of $400,000 payable as follows: (i) $75,000 payable on the next regularly scheduled payroll date following the first anniversary date of the effective date of the Executive Employment Agreement; (ii) $125,000 on the next regularly scheduled payroll date following the second anniversary date of the effective date of the Executive Employment Agreement; and (iii) $200,000 on the next regularly scheduled payroll date following the third anniversary date of the effective date of the Executive Employment Agreement; provided, that if Mr. Walsh terminates his employment for any reason or Enterprise Bank terminates his employment for “cause” (as defined in the Executive Employment Agreement), then Mr. Walsh shall not be entitled to any retention bonus that has not yet been earned; and

(d) employee benefits, including health plans, vacation in accordance with the policy of Enterprise Bank, and reimbursement for expenses and certain perquisites, including but not limited to athletic club membership, cell phone allowance and the right to purchase the company automobile used by Mr. Walsh prior to the effective date of the Executive Employment Agreement.

In addition, Mr. Walsh shall be entitled to payments in the event of a Change in Control of Enterprise Bank equal to (a) 24 months of his then-current salary, in a lump sum; (b) the average of all annual bonuses previously paid to Mr. Walsh during the term of the agreement, in a lump sum; (c) any remaining retention bonus payments not previously paid to Mr. Walsh, and (d) any other unpaid obligations of Enterprise Bank arising during the term of the Executive Employment Agreement.

All payments due and payable to Mr. Walsh in the event of a Change in Control under the Executive Employment Agreement are to be adjusted if such payment would constitute a “parachute payment” under Section 280G of the Internal Revenue Code.

Voting Agreements. The directors and certain non-director officers of JCB have executed and delivered to Enterprise Voting Agreements pursuant to which such directors and non-director officers agreed to vote their shares of JCB common stock, subject to certain exceptions described in the Enterprise Voting Agreement, in favor of the Merger and Merger Agreement and against any competing acquisition proposal and appointed Enterprise as their proxies and attorneys-in-fact for purposes of voting in such fashion. As of the date of the Merger Agreement (and not taking into account the subsequent exercise of vested JCB Stock Options by any such director or non-director officer), these Voting Agreements result in 382,028.4 shares of JCB common stock being voted in favor of the Merger and Merger Agreement out of 1,472,853 issued and outstanding as of such date (approximately 25.94%). In order for the

Merger and Merger Agreement to be approved, approximately 600,365 additional shares of JCB common stock must be voted in favor thereof (without giving effect to the exercise of JCB Stock Options since October 10, 2016).

Merger-Related Compensation for Certain of JCB’s Directors and Officers.  As noted above, certain officers and directors of JCB could be entitled to compensation in the event of the occurrence of certain events following the closing of the Merger, in addition to the Merger Consideration (the “Merger-Related Compensation”). In considering its recommendation for the JCB shareholders to approve the Merger, the JCB Board of Directors was aware of these interests and considered them along with other matters.

The table below sets forth the aggregate dollar value of the various elements of Merger-Related Executive Compensation that certain directors and officers of JCB would receive that is based on or otherwise relates to the Merger, assuming the following:

•	the anticipated closing date of the Merger is the first quarter of 2017;

•	each of Michael Walsh and the Executives remain continuously employed with JCB or Eagle Bank and Trust Company of Missouri through the closing date;

•
Michael Walsh and Enterprise Bank & Trust each executes and deliver Mr. Walsh’s Executive Employment Agreement, which supersedes Mr. Walsh’s Change of Control Agreement; the Change of Control Agreements with the Executives remain in place;

•	the employment of each of the Executives and Michael Walsh is involuntarily terminated without just cause immediately following the effective time of the Merger; and

•	there are no regulatory restrictions to paying the Merger-Related Executive Compensation provided below.

As a result of the foregoing assumptions, the actual amounts received by an officer or director may materially differ from the amounts set forth below.

Merger-Related Compensation
Officer	Amount
Michael W. Walsh	$675,274[1]
Debbie A. Elkins	132,167[2]
Matthew T. Hardecke	168,000[3]
Susan J. Hills	84,553[4]
Donald Reeves	125,000[5]

(1)           Includes payment for one year of annual salary, pro rata portion of annual bonus and full retention bonus but does not include any sums owed for accrued vacation days or reimbursements owed.

(2)           Includes payment for one year of annual salary plus estimated $4,667 annual bonus but does not include any amounts with respect to continuing benefits to which Ms. Elkins would be entitled.

(3)           Includes payment for one year of annual salary plus estimated $42,000 annual bonus but does not include any amounts with respect to continuing benefits to which Mr. Hardecke would be entitled.

(4)           Includes payment for one year of annual salary plus estimated $2,833 annual bonus but does not include any amounts with respect to continuing benefits to which Ms. Hills would be entitled.

(5)           Includes payment for one year of annual salary plus but does not include any amounts with respect to continuing benefits to which Mr. Reeves would be entitled.

Board Seat at Enterprise and Enterprise Bank.  In addition, the terms of the Merger Agreement provide that Enterprise shall take commercially reasonable efforts to ensure that one member of the board of directors of JCB, who is independent and selected by mutual agreement of Enterprise and JCB, shall be elected or appointed to the Enterprise board of directors. In addition, one member of the board of directors of JCB or a member of the Eagle Bank board of directors shall be elected or appointed to the Enterprise Bank board of directors.

THE MERGER AGREEMENT
The following discussion describes the material provisions of the Merger Agreement. We urge you to read the Merger Agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the Merger Agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
Structure of the Merger
Subject to the terms and conditions of the Merger Agreement, JCB will merge with and into Enterprise, with Enterprise being the surviving company. As a result of the Merger, the separate existence of JCB will terminate. As a result of the Merger, JCB shareholders will be entitled to the Merger Consideration and such JCB shareholders will no longer be owners of JCB common stock. As a result of the Merger, certificates for JCB common stock will only represent the right to receive the Merger Consideration pursuant to the Merger Agreement, and otherwise will be null and void after completion of the Merger.
Immediately following the Merger, JCB’s wholly owned bank subsidiary, Eagle Bank, will merge with and into Enterprise’s wholly owned bank subsidiary, Enterprise Bank, with Enterprise Bank being the surviving bank. Following the Bank Merger, Enterprise Bank will continue its corporate existence as a state-chartered trust company with banking powers, organized under the laws of the State of Missouri. We expect to complete the Merger and the Bank Merger in the first quarter of 2017, although delays may occur.
Merger Consideration
If the Merger Agreement is approved and the Merger is completed, each share of JCB common stock will be converted into the right to receive to receive, at the election of the shareholder but subject to the proration and allocation procedures set forth in the Merger Agreement: (1) $85.39 in cash, or (2) 2.75 shares of common stock of Enterprise. JCB shareholders may elect to receive all cash, all stock, or cash for some of their shares and stock for the remainder of the shares they own, subject to the election, allocation and proration procedures set forth in the Merger Agreement. The aggregate consideration will be limited to 3,300,000 shares of Enterprise common stock and approximately $26,619,150 in cash. The elections of JCB shareholders are subject to proration in the event that a selected form of consideration is over-elected.
If Enterprise’s volume weighted average stock price, as calculated during the five trading days commencing on the determination date (i.e., the fifth trading day prior to the closing of the Merger; such fifth trading day is determined by counting the trading day immediately preceding the closing date of the Merger as the first trading day), is (i) more than 17.5% lower than $31.6363, which was the weighted average stock price of Enterprise’s common stock for the five trading days prior to the date of the Merger Agreement, and (ii) such decrease in Enterprise’s stock price is 15% more than the corresponding decrease in the NASDAQ Global Select Market Bank Index on the corresponding dates, JCB shall have a right to terminate the Merger Agreement.
No fractional shares of Enterprise common stock will be issued in connection with the Merger. Instead, Enterprise will make to each JCB shareholder who would otherwise receive a fractional share of Enterprise common stock a cash payment, without interest and rounded up to the nearest whole cent, for the value of any fraction of a share of Enterprise common stock the shareholder would otherwise be entitled to receive, based on Enterprise’s weighted average stock price for the effective date of the Merger and the four trading days prior to the Merger (the 5-day VWAP).

All shares of Enterprise common stock received by JCB shareholders in the Merger will be freely tradable, except that shares of Enterprise common stock received by persons who become affiliates of Enterprise for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
A JCB shareholder also has the right to obtain the fair value of his or her shares of JCB common stock in lieu of receiving the Merger Consideration by strictly following the appraisal procedures under the R.S.Mo. Shares of JCB common stock outstanding immediately prior to the effective time of the Merger and which are held by a shareholder who does not vote to approve the JCB Merger proposal and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the JCBA are referred to as “dissenting shares.” See “Proposal I - The Merger -Dissenters’ Rights of Appraisal of Holders of JCB Common Stock.”
If Enterprise changes the number of shares of Enterprise common stock outstanding prior to the effective time of the Merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization and the record date for such corporate action is prior to the effective time of the Merger, then the Merger consideration shall be appropriately and proportionately adjusted.
Based upon $40.51 per share, the 5-day VWAP of Enterprise common stock on the NASDAQ Stock Market on December 19, 2016, the last practicable trading date prior to the printing of this proxy statement/prospectus, the per share value of the Common Stock Consideration was equal to approximately $111.40.
The value of the shares of Enterprise common stock to be issued to JCB shareholders in the Merger will fluctuate between now and the closing date of the Merger. We make no assurances as to whether or when the Merger will be completed, and you are advised to obtain current sale prices for Enterprise common stock. See “Risk Factors- Because the market price of Enterprise common stock will fluctuate, JCB shareholders cannot be certain of the market value of the Enterprise common stock that they will receive upon completion of the Merger.”
Conversion of Shares; Exchange of Certificates; Fractional Shares
Conversion. The conversion of JCB common stock into the right to receive the Merger Consideration in the form of cash or shares of Enterprise common stock will occur automatically at the effective time of the Merger.
Election and Exchange Procedures. An election form and other customary transmittal materials, with instructions for their completion, are being mailed separately to all holders of record of JCB common stock as of the record date for the special meeting. The election form permits each holder (or in the case of nominee record holders, the beneficial owner) to elect to receive the Cash Consideration, the Common Stock Consideration, or a mixture of Cash Consideration for some of their shares and the Common Stock Consideration for the remainder. JCB shareholders must carefully review the instructions for completing the election form and submit the form, together with the stock certificates representing the shares, before 5:00 p.m. Saint Louis, Missouri time, on or before January 30, 2017 (or such later date as required in the Merger Agreement) to the exchange agent identified in the materials. If a holder of JCB common stock either does not submit a properly completed election form along with the stock certificates before the election deadline or revokes an election form prior to the election deadline and does not resubmit a properly completed election form, the shares of JCB common stock held by that shareholder will be designated “no-election shares.” Nominee record holders who hold JCB common stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them should be exchanged for cash consideration, how many should be exchanged for common stock consideration, and how many shall be designated no election shares. Any election form may be revoked or changed by written notice to the exchange agent at or prior to the election deadline.
In the event that the Merger Agreement is terminated, the exchange agent will return to you promptly any JCB common stock certificates submitted along with election materials.
Prior to the completion of the Merger, Enterprise will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to JCB, which we refer to as the “exchange agent,” (i) evidence of shares in book-entry form or, if requested by any holder of certificates formerly representing shares of JCB common stock, certificates, representing the shares of Enterprise common stock to be issued under the Merger Agreement and (ii) the Cash Consideration and any additional cash payable instead of any fractional shares of Enterprise common stock to be issued under the Merger Agreement. No interest will accrue or be paid with respect to any Merger Consideration to be delivered upon surrender of JCB common stock.
If any Enterprise common stock is to be issued, or cash payment made, in a name other than that in which the JCB common stock surrendered in exchange for the Merger Consideration is registered, the JCB common stock surrendered must be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and the person requesting the exchange must pay any transfer or other similar taxes required by reason of the issuance of the new Enterprise common stock or the payment of the Cash Consideration in a name other than that of the registered holder of the JCB common stock surrendered, or must establish to the reasonable satisfaction of Enterprise and the exchange agent that any such taxes have been paid or are not applicable.
Dividends and Distributions. Until your JCB common stock is surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Enterprise common stock into which shares of JCB common stock may have been converted will accrue but will not be paid. When such JCB common stock has been duly surrendered, Enterprise will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of JCB of any shares of JCB common stock. If shares of JCB common stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the Merger consideration into which the shares of JCB common stock have been converted.
Withholding. The exchange agent will be entitled to deduct and withhold from the Merger consideration payable to any JCB shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the Merger as having been paid to the stockholders from whom they were withheld.
No Fractional Shares Will Be Issued. Enterprise will not issue fractional shares of Enterprise common stock in the Merger. There will be no dividends or distributions with respect to any fractional shares of common stock or any voting or other rights with respect to any fractional shares of common stock. Instead of fractional shares of Enterprise common stock, Enterprise will pay, as soon as reasonably practicable following the effective time of the Merger, to each JCB shareholder an amount in cash for the cash value of any fractional shares based on the Enterprise common stock 5-day VWAP.
Lost, Stolen or Destroyed JCB Common Stock Certificates. If you have lost a certificate representing JCB common stock, or it has been stolen or destroyed, Enterprise will issue to you the common stock or cash payable under the Merger Agreement if you submit an affidavit of that fact and, if requested by Enterprise, if you post bond in a customary amount as indemnity against any claim that may be made against Enterprise about ownership of the lost, stolen or destroyed certificate.
For a description of the differences between the rights of JCB shareholders and Enterprise stockholders, see “Comparison of Stockholder Rights”.
Effective Time
We plan to complete the Merger at such date and time agreed by Enterprise and JCB, which such date shall be no later than five business days after all of the conditions to the closing of the Merger have been satisfied or waived. The time the Merger is completed is the effective time of the Merger. See “The Merger Agreement - Conditions to Completion of the Merger”.
We anticipate that we will complete the Merger during the first quarter of 2017. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the Merger will be completed. If we do not complete the Merger by June 30, 2017, either party may terminate the Merger Agreement without penalty, unless the failure to complete the Merger by this date is due to the failure of the party seeking to terminate the Merger

Agreement to perform or observe its obligations under the Merger Agreement. See “The Merger Agreement -Conditions to Completion of the Merger” and “Proposal I - The Merger - Regulatory Approvals Required for the Mergers”.
Management and Operations After the Merger
Upon closing of the merger, the separate existence of JCB and Eagle Bank will cease. The officers of Enterprise and Enterprise Bank immediately prior to the merger will continue as officers of Enterprise and Enterprise Bank, respectively, after the merger. In addition, upon completion of the Merger, Michael Walsh, JCB’s current President and Chief Executive Officer, will serve as executive vice president and chairman of the St. Louis region of Enterprise Bank. The boards of directors of Enterprise and Enterprise Bank will each be increased by one seat (or, a current member shall resign resulting in a vacancy). The additional seat shall be filled by a director from JCB or Eagle Bank. The directors of Enterprise and Enterprise Bank immediately prior to the Merger will continue as directors of Enterprise and Enterprise Bank, respectively, after the Merger.
The rights of JCB shareholders after the Merger who continue as stockholders of Enterprise will be governed by Delaware law rather than Missouri law. After the Merger is completed, the certificate of incorporation and bylaws of Enterprise, rather than the articles of incorporation, as amended and bylaws of JCB, will govern your rights as a stockholder.
Enterprise, as the resulting entity, will continue to operate under its policies, practices and procedures currently in place. Upon completion of the Merger, all assets and property owned by JCB and Eagle Bank will immediately become the property of Enterprise and Enterprise Bank, respectively, after the Merger.
Representations and Warranties
The Merger Agreement includes customary representations and warranties of Enterprise and JCB relating to their respective businesses that are made as of the date of the Merger Agreement and as of the closing date of the Merger. However, it should be noted that these representations and warranties:

•
have been qualified by information set forth in confidential disclosure schedules delivered in connection with signing the Merger Agreement-the information contained in those schedules modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•	are in some cases subject to a materiality standard described in the Merger Agreement which may differ from what may be viewed as material by you.

The representations and warranties by Enterprise and JCB include, among other things:

•	the organization, existence, and corporate power and authority of each of the companies;

•	the capitalization of each of the companies;

•	the status of subsidiaries;

•	the corporate power and authority to consummate the Merger;

•	the regulatory approvals required to consummate the Merger;

•	the absence of conflicts with and violations of law;

•	the absence of any undisclosed liabilities of JCB;

•	the absence of adverse material litigation with respect to JCB;

•	accuracy of information in Enterprise’s and JCB’s financial statements;

•	the existence, performance and legal effect of certain contracts and insurance policies of both parties;

•	the filing of tax returns, payment of taxes and other tax matters by each party;

•	labor and employee benefit matters of both parties;

•	compliance with applicable environmental laws by both parties; and

•	the status of tangible property, intellectual property, certain loans and non-performing and classified assets of both parties.

Conduct of Business Pending the Merger
The Merger Agreement contains various restrictions on the operations of JCB before the effective time of the Merger. In general, the Merger Agreement obligates JCB and Eagle Bank to conduct its business in the usual, regular and ordinary course of business consistent with past practice. In addition, JCB and Eagle Bank have agreed that, except as expressly contemplated by the Merger Agreement, without the prior written consent of Enterprise (such consent not to be unreasonably withheld or delayed), neither will, among other things:

•	Issue, sell, pledge, or otherwise dispose of any shares of its capital stock;

•
Adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities convertible into or exchangeable for any additional shares of its stock;

•	Declare or pay any dividends or make other distributions in respect of its capital stock, other than payments from Eagle Bank to JCB and the JCB stated dividend declared in November 2016;

•	Amend any existing employment, severance or similar contract, or enter into any new such contract except as contemplated by the Merger Agreement;

•	Grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as contemplated by the Merger Agreement;

•	Hire any new employee, except for at-will employees with an annual salary not in excess of $60,000 to fill vacancies that may arise from time to time in the ordinary course of business;

•
Adopt any new employee benefit plan or make any material change to any existing employee benefit plan, except as contemplated by the Merger Agreement or as may be required by law or that is made to satisfy contractual obligations;

•
Enter into transactions with officers, directors or affiliates of JCB other than compensation or business expense reimbursement in the ordinary course of business or as otherwise contemplated in the Merger Agreement;

•
Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any assets, deposits, business or properties or release any indebtedness owed to JCB or any of its subsidiaries, except in the ordinary course of business;

•
Acquire all or any portion of the assets, business, deposits or properties of any other entity, other than in connection with, among other things, good faith foreclosures in the ordinary course of business, or except as specifically approved by Enterprise;

•	Make any capital expenditures in amounts exceeding $5,000 individually or $25,000 in the aggregate;

•	Amend its articles of incorporation or bylaws;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP;

•	Enter into, amend, modify, terminate or waive any material provision of any material contract, lease or insurance policy;

•
Other than settlement of foreclosure actions or deficiency judgments in the ordinary course of business, settle any action, suit, claim or proceeding that involves payment by JCB in excess of $25,000 individually, or $50,000 in the aggregate or that would impose any material restriction on the business of JCB or any of its subsidiaries;

•	Enter into any new material line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

•	Enter into any derivative transaction;

•
Incur any additional debt obligation or other obligation for borrowed money (other than creation of deposit liabilities, purchases of federal funds, Federal Home Loan Bank borrowings, and sales of certificates of deposit, which are in the ordinary course of its business);

•
Acquire, sell or otherwise dispose of any investment securities, except for certain U.S. treasury securities and mortgage-backed securities, other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, or change the classification method for any investment securities;

•
Except as is contemplated in the Merger Agreement, make, renew, renegotiate, increase, extend or modify any (i) loan in excess of Federal Financial Institutions Examination Council regulatory guidelines relating to loan to value ratios, (ii) loan that is not made in conformity with JCB’s ordinary course lending policies, (iii) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of to exceed $2,000,000, or (iv) loan to certain categories of borrowers;

•	Except as contemplated in the Merger Agreement, sell any loan or loan pools in excess of $2,000,000 in principal amount or sale price;

•	Except as contemplated in the Merger Agreement, acquire any servicing rights or sell or otherwise transfer any loan where JCB retains any servicing rights;

•	Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•
Make, in any manner different from JCB’s prior custom or practice, or change any material tax election, file any amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to $50,000 or more in taxes or $150,000 or more of taxable income;

•
Commit any act or omission which constitutes a material breach or default by JCB or any of its subsidiaries under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license;

•
Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I Environmental Site Assessment of the property or foreclose on or take deed or title to any real estate other than single-family properties if such environmental assessment indicates the presence or likely presences of any hazardous substance;

•	Except as is contemplated in the Merger Agreement, repurchase or acquire any shares of its capital stock;

•
Except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility;

•	Merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries; or

•	Commit any act or omission that would constitute a material breach under any material agreement.

In addition to these covenants, the Merger Agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.
Conduct of Enterprise Prior to the Merger
The Merger Agreement also obligates Enterprise and Enterprise Bank to conduct business in the ordinary course of business consistent and in compliance in all material respects with all applicable Laws. In addition, Enterprise and Enterprise Bank have agreed that, except as expressly contemplated by the Merger Agreement, without the prior written consent of JCB (such consent not to be unreasonably withheld or delayed), neither will, among other things:

•	Amend its articles of incorporation or bylaws in any manner that would adversely affect the rights of JCB’s shareholders in the surviving entity;

•	Adjust, split, combine or reclassify any capital stock;

•	Merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•	Commit any act or omission that would constitute a material breach under any agreement with a governmental authority or any material agreement; or

•
Take any action or knowingly fail to take any action intended or reasonably likely to (i) prevent, delay or impair Enterprise’s ability to consummate the Merger or (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Acquisition Proposals by Third Parties
JCB has agreed that neither it nor its representatives will, directly or indirectly:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes an acquisition proposal;

•	participate in discussions or negotiations regarding any acquisition proposal with, or furnish to, or otherwise afford access to, any third party, information with respect to JCB or its subsidiaries;

•	release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which JCB is a party; or

•	enter into, approve, or resolve to approve any agreement, agreement in principle or letter of intent with respect to any acquisition proposal, or any acquisition proposal.

Under the Merger Agreement, an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Enterprise), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:

•
any transaction or series of transactions involving any Merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving JCB or any of its subsidiaries;

•
any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the assets of JCB on a consolidated basis;

•
any issuance, sale or other disposition of (including by way of Merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of JCB or any of its subsidiaries;

•
any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of JCB or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

If JCB receives a bona fide unsolicited written acquisition proposal that did not result from a breach of the non-solicitation provisions in the Merger Agreement as discussed above, the JCB board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal if the JCB board of directors first determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that such acquisition proposal is or is reasonably likely to lead to a superior proposal, and its failure to take action on such proposal would be inconsistent with its fiduciary duties to its shareholders under applicable law.

A “superior proposal” means any bona fide, unsolicited written acquisition proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction that (i) the Company Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to the shareholders of the Company than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Company Board, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, (including any adjustments to the terms and conditions of the Merger proposed by Buyer in response to such Acquisition Proposal)) and (ii) is for 50% or more of the outstanding shares of Company Stock or all or substantially all of the assets of Company.
JCB has agreed to promptly, and in any event within 48 hours, notify Enterprise in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, JCB or any of its representatives, in each case in connection with any acquisition proposal and to keep Enterprise informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). JCB has also agreed to provide Enterprise with any non-public information about JCB or any of its subsidiaries provided to any other person that was not previously provided to Enterprise, no later than the date provided to such other person.
In addition, under the Merger Agreement and subject to certain exceptions, JCB agreed that its board of directors, or any committee of the board, will not:

•	initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes an acquisition proposal;

•
participate in discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any third party any information with respect to JCB or its subsidiaries or otherwise in furtherance of an acquisition proposal;

•	release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which JCB is a party in furtherance of an acquisition proposal; or

•
enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

Notwithstanding the foregoing, JCB may make a “subsequent determination” (defined as any of the first three actions listed above) under certain circumstances, including if JCB receives an acquisition proposal and:

•
the JCB board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that its fiduciary duties require JCB to deliver a notice to Enterprise of a “superior proposal”, and

•
during the five business days after receipt of the notice by Enterprise, JCB and its board of directors cooperate and negotiate in good faith with Enterprise to make such adjustments, modifications or amendments to the terms and conditions of the Merger Agreement as would enable JCB to proceed with the JCB recommendation of the Merger Agreement.

In the event of any material revisions to the superior proposal, JCB must provide a new notice of such superior proposal to Enterprise. During the three business day period following receipt of such new written notice, JCB and its board must cooperate and negotiate in good faith with Enterprise to make any adjustments, modifications or amendments to the terms and conditions of the Merger Agreement as would enable JCB to proceed with its board’s original recommendation with respect to the Merger Agreement without requiring JCB to withdraw, qualify, amend or modify its board’s recommendation with respect to the Merger Agreement.

Conditions to Completion of the Merger
The respective obligations of Enterprise and JCB to complete the Merger are subject to various conditions prior to the Merger. The conditions include the following, among others:

•	the accuracy of the representations and warranties of the parties set forth in the Merger Agreement subject to the standards set forth in the Merger Agreement;

•	the performance of all agreements and covenants required by the Merger Agreement to be performed prior to the closing of the Merger;

•	the delivery of certain certificates of the appropriate officers of Enterprise and JCB;

•	approval of the Merger Agreement by JCB shareholders and holders of less than 10% of JCB's outstanding shares move for dissenters' rights;

•
the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any non-standard condition that would prohibit or materially limit the ownership or operation of the business of JCB by Enterprise or Enterprise Bank;

•	the absence of any injunction, order, judgment or decree restraining or prohibiting completion of any of the transactions contemplated by the Merger Agreement;

•
the registration statement of Enterprise of which this joint proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” shall have been entered by the SEC and be continuing in effect;

•	neither Enterprise nor JCB shall have suffered a material adverse effect;

•	the issuance of tax opinions to each of Enterprise and JCB to the effect that the Merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	Enterprise and Enterprise Bank has executed and delivered the employment agreement with Michael Walsh;

•	the director of JCB shall become a member of the board of Enterprise as of the effective time;

•
JCB shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of Enterprise common stock to satisfy Enterprise’s obligations to pay the aggregate Merger Consideration; and

•	the approval to list the common stock of Enterprise issuable in connection with the Merger on the NASDAQ Capital Market.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder approval and regulatory approvals may not be legally waived.
Termination of the Merger Agreement
We can mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if JCB has received approval of the Merger Proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the Merger Agreement in certain circumstances, including:

•
if there is a final denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such governmental authority would not accept the refiling of such application;

•	if the Merger is not completed on or before June 30, 2017;

•
if there is a continuing breach of the Merger Agreement by a party, and the breaching party has not cured the breach within 30 days’ written notice to the breaching party, as long as that breach would entitle the non-breaching party not to complete the Merger; or

•	if holders of JCB common stock fail to approve the Merger Proposal.
In addition, Enterprise may terminate the Merger Agreement:

•
if JCB’s board of directors fails to recommend approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to its shareholders, or withdraws or materially and adversely modifies its recommendation;

•
if JCB’s board of directors recommends an acquisition proposal other than the Merger Proposal, or if JCB’s board of directors negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the Merger and those negotiations continue for at least 5 business days;

•	if JCB has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the Merger Agreement; or

•	Enterprise’s aggregate cost of environmental due diligence on JCB’s real property between October 10, 2016 and the effective date of the Merger Agreement exceeds $2,500,000.
In addition, JCB may terminate the Merger Agreement:

•
if (i) the Enterprise Common Stock 5-day VWAP on the NASDAQ Stock Market for the 5 trading days immediately prior to the effective date of the Merger is less than 82.5% of the Enterprise Common Stock 5-day VWAP on the NASDAQ Stock Market for the 5 trading days ending on and including October 10, 2016 and (ii) the Enterprise Common Stock underperforms the NASDAQ Bank Index during such period by more than 15%; or

•	at any time prior to approval by the JCB shareholders, if JCB concludes that it must endorse a superior proposal (as defined in the Merger Agreement) in order to comply with its fiduciary duties.
Whether or not the Mergers are completed, Enterprise will cover the cost of printing this proxy statement/prospectus and the filing fees paid to the SEC, and JCB will pay all other costs for this proxy solicitation, including mailing this proxy statement/prospectus to JCB shareholders, and the special meeting.
Effect of Termination
If the Merger Agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the agreement will survive. If the agreement is terminated because of a willful breach of a representation, warranty, covenant or agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination, provided, however, if either parties is required to pay the other the termination fee or liquidated damages described below (which shall be the recipient party’s sole and exclusive remedy against the other party), then such party will have no further obligations under the Merger Agreement.
The Merger Agreement also provides that JCB must pay Enterprise a fee and reimburse expenses in certain situations. In particular, JCB will pay Enterprise a fee of $5,000,000 in certain circumstances set forth in the Merger Agreement, including if:

•	if JCB receives an acquisition proposal from a third-party and the Merger Agreement is subsequently terminated under certain conditions, and prior to the 12 month anniversary of the termination of the

Merger Agreement JCB enters into an agreement to engage in a competing acquisition proposal with any third-party or group other than Enterprise;

•
JCB’s board of directors withholds, withdraws, changes, qualifies, amends or modifies its recommendation to approve the Merger; approves, recommends or publicly proposes to approve or recommend a competing acquisition proposal; or

•
JCB breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the Merger Agreement, which covenant is described below under “The Merger Agreement - Acquisition Proposals by Third Parties”.

If the Merger Agreement is terminated by either party as a result of the other party’s material breaches of its representations, warranties or covenants set forth in the Merger Agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $2,000,000 as liquidated damages (provided that, if the termination fee described above is also payable, the payment of such liquidated damages shall reduce, on a dollar-for-dollar basis, the amount of the termination fee that would also be payable).

Stock Exchange Listing
Enterprise has agreed to use its commercially reasonable best efforts to list the Enterprise common stock to be issued in the Merger on the NASDAQ Global Select Stock Market. It is a condition to the completion of the Merger that those shares be approved for listing on the NASDAQ Global Select Stock Market, subject to official notice of issuance. Following the Merger, Enterprise expects that its common stock will continue to trade on the NASDAQ Stock Market under the symbol "EFSC".
Restrictions on Resales by Affiliates
Enterprise has registered its shares of common stock to be issued in the Merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of Enterprise common stock issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of shares of Enterprise common stock issued to any JCB shareholder who is or becomes an "affiliate" of Enterprise for purposes of Rule 144 under the Securities Act. The term "affiliate" is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Enterprise or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of Enterprise’s outstanding common stock.
Accounting Treatment
Enterprise will account for the Merger as a purchase by Enterprise of JCB under GAAP. Under the purchase method of accounting, the total consideration paid in connection with the Merger is allocated among JCB’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the Merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of JCB will be included in Enterprise’s results of operations from the date of acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion addresses the material United States federal income tax consequences of the Mergers to U.S. holders (as defined below) of JCB common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, or local tax laws, and under federal tax laws other than those pertaining to U.S. federal income tax are not addressed in this proxy statement/prospectus.
For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion applies only to JCB shareholders that hold their JCB common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:

•	financial institutions;

•	investors in pass-through entities;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold JCB common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States; and

•	stockholders who acquired their shares of JCB common stock through the exercise of an employee JCB Stock Option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds JCB common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Mergers to them.
The actual tax consequences of the Mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the Mergers in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws. In addition, to the extent that you recognize gain in the Merger, you should consult with your own tax advisor with respect to the impact of the 3.8% Medicare replacement tax on certain net investment income.
U.S. Federal Income Tax Consequences of the Mergers. Based upon the facts and representations contained in the representation letters received from Enterprise and JCB in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, it is the opinion of Reed Smith and Lewis Rice, that the merger of JCB with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. Because the merger of JCB with and into Enterprise will qualify as a reorganization under Section 368(a) if the Code, the U.S. federal income tax consequences will be as follows:

•	no gain or loss will be recognized by Enterprise or JCB as a result of the Mergers;

•
no gain or loss will be recognized by shareholders of JCB who receive shares of Enterprise common stock in exchange for shares of JCB common stock pursuant to the Merger (except for any income gain or loss that may result from the receipt of cash in lieu of fractional shares of Enterprise common stock that the shareholder of JCB would otherwise be entitled to receive as discussed below under “-Cash Received In Lieu of a Fractional Share of Enterprise Common Stock”);

•
the aggregate basis of the Enterprise common stock received in the Merger will be the same as the aggregate basis of the JCB common stock for which it is exchanged, decreased by any basis attributable to fractional share interests in Enterprise common stock for which cash is received; and

•	the holding period of Enterprise common stock received in exchange for shares of JCB common stock will include the holding period of the JCB common stock for which it is exchanged.
U.S. holders of JCB common stock who exchange their shares of JCB common stock for both shares of Enterprise common stock and cash consideration must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of Enterprise common stock (including any fractional shares) and cash received pursuant to the merger (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in its shares of JCB common stock surrendered pursuant to the merger), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the merger. “See Cash Received in Lieu of a Fractional Share of Enterprise Common Stock”.
U.S. holders of JCB common stock who receive solely cash for their shares will recognize gain or loss on the exchange equal to the difference between the amount of cash received and their adjusted tax basis in their shares of JCB common stock surrendered pursuant to the merger.
If U.S. holders of JCB common stock acquired different blocks of shares of JCB common stock at different times or at different prices, such holders’ basis and holding period may be determined with reference to each block of JCB common stock. Any such holders should consult their tax advisors regarding the manner in which Enterprise common stock received in the exchange should be allocated among different blocks of JCB common stock and with respect to identifying the bases or holding periods of the particular shares of Enterprise common stock received in the Merger.

It is a condition to JCB’s obligation to complete the Merger that JCB receives a written opinion of its counsel, Lewis Rice, dated as of the closing date, to the effect that the merger of JCB with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Enterprise’s obligation to complete the Merger that Enterprise receives an opinion of its counsel, Reed Smith, dated as of the closing date, to the effect that the merger of JCB with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the Merger will be completed in the manner set forth in the Merger Agreement and the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and on representation letters provided by Enterprise and JCB to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Enterprise and JCB. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the Mergers, the U.S. federal income tax consequences of the Mergers could be adversely affected.
In addition, neither of the tax opinions given in connection with the Merger or in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part will be binding on the Internal Revenue Service or any court. Neither Enterprise nor JCB intends to request any ruling from the Internal Revenue Service or any foreign state or local tax authorities as to any tax issues in connection with the Mergers, and consequently, there is no guarantee that the Internal Revenue Service will treat the merger of JCB with and into Enterprise (or the merger of Eagle Bank with and into Enterprise Bank) as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein. If either or both of the Mergers do not qualify as a reorganization, the transaction would be treated as a fully taxable transaction on which gain or loss would be recognized in full. In addition, penalties and interest could be imposed on any resulting tax deficiency.
Cash Received In Lieu of a Fractional Share. A U.S. holder of JCB common stock who receives cash in lieu of a fractional share of Enterprise common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by Enterprise. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, such U.S. holder’s holding period for such shares is greater than one year. For U.S. holders of JCB common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. In addition, net investment income of certain high-income taxpayers may also be subject to an additional 3.8% tax (i.e., the net investment income tax). The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.
Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of JCB common stock pursuant to the Merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless such shareholder provides Enterprise with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of JCB common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service.
A U.S. holder of JCB common stock who receives Enterprise common stock as a result of the Merger will be required to retain records pertaining to the Merger. Each U.S. holder of JCB common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Enterprise common stock in the Merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the Merger, the date of the Merger, such holder’s basis in the JCB common stock surrendered and the fair market value of Enterprise common stock and cash received in the Merger. A “significant holder” is a holder of JCB common stock who, immediately before the Merger, owned at least 1% of the outstanding stock of JCB or securities of JCB with a basis for federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Mergers. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Mergers, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.

MARKET PRICE AND DIVIDEND INFORMATION

Shares of Enterprise common stock are traded on the NASDAQ Global Select Market, and shares of JCB common stock are not publicly traded. The following table sets forth the high and low sale prices for shares of Enterprise Common Stock for the periods indicated below and the cash dividends paid per share by Enterprise and JCB for such periods.

		Enterprise Common Stock			JCB Financial Common Stock
Year	Quarter	High	Low	Cash Dividend Per Share	Cash Dividend Per Share
2014
	First Quarter	$20.65	$17.67	$0.0525	$—
	Second Quarter	20.93	17.02	0.0525	0.3000
	Third Quarter	18.95	16.70	0.0525	—
	Fourth Quarter	20.23	16.38	0.0525	0.3500
2015
	First Quarter	$20.93	$18.80	$0.0525	$—
	Second Quarter	23.35	19.68	0.0600	0.3500
	Third Quarter	25.46	22.03	0.0700	—
	Fourth Quarter	30.73	24.18	0.0800	0.4000
2016
	First Quarter	$29.36	$25.01	$0.0900	$—
	Second Quarter	29.06	25.04	0.1000	0.4000
	Third Quarter	31.96	26.37	0.1100	—
The following table lists the average volume weighted average price of Enterprise’s common stock for the five trading period closing on: (i) October 7, 2016, the trading day before the Merger Agreement was announced, at $31.6363, and on (ii) December 19, 2016, the most recent practicable trading day prior to the date of this document. The following table also presents the pro forma equivalent per share value of a share of JCB common stock on those dates. We calculated the pro forma equivalent per share value by multiplying the closing price of Enterprise common stock on those dates by 2.75, the exchange ratio in the Merger.

	Enterprise Common Stock	Implied Pro Forma Equivalent Value of One Share of JCB Common Stock
October 7, 2016	$31.6363	$87.00
December 19, 2016	$40.5127	111.41
The market prices of Enterprise common stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the JCB special meeting and the date the Merger is completed and thereafter. No assurance can be given concerning the market prices of Enterprise common stock before completion of the Merger or Enterprise common stock after completion of the Merger. The exchange ratio is fixed in the Merger Agreement, but the market price of Enterprise common stock (and therefore the value of the Common Stock Consideration) when received by JCB shareholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, JCB shareholders are advised to obtain current market quotations for Enterprise common stock in deciding whether to vote for approval of the Merger Agreement.

INFORMATION ABOUT THE COMPANIES

Enterprise

Enterprise is a Delaware corporation headquartered in Clayton, Missouri. It is a relationship based financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Missouri. Enterprise’s principal subsidiary, Enterprise Bank, and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers through 16 banking locations throughout Missouri and Arizona. At September 30, 2016, Enterprise had consolidated total assets of approximately $3.9 billion and over $1.5 billion in trust assets under administration. Enterprise common stock trades on the NASDAQ Stock Market under the symbol “EFSC”.

Enterprise’s executive offices are located at 150 North Meramec, Clayton, Missouri 63105, and its telephone number is (314) 725-5500.

JCB

JCB, a Missouri corporation incorporated in 1992, is a registered bank holding company headquartered in Festus, Missouri. Its primary business is operating its bank subsidiary, Eagle Bank, a Missouri state-chartered trust company with banking powers headquartered in Hillsboro, Missouri. Eagle Bank is a relationship-focused bank that serves local businesses and individuals through a full range of services including business banking, retail banking, and trust services relating to pre-need funeral and cemetery services. It provides these financial services through 14 banking locations throughout Missouri. At September 30, 2016, Eagle Bank had approximately $928 million in total assets, $766 million in deposits and $670 million in total loans. Eagle Bank also had approximately $153 million in trust assets under management for its clients at September 30, 2016.

Business

Eagle Bank is an independent, community banking institution that offers a comprehensive line of products and services designed to meet the financial needs of the communities it serves. The banking and financial services industry in the markets in which Eagle Bank operates (and particularly, the St. Louis metropolitan area) is highly competitive. Generally, Eagle Bank competes for banking customers and deposits with other local, regional, national and Internet banks and savings and loan associations; personal loan and finance companies; credit unions; mutual funds; and investment brokers.

Deposit and Retail Services

Eagle Bank offers a full range of consumer and commercial deposit services that are typically available at most commercial banks and financial institutions, including checking accounts, NOW accounts, money market accounts, savings accounts, cash management, time deposits of various types ranging from shorter-term to longer-term certificates of deposit and individual retirement accounts. Eagle Bank also provides online and mobile banking to its clients.

Lending

Eagle Bank provides a range of commercial real estate, residential real estate, commercial and industrial, healthcare and personal lending products and services for its customers. The majority of Eagle Bank’s client relationships are based in St. Louis County, Jefferson County and Perry County in Missouri. When extending credit, Eagle Bank’s decisions are based upon the customer’s ability to repay their loan, as well as the value of any collateral securing the loan.

Sources of Funds

Eagle Bank maintains stable sources of funding primarily through deposits from its customers. Eagle Bank’s largest categories of deposits are non-interest bearing, followed by savings deposits, time deposits, money market accounts and NOW accounts. Eagle Bank also obtains funds from the amortization, repayment and prepayment of loans; the sales or maturity of investment securities; advances from the Federal Home Loan Bank; securities sold under agreements to repurchase; federal funds purchased; and cash flows generated by operations.

Investment Activities

Eagle Bank maintains a securities portfolio to manage risk and provide Eagle Bank with asset diversification, income, collateral for its own borrowing and financial stability. The objectives of the securities portfolio are to diversify and mitigate exposures to credit and interest rate risk, to provide liquidity and to enhance profitability by investing available funds.

Additional Information

JCB common stock is not registered under the Exchange Act and, accordingly, the company does not file periodic or current reports with the SEC.

JCB’s executive offices are located at 680 South Mill Street, Festus, Missouri 63028, and its telephone number is (636) 931-3660.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF JCB’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion and analysis of Jefferson County Bancshares, Inc. (“JCB”) consolidated financial condition at September 30, 2016, December 31, 2015 and December 31, 2014 and consolidated results of operations for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015, and 2014, and should be read in conjunction with JCB’s consolidated financial statements and notes thereto presented in this proxy statement/prospectus beginning on page F-1. The discussion and analysis of JCB’s financial condition and results of operations and all other information presented in this section may be forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.
Critical Accounting Policies
JCB’s consolidated financial statements are prepared in conformity with GAAP and follow general practices within the banking industry. This preparation requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, actual results could differ from the estimates, assumptions, and judgments reflected in the financial statements. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. JCB’s management believes the following policies are both important to the portrayal of its financial condition and results of operations and require subjective or complex judgments; therefore, management considers the following to be critical accounting policies.
Reserve for Possible Loan Losses. The reserve for possible loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in the light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The reserve for possible loan losses is a valuation reserve for probable incurred credit losses, increased by the provision for credit losses and recoveries, and decreased by the charge-off of loans. Allocations of the reserve for possible loan losses may be made for specific loans, but the entire reserve is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the reserve for possible loan losses when management believes the uncollectability of the loan balance is confirmed. Subsequent recoveries, if any, are credited to the reserve for possible loan losses. The reserve for loan loss methodology is consistent for each portfolio segment.
The reserve for possible loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on a historical migration analysis adjusted for current qualitative environmental factors. JCB maintains a loss migration analysis that tracks loan losses and recoveries based on each loan type. JCB uses a migration analysis methodology that looks at net charge-offs for each loan type during the prior 12 quarters. The historical weighted average loss ratios by loan type are then allocated based on historical losses experienced on a rolling 65% weight to the most recent past four calendar quarters, 25% weight to the previous five thru eight quarters and a 10% weight to the previous nine thru twelve quarters. These historical loss percentages are adjusted (both upwards and downwards) for certain qualitative environmental factors, including economic trends, credit quality trends, concentration risks, quality of loan review, changes in staff, and external factors and other considerations. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
A loan is impaired when, based on current information and events, JCB management believes it to be probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified with no benefit received by JCB and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR’s”), and are classified as impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. JCB evaluates impaired loans individually to determine whether or not interest continues to be accrued.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require JCB to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, although management believes that JCB maintains a reserve for possible loan losses in accordance with GAAP, it is reasonably possible that the estimated losses on loans may change materially.
Securities. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined using the specific-identification method. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (i) OTTI related to credit loss, which must be recognized in the income statement; and (ii) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.
Other Real Estate Owned. Real estate properties acquired through or in lieu of loan foreclosures are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for credit losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed.
Recent Accounting Pronouncements. In June 2016, the FASB issued ASU 2016-13, "Financial Instruments (Topic 326)" which changes the methodology for evaluating impairment of most financial instruments. The ASU replaces the currently used incurred loss model with a forward-looking expected loss model, which will generally result in a more timely recognition of losses. The guidance becomes effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements.
In March 2016, the FASB issued ASU 2016-09, "Compensation-Stock Compensation (Topic 718)" which impacts accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 requires all excess tax benefits and tax deficiencies to be recognized in the income statement as income tax expense (or benefit.) The tax effects of exercised or vested awards must be treated as discrete items in the reporting period in which they occur, regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits will be classified with other income tax cash flows as an operating activity, and cash paid by an employer when withholding shares for tax liabilities should be classified as a financing activity. The guidance becomes effective for annual periods beginning after December 15, 2017, and interim periods beginning after December 15, 2018. Early adoption is permitted. The

Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements.
In February 2016, the FASB issued ASU 2016-02 (Subtopic 842), Leases, which requires companies that lease assets (“lessees”) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new ASU will also require additional disclosures to include qualitative and quantitative information about amounts presented in the financial statements. The guidance is effective for annual and interim periods beginning after December 15, 2018. JCB’s management is evaluating the new guidance and its impact on JCB’s financial condition and results of operations.
In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes limited amendments to the guidance on the classification and measurement of financial instruments. The new ASU revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The amendments require equity investments to be measured at fair value, with changes in fair value recognized in net income. For financial liabilities that an entity has elected to measure at fair value, the amendments require an entity to present separately in other comprehensive income the portion of the change in fair value that results from a change in instrument-specific credit risk. Upon adoption, entities will be required to make a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is effective. The guidance is effective for annual and interim periods beginning after December 15, 2017. Early adoption is not permitted, but early application of certain items is allowed. Beginning with the annual period ended December 31, 2015, the Company has implemented the early application guidance for the exclusion of the disclosure of fair value of financial instruments of ASC 825-10-50. Although management is continuing to evaluate this new guidance, the overall adoption is not expected to have a material effect on JCB’s financial condition or results of operations.
General
JCB is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Eagle Bank and Trust Company of Missouri (“EB&T”). EB&T provides a full range of financial services to individual and corporate customers and nonprofit entities throughout Jefferson, St. Louis and Perry Counties and St. Louis City in Missouri through the branch network. JCB and EB&T are subject to competition from other financial and nonfinancial institutions providing financial products throughout Jefferson, St. Louis and Perry Counties and St. Louis City in Missouri. Additionally, JCB and EB&T are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.
The profitability of JCB’s operations depends primarily on its net interest income after provision for possible loan losses, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities less provision for possible loan losses. The provision for possible loan losses is dependent on changes in JCB’s loan portfolio and management’s assessment of the collectability of JCB’s loan portfolio, as well as prevailing economic and market conditions. JCB’s net income is also affected by noninterest income, noninterest expense and income tax expense.
Net Income
JCB had net income of $5.1 million for the nine months ended September 30, 2016 compared to net income of $5.0 million for the nine months ended September 30, 2015. The increase in net income from the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 was primarily due to a $1.2 million increase in net interest income, offset by a $0.2 million decrease in noninterest income and a $1.3 million increase in noninterest expense.
JCB had net income of $6.6 million for the year ended December 31, 2015 compared to net income of $6.4 million for the year ended December 31, 2014. The increase in net income from the year ended December 31, 2015 compared to the year ended December 31, 2014 was primarily due to an increase in interest income of $0.3 million on taxable securities and an increase of $0.4 million in interest and fee income on the loan portfolio. This was partially offset by a decrease in income of $0.4 resulting from the proceeds received in 2014 from an insurance claim due to the death of a former bank officer.
Net Interest Income

The following tables present, for the periods indicated, the dollar amount of interest income from average interest-earning assets and the related yields, as well as the interest expense on average interest-bearing liabilities, and the related costs, expressed both in dollars and rates. The tables below and the discussion that follows contain presentations of net interest income and net interest margin on a tax-equivalent basis, which is adjusted for the tax-favored status of income from certain loans and investments. JCB's management believes this measure to be the preferred industry measurement of net interest income, as it provides a relevant comparison between taxable and non-taxable amounts. Explanations of the adjustments between income on a tax-equivalent basis to income in accordance with GAAP are provided in the footnotes in the following tables.

	Nine months ended September 30,
	2016			2015
(in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earnings assets:
Taxable loans (1)	$655,448	$22,314	4.55%	$627,506	$21,688	4.62%
Tax-exempt loans (2)	7,895	260	4.40	7,543	262	4.64
Total loans	663,343	22,574	4.55	635,049	21,950	4.62
Taxable investments in debt and equity securities	135,605	3,269	3.22	140,228	2,666	2.54
Non-taxable investments in debt and equity securities (2)	32,345	877	3.62	33,662	959	3.81
Short-term investments	31,104	132	0.57	32,246	78	0.32
Total securities and short-term investments	199,054	4,278	2.87	206,136	3,703	2.40
Total interest-earning assets	862,397	26,852	4.16	841,185	25,653	4.08
Noninterest-earning assets:
Cash and due from banks	13,643			13,316
Other assets	60,652			61,861
Allowance for loan losses	(7,890)			(7,817)
Total assets	$928,802			$908,545

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$89,093	$268	0.40%	$80,845	$261	0.43%
Money market accounts	299,598	1,102	0.49	297,118	1,093	0.49
Savings	70,151	136	0.26	63,750	124	0.26
Certificates of deposit	152,848	903	0.79	167,910	908	0.72
Total interest-bearing deposits	611,690	2,409	0.53	609,623	2,386	0.52
Subordinated debentures	12,500	724	7.74	12,500	710	7.59
Other borrowed funds	51,675	801	2.07	46,192	788	2.28
Total interest-bearing liabilities	675,865	3,934	0.78	668,315	3,884	0.78
Noninterest bearing liabilities
Demand deposits	151,773			144,861
Other liabilities	3,074			3,559
Total liabilities	830,712			816,735
Shareholders' equity	98,090			91,810
Total liabilities & shareholders' equity	$928,802			$908,545
Net interest income		$22,918			$21,769
Net interest spread			3.38%			3.30%
Net interest margin			3.55%			3.46%

(1) Average balances include non-accrual loans. The income on such loans is included in interest, but is recognized only upon receipt. Loan fees, net of amortization of deferred loan origination fees, and costs, included in interest income are approximately $482,000 and $287,300 for the nine months ended September 31, 2016 and 2015, respectively.

(2) Non-taxable income is presented on a fully tax-equivalent basis using a 34% tax rate in 2016 and 2015. The tax-equivalent adjustments were $386,570 and $415,226 for the nine months ended September 30, 2016 and 2015, respectively.

(3) Net interest income divided by average total interest-earning assets.

	2016 compared to 2015
	Nine months ended September 30,
(in thousands)	Volume (1)	Rate (2)	Net
Interest earned on:
Taxable loans	$971	$(345)	$626
Tax-exempt loans (3)	12	(14)	(2)
Taxable investments in debt and equity securities	(90)	693	603
Non-taxable investments in debt and equity securities (3)	(36)	(46)	(82)
Short-term investments	(3)	57	54
Total interest-earning assets	$854	$345	$1,199
Interest paid on:
Interest-bearing transaction accounts	$26	$(19)	$7
Money market accounts	10	(1)	9
Savings	12	—	12
Certificates of deposit	(85)	80	(5)
Subordinated debentures	—	14	14
Borrowed funds	89	(76)	13
Total interest-bearing liabilities	52	(2)	50
Net interest income	$802	$347	$1,149

(1) Change in volume multiplied by yield/rate of prior period.
(2) Change in yield/rate multiplied by volume of prior period.
(3) Nontaxable income is presented on a fully tax-equivalent basis using the combined statutory federal and state income tax rate in effect for each year.
NOTE: The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Net interest income on a fully tax-equivalent basis increased $1.1 million during the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. The increase in net interest income was primarily due to an increase in average loan volume, an increase in interest rate on taxable investments in debt securities, partially offset by lower loan yields. The net interest margin, expressed on a fully tax-equivalent basis, was 3.55% for the nine months ended September 30, 2016 and 3.46% for the nine months ended September 30, 2015. The increase in the margin was due to a higher volume of loans relative to other interest-earning assets in 2016 compared to 2015.

	Years ended December 31,
	2015			2014
(in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earnings assets:
Taxable loans (1)	$629,053	$28,941	4.60%	$601,991	$28,487	4.73%
Tax-exempt loans (2)	7,672	351	4.58	7,600	451	5.93
Total loans	636,725	29,292	4.60	609,591	28,938	4.75
Taxable investments in debt and equity securities	138,480	3,506	2.53	140,200	3,194	2.28
Non-taxable investments in debt and equity securities (2)	33,679	1,270	3.77	29,981	1,146	3.82
Short-term investments	32,958	109	0.33	48,864	151	0.31
Total securities and short-term investments	205,117	4,885	2.38	219,045	4,491	2.05
Total interest-earning assets	841,842	34,177	4.06	828,636	33,429	4.03
Noninterest-earning assets:
Cash and due from banks	13,314			13,948
Other assets	61,646			60,428
Allowance for loan losses	(7,811)			(8,089)
Total assets	$908,991			$894,923

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$81,135	$347	0.43%	$73,153	$350	0.48%
Money market accounts	295,975	1,453	0.49	295,267	1,461	0.49
Savings	64,161	167	0.26	59,942	156	0.26
Certificates of deposit	166,690	1,205	0.72	179,477	1,372	0.76
Total interest-bearing deposits	607,961	3,172	0.52	607,839	3,339	0.55
Subordinated debentures	12,500	948	7.59	12,500	945	7.56
Other borrowed funds	46,215	1,049	2.27	46,609	1,077	2.31
Total interest-bearing liabilities	666,676	5,169	0.78	666,948	5,361	0.80
Noninterest bearing liabilities
Demand deposits	146,040			140,032
Other liabilities	4,388			3,982
Total liabilities	817,104			810,962
Shareholders' equity	91,887			83,961
Total liabilities & shareholders' equity	$908,991			$894,923
Net interest income		$29,008			$28,068
Net interest spread			3.28%			3.23%
Net interest margin			3.45%			3.39%

(1) Average balances include non-accrual loans. The income on such loans is included in interest, but is recognized only upon receipt. Loan fees, net of amortization of deferred loan origination fees, and costs, included in interest income are approximately $610,549 and $499,908 for the years ended December 31, 2015 and 2014, respectively.

(2) Non-taxable income is presented on a fully tax-equivalent basis using a 34% tax rate in 2015 and 2014. The tax-equivalent adjustments were $551,295 and $543,024 for the years ended December 31, 2015 and 2014, respectively.

(3) Net interest income divided by average total interest-earning assets.

	2015 compared to 2014
	Years ended December 31,
(in thousands)	Volume (1)	Rate (2)	Net
Interest earned on:
Taxable loans	$1,259	$(805)	$454
Tax-exempt loans (3)	4	(104)	(100)
Taxable investments in debt and equity securities	(40)	352	312
Non-taxable investments in debt and equity securities (3)	140	(16)	124
Short-term investments	(52)	10	(42)
Total interest-earning assets	$1,311	$(563)	$748
Interest paid on:
Interest-bearing transaction accounts	$36	$(39)	$(3)
Money market accounts	3	(11)	(8)
Savings	11	—	11
Certificates of deposit	(95)	(72)	(167)
Subordinated debentures	—	3	3
Borrowed funds	(9)	(19)	(28)
Total interest-bearing liabilities	(54)	(138)	(192)
Net interest income	$1,365	$(425)	$940

(1) Change in volume multiplied by yield/rate of prior period.
(2) Change in yield/rate multiplied by volume of prior period.
(3) Nontaxable income is presented on a fully tax-equivalent basis using the combined statutory federal and state income tax rate in effect for each year.
NOTE: The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Net interest income on a fully tax-equivalent basis increased $0.9 million during the year ended December 31, 2015 compared to the year ended December 31, 2014. The increase in net interest income was primarily due to an increase in loan volume, an increase in security yield, partially offset by lower loan yields. The net interest margin, expressed on a fully tax-equivalent basis, was 3.45% for 2015 and 3.39% for 2014. The increase in the margin was due to a higher volume of loans partially offset by the decrease in lower loan yields.

Noninterest Income

	Nine Months Ended September 30,
(in thousands)	2016	2015	Increase (Decrease)
Mortgage banking revenues	$471	$534	$(63)	(11.8)%
Service charges and other fee income on deposit accounts	1,577	1,585	(8)	(0.5)%
Income from fiduciary activities	346	334	12	3.6%
Increase in cash surrender value of life insurance	344	344	—	—%
Other noninterest income	1,863	1,599	264	16.5%
Total noninterest income	$4,601	$4,396	$205	4.7%

Noninterest income increased by $0.2 million, or 4.7%, for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. JCB recorded rental income related to a parcel of other real estate owned of $135,000 during the nine months ended September 30, 2016 as compared to $0 during the same period ended in 2015. Furthermore revenue resulting from the trust operation totaled $346,000 for the nine month period in 2016 as compared to $334,000 for the same period in 2015.

	For the Year ended December 31,
(in thousands)	2015	2014	Increase (Decrease)
Mortgage banking revenues	$649	$771	$(122)	(15.8)%
Service charges and other fee income on deposit accounts	2,159	2,099	60	2.9%
Income from fiduciary activities	466	441	25	5.7%
Increase in cash surrender value of life insurance	438	918	(480)	(52.3)%
Other noninterest income	2,234	2,037	197	9.7%
Total noninterest income	$5,946	$6,266	$(320)	(5.1)%

Noninterest income decreased by $0.3 million, or 5.1% for the year ended December 31, 2015 compared to the year ended December 31, 2014. In the year 2014, JCB recorded income of $446,000 resulting from a claim on its Bank-Owned Life insurance policy due to an ex-officer’s death.

Non-Interest Expense

	Nine Months Ended September 30,
(in thousands)	2016	2015	Increase (Decrease)
Salaries and employee benefits	$9,724	$9,187	$537	5.8%
Occupancy and equipment expense	2,465	2,199	266	12.1%
Data processing expense	2,277	2,234	43	1.9%
Expenses incurred on other real estate owned	659	238	421	176.9%
Legal and professional fees	657	668	(11)	(1.6)%
Postage, printing, and supplies	427	418	9	2.2%
Advertising	676	525	151	28.8%
FDIC insurance assessment	379	421	(42)	(10.0)%
Other noninterest expense	1,419	1,540	(121)	(7.9)%
Total noninterest expense	$18,683	$17,430	$1,253	7.2%

Noninterest expense increased by $1.3 million, or 7.2%, for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. Salaries and employee benefits increased by $537,000 for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 due to an increase in compensation per employee and an increase in insurance premiums. Expense incurred on other real estate owned increased by $421,000 in 2016 mainly due to a write-down of a bank-owned property. Occupancy and equipment expense increased by $266,000 in 2016 resulting primarily from a new branch location being open in the fourth quarter of 2015.

	For the Year ended December 31,
(in thousands)	2015	2014	Increase (Decrease)
Salaries and employee benefits	$12,427	$11,805	$622	5.3%
Occupancy and equipment expense	2,847	2,783	64	2.3%
Data processing expense	2,985	2,922	63	2.2%
Expenses incurred on other real estate owned	256	763	(507)	(66.4)%
Legal and professional fees	828	914	(86)	(9.4)%
Postage, printing, and supplies	561	581	(20)	(3.4)%
Advertising	711	673	38	5.6%
FDIC insurance assessment	555	482	73	15.1%
Other noninterest expense	2,246	2,257	(11)	(0.5)%
Total noninterest expense	$23,416	$23,180	$236	1.0%

Noninterest expense increased by $0.2 million, or 1.0%, for the year ended December 31, 2015 compared to the year ended December 31, 2014. Salaries and employee benefits increased by $622,000 primarily due to an increase in insurance premiums and an increase in the incentive lender’s program. This expense was offset by a decrease of $507,000 in expenses incurred on other real estate owned. For the year 2015, JCB had losses resulting from write downs and the sale of other real estate of $30,000 compared to the year 2014 of $454,000. The remaining decrease in expenses incurred on other real estate owned resulted from less properties maintained.

Income Taxes

Income tax expense for the nine months ended September 30, 2016 was $2.5 million compared to $2.4 million for the nine months ended September 30, 2015. The increase in income tax expense was primarily due to an increase in pre-tax income in the nine months ended September 30, 2016. The effective tax rate was 33% for the nine months ended September 30, 2016 and September 30, 2015.

Income tax expense for the year ended December 31, 2015 was $3.1 million compared to $2.9 million for the year ended December 31, 2014. The increase in income tax was primarily due to an increase in pre-tax income in 2015. The effective tax rate was 32% for the years ended December 31, 2015 and 2014.

Balance Sheet

Total assets increased $25.8 million, or 2.8%, from December 31, 2015 to September 30, 2016 primarily due to growth in loan portfolio offset by a decrease in investment securities and interest-bearing deposits in other banks. The loan portfolio increased $42.3 million, or 6.6%, from December 31, 2015 to September 30, 2016 as a result of an increase in agricultural lending of $16.8 million or 80.4% and an increase in multifamily lending of $19.9 million or 108.2% from December 31, 2015 to September 30, 2016. Investment securities decreased $5.0 million or 3.0% from December 31, 2015 to September 30, 2016 and interest-bearing deposits in other banks decreased $11.5 million, or 52.8%, from December 31, 2015 to September 30, 2016 as a result of new loan demand needing additional liquidity.

Total liabilities increased by $21.2 million, or 2.6%, from December 31, 2015 to September 30, 2016 due to an increase in deposits, an increase in repurchase agreements, and additional borrowings from the Federal Home Loan Bank. Total deposits increased by $6.2 million, or 0.8%, to $760.9 million at September 30, 2016 compared to December 31, 2015. Deposit growth was primarily in demand deposits and money market accounts, offset by decreases in certificates of deposit. An increase of $10.1 million in repurchase agreements was comprised mainly of one new account. Advances from the Federal Home Loan Bank of Des Moines (the “FHLB”) increased by $5.0 million as JCB obtained a new advance in May 2016.

Total shareholders’ equity increased $4.6 million at September 30, 2016 compared to December 31, 2015 primarily as a result of earnings retained during the period offset by dividends paid to shareholders.

Total assets increased $18.6 million, or 2.1%, from December 31, 2014 to December 31, 2015 primarily due to an increase in loans. Loans from December 31, 2014 compared to December 31, 2015 increased by $20.4 million, or 3.3%, primarily due to growth of construction and agricultural loans.

Total liabilities increased by $12.7 million, or 1.6%, from December 31, 2014 to December 31, 2015 primarily due to an increase in deposits, which were the primary source of funding for asset growth. Total deposits increased by $14.7 million, or 2.0%, to $754.7 million at December 31, 2015 from $740.0 million at December 31, 2014, primarily due to growth in noninterest bearing deposits, money market and savings accounts. Advances from the FHLB of $30.5 million at December 31, 2015 remained unchanged from the prior year.

Total shareholders’ equity increased $5.9 million at December 31, 2015 compared to December 31, 2014 primarily as a result of net income of $6.6 million being earned in 2015. This was partially offset by dividends of $1.1 million being paid out to shareholders during 2015.

Securities

The following table sets forth the amortized cost and fair value of JCB’s securities, by type of security, as of the dates indicated:

	September 30, 2016		December 31, 2015		December 31, 2014
(in thousands)	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
U.S. Government-sponsored entities and agencies	$65,479	$65,510	$65,678	$66,016	$74,261	$74,354
Mortgage-backed securities-residential	60,240	61,723	64,680	65,271	65,917	66,942
Missouri municipal securities	32,617	33,259	33,939	34,267	32,976	33,329
Equity securities	66	79	66	63	66	61
	$158,402	$160,571	$164,363	$165,617	$173,220	$174,686

The following table sets forth certain information regarding contractual maturities and the weighted average yields of JCB’s securities at September 30, 2016:

	Within 1 year		1 to 5 years		5 to 10 years		Over 10 years		No Stated Maturity		Total
(in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government-sponsored entities and agencies	$—	—%	$1,516	1.88%	$37,543	2.29%	$26,451	2.27%	$—	—%	$65,510	2.27%
Mortgage-backed securities-residential	12	5.15%	782	3.46%	7,060	3.59%	53,869	2.39%	—	—%	61,723	2.54%
Missouri municipal securities	750	1.08%	6,674	1.75%	16,952	2.37%	8,883	2.68%	—	—%	33,259	3.46%
Equity securities	—	—%	—	—%	—	—%	—	—%	79	—%	79	—%
Total	$762	3.62%	$8,972	2.72%	$61,555	2.78%	$89,203	2.51%	$79	—%	$160,571	2.62%

Loan Portfolio

The following table sets forth the composition of JCB’s loan portfolio, net of deferred loan fees:

(in thousands)	September 30, 2016	December 31, 2015	December 31, 2014
Commercial:
Real estate	$382,728	$346,908	$341,129
Other	69,238	56,397	55,880
Real estate:
Construction	94,439	105,239	89,895
Residential	130,878	126,655	129,371
Consumer	8,459	8,291	6,730
Total loans	685,742	643,490	623,005
Less: Net deferred loan fees	(378)	(346)	(299)
Net loans	$685,364	$643,144	$622,706

Loan Maturities

	September 30, 2016
(in thousands)	Less than 1 year	1 to 5 years	Over 5 years	Total
Real estate	$175,375	$353,954	$78,132	$607,461
Non-real estate	40,778	27,880	9,623	78,281
	$216,153	$381,834	$87,755	$685,742

	December 31, 2015
(in thousands)	Less than 1 year	1 to 5 years	Over 5 years	Total
Real estate	$178,788	$347,351	$52,663	$578,802
Non-real estate	36,179	27,271	1,238	64,688
	$214,967	$374,622	$53,901	$643,490

Following is a summary of loans with maturities over one year with fixed or floating interest rates for September 30, 2016 and December 31, 2015:

	September 30, 2016		December 31, 2015
(in thousands)	Fixed	Floating	Fixed	Floating
Real estate	$390,483	$41,603	$365,573	$34,441
Non-real estate	34,607	2,896	24,879	3,630
	$425,090	$44,499	$390,452	$38,071

Asset Quality

The following table sets forth the amounts of JCB’s non-performing loans and non-performing assets:

(in thousands)	September 30, 2016	December 31, 2015	December 31, 2014
Non-accrual loans	$2,308	$5,337	$6,727
Loans past due 90 days or more and still accruing interest	1,809	—	—
Restructured loans	17,134	17,375	19,806
Total nonperforming loans	21,251	22,712	26,533
Other real estate owned	6,958	7,326	8,067
Total nonperforming assets	$28,209	$30,038	$34,600

Total assets	$936,581	$910,791	$892,193
Total net loans	685,364	643,144	622,706
Total net loans plus other real estate owned	692,322	650,470	630,773
Nonperforming loans to total net loans	3.10%	3.53%	4.26%
Nonperforming assets to total net loans plus other real estate owned	4.07%	4.62%	5.49%
Nonperforming assets to total assets	3.01%	3.30%	3.88%

Non-performing loans include loans accounted for on a non-accrual basis and accruing loans contractually past due 90 days or more as to interest or principal. Management reviews the loan portfolio for problem loans on an ongoing basis. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. These loans are placed under close supervision with consideration given to placing the loan on non-accrual status, increasing the allowance for credit losses and (if appropriate) partial or full charge-off. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current income. Generally, interest received on non-accrual loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual. Loans will not be placed back on accrual status unless back interest and principal payments are made.

Non-performing assets consists of non-performing loans and other real estate owned. Other real estate owned represents properties acquired through foreclosure or other proceedings and is recorded at fair value less the estimated cost of disposal at the date of acquisition. Other real estate owned is evaluated regularly to ensure that the recorded amount is supported by its current fair value. Write-downs of other real estate owned are periodically recorded to reduce the carrying amount to fair value less estimated costs of disposal.

Potential Problem Loans

Potential problem loans consist of performing watch list loans that do not meet the definition of a non-performing loan. These loans are performing in accordance with their contractual terms, but JCB has concerns about the ability of the borrower to continue to comply with loan terms due to the borrower’s operating or financial difficulties. The following table sets forth the aggregate principal amount of potential problem loans at the dates indicated:

	September 30, 2016		December 31, 2015
(in thousands)	Amount	Number	Amount	Number
Commercial:
Real estate	$3,603	5	$2,666	3
Other	444	3	527	4
Real estate:
Construction	—	—	—	—
Residential	367	4	431	4
Consumer	39	1	13	2
	$4,453	13	$3,637	13

Performing potential problem loans totaled $4.5 million as of September 30, 2016, up $0.9 million from December 31, 2015. The majority of increase was primarily due to the downgrading of one commercial real loan relationships during the first nine months of 2016.

Reserve for Possible Loan Losses

The following table presents activity in the reserve for possible loan losses for the years presented:

(in thousands)	September 30, 2016	December 31, 2015	December 31, 2014
Balance at beginning of period	$7,497	$7,873	$7,777

Charge-offs:
Commercial:
Real estate	(2)	(766)	(235)
Other	(57)	(9)	(84)
Real estate:
Construction	—	(710)	(744)
Residential	(98)	(113)	(208)
Consumer	(87)	(116)	(165)
Total charge-offs	(244)	(1,714)	(1,436)

Recoveries:
Commercial:
Real estate	1	—	42
Other	1	—	—
Real estate:
Construction	15	1	55
Residential	12	14	72
Consumer	50	62	78
Total recoveries	79	77	247

Net charge-offs	(165)	(1,637)	(1,189)
Additions charged to operations	915	1,261	1,285
Balance at end of period	$8,247	$7,497	$7,873

Net charge-offs of $165,000 were recorded in the nine months ended September 30, 2016 compared to net charge-offs of $1.6 million for the entire 2015 year. A provision for possible loan losses of $915,000 was recorded for the nine months ended September 30, 2016 compared to $1.3 million for the 2015 year. The decrease in net charge-offs, coupled with the recorded provision for loan loss created a $1.5 million increase to the unallocated reserves during the nine months ended September 30, 2016.

Net charge-offs of $1.6 million were recorded in the year ended December 31, 2015 compared to net charge-offs of $1.2 million in the year ended December 31, 2014. A provision for possible loan losses of $1.3 million was recorded for the year ended December 31, 2015 compared to $1.3 million for the year ended December 31, 2014.

At September 30, 2016, the reserve for possible loan losses of $8.2 million consisted of $2.1 million of specific reserves and $6.1 million of general reserves, which compared to $2.3 million of specific reserves and $5.2 million of general reserves at December 31, 2015. At September 30, 2016, $19.1 million of loan balances were individually evaluated for specific reserves compared to $20.3 million of loan balances at December 31, 2015. At September 30, 2016, the balances of loans classified as troubled debt restructurings were $17.1 million compared to balances of $17.4 million at December 31, 2015.

At December 31, 2015, the reserve for possible loan losses of $7.5 million consisted of $2.3 million of specific reserves and $5.2 million of general reserves, which compared to $2.5 million of specific reserves and $5.3 million of general reserves at December 31, 2014. At December 31, 2015, $20.3 million of loan balances were individually evaluated for specific reserves compared to $23.3 million of loan balances at December 31, 2014.

The following table sets forth the allocation of the allowance for credit losses as of September 30, 2016 and the percentage of loans in each category to total loans. The purpose of this allocation is only for internal analysis of the adequacy of the allowance and is not an indication of expected or anticipated losses:

(in thousands)	Reserve for possible loan losses	Percent of loans in each category to total loans
Commercial:
Real estate	$3,155	56%
Other	401	10%
Real estate:
Construction	1,959	14%
Residential	483	19%
Consumer	56	1%
Unallocated	2,193	N/A
	$8,247	100%

Although JCB’s management believes that the specific and general credit loss allowances have been established in accordance with GAAP, actual losses are dependent upon future events and, as such, further additions to the level of specific and general allowances may become necessary.

Sources of Funds

General. Deposits, borrowings, loan and investment security repayments and prepayments, and cash flows generated from operations are the primary sources of JCB’s funds for lending, investing and other general purposes.

Deposits. JCB offers a variety of deposit accounts through its domestic branches with a range of interest rates and terms. JCB has no foreign offices. JCB’s core deposits consist of checking accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit. These deposits, along repurchase agreements, advances from the FHLB, and federal funds lines of credit are used to support JCB’s asset base.

The following table sets forth the composition of interest-bearing deposits at the dates indicated:

(in thousands)	September 30, 2016	December 31, 2015	December 31, 2014
Interest-bearing transaction accounts	$383,486	$376,808	$361,929
Savings	73,693	65,077	61,061
Time deposits	147,845	161,787	171,619
	$605,024	$603,672	$594,609

The following table sets forth the maturities of certificates of deposit $100,000 and greater at September 30, 2016:

(in thousands)
Year ending December 31:
2017	$59,166
2018	12,834
2019	609
2020	607
2021	100
$73,316

Time deposits greater than $100,000 totaled $80.8 million at December 31, 2015.

Borrowings. At September 30, 2016 and December 31, 2015 JCB had $35.5 million and $30.5 million in outstanding advances from the FHLB, respectively.

The following table sets forth certain information regarding advances from the FHLB at the date indicated:

(in thousands)	September 30, 2016	Interest rate
Maturity date:
December 27, 2016	$5,000	0.89%
March 5, 2018	4,000	1.96%
March 19, 2018	2,000	2.66%
March 26, 2018	3,000	2.47%
May 14, 2018	3,000	3.09%
July 9, 2018	2,000	3.52%
July 16, 2018	2,500	3.32%
July 30, 2018	6,000	3.63%
September 17, 2018	8,000	2.44%
	$35,500
Liquidity

Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, excess funds held at the Federal Reserve Bank, investments and loans maturing within one year. JCB's ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of JCB's management of liquid assets and the ability to generate liquidity through liability funding, JCB’s management believes that it will maintain overall liquidity sufficient to satisfy its depositors’ requirement and meet its customers’ credit needs.

Additional sources of liquidity available to JCB include, but are not limited to, proceeds from principal and interest payments on loans and securities, the availability of federal funds lines from various correspondent banks and the ability to obtain deposits through the adjustment of interest rates. Growth in deposits along with advances from the FHLB have been sufficient to fund the net increases in loans.

Capital Resources

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for EB&T on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. These new requirements create a new required ratio for common equity Tier 1 (“CET1”) capital, increase the leverage and Tier 1 capital ratio thresholds, change the risk weight of certain assets for purposes of the risk-based capital ratios, create an additional capital conservation buffer over the required capital ratios and change what qualifies as capital for purposes of meeting these various capital requirements.

The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Under the Basel III capital requirements, in order to be considered well-capitalized, EB&T must have a CET1 ratio of 6.5% (new), a Tier 1 ratio of 8% (increased from 6.0%), a total risk-based capital ratio of 10.0% (unchanged) and a leverage ratio of 5.0% (unchanged). When fully phased in on January 1, 2019, the Basel III Capital Rules will require EB&T to maintain the following:

•
A minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7% upon full implementation).

•	A minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation).

•
A minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (resulting in a minimum total capital ratio of 10.5% upon full implementation).

•	A minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to average assets.

Management believes that as of September 30, 2016 and December 31, 2015, JCB and EB&T meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2016 and December 31, 2015, the most recent regulatory notifications categorized EB&T as well capitalized under the regulatory framework for prompt corrective action.

JCB and EB&T actual and required capital amounts and ratios are as follows:

	Actual		For capital adequacy purposes		To be a well-capitalized bank under prompt corrective action provision
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2016
Total capital (to risk-weighted assets):
Company	$110,833	14.55%	$60,921	>8.0%	Not applicable
Bank	$105,205	13.85%	$60,772	>8.0%	$75,965	>10.0%
Tier 1 capital (to risk-weighted assets):
Company	$102,586	13.47%	$45,691	>6.0%	Not applicable
Bank	$96,958	12.76%	$45,579	>6.0%	$60,772	>8.0%
Common equity Tier 1 capital (to risk-weighted assets):
Company	$90,086	11.83%	$34,268	>4.5%	Not applicable
Bank	$96,958	12.76%	$34,184	>4.5%	$49,377	>6.5%
Tier 1 capital (to average assets):
Company	$102,586	11.04%	$37,174	>4.0%	Not applicable
Bank	$96,958	10.45%	$37,100	>4.0%	$46,375	>5.0%

For additional information, see Note 15 “Regulatory Matters” in the Notes to Jefferson County Bancshares’ Consolidated Financial Statements for the year ended December 31, 2015, which are included on page F-8.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Enterprise stockholders are governed by the General Corporation Law of the State of Delaware (the “DGCL”), and Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws. The rights of JCB shareholders are governed by the General and Business Corporation Law of Missouri (the “GBCL”) and JCB’s articles of incorporation, as amended, and bylaws. After the Merger, the rights of Enterprise and JCB stockholders will be governed by the DGCL and Enterprise’s certificate of incorporation and amended and restated bylaws. The following discussion summarizes the material differences between the rights of JCB shareholders and the rights of Enterprise stockholders. We urge you to read Enterprise’s certificate of incorporation, as amended, Enterprise’s amended and restated bylaws, JCB’s articles of incorporation, as amended, and bylaws, and the DGCL and the GBCL carefully and in their entirety.

Authorized Capital Stock
Enterprise. Enterprise’s certificate of incorporation authorizes it to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, and 30,000,000 shares of common stock, $0.01 par value per share. Holders of Enterprise’s common stock and preferred stock have equal rights and privileges, subject to the senior rights applicable to holders of preferred stock. Holders of common stock will have the exclusive right to vote for the election of directors of Enterprise and for all other purposes.
As of June 30, 2016, 19,979,217 shares of common stock were outstanding, 255,018 shares were held in treasury and 23,408 nonvested restricted stock shares were issued and outstanding. No shares of Enterprise preferred stock are outstanding and Enterprise has no present plans to issue any shares of Enterprise preferred stock.

JCB. JCB’s article of incorporation, as amended, provides that the authorized capital stock of JCB consists of 2,000,000 shares of common stock, par value $1.00 per share, and 1,220,000 shares of preferred stock, par value $1.00 per share, of which 610,000 shares are Series A Preferred and 610,000 shares are Series B Preferred. As of the JCB record date, there were 1,479,858 shares of JCB common stock outstanding and no shares of JCB preferred stock outstanding. As of the JCB record date, shares of JCB common stock were reserved for issuance upon conversion or exercise of stock options and vesting of other awards under JCB’s equity compensation plans.

Size of Board of Directors	Enterprise. The size of Enterprise’s board of directors is 11 and may be fixed from time to time by Enterprise’s board of directors. Enterprise's board of directors currently consists of 11 directors.	JCB. JCB’s bylaws provide for JCB’s board of directors to consist of 3 directors (subsequently amended). JCB’s board of directors currently has 9 directors.
Classes of Directors
Enterprise. Enterprise’s certificate of incorporation and amended and restated bylaws provide that Enterprise’s board of directors consists of one class of directors, elected by the holders of common stock at the annual meeting. Each director will hold his/her position until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal.
JCB. JCB’s bylaws provide that JCB’s board of directors consists of one class of directors, elected on an annual basis.
Removal of Directors	Enterprise. Under Enterprise’s amended and restated bylaws, any director may be removed with or without cause by a majority of the holders of shares entitled to vote at an election of directors.
JCB. The GBCL provides that JCB’s directors may be removed (i) by a majority vote of the shareholders then entitled to vote, or (ii) by action of a majority of the entire board of directors if the subject director fails to meet the qualifications for election set forth in JCB’s articles of incorporation, as amended, or bylaws.

Filling Vacancies on the Board of Directors
Enterprise. Under Enterprise’s amended and restated bylaws, any vacancy occurring in Enterprise’s board of directors will be filled by a majority vote of the remaining directors. Directors so chosen will serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires or until such director’s successor has been duly elected and qualified.

JCB. Under JCB’s bylaws, in the event of any vacancy occurring in JCB’s board of directors caused by death, resignation or disqualification a special meeting of the shareholders shall be called to elect a director to fill the vacancy until the next annual shareholders’ meeting.

Nomination of Director Candidates by Stockholders
Enterprise. Enterprise’s certificate of incorporation and amended and restated bylaws establish procedures that stockholders must follow to nominate persons for election to Enterprise’s board of directors. The stockholder making the nomination must deliver written notice to Enterprise’s Secretary between 90 and 120 days prior to the date of the meeting at which directors will be elected. However, if the first public announcement of the date of such annual meeting is less than 100 days prior to its date, nominations must be provided by the a 10th day following the day on which the public announcement of the date of such meeting was first made. Any person nominated must be a stockholder of record at the time of which the board of directors gives notice of the annual meeting and must be entitled to vote at such annual meeting.
The nomination notice must set forth certain information about the person to be nominated, including (i) all information relating to such person that would be required to be disclosed in a proxy statement required to be made in connection with a solicitation of proxies for an election of directors in a contested election pursuant to Section 14 of the Exchange Act and (ii) a description of (x) all direct and indirect compensation and other material monetary agreements and arrangements of such person during the past three years, and (y) any other material relationships between the nominating stockholder and the prospective nominee. The nomination notice must also set forth certain information about the person submitting the notice, including the stockholder’s name and address and the class and number of Enterprise shares that the stockholder owns of record or beneficially.
The Chairman of the meeting will have the power to determine whether a nomination or any other proposed business to be brought before a meeting was made or proposed in accordance with Enterprise’s amended and restated bylaws.
JCB. JCB’s article of incorporation, as amended, and bylaws contain no specific provision for the nomination of director candidates by shareholders.
Calling Special Meetings of Stockholders
Enterprise. A special meeting of stockholders may only be called by Enterprise’s board of directors, Enterprise’s Chairman of the board of directors or Enterprise’s Chief Executive Officer. However, the Secretary must call a meeting at the written request or requests of the holders of at least fifty percent (50%) of the voting power of all of Enterprise’s outstanding stock entitled to vote.
JCB. A special meeting of shareholders may only be called by JCB’s president, the board of directors or by the holders of not less than 20% of all of the outstanding shares of JCB’s stock.

Stockholder Proposals and Stockholder Voting Rights and Required Vote Generally
Enterprise. Enterprise’s certificate of incorporation provides that holders of Enterprise’s common stock will have the exclusive right to vote for the election of directors and for all other purposes. Enterprise’s amended and restated bylaws provide that, in all matters other than the election of directors, stockholder proposals brought before any stockholder meeting shall be determined by a majority of the votes cast, unless a greater number is required by law or Enterprise’s certificate of incorporation or amended and restated bylaws for the action proposed. Directors of Enterprise are elected by a plurality of the votes of the shares present and entitled to vote thereon.
Enterprise’s amended and restated bylaws provide that a stockholder must give advance written notice to Enterprise of any proposal for business to be transacted at an annual or special meeting of stockholder. The notice must be in writing and must be delivered to the Secretary of Enterprise between 90 and 120 days before the stockholder meeting. However, if the first public announcement of such meeting is less than 100 days prior to its date, proposals must be provided by the 10th day following the day on which the public announcement of the date of such meeting was first made.
Stockholder notice for stockholder proposals must set forth, as to each matter such stockholder proposes to bring before the stockholder meeting, (i) a brief description of the business desired to be brought before the meeting and the reasons for why the stockholder favors the proposal, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of Enterprise capital stock which are owned beneficially or of record of such stockholder, (iv) any material interest of the stockholder in such proposal and (v) a description of all proxies and agreements between the proposing stockholder and any other persons in connection with such proposal.

JCB. JCB’s articles of incorporation, as amended, and bylaws contain no specific provision with respect to shareholder proposals, except that notice of all special meetings, including those called by shareholders, must include the purpose for which called.

Notice of Stockholder Meetings
Enterprise. Enterprise’s amended and restated bylaws provide that Enterprise must notify stockholders between 10 and 60 days before any stockholder meeting of the place, day and hour of the meeting and the general nature of the business to be considered at the meeting.

JCB. JCB’s bylaws provide that JCB must notify shareholders between 10 and 50 days before a shareholders meeting, of the place, day and hour of the meeting and the purpose or purposes for which the meeting is called (if a special meeting).

Quorum for Meetings of Shareholders
Enterprise. Enterprise’s amended and restated bylaws provide that, except as otherwise provided by law of the Enterprise’s certificate of incorporation, as amended, the holders of a majority of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or proxy, shall constitute a quorum.
JCB. JCB’s bylaws provide that a majority of the outstanding shares of stock of JCB present in person or proxy, shall constitute a quorum.

Shareholder Actions by Written Consent
Enterprise. The DGCL allows action by written consent to be taken by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders if all shares entitled to vote thereat were present and voted, unless this right to act by written consent is denied in the certificate of incorporation. Enterprise’s amended and restated bylaws reaffirm this but require that any written action be delivered to Enterprise at its registered office or to an officer or agent of Enterprise that has custody of the minute books in which proceedings of stockholders are recorded.

JCB. JCB’s bylaws provide that written action of shareholders in lieu of a meeting is permitted only if the consent is signed by all of the shareholders entitled to vote with respect to the subject matter of such consent.

Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions
Enterprise.  The DGCL provides that a merger or sale of all or substantially all of the assets of a Delaware corporation shall be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the merger or sale. Neither the Enterprise certificate of incorporation, as amended, or amended and restated bylaws provide a different standard regarding the vote required to approve a merger or sale of all or substantially all of the assets of Enterprise.

JCB. The GBCL requires the approval of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by all shareholders entitled to vote thereon for proposed mergers or consolidations. However, Missouri law provides that in any case in which 90 percent of the outstanding shares of each class of a domestic corporation is owned by another domestic corporation and the jurisdictions of each allow a merger with the other, the corporation having such share ownership may either merge the other corporation into itself and assume all of its obligations, or merge itself into the other corporation without any shareholder vote. A majority vote of the directors of the parent corporation approving the Plan of Merger is all that is required in such circumstance.

Dissenters’ Rights	Enterprise. The DGCL provides that a holder of shares of any class or series has the right, in some circumstances, to demand an appraisal of the fair value of his or her shares.
JCB. The GBCL provides that a shareholder of a corporation that is a party to a merger or consolidation may demand an appraisal of the fair value of his, her or its shares. Dissenters’ rights are available to shareholders of JCB with respect to the merger proposal. See “Proposal I - The Merger - Dissenters’ Rights of Appraisal of Holders of JCB Common Stock” on page 50.

Certain Business Combination Restrictions
Enterprise. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder that owns 15% or more of the outstanding voting stock (an “interested stockholder”) for three years following the time that person becomes an “interested stockholder” unless (i) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (iii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exceptions). Enterprise has not opted out of Section 203 of the DGCL.

JCB. JCB does not have any stock registered with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act, and, therefore, is exempt from the business combination statute in the GBCL.

Stockholder Rights Plans (“Poison Pill”)	Enterprise. Enterprise does not have a stockholder rights plan in place.	JCB. JCB does not have a shareholders rights plan in place.
Dividends
Enterprise. Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Enterprise’s amended and restated bylaws provide that dividends, if any, may be declared by the board.
JCB. The JCB bylaws provide that JCB’s board of directors may declare dividends from time to time.
Indemnification of Directors and Officers
Enterprise. Enterprise’s amended and restated bylaws provide that Enterprise will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Enterprise or by reason of the fact that such person is or was serving at the request of Enterprise as a director, officer or trustee of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under Delaware or federal law.

JCB. JCB’s bylaws provide that JCB will indemnify any director or officer of JCB, or any former director or officer of JCB, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of JCB, or is or was serving at the request of JCB as a director or officer of another corporation in which JCB owned corporate stock, against all liabilities, costs and expenses (including attorneys’ fees) reasonably incurred by him or her or on his or her behalf in connection therewith. Such indemnification shall not extend to any matters as to which such director or officer is finally adjudged to have been liable for negligence or misconduct in the performance of his or her duties as such officer or director.

Amendments to Certificate of Incorporation and Bylaws
Enterprise. Under the DGCL, an amendment to Enterprise’s certificate of incorporation requires (i) the approval of its board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.
The bylaws may be amended or repealed by (i) the approval of the holders of a majority of the outstanding stock entitled to vote at any annual or special meeting of stockholders or (ii) the action of the Enterprise board of directors at any regular or special meeting.

JCB. The GBCL provides that JCB’s articles of incorporation can be amended by amended by the affirmative vote of a majority of the outstanding voting stock, subject to certain exceptions for amendments that affect primarily certain classes of shareholders or the shareholders’ right to cumulative voting. The board of directors may, but need not, adopt such a proposed amendment and submit it to the shareholders for a vote. JCB’s bylaws may be amended by the board of directors at any annual or special meeting.

Forum Selection Clause	Enterprise. Enterprise’s does not have a forum selection clause in its bylaws.	JCB. JCB does not have a forum selection clause in its bylaws.

SECURITY OWNERSHIP OF JCB DIRECTORS, CERTAIN OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. The rules also treat as outstanding all shares of JCB common stock that a person would receive upon exercise of JCB Stock Options held by that person, which are immediately exercisable or exercisable within 60 days of the beneficial ownership determination date. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

The following table sets forth, as of the record date, certain information as to the shares of JCB common stock beneficially owned by persons and groups owning in excess of 5.0% of the JCB common stock. Management knows of no persons or groups other than those set forth below who own more than 5.0% of the outstanding shares of JCB common stock as of the record date.

 Security Ownership of Certain Beneficial Owners.

Name	Amount Of Beneficial Ownership	Percent of Total
Michael W. Walsh	186,828.4 (including 2,000 option shares)	11.83%
Richard Proctor	100,759	6.38%

Security Ownership of Management. The following table sets forth information with respect to the beneficial ownership as of the record date of each of JCB’s directors, and officers who own more than 0.5% of the total issued and outstanding common stock of JCB (including shares for which options have not yet been exercised), and by all such directors and executive officers as a group of JCB common stock.

Name	Amount of Beneficial Ownership	Percent of Total
Michael Walsh	186,828.4 (including 2,000 option shares)	11.83%
James Hall	16,405 (including 9,000 option shares)	1.04%
Ken Bartz	64,500 (including 15,500 option shares)	4.08%
Steve Frank	6,495 (including 1,850 option shares)	0.41%
Larry LeGrand	1,750 (all option shares)	0.11%
John Hessel	4,781(including 1,880 option shares)	0.30%
John Anderson	20,920 (including 1,050 option shares)	1.32%
Mike Normile	1,045	0.07%
Mark Murray	57,300 (including 8,500 option shares)	3.63%
Total	360,024.4 (including 41,530 option shares)	22.80%

PROPOSAL II - TO TRANSACT ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE SPECIAL MEETING, INCLUDING ADJOURNMENT OF THE SPECIAL MEETING
The board of directors of JCB seeks the authorization of JCB shareholders to direct the vote of the proxies if any matters properly come before the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal. As to all such matters, the board of directors of JCB intends to direct the voting of such shares in the manner determined by the board of directors in its discretion, and in the exercise of its duties and responsibilities, to be in the best interests of JCB and its shareholders as a whole. As of the date of this proxy statement, JCB is not aware of any other business that may properly come before the special meeting.
In the event that there are not sufficient votes to approve the Merger Proposal at the time of the JCB special meeting, the Merger Agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by JCB at the time of the special meeting to be voted for an adjournment, if necessary, JCB has submitted the question of adjournment to its shareholders as a separate matter for their consideration. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the Adjournment Proposal.
The affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote at the meeting, and present in person or proxy is required in order to approve and adopt the Adjournment Proposal. Abstentions will be counted for the purpose of determining whether a quorum is present at the meeting and will have the effect of a vote “AGAINST” the approval of this proposal.
JCB’s board of directors unanimously recommends that its stockholders vote “FOR” this Adjournment Proposal, authorizing its board of directors to direct the vote of the proxies upon such other matters as may properly come before such meeting, including without limitation, a motion to adjourn such meeting.
JCB SHAREHOLDER PROPOSALS
JCB held its annual meeting of shareholders on May 19, 2016. If the Merger is completed, JCB shareholders will become stockholders of Enterprise and there will be no future annual meetings of JCB shareholders. Neither JCB’s bylaws nor Missouri law provide for a specific advance notice procedure with regard to director nominations and other business proposals by shareholders to be presented at its next annual meeting.
EXPERTS
The financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Enterprise Financial Services Corp's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of JCB and its subsidiary as of and for the years ended December 31, 2015 and 2014 have been audited by Cummings, Ristau & Associates, P.C., an independent public accounting firm, as stated in their reports thereon and included in the registration statement of which this proxy statement/prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
OTHER MATTERS
As of the date of this proxy statement/prospectus, JCB’s board of directors does not know of any matter that will be presented for consideration at their special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the JCB special meeting, or any adjournments thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by those proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors of JCB, as applicable.
WHERE YOU CAN FIND MORE INFORMATION
Enterprise has filed a registration statement with the SEC under the Securities Act that registers the distribution to JCB shareholders of the shares of Enterprise common stock to be issued in the Merger.
The registration statement, of which this proxy statement/prospectus is a part, including the attached appendices and exhibits, contains additional relevant information about Enterprise and its common stock, JCB and the combined company.
Enterprise is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by Enterprise at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Enterprise’s filings with the SEC are also available to the public through the SEC’s Internet website at http://www.sec.gov. You can also find information about Enterprise by visiting Enterprise’s website at www.enterprisebank.com. Information contained in these websites does not constitute part of this proxy statement/prospectus.
The SEC allows Enterprise to “incorporate by reference” information into this proxy statement/prospectus. This means that Enterprise can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Enterprise has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about Enterprise and Enterprise’s financial condition:

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Definitive Proxy Statement on Schedule 14A for Enterprise’s 2016 Annual Meeting of Stockholders filed on April 14, 2016;

•	Quarterly Reports on Form 10-Q filed for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	Current Reports on Form 8-K filed on January 5, 2016, May 10, 2016, June 27, 2016, August 10, 2016, October 11, 2016, October 28, 2016, and November 1, 2016; and

•
The description of Enterprise common stock set forth in Enterprise’s registration statement on Form 8-A12B filed on April 30, 1998, and registration statement on Form 8-A12G filed on October 6, 1999, including any amendment or report filed for the purpose of updating any such description, including the form of Enterprise common stock certificate filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Enterprise incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of JCB’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
Enterprise has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Enterprise. JCB has supplied all information contained in this proxy statement/prospectus relating to JCB.

You can obtain any of the documents incorporated by reference in this proxy statement/prospectus through Enterprise or from the SEC through the SEC’s Internet website at http://www.sec.gov. Documents incorporated by reference are available from Enterprise without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone as specified below:
Enterprise Financial Services Corp
Attention: Mr. Keene S. Turner, Chief Financial Officer
150 North Meramec
Clayton, MO 63105
Telephone: (314) 725-5500
You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than five business days before the date of the JCB special meeting. This means that JCB shareholders requesting documents must do so by January 11, 2017 in order to receive them before the JCB special meeting. If you request any incorporated documents, Enterprise will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.
We have not authorized anyone to give any information or make any representation about the Merger Agreement or the Merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Enterprise has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Jefferson County Bancshares, Inc.

Report of Independent Auditors	F-2

Consolidated Balance Sheet as of December 31, 2015 and 2014	F-3

Consolidated Statements of Income for the years ended December 31, 2015 and 2014	F-4

Consolidated Statements of Comprehensive Income for the years ended December 31, 2015 and 2014	F-5

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2015 and 2014	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2015 and 2014	F-7

Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Balance Sheets as of September 30, 2016 and December 31, 2015	F-31

Unaudited Condensed Consolidated Statement of Operations for the nine months ended September 30, 2016 and 2015	F-32

Unaudited Condensed Consolidated Statements of Comprehensive Income for the nine months ended September 30, 2016 and 2015	F-33

Unaudited Condensed Consolidated Statements of Shareholders’ Equity for the nine months ended September 30, 2016 and 2015	F-34

Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2016 and 2015	F-35

Notes to Unaudited Condensed Consolidated Financial Statements	F-36

Independent Auditors’ Report

The Board of Directors
Jefferson County Bancshares, Inc.:

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Jefferson County Bancshares, Inc. and subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jefferson County Bancshares, Inc. and subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
St. Louis, Missouri
March 11, 2016

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2015 and 2014
(in thousands, except share and per share data)	2015	2014
ASSETS
Cash and due from banks (note 2)	$22,315	$23,756
Interest-earning deposits in other financial institutions	21,779	14,488
Investments in available-for-sale debt securities, at fair value (note 3)	165,617	174,686
Loans (notes 4 and 9)	643,490	623,005
Less:
Net deferred loan fees	(346)	(299)
Reserve for possible loan losses	(7,497)	(7,873)
Net loans	635,647	614,833
Premises and equipment, net (note 5)	24,026	20,602
Accrued interest receivable	2,689	2,667
Life insurance contracts, at cash surrender value (note 11)	16,812	16,374
Other real estate owned	7,326	8,067
Goodwill	7,806	7,806
Other assets (note 7)	6,774	8,914
	$910,791	$892,193
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (note 6):
Noninterest-bearing deposits	$151,059	$145,411
Interest-bearing deposits	603,672	594,609
Total deposits	754,731	740,020
Short-term borrowings (note 8)	12,161	12,971
Federal Home Loan Bank borrowings (note 9)	30,500	30,500
Long-term borrowings (note 10)	15,475	16,175
Accrued interest payable	523	519
Other liabilities (note 11)	2,645	3,130
Total liabilities	816,035	803,315
Commitments and contingencies (notes 13 and 14)
Stockholders' equity (notes 11, 12 and 15):
Preferred Stock, $1 par value; 1,220,000 shares authorized, 2,500 shares issued and outstanding	3	3
Common stock, $1 par value; 2,000,000 shares authorized, 1,482,684 and 1,465,194 shares issued and outstanding at December 31, 2015 and 2014, respectively	1,483	1,465
Surplus	25,354	24,628
Retained earnings	67,693	62,185
Treasury stock, at cost, 7,689 and 5,643 shares at December 31, 2015 and 2014, respectively	(604)	(370)
Accumulated other comprehensive income	827	967
Total stockholders' equity	94,756	88,878
	$910,791	$892,193

See accompany notes to consolidated financial statements.

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Years ended December 31, 2015 and 2014
(in thousands)	2015	2014
Interest income:
Interest and fees on loans (note 4)	$29,173	$28,784
Interest on debt securities:
Taxable	3,506	3,194
Exempt from federal income taxes	838	757
Interest on short-term investments	109	151
Total interest income	33,626	32,886
Interest expense:
Interest on deposits (note 6)	3,172	3,340
Interest on short-term borrowings (note 8)	65	67
Interest on Federal Home Loan Bank borrowings (note 9)	877	877
Interest on long-term borrowings (note 10)	1,055	1,078
Total interest expense	5,169	5,362
Net interest income	28,457	27,524
Provision for possible loan losses (note 4)	1,261	1,285
Net interest income after provision for possible loan losses	27,196	26,239
Noninterest income:
Mortgage banking revenues	649	771
Service charges on deposit accounts	2,159	2,099
Income from fiduciary activities	466	441
Increase in cash surrender value of life insurance	438	918
Other noninterest income	2,234	2,037
Total noninterest income	5,946	6,266
Noninterest expense:
Salaries and employee benefits (note 11)	12,427	11,805
Occupancy and equipment expense (note 5)	2,847	2,783
Data processing expense	2,985	2,922
Expenses incurred on other real estate owned	256	763
Legal and professional fees	828	914
Postage, printing, and supplies	561	581
Advertising	711	673
FDIC insurance assessment	555	482
Other noninterest expense	2,246	2,257
Total noninterest expense	23,416	23,180
Income before applicable income taxes	9,726	9,325
Applicable income taxes (note 7)	3,115	2,941
Net income	$6,611	$6,384

See accompanying notes to consolidated financial statements.

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
Years ended December 31, 2015 and 2014
(in thousands)	2015	2014
Net income	$6,611	$6,384
Other comprehensive income (loss) before tax:
Unrealized gains (losses) on available-for-sale securities	(212)	4,974
Income tax related to items of other comprehensive income (loss)	(72)	1,691
Other comprehensive income (loss), net of tax	(140)	3,283
Comprehensive income	$6,471	$9,667

See accompany notes to consolidated financial statements.

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity
Years ended December 31, 2015 and 2014
(in thousands, except share and per share data)	Preferred stock	Common stock	Surplus	Retained earnings	Treasury stock	Accumulated other comprehensive income	Total stockholders' equity
Balance at December 31, 2013	$3	1,465	24,822	56,750	(468)	(2,316)	80,256
Net income	—	—	—	6,384	—	—	6,384
Compensation cost recorded for stock options granted	—	—	56	—	—	—	56
Dividends paid on common shares - $0.65 per share	—	—	—	(949)	—	—	(949)
Stock options exercised - 12,715 common shares from treasury	—	—	(250)	—	786	—	536
Purchase of 3,819 common shares for treasury	—	—	—	—	(208)	—	(208)
Stock purchased from Employee Stock Ownership Plan - 7,027 common shares for treasury	—	—	—	—	(480)	—	(480)
Change in valuation of available-for-sale debt securities, net of related taxes	—	—	—	—	—	3,283	3,283
Balance at December 31, 2014	3	1,465	24,628	62,185	(370)	967	88,878
Net income	—	—	—	6,611	—	—	6,611
Compensation cost recorded for stock options granted	—	—	35	—	—	—	35
Dividends paid on common shares - $0.75 per share	—	—	—	(1,103)	—	—	(1,103)
Stock options exercised - 23,245 common shares (of which 6,055 were from treasury)	—	18	691	—	395	—	1,104
Purchase of 5,224 common shares for treasury	—	—	—	—	(431)	—	(431)
Stock purchased from Employee Stock Ownership Plan - 2,877 common shares for treasury	—	—	—	—	(198)	—	(198)
Change in valuations of available-for-sale debt securities, net of related taxes	—	—	—	—	—	(140)	(140)
Balance at December 31, 2015	$3	1,483	25,354	67,693	(604)	827	94,756

See accompanying notes to consolidated financial statements.

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31, 2015 and 2014
(in thousands)	2015	2014
Cash flows from operating activities:
Net income	$6,611	$6,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,011	821
Provision for possible loan losses	1,261	1,285
Deferred income tax expense	120	40
Net losses on sales of other real estate owned	16	40
Other real estate owned write-downs	14	414
Loss on sale of premises and equipment	54	—
Decrease (increase) in accrued interest receivable	(22)	1
Increase (decrease) in accrued interest payable	4	(21)
Increase in cash value of life insurance contracts	(438)	(918)
Compensation cost recorded for stock options granted	35	56
Mortgage loans originated for sale in secondary market	—	(9,657)
Proceeds from mortgage loans sold in secondary market	—	14,598
Other operating activities, net	2,512	(1,778)
Net cash provided by operating activities	11,178	11,265
Cash flows from investing activities:
Proceeds from maturities and calls of and principal payments on available-for-sale debt securities	49,042	40,600
Purchases of available-for-sale debt securities	(40,456)	(48,059)
Proceeds from sale of available-for-sale debt securities	245	250
Redemption (purchase) of Federal Home Loan Bank stock	4	(8)
Net increase in loans	(22,767)	(1,135)
Proceeds from sale of other real estate owned	1,403	1,546
Proceeds from death claim on life insurance contract	—	1,191
Proceeds from sale of premises and equipment	371	—
Purchases of premises and equipment, net	(5,743)	(1,674)
Net cash used in investing activities	(17,901)	(7,289)
Cash flows from financing activities:
Net increase (decrease) in deposits	14,711	(12,443)
Net increase (decrease) in short-term borrowings	(810)	1,113
Payments of long-term borrowings	(700)	(700)
Cash dividends paid	(1,103)	(949)
Purchase of common stock from Employee Stock Ownership Plan	(198)	(480)
Stock options exercised	1,104	536
Purchase of treasury stock	(431)	(208)
Net cash provided by (used in) financing activities	12,573	(13,131)
Net increase (decrease) in cash and cash equivalents	5,850	(9,155)
Cash and cash equivalents at beginning of year	38,244	47,399
Cash and cash equivalents at end of year	$44,094	$38,244

Supplemental information:
Cash paid for:
Interest	$5,165	$5,383
Income taxes	2,780	2,947
Noncash transactions:
Loans transferred to other real estate owned	1,391	3,419
Loans made to facilitate the sale of other real estate owned	699	2,544

See accompanying notes to consolidated financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Jefferson County Bancshares, Inc. (the Company) provides a full range of financial services to individual and corporate customers and nonprofit entities throughout Jefferson, St. Louis, and Perry Counties in Missouri through the branch network of its wholly owned subsidiary, Eagle Bank & Trust Company of Missouri (the Bank). The Company and Bank are subject to competition from other financial and nonfinancial institutions providing financial products throughout Jefferson, St. Louis, and Perry Counties in Missouri. Additionally, the Company and Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

The accounting and reporting policies of the Company conform to generally accepted accounting principles within the financial services industry. In compiling the consolidated financial statements, management is required to make estimates and assumptions which may significantly affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change in a short period of time include the determination of the reserve for possible loan losses, valuation of other real estate owned and stock options, and determination of possible impairment of intangible assets. Actual results may differ from those estimates.

Following is a description of the more significant of the Company’s accounting policies:

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Accounting
The Company and Bank use the accrual basis of accounting, which includes in the total of net income all revenues earned and expenses incurred, regardless of when actual cash payments are received or paid. The Company is also required to report comprehensive income, of which net income is a component. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by and distributions to owners, and cumulative effects of accounting changes recorded directly to retained earnings. The components of accumulated other comprehensive income are as follows at December 31, 2015 and 2014:

(in thousands)	2015	2014
Net unrealized gains on available-for-sale securities	$1,253	$1,465
Deferred tax effect	426	498
	$827	$967

Cash Flow Information
For purposes of the consolidated statements of cash flows, cash equivalents include cash and due from banks, interest-earning deposits in other financial institutions (all of which are due on demand), and federal funds sold. Certain balances maintained at other financial institutions generally exceed the level of deposits insured by the Federal Deposit Insurance Corporation.

Investments in Debt Securities
The Company classifies its debt securities into one of three categories at the time of purchase: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those debt securities that the Company has the ability and intent to hold until maturity. All other debt securities not included in trading or held-to-maturity, and all equity securities, are classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities (for which no securities were so designated at December 31, 2015 and 2014) would be recorded at amortized cost, adjusted for the amortization of premiums or accretion of discounts. Unrealized holding gains and losses on trading securities (for which no securities were so designated at December 31, 2015 and 2014) would be included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a component of other comprehensive income in stockholders’ equity until realized. Transfers of securities between categories would be recorded at fair value at the date of transfer. Unrealized holding gains and losses would be recognized in earnings for transfers into the trading category.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Amortization of premiums and accretion of discounts for mortgage-backed securities are recognized as interest income using the interest method, which considers the timing and amount of prepayments of the underlying mortgages in estimating future cash flows for individual mortgage-backed securities. For other debt securities, premiums and discounts are amortized or accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses from the sale of any securities are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in operations as realized losses. In estimating other-than-temporary impairment losses, management systematically evaluates investment securities for other-than-temporary declines in fair value on a quarterly basis. The analysis requires management to consider various factors, which include the present value of the cash flows expected to be collected compared to the amortized cost of the security, the duration and magnitude of the decline in value, the financial condition of the issuer or issuers, the structure of the security, and the intent to sell the security or whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in market value.

Loans
Interest on loans is credited to income based on the principal amount outstanding. Loans are considered delinquent whenever interest and/or principal payments have not been received when due. The recognition of interest income is generally discontinued when a loan becomes 90 days delinquent or when, in management’s judgment, the interest is not collectible in the normal course of business. Subsequent payments received on such loans are applied to principal if any doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected. The Bank considers a loan impaired when all amounts due, both principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. When measuring impairment for impaired loans, the expected future cash flows of an impaired loan are discounted at the loan’s effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan; however, the Bank measures impairment based on the fair value of the collateral, using observable market prices, if foreclosure is probable.

Loan origination fees and certain direct loan origination costs are deferred and recognized as an adjustment to interest income over the lives of the related loans using the interest method.

The reserve for possible loan losses is available to absorb loan charge-offs. The reserve is increased by provisions charged to operations and is reduced by loan charge-offs less recoveries. Loans are partially or fully charged off when Bank management believes such amounts are uncollectible, either through collateral liquidation or cash payment. Management utilizes a systematic, documented approach in determining the appropriate level of the reserve for possible loan losses. The level of the reserve reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political, and regulatory conditions; and probable losses inherent in the current loan portfolio. The determination of the appropriate level of the reserve for possible loan losses inherently involves a degree of subjectivity and requires the Bank to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of the Bank’s control, may require an increase in the reserve for possible loan losses.

Management believes the reserve for possible loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of the examination process, periodically review the Bank’s reserve for possible loan losses. Such agencies may require the Bank to add to the reserve for possible loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment is computed over the expected lives of the assets, or the lease term for leasehold improvements, on a straight-line basis. Estimated useful lives are generally 40 years for premises and 3 to 19 years for building and leasehold improvements, furniture, fixtures, and equipment. Expenditures for major renewals and improvements of premises and equipment are capitalized, and those for maintenance and repairs are expensed as incurred.

Premises and equipment and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets using observable market prices. Assets to be disposed of would be reported at the lower of the carrying amount or fair value, less estimated selling costs.

Other Real Estate Owned
Other real estate owned represents property acquired through foreclosure, or deeded to the Bank in lieu of foreclosure, for loans on which borrowers have defaulted as to payment of principal and interest. Properties acquired are initially recorded at the lower of the Bank’s cost or fair value using observable market prices, less estimated selling costs. Valuations are periodically performed by management, and an allowance for losses is established by means of a charge to noninterest expense if the carrying value of a property exceeds its fair value less estimated selling costs. Subsequent increases in the fair value less estimated selling costs are recorded through a reversal of the allowance, but not below zero. Costs related to development and improvement of property are capitalized, while costs relating to holding the property are expensed. Of the $7.3 million of other real estate owned at December 31, 2015, $2.2 million was comprised of residential real estate properties. The Bank had no residential real estate loans in process of foreclosure at December 31, 2015.

Goodwill
The excess of cost over the fair value of net assets acquired, relating to the Company’s acquisitions of Eagle Bank & Trust Company of Jefferson County (now Eagle Bank & Trust Company of Missouri) and Perry County Financial Corporation in 1993 and 2001, respectively, and purchases of minority interest of Eagle Bank & Trust Company of Missouri after 1993, have been recorded as goodwill, an intangible asset on the Company’s consolidated balance sheets. Goodwill is the Company’s only intangible asset with an indefinite useful life, and the Company is required to test the intangible asset for impairment on an annual basis. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. No impairment write-downs were required in 2015 or 2014.

Federal Home Loan Bank Stock
Included in other assets is common stock of the Federal Home Loan Bank of Des Moines, which is administered by the Federal Housing Finance Board. As a member of the Federal Home Loan Bank System, the Bank is required to maintain a minimum investment in the capital stock of the Federal Home Loan Bank of Des Moines. The stock is recorded at cost, which represents redemption value. At December 31, 2015 and 2014, the carrying amount of this investment was $2.3 million.

Securities Sold Under Repurchase Agreements
The Bank enters into sales of securities under repurchase agreements at specified future dates. Such repurchase agreements are considered financing arrangements and, accordingly, the obligation to repurchase assets sold is reflected as a liability in the consolidated balance sheets. Repurchase agreements are collateralized by debt securities which are under the control of the Bank.

Income Taxes
The Company and Bank file consolidated federal and state income tax returns. Applicable income taxes are computed based on reported income and expenses, adjusted for permanent differences between reported and taxable income. Penalties and interest assessed by income taxing authorities are included in income tax expense in the year assessed, unless such amounts relate to an uncertain tax position. The Company had no uncertain tax positions at December 31, 2015 or 2014.

The Company uses the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The most recent examination of the Company’s consolidated federal income tax returns covered the year ended December 31, 2006. The Company’s consolidated federal and state income tax returns are generally subject to examination by the Internal Revenue Service and Missouri Department of Revenue for three years after they are filed. The Company has not had a state income tax examination by the State of Missouri for several years.

Mortgage Banking Operations
Through early 2014, the Bank operated a mortgage banking department which originated long-term, fixed-rate residential mortgage loans for sale in the secondary market. Upon receipt of an application for a residential real estate loan, the Bank generally locked in an interest rate with the applicable investor and, at the same time, locked into an interest rate with the customer. This practice minimized the Bank’s exposure to risk resulting from interest rate fluctuations. Upon disbursement of the loan proceeds to the customer, the loan was delivered to the applicable investor and sales proceeds were received shortly thereafter. Therefore, no loans held for sale were included in the Bank’s loan portfolio at any point in time, except those loans for which the sale proceeds had not yet been received. Such loans were maintained at the lower of cost or fair value, based on the outstanding commitments from the applicable investors for such loans. Servicing rights were not retained on the loans originated and sold. Gains and losses on the sale of these loans and the effects of market adjustments were included as mortgage banking revenues in noninterest income in the consolidated statements of income. In the second quarter of 2014, the Bank entered into a brokerage agreement with an unaffiliated mortgage banker for processing applications for residential real estate loans for sale in the secondary market. All loans are underwritten, processed, and closed by the third-party mortgage banker.

Stock Options
Compensation cost relating to share-based payment transactions is recognized in the consolidated financial statements over the period of service to which such compensation relates (generally the vesting period), and is measured based on the fair value of the equity or liability instruments issued. The grant date value of employee share options is estimated using option-pricing models adjusted for the unique characteristics of those instruments. If an equity award is modified after the grant date, incremental compensation cost would be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

Financial Instruments
For purposes of information included in note 14 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both (a) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (b) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

Derivative Instruments and Hedging Activities
The Company uses derivative instruments to assist in the management of interest rate sensitivity and to modify the repricing, maturity, and option characteristics of certain assets and liabilities. The only derivative instruments used by the Company are interest rate swaps. Derivative instruments are required to be measured at fair value and recognized as either assets or liabilities in the consolidated financial statements. Fair value represents the payment the Company would receive or pay if the item were sold or bought in a current transaction. Fair values are generally based on market quotes. The accounting for changes in fair value (gains or losses) of a hedged item is dependent on whether the related derivative is designated and qualifies for “hedge accounting.” The Company assigns derivatives to one of three categories at the purchase date: fair value hedge, cash flow hedge, or nondesignated derivatives, and performs an assessment of the expected and ongoing hedge effectiveness of any derivative designated as a fair value or cash flow hedge. Derivatives are included in other assets and other liabilities in the consolidated balance sheets.

The following is a summary of the Company’s accounting policies for derivative financial instruments and hedging activities:

Fair Value Hedges
For derivatives designated as fair value hedges, the fair value of the derivative instrument and related hedged item are recognized through the related interest income or expense, as applicable, except for the ineffective portion, which is recorded in noninterest income or expense. All changes in fair value are measured on a monthly basis. Swap agreements are accounted for on an accrual basis, with the net interest differential being recognized as an adjustment to interest income or interest expense of the related asset or liability.

Cash Flow Hedges
Derivatives designated as cash flow hedges are accounted for at fair value. The effective portion of the change in fair value is recorded net of taxes as a component of other comprehensive income in stockholders’ equity. Amounts recorded in other comprehensive income are subsequently reclassified into interest income or expense when the underlying transaction affects earnings. The ineffective portion of the change in fair value is recorded in noninterest income or expense. Swap agreements are accounted for on an accrual basis, with the net interest differential being recognized as an adjustment to interest income or interest expense of the related asset or liability.

Nondesignated Derivatives
Certain derivative instruments would not be designated as cash flow or fair value hedges for accounting purposes. These nondesignated derivatives would not meet the criteria for hedge accounting treatment. Changes in the fair value of these instruments would be recorded in noninterest income or expense at the end of each reporting period.

Fair Value Measurements
The Company uses fair value measurements to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods, including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. Financial assets and liabilities carried and/or reported at fair value will be classified and disclosed in one of the following three categories:

▪
Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

▪
Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

▪
Level 3 - Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or value assigned to such assets or liabilities.

While certain assets and liabilities may be recorded on a nonrecurring basis at the lower of cost or fair value, as described above (e.g., impaired loans, loans held for sale, other real estate owned), the only assets and liabilities recorded at fair value on a recurring basis by the Company are investments in available-for- sale debt securities, which are measured at fair value using Level 2 valuations, and derivative financial instruments and life insurance policies, which are measured at fair value using Level 1 valuations. No other assets and liabilities are recorded at fair value on a recurring or nonrecurring basis. For debt securities, the market valuations utilize several sources which include observable inputs rather than “significant unobservable inputs” and, therefore, fall into the Level 2 category, and are based on dealer quotes, market spreads, the U.S. Treasury yield curve, trade execution data, market consensus prepayment speeds, credit information, and the bonds’ terms and conditions at the security level.

The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2015 and 2014:

	December 31, 2015
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	$66,079	$—	$66,079
Obligations of states and political subdivisions	—	34,267	—	34,267
Mortgage-backed securities	—	65,271	—	65,271
Total available-for-sale debt securities	—	165,617	—	165,617
Life insurance policies	16,812	—	—	16,812
Derivative financial instruments	754	—	—	754
	$17,566	$165,617	$—	$183,183

Liabilities - derivative financial instruments	$754	$—	$—	$754

	December 31, 2014
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	$74,415	$—	$74,415
Obligations of states and political subdivisions	—	33,329	—	33,329
Mortgage-backed securities	—	66,942	—	66,942
Total available-for-sale debt securities	—	174,686	—	174,686
Life insurance policies	16,374	—	—	16,374
Derivative financial instruments	1,119	—	—	1,119
	$17,493	$174,686	$—	$192,179

Liabilities - derivative financial instruments	$1,119	$—	$—	$1,119

Reclassifications
Certain reclassifications have been made to the 2014 consolidated financial statement amounts to conform to the 2015 presentation. Such reclassifications have no effect on the previously reported consolidated net income or stockholders’ equity.

Subsequent Events
The Company has considered all events occurring subsequent to December 31, 2015 for possible disclosures through March 11, 2016, the date these consolidated financial statements were available to be issued.

NOTE 2 - CASH AND DUE FROM BANKS
The Bank is required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. The reserve balances maintained in accordance with such requirements at December 31, 2015 and 2014 were approximately $14.3 million.

NOTE 3 - INVESTMENTS IN DEBT SECURITIES
The amortized cost, gross unrealized gains and losses, and estimated fair value of debt securities classified as available-for-sale at December 31, 2015 and 2014 are as follows:

	December 31, 2015
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$65,744	$720	$(385)	$66,079
Obligations of states and political subdivisions	33,939	386	(58)	34,267
Mortgage-backed securities	64,680	1,002	(411)	65,271
	$164,363	$2,108	$(854)	$165,617

	December 31, 2014
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$74,327	$746	$(658)	$74,415
Obligations of states and political subdivisions	32,976	449	(96)	33,329
Mortgage-backed securities	65,917	1,445	(420)	66,942
	$173,220	$2,640	$(1,174)	$174,686

The amortized cost and estimated fair value of debt securities classified as available-for-sale at December 31, 2015, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.

(in thousands)	Amortized Cost	Estimated Fair Value
Due one year or less	$2,121	$2,128
Due one year through five years	9,705	9,780
Due five years through ten years	44,156	44,706
Due after ten years	43,701	43,732
Mortgage-backed securities	64,680	65,271
	$164,363	$165,617

Following is a summary of securities which were in an unrealized loss position at December 31, 2015 and 2014:

	December 31, 2015
(in thousands)	Less than 12 months		12 months or more		Total
Obligations of U.S. government agencies and corporations	$21,288	$277	$6,454	$108	$27,742	$385
Obligations of states and political subdivisions	3,892	26	583	32	4,475	58
Mortgage-backed securities	22,092	132	8,248	279	30,340	411
	$47,272	$435	$15,285	$419	$62,557	$854

	December 31, 2014
(in thousands)	Less than 12 months		12 months or more		Total
Obligations of U.S. government agencies and corporations	$8,480	$48	$29,329	$610	$37,809	$658
Obligations of states and political subdivisions	644	6	4,080	90	4,724	96
Mortgage-backed securities	2,422	15	20,348	405	22,770	420
	$11,546	$69	$53,757	$1,105	$65,303	$1,174

The obligations of U.S. government agencies and corporations and mortgage-backed securities with unrealized losses are primarily issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, or Federal Home Loan Bank. Obligations of states and political subdivisions in an unrealized loss position are primarily comprised of municipal bonds with adequate credit ratings, underlying collateral, and/or cash flow payments. The unrealized losses associated with these securities are not believed to be attributed to credit quality, but rather to changes in interest rates and temporary market movements. In addition, the Bank does not intend to sell the securities with unrealized losses, and it is not more likely than not that the Bank will be required to sell them before recovery of their amortized cost bases, which may be at maturity.

The carrying value of debt securities pledged to secure public funds, securities sold under repurchase agreements, and for other purposes amounted to approximately $96.9 million and $75.7 million at December 31, 2015 and 2014, respectively.

During 2015 and 2014, certain available-for-sale debt securities were sold for proceeds totaling $0.2 million and $0.3 million, respectively, resulting in gross gains of $1,506 and $0, respectively, and gross losses of $1,112 and $0, respectively.

NOTE 4 - LOANS
The composition of the loan portfolio at December 31, 2015 and 2014 is as follows:

(in thousands)	December 31, 2015	December 31, 2014
Commercial:
Real estate	$346,908	$341,129
Other	56,397	55,880
Real estate:
Construction	105,239	89,895
Residential	126,655	129,371
Consumer	8,291	6,730
	$643,490	$623,005

The Bank grants commercial, industrial, residential, and consumer loans throughout Jefferson, Perry, and St. Louis Counties in Missouri. The Bank does not have any particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate in the three-county area. The ability of the Bank’s borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market. Included in consumer loans are overdrafts of $0.4 million and $0.2 million at December 31, 2015 and 2014, respectively.

The following describe the risk characteristics relevant to each of the portfolio segments:

Commercial real estate loans are secured by various commercial property types, a majority of which are owner-occupied and in the Bank’s market area. The Bank originates commercial real estate loans with a typical term of three or five years with an adjustable rate feature generally tied to the three- or five-year U.S. Treasury bill index, the London Interbank Offering Rate (LIBOR), or the prime commercial rate as quoted by The Wall Street Journal. These loans are typically amortized over 15 or 20 years. Strict underwriting standards are in place that include, but are not limited to, independent appraisals, cash flow analyses, creditworthiness, experience, and management.

Commercial business loans vary in type and include secured and unsecured commercial business loans for the purpose of financing equipment acquisition, expansion, working capital, and other general business purposes. The terms of these loans are generally for less than seven years. The loans are either negotiated on a fixed-rate basis or carry variable interest rates indexed to the prime commercial rate as quoted by The Wall Street Journal, LIBOR, or the one-, three-, or five-year U.S. Treasury bill. Commercial credit decisions are based upon a complete credit review of the borrower. A determination is made as to the borrower’s ability to repay in accordance with the proposed loan terms, as well as an overall assessment of the credit risks involved. Personal guarantees of borrowers are generally required. In evaluating a commercial business loan, the Bank considers debt service capabilities, actual and projected cash flows, and the borrower’s inherent industry risks.

Construction lending generally involves a greater degree of risk than the Bank’s other real estate lending. The construction phase of a loan generally lasts nine months. As with the Bank’s other loan types, the underwriting standards require proper loan-to-value coverage and the borrower’s ability to service the debt. Prior to approval of the construction loan, the Bank determines that the borrower has the approval, capacity, and wherewithal to handle the permanent financing.

Residential real estate loans are predominantly collateralized by properties located in the Bank’s market area. The Bank adheres to strict underwriting standards that have been reviewed by the Board of Directors and the banking regulators. The underwriting standards include, but are not limited to, repayment capacity, creditworthiness, proper loan-to-value coverage, and correct lien positions supported by title policies.

Multifamily real estate loans are generally secured by apartment buildings and rental properties. Multifamily real estate loans are typically offered with interest rates that adjust after one, three, or five years. The interest rate adjustments are tied to either a U.S. Treasury bill index, LIBOR, or the prime commercial rate as quoted by The Wall Street Journal. When originating multifamily real estate loans, the Bank evaluates the qualifications, financial condition, profitability, and expertise of the borrower, as well as the value and condition of the mortgaged property securing the loan. The Bank also considers the financial resources of the borrower, the borrower’s experience in owning and managing similar properties, the cash flow the property generates (i.e., the gross rental income minus associated expenses), and the debtor’s global obligations to determine sustainable repayment capacity. Multifamily real estate loans are carefully underwritten to determine proper valuation of the property, as well as the ability to service the debt.

Home equity lines of credit are designed for owner-occupied homes. These are typically junior liens, thus the Bank pays particular attention to the loan-to-value coverage and the debt service capacity of the borrower. Typical underwriting standards are followed to ensure safe and sound lending.

Consumer loans are underwritten in a manner that verifies the borrower’s capacity to pay, creditworthiness, and proper valuation of the collateral. The structure of the loan is dependent on the purpose and collateral being pledged as security.

The aggregate amount of loans to executive officers and directors and loans made for the benefit of executive officers and directors was $7.9 million and $9.1 million at December 31, 2015 and 2014, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. A summary of activity for loans to executive officers and directors for the year ended December 31, 2015 is as follows:

(in thousands)
Balance, December 31, 2014	$9,052
New loans made	2,473
Payments received	(3,651)
Balance, December 31, 2015	$7,874

Following is a summary of activity in the reserve for possible loan losses and the recorded investment in loans by portfolio class and category based on impairment method for the years ended December 31, 2015 and 2014:

	December 31, 2015
(in thousands)	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$3,303	$341	$2,113	$756	$109	$1,251	$7,873
Charge-offs	(766)	(9)	(710)	(113)	(116)	—	(1,714)
Recoveries	—	—	1	14	62	—	77
Provision	899	10	908	(61)	65	(560)	1,261
Ending balance	$3,436	$342	$2,312	$596	$120	$691	$7,497

Reserve allocations:
Individually evaluated for impairment	$945	$74	$1,082	$188	$3	$—	$2,292
Collectively evaluated for impairment	2,491	268	1,230	408	117	691	5,205
Ending balance	$3,436	$342	$2,312	$596	$120	$691	$7,497

Loans:
Individually evaluated for impairment	$12,489	$307	$6,009	$1,481	$3	$—	$20,289
Collectively evaluated for impairment	334,419	56,090	99,230	125,174	8,288	—	623,201
Ending balance	$346,908	$56,397	$105,239	$126,655	$8,291	$—	$643,490

	December 31, 2014
(in thousands)	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$3,238	$655	$2,501	$942	$210	$231	$7,777
Charge-offs	(235)	(84)	(744)	(208)	(165)	—	(1,436)
Recoveries	42	—	55	72	78	—	247
Provision	258	(230)	301	(50)	(14)	1,020	1,285
Ending balance	$3,303	$341	$2,113	$756	$109	$1,251	$7,873

Reserve allocations:
Individually evaluated for impairment	$1,164	$10	$1,090	$265	$10	$—	$2,539
Collectively evaluated for impairment	2,139	331	1,023	491	99	1,251	5,334
Ending balance	$3,303	$341	$2,113	$756	$109	$1,251	$7,873

Loans:
Individually evaluated for impairment	$13,101	$10	$7,826	$2,377	$31	$—	$23,345
Collectively evaluated for impairment	328,028	55,870	82,069	126,994	6,699	—	599,660
Ending balance	$341,129	$55,880	$89,895	$129,371	$6,730	$—	$623,005

A summary of impaired loans by category as of December 31, 2015 and 2014 is as follows:

	December 31, 2015
(in thousands)	Unpaid principal balance	Recorded investment with no reserve	Recorded investment with reserve	Total recorded investment	Related reserve	Average recorded investment	Interest income recognized
Commercial:
Real estate	$12,601	$9,311	$3,178	$12,489	$945	$13,406	$495
Other	307	233	74	307	74	73	14
Real estate:
Construction	6,246	45	5,964	6,009	1,082	6,014	175
Residential	1,580	650	831	1,481	188	1,569	59
Consumer	7	—	3	3	3	6	—
	$20,741	$10,239	$10,050	$20,289	$2,292	$21,068	$743

	December 31, 2014
(in thousands)	Unpaid principal balance	Recorded investment with no reserve	Recorded investment with reserve	Total recorded investment	Related reserve	Average recorded investment	Interest income recognized
Commercial:
Real estate	$13,205	$10,722	$2,379	$13,101	$1,164	$13,191	$507
Other	10	—	10	10	10	10	1
Real estate:
Construction	8,266	4,852	2,974	7,826	1,090	8,050	250
Residential	2,447	1,510	867	2,377	265	2,371	114
Consumer	33	20	11	31	10	37	2
	$23,961	$17,104	$6,241	$23,345	$2,539	$23,659	$874

Following is a summary of past-due loans by type and by number of days delinquent at December 31, 2015 and 2014 :

	December 31, 2015
(in thousands)	30-59 days past due	60-89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investment> 90 days past due and accruing
Commercial:
Real estate	$138	$—	$3,297	$3,435	$343,473	$346,908	$—
Other	—	—	307	307	56,090	56,397	—
Real estate:
Construction	—	—	899	899	104,340	105,239	—
Residential	387	230	831	1,448	125,207	126,655	—
Consumer	24	1	3	28	8,263	8,291	—
Total	$549	$231	$5,337	$6,117	$637,373	$643,490	$—

	December 31, 2014
(in thousands)	30-59 days past due	60-89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investment> 90 days past due and accruing
Commercial:
Real estate	$184	$—	$2,646	$2,830	$338,299	$341,129	$—
Other	93	—	10	103	55,777	55,880	—
Real estate:
Construction	1,581	—	1,248	2,829	87,066	89,895	—
Residential	318	20	596	934	128,437	129,371	—
Consumer	20	1	10	31	6,699	6,730	—
Total	$2,196	$21	$4,510	$6,727	$616,278	$623,005	$—

Following is a summary of loans on nonaccrual status by type at December 31, 2015 and 2014:

(in thousands)	December 31, 2015	December 31, 2014
Commercial:
Real estate	$3,297	$2,830
Other	307	103
Real estate:
Construction	899	2,830
Residential	831	933
Consumer	3	31
	$5,337	$6,727

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, collateral support, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually on a continuous basis by classifying the loans as to credit risk. The Bank uses the following definitions for risk ratings:

•
Watch - Loans classified as watch have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

•
Substandard - Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•
Doubtful - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing factors, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered pass-rated loans.

The following table presents the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2015 and 2014:

	December 31, 2015
(in thousands)	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Total
Grade
Pass	$332,543	$55,560	$99,230	$124,262	$8,278	$619,873
Watch	12,138	527	4,831	1,351	13	18,860
Substandard	2,227	310	1,178	1,042	—	4,757
Doubtful	—	—	—	—	—	—
Total	$346,908	$56,397	$105,239	$126,655	$8,291	$643,490

	December 31, 2014
(in thousands)	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Total
Grade
Pass	$325,286	$55,717	$79,797	$125,968	$6,700	$593,468
Watch	13,197	153	7,104	1,473	—	21,927
Substandard	2,646	10	2,994	1,930	30	7,610
Doubtful	—	—	—	—	—	—
Total	$341,129	$55,880	$89,895	$129,371	$6,730	$623,005

The Bank seeks to assist customers that are experiencing financial difficulty by renegotiating loans within lending regulations and guidelines. A loan modification is considered a troubled debt restructuring when a concession has been granted to a borrower experiencing financial difficulties. The Bank’s modifications generally include interest rate adjustments, and amortization and maturity date extensions. These modifications allow the borrowers short-term cash relief to allow them to improve their financial condition. The Bank’s troubled debt restructured loans are considered impaired and are individually evaluated for impairment as part of the reserve for possible loan losses as described above.

The following table presents information regarding loan modifications during the years ended December 31, 2015 and 2014 which met the definition of troubled debt restructured loans:

	2015			2014
(in thousands)	Number of loans	Pre- modification outstanding recorded balance	Post- modification outstanding recorded balance	Number of loans	Pre- modification outstanding recorded balance	Post- modification outstanding recorded balance
Commercial:
Real estate	—	$—	$—	1	$1,119	$1,119
Other	—	—	—	—	—	—
Real estate:
Construction	—	—	—	2	552	552
Residential	1	61	61	2	107	107
Consumer	—	—	—	—	—	—
	1	$61	$61	5	$1,778	$1,778

No loans restructured during the years ended December 31, 2015 and 2014 defaulted within twelve months of their restructuring. Additionally, the Bank had no commitments to extend additional credit on any loans classified as troubled debt restructured loans at December 31, 2015.

NOTE 5 - PREMISES AND EQUIPMENT
A summary of premises and equipment at December 31, 2015 and 2014 is as follows:

(in thousands)	2015	2014
Land	$5,877	$6,302
Buildings and improvements	16,956	16,827
Furniture, fixtures, and equipment	7,989	7,865
Leasehold improvements	801	801
Construction in progress	5,491	911
	37,114	32,706
Less accumulated depreciation and amortization	13,088	12,104
	$24,026	$20,602

Amounts charged to noninterest expense for depreciation and amortization aggregated $1.0 million and $0.9 million for the years ended December 31, 2015 and 2014, respectively.

The Bank leases certain premises and equipment under noncancelable operating lease agreements which expire at various dates through 2026, with certain lease agreements containing renewal options. Minimum rental commitments under all noncancelable operating leases at December 31, 2015, for each of the next five years, and in the aggregate are as follows:

(in thousands)
Year ending December 31:
2016	$488
2017	482
2018	464
2019	421
2020	429
Thereafter	2,471
Total minimum payments required	$4,755
The Bank also leases certain equipment under agreements that are cancelable with 30 to 90 days’ notice. Total rent expense for 2015 and 2014 was $0.5 million and $0.6 million, respectively.

NOTE 6 - DEPOSITS
A summary of interest-bearing deposits at December 31, 2015 and 2014 is as follows:

(in thousands)	2015	2014
Interest-bearing transaction accounts	$376,808	$361,929
Savings	65,077	61,061
Time deposits	161,787	171,619
	$603,672	$594,609

Deposits of executive officers, directors, and their related interests totaled $9.2 million and $7.2 million at December 31, 2015 and 2014, respectively.

Interest expense on deposits for the years ended December 31, 2015 and 2014 is summarized as follows:

(in thousands)	2015	2014
Interest-bearing transaction accounts	$1,800	$1,812
Savings	167	156
Time deposits	1,205	1,372
	$3,172	$3,340

Time deposits meeting or exceeding the FDIC insurance coverage limit of $250,000 totaled $38.2 million and $31.6 million at December 31, 2015 and 2014. Following are the maturities of time deposits for each of the next five years and in the aggregate at December 31, 2015:

(in thousands)
Year ending December 31:
2016	$143,932
2017	12,717
2018	3,680
2019	1,457
2020	1
$161,787

NOTE 7 - INCOME TAXES
The components of income tax expense for the years ended December 31, 2015 and 2014 are as follows:

(in thousands)	2015	2014
Current:
Federal	$2,648	$2,565
State	347	335
Deferred	120	40
	$3,115	$2,940

A reconciliation of expected income tax expense computed by applying the federal statutory rate of 34% to income before applicable income taxes, for the years ended December 31, 2015 and 2014, is as follows:

(in thousands)	2015	2014
Expected statutory federal income tax	$3,307	$3,170
State tax, net of related federal benefit	229	221
Compensation cost of stock options	12	18
Tax-exempt interest income	(350)	(344)
Life insurance contracts	(149)	(312)
Other, net	66	188
	$3,115	$2,941

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2015 and 2014 are presented below:

(in thousands)	2015	2014
Deferred tax assets:
Reserve for possible loan losses	$2,778	$2,918
Nonaccrual loans	312	352
Other real estate owned	672	767
Deferred compensation	361	305
Other, net	78	65
Total deferred tax assets	4,201	4,407
Deferred tax liabilities:
Unrealized net holding gains on available-for-sale securities	(426)	(498)
Premises and equipment	(450)	(536)
Total deferred tax liabilities	(876)	(1,034)
Net deferred tax assets	$3,325	$3,373

In connection with the acquisition of Perry County Financial Corporation on June 29, 2001, the Company assumed operating loss carryforwards for tax reporting purposes totaling $2.8 million, and established deferred tax assets at acquisition of $1.0 million, which have been subsequently utilized to the extent such carryforwards were initially recognized. These operating loss carryforwards would have expired if not used by 2020. The Company also established at acquisition a valuation reserve of $0.1 million against the deferred tax assets relating to these operating loss carryforwards, which remains in effect. The Company is required to provide a valuation reserve on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. Other than the $0.1 million valuation reserve established in connection with the acquired operating loss carryforward (which has not changed since the acquisition date), the Company has not established any further valuation reserves at December 31, 2015 and 2014, due to management’s belief that all criteria for recognition have been met, including the existence of a history of taxes paid and expected future taxable income levels sufficient to support the realization of all other deferred tax assets.

NOTE 8 - SHORT-TERM BORROWINGS
Short-term borrowings consisted entirely of securities sold under repurchase agreements at December 31, 2015 and 2014. The Bank sells securities under agreements to repurchase, which are collateralized by debt securities consisting of obligations of U.S. government agencies and corporations and mortgage-backed securities which had an aggregate carrying value of approximately $17.2 million and $13.2 million at December 31, 2015 and 2014, respectively.

The Bank may also obtain short-term advances for 90 days or less from the Federal Home Loan Bank of Des Moines and purchase funds on a daily basis to satisfy short-term liquidity needs. The average balances, weighted average interest rates paid, and maximum month-end amounts outstanding for the years ended December 31, 2015 and 2014, and the average rates at each year-end for funds purchased and securities sold under repurchase agreements are as follows:

(in thousands)	2015	2014
Average balance	$12,285	$12,006
Weighted average interest rate paid during the year	0.53%	0.56%
Maximum amount outstanding at any month-end	$12,993	$14,891
Average rate at end of year	0.52%	0.52%

NOTE 9 - FEDERAL HOME LOAN BANK BORROWINGS
At December 31, 2015, the Bank had $30.5 million of longer-term fixed-rate advances outstanding with the Federal Home Loan Bank of Des Moines, all of which are due in 2018. The weighted average interest rate of the outstanding advances is 2.84%.

At December 31, 2015, the Bank maintained a line of credit in the amount of $121.7 million with the Federal Home

Loan Bank of Des Moines and had availability under that line of $91.3 million. Federal Home Loan Bank of Des Moines advances are secured under blanket agreements which assign all Federal Home Loan Bank of Des Moines stock, available-for-sale debt securities with a carrying value of $1.2 million, and one-to-four-family mortgage loans, multifamily loans, and certain commercial loans, which total $260.5 million at December 31, 2015.

NOTE 10 - LONG-TERM BORROWINGS
Following is a summary of long-term borrowings at December 31, 2015 and 2014:

(in thousands)	2015	2014
Notes payable	$2,975	$3,675
Subordinated debentures	12,500	12,500
	$15,475	$16,175

On April 30, 2010, the Company entered into a borrowing agreement with an unaffiliated financial institution to refinance the $7.0 million remaining under a previous note payable thereto. In April 2014 and June 2015, that note payable was modified, at which time the maturity date was extended to March 31, 2015 and March 31, 2020, respectively. Interest on the note payable is payable quarterly at the 90 day LIBOR rate plus 3.00%. Principal payments of $175,000 are due on the last day of each calendar quarter through the maturity date of March 31, 2020. The note payable is secured by 67% of the outstanding capital stock of the Bank. The weighted average interest rate paid on the note payable was 3.14% and 3.25% for the years ended December 31, 2015 and 2014, respectively. The note payable includes certain restrictions that, among other things, specify minimum levels for earnings, capital, and the reserve for possible loan losses, and maximum levels for nonperfoming loans. Any of the financial ratios or covenants may be waived at the discretion of the lending institution. As of December 31, 2015 and 2014, the Company was in compliance with all of the financial ratios and covenants specified in the borrowing agreement in effect at that time or had obtained the necessary waivers. Company management does not believe the covenants will restrict its future operations.

On February 23, 2001, the Jefferson County Statutory Trust I (Trust I), a Delaware business trust subsidiary of the Company, issued $7.5 million of 10.20% Cumulative Trust Preferred Securities (the Trust Preferred Securities) in a private placement offering. The Trust Preferred Securities mature in 2021. Trust I used the net proceeds of the Trust Preferred Securities offering and a cash injection from the Company to purchase $7.7 million of junior subordinated debentures of the Company bearing the same interest rate as the Trust Preferred Securities. On March 17, 2004, the Jefferson County Statutory Trust II (Trust II), a Delaware business trust subsidiary of the Company, issued $5.0 million of variable rate (2.99% at December 31, 2015 and 2014) Trust Preferred Securities in a private placement offering. The Trust Preferred Securities mature in 2034. Proceeds from the offering, net of underwriting fees and offering expenses, totaled $5.0 million. Trust II used the net proceeds of the Trust Preferred Securities offering and a cash injection from the Company to purchase $5.2 million of junior subordinated debentures of the Company bearing the same interest rate as the Trust Preferred Securities.

Other than cash and equity, the debentures are the sole assets of Trusts I and II. In connection with the issuance of the Trust Preferred Securities, the Company made certain guarantees and commitments that, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the trusts under the Trust Preferred Securities. The Trust Preferred Securities are classified as debt for financial reporting purposes and capital for regulatory reporting purposes.

Following are the maturities of the Company’s long-term borrowings for each of the next five years and in the aggregate at December 31, 2015:

(in thousands)
Year ending December 31:
2016	$700
2017	700
2018	700
2019	700
2020	175
After 2020	12,500
$15,475

NOTE 11 - EMPLOYEE BENEFIT PLANS
The Company sponsors a contributory 401(k) savings plan to provide retirement benefits to eligible employees. Contributions made by the Company under the plan were $0.1 million for the years ended December 31, 2015 and 2014. The savings plan’s investments include 43,408 and 46,285 shares of the Company’s common stock at December 31, 2015 and 2014, respectively.

The Bank maintains a Supplemental Executive Retirement Plan (SERP), in which certain executives are eligible for additional retirement benefits. The SERP is embodied in written agreements between the Bank and the executives. The agreements include provisions which indicate the benefits to be provided at retirement or in the event of death, disability, or termination of employment prior to retirement. The amount charged to salaries and benefits expense related to the SERP was $0.2 million in both 2015 and 2014. A liability of $1.0 million and $0.8 million for the SERP is included in other liabilities in the consolidated balance sheets at December 31, 2015 and 2014, respectively. To fund the individual agreements with each executive covered under the SERP, the Bank has purchased single-premium life insurance policies on the lives of each executive (payable upon death to the Bank), with the Bank paying single one-time premiums at the inception of the policies. Each life insurance policy has a cash surrender value feature that allows the Bank to receive an amount in cash upon cancelation or lapse of the policy. The cash surrender value increases monthly, based upon an interest factor (net of mortality), administration, and early termination costs that are inherent in the contracts.

NOTE 12 - CAPITAL STOCK
At December 31, 2015, the Company’s capital stock consisted of 2,500 shares of Class A preferred stock and 1,482,684 shares of common stock (of which 7,689 shares are held in treasury). Following is a description of these capital components.

Preferred Stock
Effective December 1, 1996, the shareholders of 603,391 common shares, representing the entire group of shareholders of the Company prior to the initial common/preferred exchange described herein, exchanged their entire common shareholdings for an equal number of shares of preferred stock. Prior to December 1, 1996, those 603,391 shares of common stock were subject to a Stock Repurchase Agreement dated April 6, 1993 (the Stock Repurchase Agreement) pursuant to which the holders of such shares had a right (the Put Right), during the month of May 1998, and during the month of May of each year thereafter, to put all or any portion of such stock to the Company for repurchase thereby at a price per share equal to 1.6 multiplied by the equity of the Bank at December 31 of the previous year, multiplied by the Company’s percentage ownership of the Bank, plus the Company’s cash and cash equivalents, less the Company’s existing debt, divided by the number of shares of Company capital stock outstanding.

With the exchange of the 603,391 common shares containing the Put Right for 603,391 preferred shares, the Company executed a Termination Agreement with each new preferred shareholder pursuant to which the Stock Repurchase Agreement was terminated and replaced by the provisions set forth in the Company’s Certificate of Amendment, which provided that each holder of the 603,391 shares of preferred stock would be entitled to the Put Right previously granted by the Stock Repurchase Agreement, with repurchase at a formula-based price which was designed to be substantially similar to the price which would have been computed under the Stock Repurchase Agreement.

On March 27, 1997, the Company’s shareholders authorized an additional 610,000 shares of preferred stock (designated as Class B preferred stock), and redesignated the existing 603,391 preferred shares (610,000 authorized) as Class A preferred stock. The Class A and B preferred stock were both noncumulative, with no stated interest rate or liquidation value, had a par value of $1 per share, and maintained rights identical to the rights of common shareholders; however, the Class A preferred stock continued to maintain the Put Right described in the preceding paragraph, while the Class B preferred stock maintained no Put Right. With the authorization of the Class B preferred stock, shareholders of 244,657 shares of the newly designated Class A preferred stock agreed to exchange their Class A preferred stock for Class B preferred stock. During the ensuing years, the Company has exchanged all but 2,500 shares of the remaining preferred stock for common shares of the Company.

Stock Options
The Company’s shareholders have approved various incentive and nonqualified stock option plans under which options to purchase a total of 510,000 shares of Company common stock were authorized for grants to key directors and officers of the Company and Bank. Under each of the plans, the selected directors and officers of the Company and Bank were granted options to purchase the Company’s common stock at exercise prices equal to the stock’s fair value at the respective grant dates, except for shares granted to the Company’s Chairman of the Board of Directors, for which the option price is 110% of the fair value of the Company’s common stock. Options granted to the Company’s Chairman vest 25% each year and expire in five years. Options granted to the remaining directors and officers vest 25% each year and expire in ten years. At December 31, 2015, options to purchase 20,350 common shares were available for future grants.

A summary of the activity of nonvested options for the year ended December 31, 2015 is as follows:

	Number of shares	Weighted average grant date fair value
Nonvested at December 31, 2014	17,776	$1.59
Granted	11,200	4.07
Vested	(9,743)	3.12
Forfeited	(550)	3.06
Nonvested at December 31, 2015	18,683	2.24

Following is a summary of stock option activity for the years ended December 31, 2015 and 2014:

	Weighted average option price per share	Number of shares	Remaining contractual term (years)	Aggregate intrinsic value per option share
Outstanding at December 31, 2013	$47.16	198,288
Granted	58.51	17,150
Exercised	42.18	(12,715)
Forfeited	40.34	(40,003)
Outstanding at December 31, 2014	50.42	162,720	3.93	$8.01
Exercisable at December 31, 2014	$49.34	144,944	3.35	$8.99

Outstanding at December 31, 2014	$50.42	162,720
Granted	68.45	11,200
Exercised	46.84	(23,545)
Forfeited	43.30	(32,105)
Outstanding at December 31, 2015	54.77	118,270	4.83	$ 14.08
Exercisable at December 31, 2015	$53.16	99,587	4.11	$ 15.62

The total intrinsic value of options exercised during 2015 and 2014 was $480,618 and $17,915, respectively. As of December 31, 2015, the total unrecognized compensation expense related to nonvested stock options was $44,126, and the related weighted average period over which it is expected to be recognized is 3.1 years.

The weighted average fair values of options granted in 2015 and 2014 were estimated to be $4.07 and $4.43, respectively, for an option to purchase one share of Company common stock; however, the Company’s common stock is not actively traded on any exchange. Accordingly, the availability of fair value information for the Company’s common stock is limited. Several assumptions have been made in arriving at the estimated fair value of the options granted in 2015 and 2014. These assumptions include no volatility in the price of the Company’s stock, a 1.04% dividend paid on common stock, an expected weighted average option life of ten years, and a risk-free interest rate equal to the ten-year U.S. Treasury rate on the grant date. Any change in these assumptions could have a significant impact on the effects of determining compensation costs.

NOTE 13 - LITIGATION
During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to the Company. In September 2015, the Bank reached a voluntary settlement with the U.S. Department of Justice, under which the Bank has committed to take several actions to further meet the credit needs of the residents in certain census tracts in the City of St. Louis and northern St. Louis County. Such commitments include the recent opening of the Bank’s Lindell branch; opening a loan production office within the City of St. Louis; implementing programs for advertising and consumer financial education; and investing a minimum of $875,000 in a program to increase the credit the Bank extents to residents and businesses in those neighborhoods.

NOTE 14 - DISCLOSURES ABOUT FINANCIAL INSTRUMENTS
The Bank issues financial instruments with off-balance sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on the consolidated balance sheets.

Following is a summary of the Company’s off-balance sheet financial instruments at December 31, 2015 and 2014:

(in thousands)	2015	2014
Financial instruments for which contractual amounts represent:
Commitments to extend credit	$105,489	$115,332
Standby letters of credit	2,406	2,700
	$107,895	$118,032

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Of the total commitments to extend credit at December 31, 2015, $28.4 million was made at fixed rates of interest. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing commercial property or equipment on which the Bank generally maintains a superior lien.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company utilizes interest rate swap derivative instruments as one method to manage some of its interest rate risks from recorded financial assets and liabilities. These derivative instruments are utilized when they can be demonstrated to effectively hedge a designated asset or liability and such asset or liability exposes the Company to interest rate risk. The decision to enter into an interest rate swap is made after considering the asset/liability mix of the Company, the desired asset/liability sensitivity, and interest rate levels. Prior to entering into a hedge transaction, the Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective for undertaking the various hedge transactions.

The Company accounts for its derivatives as either assets or liabilities in the consolidated balance sheets and measures those instruments at fair value through adjustments to the hedged items, other comprehensive income, or current earnings, as appropriate.

Derivative Instruments
In November 2013, the Bank entered into interest rate swap agreements to convert the variable interest rates on certain loans to fixed interest rates. The swap agreements provide for the Bank to pay variable rates of interest based on LIBOR and to receive fixed rates of interest from the borrowers. The Bank also entered into interest rate swap agreements with an unaffiliated financial institution to convert the fixed interest rates on notional amounts equal to the loan amounts to floating interest rates based on LIBOR. The net effect of these agreements, which from the Bank’s perspective completely offset, is a pass-through arrangement between the borrowers and the unaffiliated financial institution. The Bank receives a nonrefundable fee from the unaffiliated financial institution to facilitate these arrangements.

Information pertaining to the outstanding interest rate swap agreements at December 31, 2015 and 2014 is as follows:

(in thousands)	2015	2014
Notional amounts	$33,960	$34,799
Underlying loan balances	16,980	17,400
Fair value recorded in other assets and other liabilities	754	1,119

The notional amounts of derivative financial instruments do not represent amounts exchanged by parties and, therefore, are not a measure of the Bank’s credit exposure through its use of these instruments. The credit exposure represents the accounting loss the Bank would incur in the event the counterparties failed completely to perform according to the terms of the derivative financial instruments and the collateral held to support the credit exposure was of no value.

NOTE 15 - REGULATORY MATTERS
The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of Total, Tier 1, and Common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Company management believes, as of December 31, 2015, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2015, the most recent notification from the applicable regulatory authorities categorized the Bank as a well-capitalized bank under the regulatory framework for prompt corrective action. To be categorized as a well-capitalized bank, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, Common equity Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since these notifications that Bank management believes have changed the Bank’s category.

The actual capital amounts for the Company and Bank at December 31, 2015 and 2014 are presented in the following table:

	Actual		For capital adequacy purposes		To be a well-capitalized bank under prompt corrective action provision
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
2015
Total capital (to risk-weighted assets):
Company	$106,119	14.59%	$58,180	>8.0%	Not applicable
Bank	$101,565	14.01%	$58,000	>8.0%	$72,500	>10.0%
Tier 1 capital (to risk-weighted assets):
Company	$98,622	13.56%	$43,635	>6.0%	Not applicable
Bank	$94,068	12.97%	$43,500	>6.0%	$58,000	>8.0%
Common equity Tier 1 capital (to risk-weighted assets):
Company	$86,097	11.84%	$32,726	>4.5%	Not applicable
Bank	$94,068	12.97%	$32,625	>4.5%	$47,125	>6.5%
Tier 1 capital (to average assets):
Company	$98,622	10.99%	$35,894	>4.0%	Not applicable
Bank	$94,068	10.46%	$35,982	>4.0%	$44,977	>5.0%

	Actual		For capital adequacy purposes		To be a well-capitalized bank under prompt corrective action provision
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
2014
Total capital (to risk-weighted assets):
Company	$100,362	14.59%	$55,028	>8.0%	Not applicable
Bank	$98,204	14.32%	$54,849	>8.0%	$68,561	>10.0%
Tier 1 capital (to risk-weighted assets):
Company	$92,489	13.45%	$27,514	>4.0%	Not applicable
Bank	$90,331	13.18%	$27,424	>4.0%	$41,137	>6.0%
Tier 1 capital (to average assets):
Company	$92,489	10.39%	$35,608	>4.0%	Not applicable
Bank	$90,331	10.17%	$35,516	>4.0%	$44,395	>5.0%

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	September 30, 2016	December 31 2015
ASSETS
Cash and due from banks	$24,454	$22,315
Interest-earning deposits in other financial institutions	10,282	21,779
Investments in available-for-sale debt securities, at fair value	160,571	165,617
Loans	685,742	643,490
Less: Net deferred loan fees	(378)	(346)
Less: Reserve for possible loan losses	(8,247)	(7,497)
Net loans	677,117	635,647
Premises and equipment, net	23,265	24,026
Accrued interest receivable	2,633	2,689
Life insurance contracts, at cash surrender value	17,153	16,812
Other real estate owned	6,958	7,326
Goodwill	7,806	7,806
Other assets	6,342	6,774
Total assets	$936,581	$910,791

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing deposits	$155,892	$151,059
Interest-bearing deposits	605,024	603,672
Total deposits	760,916	754,731
Short-term borrowings	22,279	12,161
Federal Home Loan Bank borrowings	35,500	30,500
Long-term borrowings	2,450	2,975
Trust preferred securities	12,500	12,500
Accrued interest payable	293	523
Other liabilities	3,319	2,645
Total liabilities	837,257	816,035

Stockholders' equity:
Preferred Stock, $1 par value; 1,220,000 shares authorized, 0 and 2,500 shares issued and outstanding, respectively	—	3
Common stock, $1 par value; 2,000,000 shares authorized, 1,482,684 shares issued and outstanding	1,483	1,483
Additional paid in capital	25,215	25,354
Retained earnings	71,962	67,693
Treasury stock, at cost, 9,831 and 7,689 shares, respectively	(767)	(604)
Accumulated other comprehensive income	1,431	827
Total stockholders' equity	99,324	94,756
Total liabilities and stockholders' equity	$936,581	$910,791

See accompany notes to condensed consolidated financial statements.

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations
	Nine Months ended September 30,
(in thousands)	2016	2015
Interest income:
Interest and fees on loans	$22,485	$21,861
Interest on debt securities:
Taxable	3,230	2,629
Nontaxable	579	633
Interest on short-term investments	172	115
Total interest income	26,466	25,238
Interest expense:
Interest on deposits	2,408	2,385
Interest on short-term borrowings	68	49
Interest on Federal Home Loan Bank borrowings	674	656
Interest on long-term borrowings	783	793
Total interest expense	3,933	3,883
Net interest income	22,533	21,355
Provision for possible loan losses	915	930
Net interest income after provision for possible loan losses	21,618	20,425
Noninterest income:
Service charges on deposit accounts	1,577	1,585
Mortgage banking revenues	471	534
Income from fiduciary activities	346	334
Increase in cash surrender value of life insurance	344	344
Other noninterest income	1,863	1,599
Total noninterest income	4,601	4,396
Noninterest expense:
Employee compensation and benefits	9,724	9,187
Occupancy	2,465	2,199
Data processing	2,277	2,234
Expenses incurred on other real estate owned	659	238
Legal and professional fees	657	668
Postage, printing, and supplies	427	418
Advertising	676	525
FDIC insurance assessment	379	421
Other noninterest expense	1,419	1,540
Total noninterest expense	18,683	17,430
Income before applicable income taxes	7,536	7,391
Applicable income taxes	2,475	2,425
Net income	$5,061	$4,966

See accompanying notes to condensed consolidated financial statements.

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Comprehensive Income

	Nine months ended September 30,
(in thousands)	2016	2015
Net income	$5,061	$4,966
Other comprehensive income (loss) before tax:
Unrealized gains (losses) on available-for-sale securities	915	(415)
Income tax related to items of other comprehensive income (loss)	311	(141)
Other comprehensive income (loss), net of tax	604	(274)
Comprehensive income	$5,665	$4,692

See accompany notes to condensed consolidated financial statements.

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity

	Nine months ended September 30, 2016
(in thousands)	Preferred Stock	Common Stock	Additional paid in capital	Retained Earnings	Treasury Stock	Accumulated other comprehensive income	Total stockholders' equity
Balance at December 31, 2015	$3	$1,483	$25,354	$67,693	$(604)	$827	$94,756
Net income	—	—	—	5,061	—	—	5,061
Compensation cost recorded for stock options granted	—	—	11	—	—	—	11
Dividends paid on common shares	—	—	—	(590)	—	—	(590)
Stock options exercised	—	—	(127)	—	440	—	313
Purchase of 7,542 common shares for treasury	—	—	—	—	(603)	—	(603)
Redeemed preferred stock	(3)	—	(23)	(202)	—	—	(228)
Change in valuations of available-for-sale debt securities, net of related taxes	—	—	—	—	—	604	604
Balance at September 30, 2016	$—	$1,483	$25,215	$71,962	$(767)	$1,431	$99,324

	Nine months ended September 30, 2015
(in thousands)	Preferred Stock	Common Stock	Additional paid in capital	Retained Earnings	Treasury Stock	Accumulated other comprehensive income	Total stockholders' equity
Balance at December 31, 2014	$3	1,465	24,628	62,185	(370)	967	88,878
Net income	—	—	—	4,966	—	—	4,966
Compensation cost recorded for stock options granted	—	—	32	—	—	—	32
Dividends paid on common shares	—	—	—	(513)	—	—	(513)
Stock options exercised	—	18	690	—	395	—	1,103
Purchase of 412 common shares for treasury	—	—	—	—	(25)	—	(25)
Change in valuation of available-for-sale debt securities, net of related taxes	—	—	—	—	—	(274)	(274)
Balance at September 30, 2015	$3	$1,483	$25,350	$66,638	$—	$693	$94,167

See accompanying notes to condensed consolidated financial statements.

JEFFERSON COUNTY BANCSHARES, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
	Nine months ended September 30,
(in thousands)	2016	2015
Cash flows from operating activities:
Net income	$5,061	$4,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	293	1,039
Provision for possible loan losses	915	930
Net losses on sales of other real estate owned	42	10
Other real estate owned write-downs	349	15
Loss on sale of premises and equipment	—	54
Decrease in accrued interest receivable	56	88
Decrease in accrued interest payable	(230)	(307)
Increase in cash value of life insurance contracts	(341)	(319)
Compensation cost recorded for stock options granted	11	32
Other operating activities, net	2,066	3,551
Net cash provided by operating activities	8,222	10,059
Cash flows from investing activities:
Proceeds from maturities and calls of and principal payments on available-for-sale debt securities	98,031	37,147
Purchases of available-for-sale debt securities	(91,568)	(33,272)
Proceeds from sale of available-for-sale debt securities	—	245
Redemption (purchase) of Federal Home Loan Bank stock	(223)	3
Net increase in loans	(42,452)	(20,126)
Proceeds from sale of other real estate owned	43	1,351
Proceeds from sale of premises and equipment	—	371
Purchases of premises and equipment, net	(1,081)	(4,592)
Net cash used in investing activities	(37,250)	(18,873)
Cash flows from financing activities:
Net increase in deposits	6,185	6,986
Net increase (decrease) in short-term borrowings	10,118	(782)
Federal Home Loan Bank advances	5,000	—
Payments of long-term borrowings	(525)	(525)
Cash dividends paid	(590)	(513)
Redemption of preferred stock	(228)	—
Stock options exercised	313	1,103
Purchase of treasury stock	(603)	(25)
Net cash provided by financing activities	19,670	6,244
Net decrease in cash and cash equivalents	(9,358)	(2,570)
Cash and cash equivalents at beginning of year	44,094	38,244
Cash and cash equivalents at end of year	$34,736	$35,674
Supplemental information:
Cash paid for:
Interest	$4,164	$4,191
Income taxes	1,675	1,855
Noncash transactions:
Loans transferred to other real estate owned	$67	$1,336
Loans made to facilitate the sale of other real estate owned	—	599

See accompanying notes to condensed consolidated financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used by Jefferson County Bancshares, Inc. (the Company) in the preparation of the condensed consolidated financial statements are summarized below:

Business and Consolidation

The Company provides a full range of financial services to individual and corporate customers and nonprofit entities throughout Jefferson, St. Louis, and Perry Counties in Missouri through the branch network of its wholly owned subsidiary, Eagle Bank & Trust Company of Missouri (the Bank). The Company and Bank are subject to competition from other financial and nonfinancial institutions providing financial products throughout Jefferson, St. Louis, and Perry Counties in Missouri. Additionally, the Company and Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

Operating results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 2016. For further information, refer to the consolidated financial statements and footnotes as of and for the year ended December 31, 2015 elsewhere in Appendix F.

Basis of Financial Statement Presentation

The condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP"). The condensed consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany accounts and transactions have been eliminated.

NOTE 2 - INVESTMENTS

The amortized cost, gross unrealized gains and losses, and estimated fair value of debt securities classified as available-for-sale at September 30, 2016 and December 31, 2015 are as follows:

	September 30, 2016
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$65,545	$133	$(89)	$65,589
Obligations of states and political subdivisions	32,617	649	(7)	33,259
Mortgage-backed securities	60,240	1,558	(75)	61,723
	$158,402	$2,340	$(171)	$160,571

	December 31, 2015
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Obligations of U.S. government agencies and corporations	$65,744	$720	$(385)	$66,079
Obligations of states and political subdivisions	33,939	386	(58)	34,267
Mortgage-backed securities	64,680	1,002	(411)	65,271
	$164,363	$2,108	$(854)	$165,617

At September 30, 2016, and December 31, 2015, there were no holdings of securities of any one issuer in an amount greater than 10% of shareholders’ equity, other than U.S. Government agencies and sponsored enterprises. The agency mortgage-backed securities are all issued by U.S. Government-sponsored enterprises. Available for sale securities having a fair value of $103.4 million and $96.9 million at September 30, 2016, and December 31, 2015, respectively, were pledged as collateral to secure deposits of public institutions and for other purposes as required by law or contract provisions.

The amortized cost and estimated fair value of debt securities at September 30, 2016, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.

(in thousands)	Amortized Cost	Estimated Fair Value
Due one year or less	$749	$750
Due one year through five years	8,066	8,190
Due five years through ten years	54,073	54,494
Due after ten years	35,274	35,414
Mortgage-backed securities	60,240	61,723
	$158,402	$160,571

Following is a summary of securities which were in an unrealized loss position at September 30, 2016 and December 31, 2015:

	September 30, 2016
	Less than 12 months		12 months or more		Total
(in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Obligations of U.S. government agencies and corporations	$—	$—	$22,508	$89	$22,508	$89
Obligations of states and political subdivisions	—	—	1,219	7	1,219	7
Mortgage-backed securities	—	—	6,694	75	6,694	75
	$—	$—	$30,421	$171	$30,421	$171

	December 31, 2015
	Less than 12 months		12 months or more		Total
(in thousands)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Obligations of U.S. government agencies and corporations	$21,288	$277	$6,454	$108	$27,742	$385
Obligations of states and political subdivisions	3,892	26	583	32	4,475	58
Mortgage-backed securities	22,092	132	8,248	279	30,340	411
	$47,272	$435	$15,285	$419	$62,557	$854

The obligations of U.S. government agencies and corporations and mortgage-backed securities with unrealized losses are primarily issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, or Federal Home Loan Bank. Obligations of states and political subdivisions in an unrealized loss position are primarily comprised of municipal bonds with adequate credit ratings, underlying collateral, and/or cash flow payments. The unrealized losses associated with these securities are not believed to be attributed to credit quality, but rather to changes in interest rates and temporary market movements. In addition, the Bank does not intend to sell the securities with unrealized losses, and it is not more likely than not that the Bank will be required to sell them before recovery of their amortized cost bases, which may be at maturity.

During the nine months ended September 30, 2015, certain available-for-sale debt securities were sold for proceeds totaling $245,000, resulting in no gross gains or losses. No securities were sold during the nine months ended September 30, 2016.

NOTE 3 - LOANS

The composition of the loan portfolio at September 30, 2016 and December 31, 2015 is as follows:

(in thousands)	September 30, 2016	December 31, 2015
Commercial:
Real estate	$382,728	$346,908
Other	69,238	56,397
Real estate:
Construction	94,439	105,239
Residential	130,878	126,655
Consumer	8,459	8,291
	$685,742	$643,490

Following is a summary of activity in the reserve for possible loan losses and the recorded investment in loans by portfolio class and category based on impairment method as of September 30, 2016 and December 31, 2015:

	September 30, 2016
(in thousands)	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$3,436	$342	$2,312	$596	$120	$691	$7,497
Charge-offs	(2)	(57)	—	(98)	(87)	—	(244)
Recoveries	1	1	15	12	50	—	79
Provision	(280)	115	(368)	(27)	(27)	1,502	915
Ending balance	$3,155	$401	$1,959	$483	$56	$2,193	$8,247

Reserve allocations:
Individually evaluated for impairment	$909	$35	$1,067	$96	$—	$—	$2,107
Collectively evaluated for impairment	2,246	366	892	387	56	2,193	6,140
Ending balance	$3,155	$401	$1,959	$483	$56	$2,193	$8,247

Loans:
Individually evaluated for impairment	$12,232	$305	$5,949	$663	$—	$—	$19,149
Collectively evaluated for impairment	370,496	68,933	88,490	130,215	8,459	—	666,593
Ending balance	$382,728	$69,238	$94,439	$130,878	$8,459	$—	$685,742

	December 31, 2015
(in thousands)	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Unallocated	Total
Reserve for possible loan losses:
Beginning balance	$3,303	$341	$2,113	$756	$109	$1,251	$7,873
Charge-offs	(766)	(9)	(710)	(113)	(116)	—	(1,714)
Recoveries	—	—	1	14	62	—	77
Provision	899	10	908	(61)	65	(560)	1,261
Ending balance	$3,436	$342	$2,312	$596	$120	$691	$7,497

Reserve allocations:
Individually evaluated for impairment	$945	$74	$1,082	$188	$3	$—	$2,292
Collectively evaluated for impairment	2,491	268	1,230	408	117	691	5,205
Ending balance	$3,436	$342	$2,312	$596	$120	$691	$7,497

Loans:
Individually evaluated for impairment	$12,489	$307	$6,009	$1,481	$3	$—	$20,289
Collectively evaluated for impairment	334,419	56,090	99,230	125,174	8,288	—	623,201
Ending balance	$346,908	$56,397	$105,239	$126,655	$8,291	$—	$643,490

A summary of Portfolio loans individually evaluated for impairment by category at September 30, 2016 and December 31, 2015, is as follows:

	September 30, 2016
(in thousands)	Unpaid principal balance	Recorded investment with no reserve	Recorded investment with reserve	Total recorded investment	Related reserve	Average recorded investment	Interest income recognized
Commercial:
Real estate	$12,386	$9,177	$3,055	$12,232	$909	$12,798	$357
Other	361	233	72	305	35	304	2
Real estate:
Construction	6,377	—	5,949	5,949	1,067	5,955	145
Residential	716	20	643	663	96	1,256	32
Consumer	—	—	—	—	—	—	—
	$19,840	$9,430	$9,719	$19,149	$2,107	$20,313	$536

	December 31, 2015
(in thousands)	Unpaid principal balance	Recorded investment with no reserve	Recorded investment with reserve	Total recorded investment	Related reserve	Average recorded investment	Interest income recognized
Commercial:
Real estate	$12,601	$9,311	$3,178	$12,489	$945	$13,406	$495
Other	307	233	74	307	74	73	14
Real estate:
Construction	6,246	45	5,964	6,009	1,082	6,014	175
Residential	1,580	650	831	1,481	188	1,569	59
Consumer	7	—	3	3	3	6	—
	$20,741	$10,239	$10,050	$20,289	$2,292	$21,068	$743

The composition of the Nonaccrual loans at September 30, 2016 and December 31, 2015 are as follows:

(in thousands)	September 30, 2016	December 31, 2015
Commercial:
Real estate	$1,007	$3,297
Other	385	307
Real estate:
Construction	839	899
Residential	77	831
Consumer	—	3
	$2,308	$5,337

Following is a summary of past due loans by type and number of days delinquent at September 30, 2016 and December 31, 2015:

	September 30, 2016
(in thousands)	30-59 days past due	60-89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investment> 90 days past due and accruing
Commercial:
Real estate	$727	$—	$—	$727	$382,001	$382,728	$—
Other	88	—	—	88	69,150	69,238	—
Real estate:
Construction	—	—	—	—	94,439	94,439	—
Residential	509	409	1,809	2,727	128,151	130,878	—
Consumer	27	—	—	27	8,432	8,459	—
Total	$1,351	$409	$1,809	$3,569	$682,173	$685,742	$—

	December 31, 2015
(in thousands)	30-59 days past due	60-89 days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investment> 90 days past due and accruing
Commercial:
Real estate	$138	$—	$3,297	$3,435	$343,473	$346,908	$—
Other	—	—	307	307	56,090	56,397	—
Real estate:
Construction	—	—	899	899	104,340	105,239	—
Residential	387	230	831	1,448	125,207	126,655	—
Consumer	24	1	3	28	8,263	8,291	—
Total	$549	$231	$5,337	$6,117	$637,373	$643,490	$—

There were $1.8 million loans over 90 days past due and still accruing interest at September 30, 2016.

No loans were restructured during the nine months ended September 30, 2016. During the year ended December 31, 2015, there was one residential real estate loan restructured with a pre-modification and post-modification balance of $65,000. There were no loans restructured that subsequently defaulted during the nine months ended September 30, 2016.

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, collateral support, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually on a continuous basis by classifying the loans as to credit risk. The Bank uses the following definitions for risk ratings:

•
Watch - Loans classified as watch have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

•
Substandard - Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•
Doubtful - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing factors, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered pass-rated loans.

The following table presents the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of September 30, 2016 and December 31, 2015:

	September 30, 2016
(in thousands)	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Total
Pass	$367,822	$68,409	$88,490	$129,835	$8,420	$662,976
Watch	12,780	524	4,831	813	39	18,987
Substandard	2,126	305	1,118	230	—	3,779
Doubtful	—	—	—	—	—	—
Total	$382,728	$69,238	$94,439	$130,878	$8,459	$685,742

	December 31, 2015
(in thousands)	Commercial real estate	Commercial other	Real estate construction	Residential real estate	Consumer	Total
Pass	$332,543	$55,560	$99,230	$124,262	$8,278	$619,873
Watch	12,138	527	4,831	1,351	13	18,860
Substandard	2,227	310	1,178	1,042	—	4,757
Doubtful	—	—	—	—	—	—
Total	$346,908	$56,397	$105,239	$126,655	$8,291	$643,490

NOTE 4 - COMMITMENTS AND CONTINGENCIES

The Bank issues financial instruments with off-balance sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on the consolidated balance sheets.

The contractual amounts of off-balance-sheet financial instruments as of September 30, 2016, and December 31, 2015, are as follows:

(in thousands)	September 30, 2016	December 31, 2015
Commitments to extend credit	120,769	105,489
Standby letters of credit	2,938	2,406

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Of the total commitments to extend credit at September 30, 2016, and December 31, 2015, approximately $27.7 million and $28.4 million, respectively, represent fixed rate loan commitments. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing commercial property or equipment on which the Bank generally maintains a superior lien.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Contingencies

The Company and its subsidiary are, from time to time, parties to various legal proceedings arising out of their businesses. Management believes there are no such proceedings pending or threatened against the Company or its subsidiary which, if determined adversely, would have a material adverse effect on the business, consolidated financial condition, results of operations or cash flows of the Company or its subsidiary.

NOTE 5 - DERIVATIVE FINANCIAL INSTRUMENTS

The Company utilizes interest rate swap derivative instruments as one method to manage some of its interest rate risks from recorded financial assets and liabilities. These derivative instruments are utilized when they can be demonstrated to effectively hedge a designated asset or liability and such asset or liability exposes the Company to interest rate risk. The decision to enter into an interest rate swap is made after considering the asset/liability mix of the Company, the desired asset/liability sensitivity, and interest rate levels. Prior to entering into a hedge transaction, the Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective for undertaking the various hedge transactions.

The Company accounts for its derivatives as either assets or liabilities in the consolidated balance sheets and measures those instruments at fair value through adjustments to the hedged items, other comprehensive income, or current earnings, as appropriate.

Derivative Instruments
In November 2013, the Bank entered into interest rate swap agreements to convert the variable interest rates on certain loans to fixed interest rates. The swap agreements provide for the Bank to pay variable rates of interest based on LIBOR and to receive fixed rates of interest from the borrowers. The Bank also entered into interest rate swap agreements with an unaffiliated financial institution to convert the fixed interest rates on notional amounts equal to the loan amounts to floating interest rates based on LIBOR. The net effect of these agreements, which from the Bank’s perspective completely offset, is a pass-through arrangement between the borrowers and the unaffiliated financial institution. The Bank receives a nonrefundable fee from the unaffiliated financial institution to facilitate these arrangements.

Information pertaining to the outstanding interest rate swap agreements at September 30, 2016 and December 31, is as follows:

(in thousands)	September 30, 2016	December 31, 2015
Notional amounts	$33,327	$33,960
Underlying loan balances	16,664	16,890
Fair value recorded in other assets and other liabilities	490	754

The notional amounts of derivative financial instruments do not represent amounts exchanged by parties and, therefore, are not a measure of the Bank’s credit exposure through its use of these instruments. The credit exposure represents the accounting loss the Bank would incur in the event the counterparties failed completely to perform according to the terms of the derivative financial instruments and the collateral held to support the credit exposure was of no value.

NOTE 6 - FAIR VALUE MEASUREMENTS

The Company uses fair value measurements to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods, including market, income, and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. Financial assets and liabilities carried and/or reported at fair value will be classified and disclosed in one of the following three categories:

•
Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

•
Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

•
Level 3 - Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or value assigned to such assets or liabilities.

While certain assets and liabilities may be recorded on a nonrecurring basis at the lower of cost or fair value, as described above (e.g., impaired loans, loans held for sale, other real estate owned), the only assets and liabilities recorded at fair value on a recurring basis by the Company are investments in available-for-sale debt securities, which are measured at fair value using Level 2 valuations, and derivative financial instruments and life insurance policies, which are measured at fair value using Level 1 valuations. No other assets and liabilities are recorded at fair value on a recurring or nonrecurring basis. For debt securities, the market valuations utilize several sources which include observable inputs rather than “significant unobservable inputs” and, therefore, fall into the Level 2 category, and are based on dealer quotes, market spreads, the U.S. Treasury yield curve, trade execution data, market consensus prepayment speeds, credit information, and the bonds’ terms and conditions at the security level.

The following table summarizes financial instruments measured at fair value on a recurring basis as of September 30, 2016 and December 31, 2015, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	September 30, 2016
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	$65,589	$—	$65,589
Obligations of states and political subdivisions	—	33,260	—	33,260
Mortgage-backed securities	—	61,722	—	61,722
Total available-for-sale debt securities	—	160,571	—	160,571
Life insurance policies	17,153	—	—	17,153
Derivative financial instruments	490	—	—	490
	$17,643	$160,571	$—	$178,214

Liabilities - derivative financial instruments	$490	$—	$—	$490

	December 31, 2015
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total fair value
Assets:
Investments in available-for-sale debt securities:
Obligations of U.S. government agencies and corporations	$—	$66,079	$—	$66,079
Obligations of states and political subdivisions	—	34,267	—	34,267
Mortgage-backed securities	—	65,271	—	65,271
Total available-for-sale debt securities	—	165,617	—	165,617
Life insurance policies	16,812	—	—	16,812
Derivative financial instruments	754	—	—	754
	$17,566	$165,617	$—	$183,183

Liabilities - derivative financial instruments	$754	$—	$—	$754

NOTE 7 - NEW AUTHORITATIVE ACCOUNTING GUIDANCE

In June 2016, the FASB issued ASU 2016-13, "Financial Instruments (Topic 326)" which changes the methodology for evaluating impairment of most financial instruments. The ASU replaces the currently used incurred loss model with a forward-looking expected loss model, which will generally result in a more timely recognition of losses. The guidance becomes effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements.

In March 2016, the FASB issued ASU 2016-09, "Compensation-Stock Compensation (Topic 718)" which impacts accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 requires all excess tax benefits and tax deficiencies to be recognized in the income statement as income tax expense (or benefit.) The tax effects of exercised or vested awards must be treated as discrete items in the reporting period in which they occur, regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits will be classified with other income tax cash flows as an operating activity, and cash paid by an employer when withholding shares for tax liabilities should be classified as a financing activity. The guidance becomes effective for annual periods beginning after December 15, 2017, and interim periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its financial statements.
In February 2016, the FASB issued ASU 2016-02 (Subtopic 842), Leases, which requires companies that lease assets (“lessees”) to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new ASU will also require additional disclosures to include qualitative and quantitative information about amounts presented in the financial statements. The guidance is effective for annual and interim periods beginning after December 15, 2018. JCB’s management is evaluating the new guidance and its impact on JCB’s financial condition and results of operations.
In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes limited amendments to the guidance on the classification and measurement of financial instruments. The new ASU revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The amendments require equity investments to be measured at fair value, with changes in fair value recognized in net income. For financial liabilities that an entity has elected to measure at fair value, the amendments require an entity to present separately in other comprehensive income the portion of the change in fair value that results from a change in instrument-specific credit risk. Upon adoption, entities will be required to make a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is effective. The guidance is effective for annual and interim periods beginning after December 15, 2017. Early adoption is not permitted, but early application of certain items is allowed. Beginning with the annual period ended December 31, 2015, the Company has implemented the early application guidance for the exclusion of the disclosure of fair value of financial instruments of ASC 825-10-50. Although management is continuing to evaluate this new guidance, the overall adoption is not expected to have a material effect on JCB’s financial condition or results of operations.

NOTE 8 - SUBSEQUENT EVENTS

On October 10, 2016, the Company entered into a definitive merger agreement to be acquired by Enterprise Financial Services Corp ("Enterprise"). Company shareholders will receive, based on their election, cash consideration in an amount of $85.39 per share of Company common stock or 2.75 shares of Enterprise common stock per share of Company common stock.

The transaction is anticipated to close in early 2017, and is subject to normal and customary closing conditions, including but not limited to, regulatory approval and approval by the Company’s shareholders.

APPENDICES

Appendix A - Agreement and Plan of Merger, dated as of October 10, 2016, between Enterprise Financial Services Corp and Jefferson County Bancshares, Inc.

Appendix B - Form of Voting Agreements between Enterprise Financial Services Corp. and shareholders of JCB

Appendix C - Executive Employment Agreement with Michael Walsh, dated as of October 10, 2016, between Enterprise Financial Services Corp, Enterprise Bank & Trust and Michael Walsh

Appendix D - Form of Agreement and Plan of Merger between Enterprise Bank & Trust and Eagle Bank and Trust Company of Missouri

Appendix E - Opinion of KBW

Appendix F - Section 351.455 of the Revised Statutes of Missouri

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

ENTERPRISE FINANCIAL SERVICES CORP,

ENTERPRISE BANK & TRUST,

JEFFERSON COUNTY BANCSHARES, INC.,

and

EAGLE BANK AND TRUST COMPANY OF MISSOURI

Dated as of October 10, 2016

Section 7.01	Termination	81
Section 7.02	Termination Fee; Liquidated Damages	83
Section 7.03	Effect of Termination	85

ARTICLE 8.
DEFINITIONS
Section 8.01	Definitions	85

ARTICLE 9.
MISCELLANEOUS
Section 9.01	Survival	98
Section 9.02	Waiver; Amendment	98
Section 9.03	Governing Law; Waiver of Right to Trial by Jury; Process Agent	98
Section 9.04	Expenses	99
Section 9.05	Notices	99
Section 9.06	Entire Understanding; No Third Party Beneficiaries	100
Section 9.07	Severability	100
Section 9.08	Enforcement of the Agreement; Jurisdiction	100
Section 9.09	Interpretation	101
Section 9.10	Assignment	101
Section 9.11	Counterparts	101
Section 9.12	Disclosure Schedules	102

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Executive Employment Agreement

SCHEDULES

Schedule 1	Company Disclosure Schedule
Schedule 2	Buyer Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 10, 2016, by and among Enterprise Financial Services Corp, a Delaware corporation (“Buyer”), Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Buyer (“Buyer Bank”), Jefferson County Bancshares, Inc., a Missouri corporation (“Company”), and Eagle Bank and Trust Company of Missouri, a Missouri state-chartered trust company with banking powers and wholly-owned subsidiary of Company (“Company Bank”).
W I T N E S S E T H:
WHEREAS, the respective boards of directors of each of Buyer, Buyer Bank, Company and Company Bank have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are fair to and in the best interests of their respective entities and shareholders; and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;
WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Buyer, with Buyer as the surviving entity (the “Merger”), and immediately thereafter (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);
WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”);
WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and certain officers and principal holders of the Company Common Stock have entered into a voting agreement with Buyer dated as of the date hereof, the form of which is attached hereto as Exhibit A, pursuant to which each such Person has agreed, among other things, to vote all shares of Company Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Buyer is entering into an employment agreement with Michael W. Walsh, Company’s President and Chief Executive Officer, to become effective as of the Closing, in the form attached hereto as Exhibit B;
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and
WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1.
THE MERGER

Section 1.01    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the DGCL and the GBCLM. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 1.02    Certificate of Incorporation and Bylaws. The Certificate of incorporation and bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the certificate of incorporation and bylaws of Buyer as in effect immediately prior to the Effective Time.
Section 1.03    Directors and Officers of Surviving Entity.

(a)    Subject to the provisions of Section 1.03(b), the directors and officers of Buyer immediately prior to the Effective Time shall serve as directors and officers of the Surviving Entity.
(b)    Subject to compliance with applicable Law (including, to the extent applicable, the continued listing requirements of NASDAQ), prior to the Effective Time, Buyer shall use commercially reasonable efforts to take all necessary corporate or other action so that upon and after the Effective Time, at the election of Buyer, either (i) the size of the board of directors of Buyer (the “Board of Buyer”) is increased by one member or (ii) one of the then incumbent directors resigns from the Board of Buyer, and in either case one member of the Company Board who is independent with respect to Buyer, selected by mutual agreement of Company and Buyer (the “Company Director”), is elected or appointed to the Board of Buyer to fill the vacancy on the Board of Buyer created by such increase. Buyer, through the Board of Buyer and subject to the Board of Buyer’s fiduciary duties to the shareholders of Buyer, shall take all necessary action to nominate the Company Director for election to the Board of Buyer in the proxy statement relating to the first annual meeting of the shareholders of Buyer following the Closing. Until the Effective Time, the Company shall cause the Company Board to maintain at least one director who is a member of the Company Board on the date of this Agreement and who is independent with respect to Buyer for purposes of the listing requirements of NASDAQ.
Section 1.04    Bank Merger. Immediately following the Effective Time or as promptly as practicable thereafter, Company Bank will be merged with and into Buyer Bank upon the terms and with the effect set forth in the Plan of Bank Merger. The Plan of Bank Merger shall provide that upon consummation of the merger of Company Bank with and into Buyer Bank, at the election of Buyer Bank, either (i) the size of the board of directors of Buyer Bank (the “Board of Buyer Bank”) will be increased by one member or (ii) one of the then incumbent directors will resign from the Board of Buyer Bank, and in either case one member of the Company Board or the Company Bank board, selected by mutual agreement of the Company and Buyer (the “Company Bank Director”), will be elected or appointed to the Board of Buyer Bank to fill the vacancy on the Board of Buyer Bank created by such increase. Buyer Bank, through the Board of Buyer Bank, shall take all necessary action to nominate the Company Bank Director for election to the Board of Buyer Bank at the next annual meeting of the shareholders of Buyer Bank.
Section 1.05    Effective Time; Closing.
(a)    Subject to the terms and conditions of this Agreement, Buyer, Buyer Bank, Company and Company Bank will make all such filings as may be required by applicable Laws to consummate the Merger and the Bank Merger. The Merger shall become effective upon filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware on the Closing Date, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Effective Time”).
(b)    The Bank Merger shall become effective as set forth in the Plan of Bank Merger providing for the Bank Merger, at the later of immediately following the Effective Time or as promptly as practicable thereafter. Prior to the Effective Time, Buyer shall cause Buyer Bank, and Company shall cause Company Bank, to execute such certificates or articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Effective Time.
(c)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such date and time agreed by Buyer and Company, which such date shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) remotely via the electronic exchange of documentation between the parties (via facsimile, electronic transmission or other similar means for exchanging documentation), or at such other place as the parties may mutually agree.
Section 1.06    Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company, Company Bank and their respective Subsidiaries shall be deemed to have granted to Buyer and Buyer Bank, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Buyer and Buyer

Bank, as applicable, are authorized in the name of Company, Company Bank and their respective Subsidiaries to take any and all such action.
Section 1.07    Reservation of Right to Revise Structure. At Buyer’s election, without the approval of the Company, the business combination contemplated by this Agreement may alternatively be structured so that (i) Company is merged with and into any other direct or indirect wholly owned subsidiary of Buyer, (ii) any direct or indirect wholly owned subsidiary of Buyer is merged with and into Company, (iii) Company Bank is merged with and into any other direct or indirect wholly owned subsidiary of Buyer Bank, (iv) any direct or indirect wholly owned subsidiary of Buyer Bank is merged with and into Company Bank; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to any holder of Company Stock as Merger Consideration, (ii) impede or delay consummation of the Merger (including any Regulatory Approval), (iii) adversely or alter or change the federal income Tax treatment of holders of Company Stock in connection with the Merger from what such treatment would have been absent such change, (iv) require submission to or approval of Company’s shareholders after the plan of merger set forth in this Agreement has been approved by Company’s shareholders, or (v) otherwise adversely affect Company, Company Bank or any shareholder of Company in any material respect. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.
ARTICLE 2.
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Buyer Bank, Company Bank, Company or any shareholder of Company:
(a)    Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)    Each share of Company Stock owned directly by Buyer, Company or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.
(c)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock held in treasury and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive (i) 2.75 shares of Buyer Common Stock (the “Per Share Stock Consideration”) or (ii) $85.39 in cash (the “Per Share Cash Consideration”).
Section 2.02    Stock Options and Other Stock-Based Awards.
(a)    Unless otherwise noted, the provisions of this Section 2.02 pertain to all options and other stock-based awards granted by Company, including but not limited to awards granted under the Company’s Stock Plans, issued and outstanding immediately prior to the Effective Time (collectively, the “Company Stock Awards”).
(b)    Buyer and Company shall take all actions necessary so that, at the Effective Time, all rights with respect to Company Common Stock pursuant to In-the-money Company Stock Awards which are issued, outstanding and unexercised as of immediately prior to the Effective Time, whether or not exercisable, shall cease to represent a right to acquire Company Common Stock and shall be cancelled and converted automatically as of the Effective Time into the right of each holder of Company Stock Award to receive an amount in cash equal to the product of (1) the number of shares of Company Common Stock underlying such holder’s Company Stock Award multiplied by (2) the Per Share Cash Consideration minus the exercise price per share under such Company Stock Award. At the Effective Time, each Out-of-the-money Company Stock Award shall be cancelled and of no further force and effect.
Section 2.03    Aggregate Closing Consideration. For the avoidance of doubt, the aggregate amount of cash paid and the aggregate number of shares of Buyer Common Stock to be issued to holders of Company Common Stock and holders of Company Stock Awards shall not exceed the Closing Cash and the Total Shares of Stock Consideration, respectively, and such aggregate consideration, the “Merger Consideration”.

Section 2.04    Rights as Shareholders; Conversion Alternatives.
(a)    Holders of Company Stock may elect to receive shares of Buyer Common Stock or cash (in either case without interest) in exchange for their shares of Company Stock in accordance with the following procedures, provided that, in the aggregate the Stock Conversion Number, shall be converted into the Per Share Stock Consideration and the remaining outstanding shares of Company Stock shall be converted into Per Share Cash Consideration. Shares of Company Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of Company Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of Buyer Common Stock with respect to such shares.
(b)    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Buyer and Company mutually agree (“Election Form”), shall be mailed not less than 20 Business Days but not more than 40 Business Days prior to the anticipated Effective Time or on such earlier date as Buyer and Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Stock as of 5 Business Days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.04, (i) to elect to receive Per Share Cash Consideration for each of the shares of Company Stock held by such holder (a “Cash Election), (ii) to elect to receive Per Share Stock Consideration for each of such shares (a “Stock Election”), (iii) to elect to receive the Per Share Stock Consideration for a part of such holder’s Company Stock and the Per Share Cash Consideration for the remaining part of such holder’s Company Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Buyer Common Stock for such shares (a “Non-Election”). A holder of record of shares of Company Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all shares of Company Stock held by such Representative for a particular beneficial owner. Any such shares of Company Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent on the effective, properly completed Election Form shall be deemed Non-Election Shares.
(c)    To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Saint Louis, Missouri time, on the 20th day following the Mailing Date (or such other time and date as the parties may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificate(s) (or customary affidavits and indemnification regarding the loss or destruction of such Certificate(s) or the guaranteed delivery of such Certificate(s)) representing all shares of Company Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form (the “Letter of Transmittal”). Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of the holders of Company Common Stock, which books shall be conclusive with respect thereto. If a Company’s shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of Company Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Buyer shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

(d)    If the Stock Election Number exceeds the Stock Conversion Number, then each Cash Election Share and each Non-Election Share shall be converted into the right to receive the Closing Per Share Cash Consideration, and, subject to Section 2.01 hereof, each holder of Stock Election Shares will be entitled to receive Per Share Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Cash Consideration.
(e)    If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive Buyer Common Stock as consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner: (i) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and, subject to Section 2.01 hereof, each holder of Non-Election Shares shall receive Per Share Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into Per Share Cash Consideration; or (ii) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into Per Share Stock Consideration, and, subject to Section 2.01 hereof, each holder of Cash Election Shares shall receive Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Cash Consideration
Section 2.05    Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay or cause to be paid to each non-dissenting holder of a fractional share of Buyer Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Buyer Common Stock to which such holder would otherwise be entitled by the Average VWAP of the Buyer Common Stock as of the Closing Date.
Section 2.06    Plan of Reorganization. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.
Section 2.07    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with applicable provisions of the GBCLM (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of Company or the Surviving Entity with respect to shares of Company Stock, except those provided under applicable provisions of the GBCLM (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of each share of Company Stock in accordance with the applicable provisions of the GBCLM, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses the right to appraisal, in which case such shares of Company Stock shall be converted into and represent only the right to receive the Merger Consideration for such shares, without interest thereon, upon surrender of the shareholder’s Certificates pursuant to Section 2.01. Buyer shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. Company shall not, except with the prior written consent of Buyer, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such demand for appraisal. Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the GBCLM. Any payments made in respect of Dissenting Shares shall be made by Buyer as the Surviving Entity.
Section 2.08    Deposit of Merger Consideration.
(a)    At or before the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates, or at Buyer’s option, evidence of shares in book entry form, representing the number of shares of Buyer Common Stock, and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article 2 (including the amount of cash to pay the estimated amount of cash to be paid in lieu of fractional shares of Company Stock), sufficient to deliver the aggregate Merger Consideration payable under the terms hereof in accordance with this Article 2 (collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement.
(b)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of Company who have not theretofore complied with this Section 2.08 and Section 2.09(a) shall thereafter look only to Buyer for the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.05) in accordance with this Article 2 deliverable in respect of each share of Company Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Company Stock represented by any Certificate for any Merger Consideration (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 2.09    Delivery of Merger Consideration.
(a)    Upon surrender to the Exchange Agent of its Certificate(s) accompanied by a properly completed Letter of Transmittal timely delivered to the Exchange Agent, a non-dissenting holder of Company Stock will be entitled to receive as promptly as practicable following the Effective Time the aggregate Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.05) in accordance with this Article 2 to be issued or paid in respect of the shares of Company Common Stock represented by such holder’s Certificates. The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or shares of Buyer Common Stock to a holder of Company Stock to which such holder would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates representing the shares of Company Common Stock for exchange as provided in this Article 2, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Buyer or the Exchange Agent.
(b)    In the event of a transfer of ownership of a Certificate for Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.05) in accordance with this Article 2 shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Buyer that the Tax has been paid or is not applicable, and the Person requesting payment for such Certificate shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of shares of Buyer Common Stock as set forth in Section 2.05) represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)    All shares of Buyer Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Buyer in respect of the Buyer Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Buyer Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate) is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss and/or a bond in such amount as may be required in each case by Buyer or the Exchange Agent in lieu of such Certificate(s)), there shall be issued and/or paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Buyer Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Buyer Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(d)    Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or holder of Company Stock Awards such amounts as Buyer is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to such holder of Company Common Stock or holder of Company Stock Awards in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as applicable.
Section 2.10    Anti-Dilution Provisions. In the event that before the Effective Time Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Buyer Common Stock, the Merger Consideration will be appropriately and proportionately adjusted to provide the holders of Company Common Stock and Company Stock Awards the same economic effect as contemplated by this Agreement based on the shares of Buyer Common Stock issued and outstanding prior to such event; provided, that for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (x) Buyer repurchases outstanding shares of Buyer Common Stock, (y) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction, or (z) Buyer issues employee or director stock options, restricted stock awards, grants or similar equity awards or Buyer issues Buyer Common Stock upon exercise or vesting of any such options, grants or awards.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Section 3.01    Making of Representations and Warranties.
(a)    On or prior to the date hereof, Company and Company Bank have delivered to Buyer and Buyer Bank a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 3, or to one or more of Company’s or Company Bank’s covenants contained in Article 5; provided, however, that nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.
(b)    Except as set forth in the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer as follows in this Article 3.

Section 3.02    Organization, Standing and Authority.
(a)    Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Missouri, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and has not elected to be a treated as a financial holding company under such act. Company has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Company is duly licensed, registered or qualified to do business in each jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on the Company, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
(b)    Company Bank is a state-chartered trust company with banking powers organized under the banking and trust company Law of the State of Missouri, subject to regulation by the Missouri Division of Finance. Company Bank is duly organized, validly existing and in good standing under the Laws of the State of Missouri. Company Bank has full corporate power and authority to engage in the business and activities as now conducted by it and to own, lease and operate the properties and assets now owned and being operated by it. Company Bank is duly licensed, registered or qualified to do business in Missouri and each other jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on the Company Bank, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
(c)    The respective minute books of the Company and each of its Subsidiaries, including but not limited to Company Bank, accurately record in all material respects all corporate actions of their respective shareholders, boards of directors and trustees, including committees of their respective boards of directors, or other governing bodies, in each case in accordance with normal business practice of Company and the Company Subsidiary.
(d)    Company and Company Bank has delivered or otherwise made available to Buyer true, correct and complete copies of the articles of incorporation and bylaws of Company, and the articles of incorporation, bylaws, operating agreements, trust agreements and other applicable charter document of Company Bank and each other Company Subsidiary, each as amended to date and in effect as of the date hereof. None of Company, Company Bank or any of Company’s Subsidiaries is in material violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 3.03    Capital Stock.
(a)    The authorized capital stock of Company consists solely of (i) 2,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 1,472,853 shares are issued and outstanding and 9,831 shares are held in treasury, and (ii) 1,220,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”), of which, (A) 610,000 shares are designated as “Series A Preferred Stock”, none of which are issued and outstanding as of the date of this Agreement and (B) 610,000 shares are designated as “Series B Preferred Stock”, none of which are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for 108,295 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans in connection with currently outstanding Company Stock Awards. The ownership table set forth on Company Disclosure Schedule 3.03(a) sets forth a true, correct and complete list of the security holders of the Company, showing the number of shares of Company Common Stock and any other securities of the Company held by each such security holder, and in the case of options, warrants and other exercisable securities, the exercise price thereof and the number and type of securities issuable thereunder.
(b)    No Subsidiary of the Company owns any shares of capital stock of the Company. The outstanding shares of Company Common Stock are, and all Company Common Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Company shareholder. All shares of Company’s capital stock issued and outstanding have been issued in compliance in all material respects with and not in violation of any applicable federal or state securities Laws. The Closing Date Share

Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(c)    Except as set forth in Company Disclosure Schedule 3.03(c)(i), as of the date of this Agreement, there are no outstanding shares of Company’s capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Company or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries. As of the date of this Agreement, other than as set forth in Company Disclosure Schedule 3.03(c)(ii), there are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company’s capital stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary. There are no agreements, arrangements or other understandings with respect to the voting of Company’s capital stock to which Company or any of its Subsidiaries is a party and, to the Knowledge of Company as of the date hereof, no such agreements between any Persons exist. There are no other agreements or arrangements under which Company is obligated to register the sale of any of its securities under the Securities Act. Except as set forth on Company Disclosure Schedule 3.03(c), since June 30, 2016 through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, or other equity securities of the Company or (B) issued or awarded any Company Stock Awards.
(d)    Company Disclosure Schedule 3.03(d) sets forth a complete and accurate list, as of the date of this Agreement, of (i) the number of shares of Company Common Stock issued under the Company Stock Awards, the number of shares of Company Common Stock subject to outstanding Company Stock Awards and the number of shares of Company Common Stock reserved for future issuance for the Company Stock Awards; (ii) all outstanding Company Stock Awards, indicating with respect to each such award the name of the holder thereof, the number of shares of Company Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule. Company has provided or made available to Buyer complete and accurate copies of the Company Stock Plans and the forms of all award agreements related thereto.
(e)    Company has made available to Buyer a complete and correct copy of the stock ledgers and stock transfer books of Company and each of its Subsidiaries. The stock ledgers and the stock transfer books of Company and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Company and each of its Subsidiaries, subject to any pending transfers of shares of capital stock of each such entity.
Section 3.04    Subsidiaries.
(a)    Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all Subsidiaries of Company and Company Bank, including the jurisdiction of organization and all jurisdictions in which such entity is qualified to do business. Except as set forth in Company Disclosure Schedule 3.04(a), (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (iv) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Company, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Company or any Subsidiary thereof, are free and clear of all Liens, other than Permitted Liens and restrictions on transfer under applicable securities Laws.
(b)    Neither Company nor any of its Subsidiaries, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. § 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Company Bank. Neither Company nor any of Company’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, except as set forth in Company Disclosure Schedule 3.04(b).
(c)    Each of Company’s Subsidiaries (other than Company Bank) has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and is duly licensed, registered or qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on the Company, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
Section 3.05    Corporate Authority Relative to this Agreement; No conflict.
(a)    Each of Company and Company Bank has all requisite corporate power and authority to enter into, execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and perform its obligations and to consummate the transactions contemplated hereby and thereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals, the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval.
(b)    Subject only to the receipt of the Requisite Company Shareholder Approval at the Company Meeting, this Agreement and all other agreements and documents contemplated hereby to which it is a party and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Company and the Company Board on or prior to the date hereof and will be authorized by all necessary organizational action of Company Bank and the Company Bank’s board of directors as soon as reasonably practicable after the date hereof. Subject to its applicable fiduciary obligations, the Company Board has resolved to recommend adoption of this Agreement by Company’s shareholders and has directed that this Agreement be submitted to the Company’s shareholders for approval at a meeting of such shareholders. Except for the receipt of the Requisite Company Shareholder Approval in accordance with the GBCLM and Company’s articles of incorporation and bylaws and the receipt of the Company Bank Shareholder Approval, no other corporate proceedings on the part of the Company, Company Bank or any of the Company’s Subsidiaries (including any vote of any class or series of outstanding capital stock) is necessary to authorize the execution and delivery of this Agreement and all other agreements and documents contemplated hereby to which it is a party, the performance by each of Company and Company Bank of its obligations hereunder or thereunder and the consummation by each of Company and Company Bank of the transactions contemplated hereby or thereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement constitutes a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).
(c)    None of the execution and delivery of this Agreement by Company or Company Bank, the consummation by Company or Company Bank of the transactions contemplated hereby or compliance by Company or Company Bank with any of the provisions herein will (i) result in a violation or breach of or conflict with the articles of incorporation or bylaws of the Company or the organizational documents of Company Bank and any of Company’s Subsidiaries, (ii) subject to obtaining the consents and approvals referred to in Section 3.06(a), result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, accelerate the performance required by Company, Company Bank or any of Company’s Subsidiaries under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by Company or Company Bank under, or result in being declared void, voidable, or without further binding effect under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company, Company Bank or any of Company’s Subsidiaries is a party or by which the Company, Company Bank or any of Company’s Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.06, violate any Law applicable to the Company, Company Bank or any of Company’s Subsidiaries or any of their respective properties or assets, other than any such event which would not have a Material Adverse Effect on the Company or Company Bank.
Section 3.06    Regulatory Approvals; No Defaults.
(a)    Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company and Company Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FRBank, the Missouri Division of Finance, the FDIC, respectively, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, compliance with the applicable requirements of the Exchange Act, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states and the approval of the listing of such Buyer Common Stock on NASDAQ in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence and the Requisite Company Shareholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Company and Company Bank do not and will not (i) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of Company, Company Bank, or any of their respective Subsidiaries, (ii) expect as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets, (iii) except as set forth in Company Disclosure Schedule 3.06(a), conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien (other than Permitted Liens) under, result in a right of termination or the acceleration of any right or obligation under, any Company Material Contract, or (iv) except as set forth in Company Disclosure Schedules 3.12(c) or 3.30(e), require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect on Company.
(b)    Except for matters set forth in Company Disclosure Schedules 3.06(b), as of the date hereof, Company has no Knowledge of any reason that (i) the Regulatory Approvals referred to in Section 6.01(b) will not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) any Burdensome Condition would be imposed.
Section 3.07    Financial Statements.
(a)    Prior to the execution of this Agreement, Company has delivered to Buyer true and complete copies of the following financial statements (which are set forth in Company Disclosure Schedule 3.07(a)): (i) Company’s consolidated audited balance sheets as of December 31, 2015, 2014 and 2013 and the related consolidated audited statements of operations, shareholders’ equity and cash flows for the fiscal years then ended (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by Company’s independent accountants, and all letters from such accountants with respect to the results of such audits; (ii) Company’s consolidated unaudited balance sheets as of August 31, 2016 and the related consolidated unaudited statements of operations and shareholders’ equity for the eight-month period then ended (the “Unaudited Financial Statements”); and (iii) Call Reports for Company Bank as of the close of business on December 31, 2015, 2014, and 2013 and June 30, 2016. The Audited Financial Statements and the Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “Financial Statements”. All such Financial Statements were prepared in accordance with GAAP consistently applied and fairly present (subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be materially adverse and to the absence of footnote disclosures that, if presented, would not differ materially from those included in the most recent

Audited Financial Statements) in all material respects its financial condition and results of operations at and as of the respective dates thereof and for the respective periods covered thereby.
(b)    Except as has not been and would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, Company has established and maintains (i) disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known timely to the management of the Company by others within those entities, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Company and its Subsidiaries are being made only in accordance with the authorization of Company’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that would reasonably be likely to have a material effect on Company’s financial statements. Company has disclosed, based on its management’s most recent evaluation prior to the date hereof and to the Company’s Knowledge, to the Company auditors, the audit committee of the Company Board, and Buyer (i) any significant deficiencies in the design or operation of such controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since January 1, 2016, the Company has not made any material modification to its disclosure controls and procedures or internal control over financial reporting.
(c)    Except as set forth in Company Disclosure Schedule 3.07(c), neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.08    Regulatory Reports. Company and its Subsidiaries have duly filed with the FRB, the FRBank, the FDIC, the Missouri Division of Finance and any other applicable Governmental Authority, in correct form in all material respects, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business of Company and its Subsidiaries, no Governmental Authority has notified Company or any of its Subsidiaries in writing or, to Company’s Knowledge, orally, that it has initiated or has pending any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any of its Subsidiaries that would reasonably be expected to be material. To the Knowledge of the Company, there is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. There have been no material written or, to Company’s Knowledge, oral, inquiries by, or written or, to Company’s Knowledge, oral, disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2012.
Section 3.09    Absence of Certain Changes or Events. Except as set forth in Company Disclosure Schedule 3.09, or as otherwise expressly contemplated by this Agreement, (a) since December 31, 2015 to the date hereof, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company or Company Bank; (b) since December 31, 2015 to the date hereof there has not been (i) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities; (iii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries (other than normal salary adjustments to employees made in the Ordinary Course of Business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries; (iv) any material election or material changes in existing elections made by Company or any of its Subsidiaries for federal or state Tax purposes; (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than Company Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (vii) any lease of real or personal property entered into outside of the Ordinary Course of Business, other than in connection with foreclosed property.
Section 3.10    Legal Proceedings. Except as set forth in Company Disclosure Schedule 3.10:
(a)    There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenges the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no material injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its affiliates), and neither Company nor any of its Subsidiaries has been advised in writing or, to Company’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such action.
Section 3.11    Compliance with Laws.
(a)    Company and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans and consumer loans, or the statutes and regulations of the State of Missouri related to banks and banking. Neither Company nor any of its Subsidiaries has been advised in writing or, to Company’s Knowledge, orally, of any material supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)    Company and each of its Subsidiaries and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; provided that each of the foregoing related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company. Company and Company Bank do not have any approved but unopened offices or branches.
(c)    Except as set forth in Company Disclosure Schedule 3.11 or would not be reasonably expected to be material, neither Company nor Company Bank has received, since January 1, 2012 to the date hereof, written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.
Section 3.12    Company Material Contracts; Defaults.
(a)    Except as set forth in Company Disclosure Schedule 3.12(a), as of the date hereof, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries; (iii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, Buyer Bank or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such Person upon a change-of-control; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any of its Subsidiaries; (vi) related to the borrowing by Company or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or between the Company and any of its Subsidiaries and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (vii) relating to the lease of real property or personal property having a value in excess of $50,000 per annum; (viii) except in respect of debts previously contracted, relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third parties or which limits payments of dividends; (ix) which relates to capital expenditures and involves future annual payments by Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate, (x) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business of Company or any of its Subsidiaries; (xi) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xii) which contains a non-compete, exclusive dealing or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company, Company Bank or any of their respective Affiliates or immediately upon consummation of the Merger and Bank Merger will materially restrict the ability of the Surviving Entity or Buyer Bank, as applicable, or any of their Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any of its Subsidiaries or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xiii) pursuant to which Company or any of its Subsidiaries may become obligated to or contribute equity capital to any entity; (xiv) that transfers any Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from Company or any of its Subsidiaries and that is material (for the avoidance of doubt, any Patents shall be deemed material); (xv) to which any Governmental Authority was a party thereto; (xvi) to which there are material ongoing obligations to the primary purpose of which is not to disclose confidential information or require that the Company or any of its Subsidiaries guarantee, indemnify or hold harmless any Person; (xvii) with any investment company registered under the Investment Company Act of 1940; (xviii) with any local clearing house or self-regulatory organization; or (xix) which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), is set forth in Company Disclosure Schedule 3.12(a), and is referred to herein as a “Company Material Contract.” Company has previously made available to Buyer true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.
(b)    (i) Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Material Adverse Effect on Company or Company Bank; and (ii) neither Company nor any of its Subsidiaries is in default under any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on Company or Company Bank. No material power of attorney or similar authorization given directly or indirectly by Company or any of its Subsidiaries is currently outstanding.
(c)    Company Disclosure Schedule 3.12(c) sets forth a true and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13    Agreements with Regulatory Agencies. Except as set forth in Company Disclosure Schedule 3.13, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each, whether or not set forth in Company Disclosure Schedule 3.13, a “Company Regulatory Agreement”) other than those of general application, and since January 1, 2012, Company has not been advised in writing or, to Company’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company, any of its Subsidiaries or any executive officer of the Company or of any of its Subsidiaries.
Section 3.14    Brokers. Neither Company nor any Subsidiary thereof, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Company Disclosure Schedule 3.14 and pursuant to letter agreements listed thereon, true, complete and correct copies of which have been previously delivered to Buyer.
Section 3.15    Employee Benefit Plans.
(a)    All “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Company, any of its Subsidiaries or any of Company’s related organizations described in Sections 414(b), (c) or (m) of the Code (“Controlled Group Members”) (such current and former employees collectively, the “Company Employees”), or any current or former directors or officers of Company, any of its Subsidiaries, or Controlled

Group Members and to which Company, any of its Subsidiaries, or any Controlled Group Members is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “Company Benefit Plans”), are identified or described in Company Disclosure Schedule 3.15(a). Except as otherwise described in Company Disclosure Schedule 3.15(a), neither Company nor any of its Subsidiaries or Controlled Group Members has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Company Benefit Plan (except to the extent required by Law).
(b)    With respect to each Company Benefit Plan, to the extent applicable, the Company has made available to Buyer or provided Buyer with true and complete copies of the following materials: (i) the current plan document, including any amendments thereto, for each Company Benefit Plan, or in the case of an unwritten Company Benefit Plan, a written description of the material terms of such Company Benefit Plan, (ii) any current trust instruments and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto, (iii) the current summary plan descriptions and related summary of material modifications, (iv) IRS Form 5500 (for the most three (3) recently completed plan years), (v) the most recent IRS determination, opinion, notification and advisory letters, (vi) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (vii) the coverage and nondiscrimination testing results for the three (3) most recent plan years for each of the Company Benefit Plans, as applicable, and (viii) all material correspondence within the past three (3) years with the Internal Revenue Service, the Department of Labor or any other Governmental Authority regarding the operation or administration of any Company Benefit Plan. In addition, any annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Buyer.
(c)    Each Company Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. Neither Company nor any of its Subsidiaries or any Controlled Group Member has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could subject Company, any of its Subsidiaries or any Controlled Group Member to a material Tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. Except as set forth in Company Disclosure Schedule 3.15(c), no Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. With respect to any Company Benefit Plan, there are no pending or, to Company’s Knowledge, threatened actions, suits, claims or other proceedings against any such Company Benefit Plan (other than routine claims for benefits).
(d)    Neither the Company, nor any of its Subsidiaries, Controlled Group Members or any entity which is considered one employer with Company, any of its Subsidiaries, Controlled Group Members under Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) with respect to, any Company Benefit Plan, including (i) any Company Benefit Plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA , (iii) any multiemployer plan under Subtitle E of Title IV of ERISA , (iv) any “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA, or (v) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA (excluding those for which notice to the PBGC has been waived by regulation) has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate.
(e)    Except as set forth in Company Disclosure Schedule 3.15(e), all required contributions, distributions, reimbursements and premium payments required to be made with respect to all Company Benefit Plans have been made in all material respects in compliance with the terms of the applicable Company Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles.

(f)    Except as set forth in Company Disclosure Schedule 3.15(f), no Company Benefit Plan provides any life insurance, medical or other employee welfare benefits to any Company Employee, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).
(g)    All Company Benefit Plans that are group health plans have been operated in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and the other applicable sections of ERISA and the Code. Except as set forth in Company Disclosure Schedule 3.15(g), Company may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination, except for (i) as may be required by Law, (ii) the payment of benefits, fees or charges accrued or incurred through the date of termination, and (iii) the payment of administrative expenses associated with such amendment or termination.
(h)    Except as set forth in Company Disclosure Schedule 3.15(h) or otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (iv) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, or (v) result in payments under any of the Company Benefit Plans for which a deduction would be disallowed by reason of Section 280G of the Code.
(i)    Except as set forth in Company Disclosure Schedule 3.15(i), each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, has been in documentary compliance in all respects with the applicable provisions of Code Section 409A, and no payment to be made under any such Company Benefit Plan is, or to the Company’s Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code. Except as set forth in Company Disclosure Schedule 3.15(i) or otherwise provided for in this Agreement, neither Company nor any of its Subsidiaries or Controlled Group Members has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code of Section 4999 of the Code.
Section 3.16    Labor Matters.
(a)    Company Disclosure Schedule 3.16(a) sets forth (A) the name, title and total compensation of each officer and employee of Company and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2015 and through June 30, 2016 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by Company and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.
(b)    To Company’s Knowledge, no officer or director of Company or any of its Subsidiaries or any employee, independent contractor or consultant of Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Company or any of its Subsidiaries to conduct its business as currently conducted.
(c)    To Company’s Knowledge, neither Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Company Benefit Plan, should have been classified as an employee. To Company’s Knowledge, neither Company nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Company Benefit Plan who provides or provided services to Company or any of its Subsidiaries, in any capacity.
(d)    None of the officers, employees or consultants of Company or any of its Subsidiaries has informed Company or such Subsidiary of his or her intent to terminate his or her employment or consultant relationship with Company or any of its Subsidiaries during the next twelve (12) months.
(e)    Neither Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor does Company have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of Company and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due and payable to its employees under any policy, practice, agreement, plan, program, statute or other Law. Except as set forth in Company Disclosure Schedule 3.16(e), the employment of each officer and employee of Company and each of its Subsidiaries is terminable at the will of Company or such Subsidiary.
(f)    (A) Except as set forth in Company Disclosure Schedule 3.16(f), there is no pending or, to Company’s Knowledge, threatened legal proceeding involving Company or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Company or any of its Subsidiaries, on the other hand, and (B) no other Person, to Company’s Knowledge, has threatened in writing any claim or any legal proceeding against Company or any of its Subsidiaries (or, to Company’s Knowledge, against any officer, director or employee of Company or any of its Subsidiaries) relating to the employment of employees or former employees of Company or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).
(g)    Company and each of its Subsidiaries is, and at all times since December 31, 2013 has been, in material compliance with all applicable Laws, policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such Laws, policies and/or guidelines relating to the classification of employees, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices.
Section 3.17    Environmental Matters.
(a)    Except as set forth in Company Disclosure Schedule 3.17(a), to Company’s Knowledge there has been no release or threat of release to the environment of Hazardous Substances at, on, or under any Company Owned Property that would have a Material Adverse Effect, nor to the Company’s Knowledge has there been any release or threat of release to the environment of Hazardous Substances at, on, or under any Company Leased Property that would have a Material Adverse Effect on Company or Company Bank; nor, to the Actual Knowledge of Company, was there, at any real property formerly owned, operated, or leased by Company or any of its Subsidiaries, during the time Company or any of its Subsidiaries owned, operated or leased such real property, any release or threat of release to the environment of Hazardous Substances at, on, or under such formerly owned, operated, or leased real property that would have a Material Adverse Effect on Company or Company Bank.
(b)    Except as set forth in Company Disclosure Schedule 3.17(b), to Company’s Knowledge neither Company nor any of its Subsidiaries has acquired or is now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure on which there has been or is a release to the environment of any Hazardous Substance that would have a Material Adverse Effect on Company or Company Bank.

(c)    Except as set forth in Company Disclosure Schedule 3.17(c), all Company Owned Property and, to Company’s Knowledge, all Company Leased Property is in material compliance with all applicable Environmental Law and is not listed on, or proposed to be listed on, the National Priority List established pursuant to 42 U.S.C. § 9605(a)(8)(B) (the “NPL”), the registry of confirmed, abandoned, or uncontrolled hazardous waste disposal sites maintained by the State of Missouri, or any other list analogous to such registry or the NPL.
(d)    To the Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release or threat of release to the environment of, any Hazardous Substance in a manner that violates Environmental Law, requires reporting, investigation, remediation or monitoring under Environmental Law, or could reasonably be anticipated to cause the incurrence of response costs under any Environmental Law.
(e)    Neither Company nor any of its Subsidiaries has received written notice of any Lien or encumbrance having been imposed on any Company Loan Property, any Company Owned Property, Company Leased Property, or any real property formerly owned, operated, or leased by the Company or any of its Subsidiaries, in connection with any liability arising from or related to Environmental Law, and (i) to the Company’s Knowledge there is no action or proceeding pending or which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any Company Owned Property or Company Leased Property, and (ii) to the Actual Knowledge of Company, there is no action or proceeding, pending or which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any real property formerly owned, operated, or leased by the Company or any of its Subsidiaries.
(f)    Neither Company nor any of its Subsidiaries is subject to any order or injunction relating to a violation of any Environmental Law.
(g)    Company has made available to the Buyer copies of final written environmental reports and compliance audits in their possession or control relating to the Company Owned Property or Company Leased Property. Company Disclosure Schedule 3.17(g) includes a list of such environmental reports and compliance audits.
(h)    There is no litigation pending, or, to Company’s Knowledge, threatened, against Company or any of its Subsidiaries, or before any court, or Governmental Authority (i) for alleged noncompliance with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance. Neither the Company nor any of its Subsidiaries has received any written request for information made to the Company or any of its Subsidiaries, pursuant to any Environmental Law concerning either compliance with such Environmental Law or the nature or extent of a release of a Hazardous Substance into the environment.
Section 3.18    Tax Matters.
(a)    Each of Company and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. Except as set forth in Company Disclosure Schedule 3.18(a), all Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith and are described in Company Disclosure Schedule 3.18(a). Except as set forth in Company Disclosure Schedule 3.18(a), Company is not currently the beneficiary of any extension of time within which to file any Tax Return and neither Company nor any of its Subsidiaries currently has any open tax years prior to 2012. Except as set forth in Company Disclosure Schedule 3.18(a), since January 1, 2013, no written claim has been made by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Company or any of its Subsidiaries.
(b)    Company and each of its Subsidiaries, as applicable, have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.
(d)    Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2015, 2014, 2013 and 2012. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company with respect to income Taxes filed for the years ended December 31, 2015, 2014, 2013 and 2012. Company has made available to Buyer correct and complete copies of all written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding.
(e)    Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.
(f)    Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth in Company Disclosure Schedule 3.18(f), neither Company nor Company Bank is a party to or bound by any Tax allocation or sharing agreement. Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
(g)    The unpaid Taxes of Company (i) did not, as of December 31, 2015, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Audited Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Except as set forth in Company Disclosure Schedule 3.18(g), since January 1, 2013, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)    Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i)    Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)    Neither Company nor any of its Subsidiaries has and had a permanent establishment in any foreign country other than where they are currently filing Tax Returns.
(k)    Neither Company nor any of its Subsidiaries is a party to any joint venture or partnership.

(l)    Neither Company nor any of its Subsidiaries has engaged or will engage in a listed transaction as that term is defined in Treasury Regulation 1.6011-4(b)(2).
Section 3.19    Investment Securities. Company Disclosure Schedule 3.19 sets forth as of September 30, 2016, the Company Investment Securities, as well as any purchases or sales of Company Investment Securities between September 30, 2016 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any Company Investment Securities sold during such time period after September 30, 2016.
Section 3.20    Derivative Transactions.
(a)    All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable Laws, regulatory policies of any Governmental Authority (including with respect to safety and soundness of banking practices), and were entered into in the Ordinary Course of Business and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)    Each Derivative Transaction outstanding as of the date of this Agreement is listed in Company Disclosure Schedule 3.20(b), and the financial position of Company or Company Bank under or with respect to each has been reflected in the Financial Statements in accordance with GAAP.
(c)    No Derivative Transaction outstanding as of the date of this Agreement, were it to be treated as a Loan held by Company or any of its Subsidiaries, would as of the date hereof be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21    Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC and the Missouri Division of Finance. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.
Section 3.22    Loans; Nonperforming and Classified Assets.
(a)    Company Disclosure Schedule 3.22(a) (i) sets forth the aggregate outstanding principal amount of all Loans as of August 31, 2016, and (ii) identifies, as of August 31, 2016, any Loans under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date.
(b)    Company Disclosure Schedule 3.22(b) identifies, as of August 31, 2016, each Loan that was classified as “Watch,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.
(c)    Company Disclosure Schedule 3.22(c) identifies each asset of Company or any of its Subsidiaries that as of September 30, 2016 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2016 to the date hereof and any sales of OREO between September 30, 2016 and the date hereof, reflecting any gain or loss with respect to any OREO sold.

(d)    Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(e)    All currently outstanding Company Loans were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Des Moines). No claims of defense as to the enforcement of any currently outstanding Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and, except as set forth in Company Disclosure Schedule 3.22(e)(i), neither Company nor Company Bank has any Knowledge of any claim or right of rescission for which there is a reasonable probability of a determination adverse to Company Bank. Except as set forth in Company Disclosure Schedule 3.22(e)(ii), no Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.
(f)    Except as would not reasonably be expected to be material, neither Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Company or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Company or any of its Subsidiaries, and none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(g)    Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(h)    Since January 1, 2014, neither Company nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.
(i)    Company and Company Bank have not, since December 31, 2013, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any of its Subsidiaries (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O (or that are exempt therefrom). Company Disclosure Schedule 3.22(i) identifies, as of June 30, 2016, any loan or extension of credit maintained by Company and Company Bank to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.
Section 3.23    Allowance for Loan and Lease Losses. Company’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in each of (a) the Audited Financial Statements and (b) the Unaudited Financial Statements, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.24    Trust Business; Administration of Fiduciary Accounts. Except as set forth in Company Disclosure Schedule 3.24, neither Company nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor; provided, however, for each of the services required to be set forth in Company Disclosure Schedule 3.24, the Company and its Subsidiaries (i) discharged their fiduciary duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use, and (ii) conducted thorough and prudent due diligence of respective businesses that provided, and to which the Company delegated, the investment or investment advisor role for such funds.
Section 3.25    Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any of its Subsidiaries, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales Person or in any similar capacity with a Governmental Authority.
Section 3.26    Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement.
Section 3.27    Deposit Insurance. The deposits of Company Bank are insured by the Deposit Insurance Fund of the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Company’s and Company Bank’s Knowledge, threatened.
Section 3.28    Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as set forth on Company Disclosure Schedule 3.28, and except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Company or Company Bank’s operations, neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Company’s and Company Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory” or better, and Company has not received any written or, to Company’s Knowledge, oral, communication that Company Bank’s rating in its next subsequent examination or interim review under the Community Reinvestment Act will be lower than “satisfactory.” Except as set forth on Company Disclosure Schedule 3.28, the Company and its Subsidiaries (a) are in compliance in all material respects with the Community Reinvestment Act, and the regulations promulgated thereunder; and (b) are operating in in compliance in all material respects with the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order or guidance issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; and (c) are in compliance in all material respects with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company and Company Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons who are customers, former customers and prospective customers of Company and Company Bank.
Section 3.29    Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, executive officer, five percent (5%) or greater shareholder of Company or any of its Subsidiaries or to any of their respective Affiliates or Associates, or Affiliate of Company or any of its Subsidiaries, or to Company’s or Company Bank’s Knowledge, any Person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such Persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business. Except as set forth in Company Disclosure Schedule 3.29, neither Company nor any of its Subsidiaries is a party to any transaction or agreement, or is contemplated to be party to any proposed transaction or agreement, with any of its respective directors, executive officers or to any of their respective Affiliates or Associates or other Affiliates of the Company other than part of the terms of an individual’s employment or service as a director, and no such Person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by Company or its Subsidiaries, other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2014, between Company or any of Company’s Subsidiaries and any of their respective Affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act 23A and 23B and Regulation W of the FRB.
Section 3.30    Tangible Properties and Assets.
(a)    Company Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all Company Owned Property. Except as set forth in Company Disclosure Schedule 3.30(a), Company or its Subsidiaries has marketable fee title to the Company Owned Property, and, to Company’s Knowledge, valid leasehold interests in or otherwise legally enforceable rights to use all of the Company Leased Property, and fee title or a legally enforceable right to use all other personal property, rights and other assets (tangible or intangible), used, occupied and operated or held for use by it as of the date of this Agreement in connection with its business as presently conducted in each case, free and clear of any Lien, except for Permitted Liens. Except as set forth on Company Disclosure Schedule 3.30(a), there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the Company Owned Property (or, to Company’s Knowledge, any leasehold interest in the Company Leased Property), including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank. Company or its Subsidiaries have heretofore furnished to or made available to Buyer true, correct and complete copies of all deeds, surveys, title insurance policies, mortgages, deeds of trust and security agreements that Company or any Subsidiary of Company has in its possession related to any Company Owned Property or Company Leased Property.
(b)    Company Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule as of the date of this Agreement of all leases, subleases, licenses and other material agreements (including any amendments, supplements or modifications to each of the foregoing) under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (each as amended, supplemented or modified, individually a “Lease” and, collectively, the “Leases”). To Company’s Knowledge, each of the Leases is valid, binding and in full force and effect against the Company or its Subsidiaries, as the case may be, and, except as set forth in Company Disclosure Schedule 3.30(b), neither Company nor any of its Subsidiaries has received a written notice of any material default on the part of the Company or its Subsidiaries or early termination with respect to any Lease. To Company’s and Company Bank’s Knowledge, no lessor under a Lease is in breach or default in the performance of any material covenant, agreement or condition contained in such Lease, except where such breach or default has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company. Company and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True, correct, and complete copies of all Leases in Company’s or Company Bank’s possession have been furnished or made available to Buyer.
(c)    Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or Company Bank or except as set forth on Company Disclosure Schedule 3.30(c), all buildings, structures, fixtures, building systems and equipment, and all material components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems included in the Company Owned Property (or to the Company’s or Company Bank’s Knowledge, the Company Leased Property) are sufficient for the operation of the business of Company and its Subsidiaries as currently conducted.

(d)    Except as set forth on Company Disclosure Schedule 3.30(d), Company and/or Company Bank have received no written, or, to Company’s Knowledge, oral, notices since January 1, 2013 and prior to the date of this Agreement from any Governmental Authority of any material zoning, safety, building, fire, or health code violations with respect to the Company Owned Property or the Company Leased Property (but only as to matters for which Company or Company Bank is responsible under the Lease related thereto) which remains uncured as of the date of this Agreement.
(e)    Company Disclosure Schedule 3.30(e) sets forth a true and complete list of all Leases pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to consummation of the Merger, the Bank Merger, and the other transactions hereby and thereby.
Section 3.31    Intellectual Property. Company Disclosure Schedule 3.31 sets forth a true, complete and correct list of all registered and unregistered material Company Intellectual Property.
(a)    Except as would not have a Material Adverse Effect on Company or its Subsidiaries, the Company or its Subsidiaries validly own all right, title and interest in and to, or has a valid license to use all, and with respect to domains and social media accounts, has control over, Company Intellectual Property, free and clear of all Liens (other than Permitted Liens,) royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates, or as otherwise indicated on Company Disclosure Schedule 3.31(a)). Company Disclosure Schedule 3.31(a) sets forth all Company Intellectual Property ownership or licenses which are with a Subsidiary (rather than Company), and indicates the specific item and the applicable Subsidiary. To the Company’s Knowledge, (i) the owners of the Company Intellectual Property used by Company pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such Company Intellectual Property by Company, and (ii) there is no default or expected default by any party to, or any intent to terminate or let expire, any material agreement related to Company Intellectual Property. Except as otherwise indicated on Company Disclosure Schedule 3.31(a) and to the Company’s Knowledge, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property purported to be owned by the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.
(b)    The Company Intellectual Property constitutes all of the Intellectual Property used to carry on the business of Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have not embedded or permitted to be embedded any open source, copyleft or community source code in any of its products or services generally available or in development, including but not limited to any libraries, that provides for or permits such code or any of Company Intellectual Property’s proprietary code to be distributed or made available in source form or dedicated to the public. In addition, the Company and its Subsidiaries have taken reasonable steps to maintain, protect and preserve the Company Intellectual Property.
(c)    The Company Intellectual Property purported to be owned by the Company or its Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received any written notice challenging the validity or enforceability of any such Company Intellectual Property.
(d)    None of Company or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Company of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property, and neither Company nor any of its Subsidiaries has received notice challenging Company’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries (or Buyer or Buyer Bank post-Closing) to own or use any material Company Intellectual Property.
(e)    With respect to any Company Intellectual Property that is an intent-to-use trademark application (“ITU”), this Agreement provides for the assumption of the entire business of the Company to which that respective ITU pertains, such business of the Company will be ongoing and existing immediately upon consummation of the Merger and Bank Merger, and Buyer will be the successor in interest of such business of the Company.
(f)    To the Company’s Knowledge, Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, and Company or any of its Subsidiaries have never received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise violated any Company Intellectual Property rights owned by, or licensed to, Company or any of its Subsidiaries.
(g)    Set forth on Company Disclosure Schedule 3.31(g) is a complete and accurate list and summary description, including any royalties or other amounts paid or received by the Company or its Subsidiaries, and Company has delivered to Buyer accurate and complete copies, of all contracts relating to the Company Intellectual Property (other than non-exclusive licenses to generally available off-the-shelf commercial software). There are no outstanding and to Company’s Knowledge, no threatened disputes or disagreements with respect to any such contract. Included in Company Disclosure Schedule 3.31(g) is a list of: (i) all items of material Company Intellectual Property which is or has been used in connection with the business that is licensed by Company or any of its Subsidiaries (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial software), and (ii) all other material agreements related to Company Intellectual Property. To Company’s Knowledge, all agreements related to Company Intellectual Property are valid and enforceable in accordance with their terms except as permitted by the exceptions set forth in Section 3.12(b).
(h)    Company Disclosure Schedule 3.31(h) contains a complete and accurate list and summary description of all Patents, and registrations and applications for trademarks, copyrights, domain names and social media accounts, included in the Company Intellectual Property.
(i)    Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Company and each of its Subsidiaries in connection with their respective businesses and (ii) to Company’s Knowledge, have not materially malfunctioned or failed within the past two years. Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.
(j)    Company and each of its Subsidiaries: (i) have reasonable privacy policies consistent with industry practices concerning the collection, use and disclosure of personal information; (ii) to the Company’s Knowledge is compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers, employees and other parties, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees (including without limitation related to the collection, use, storage, transfer, or disposal thereof); and (iii) at no time during the two years prior to the date hereof has received any written notice asserting any violations of any of the foregoing. The execution of this Agreement and performance of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments. Immediately upon the Closing, the Buyer and Buyer Bank will continue to have the right to use such personal information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing. To the Company’s Knowledge, no Person (including any Governmental Authority) has commenced any action relating to the Company or any of its Subsidiaries’ information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of the Company or its Subsidiaries, or, to Company’s Knowledge, threatened any such action, or made any complaint, investigation, or inquiry relating to such practices.
Section 3.32    Insurance. Company Disclosure Schedule 3.32 identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each of its Subsidiaries is insured against such risks and in such amounts as the management of Company and Company Bank reasonably have determined to be prudent in accordance with industry practices and all the Insurance Policies are in full force and effect, neither

Company nor any Subsidiary has received written notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has canceled any such Insurance Policies, and neither Company nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion. Company has not received written notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (ii) has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement.
Section 3.33    Disaster Recovery and Business Continuity. Company has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Bank. To Company’s Knowledge, such program was developed to ensure that Company can recover its mission critical functions, and, to the Company’s Knowledge, such program complies in all material respects with the requirements of the FFIEC and the FDIC.
Section 3.34    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to the Company under the GBCLM with respect to this Agreement and the transactions contemplated hereby.
Section 3.35    Opinion. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the per-share Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
Section 3.36    Company Information. To Company’s Knowledge, no written representation, statement or other writing furnished or to be furnished by Company or Company Bank to Buyer and contained in this Agreement and Company Disclosure Schedules contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company and its Subsidiaries that is provided by or on behalf of Company for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 3.37    No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

Section 4.01    Making of Representations and Warranties.
(a)    On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4; provided, however, that nothing in the Buyer Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

(b)    Except as set forth in (i) the Buyer Reports filed prior to the date hereof or (ii) the Buyer Disclosure Schedule (subject to Section 9.12), Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company as follows in this Article 4.
Section 4.02    Organization, Standing and Authority.
(a)    Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a financial holding company under the Bank Holding Company Act of 1956. True, complete and correct copies of the certificate of incorporation, as amended (the “Buyer Certificate”), and bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company. Buyer has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Buyer is duly licensed or qualified to do business in the State of Delaware and each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer. Buyer has no Subsidiaries other than Buyer Bank and those identified on Buyer Disclosure Schedule 4.02(a). Except as set forth in Buyer Disclosure Schedule 4.02(a), (i) Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each Buyer Subsidiary, (ii) no equity securities of any of Buyer’s Subsidiaries are or may become required to be issued (other than to Buyer) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Buyer or a wholly-owned Subsidiary of Buyer), (iv) there are no contracts, commitments, understandings or arrangements relating to Buyer’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary are held by Buyer, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Buyer or any Subsidiary thereof, are free and clear of all Liens, other than Permitted Liens and restrictions on transfer under applicable securities Laws.
(b)    Buyer Bank is a state-chartered trust company with banking powers duly organized and validly existing under the laws of the State of Missouri. True, complete and correct copies of the Charter and Bylaws of Buyer Bank, as in effect as of the date of this Agreement, have previously been made available to Company. Buyer Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Buyer Bank is duly licensed or qualified to do business in the State of Missouri and each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer Bank. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Des Moines.
Section 4.03    Capital Stock.
(a)    The authorized capital stock of Buyer consists of (i) 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement none are outstanding and (ii) 30,000,000 shares of Buyer Common Stock, of which, as of June 30, 2016, 19,979,217 shares are issued and outstanding, 255,018 shares are held in treasury, and 23,408 nonvested restricted stock shares are issued and outstanding. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Buyer shareholder. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable federal or state securities Laws. All shares of Buyer’s capital stock have been issued in compliance in all material respects with and not in violation of any applicable federal or state securities Laws.
(b)    Except (i) for any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the Board of Buyer or (ii) as otherwise set forth in Buyer Disclosure Schedule 4.03(b), as of the date hereof, there are no outstanding securities of Buyer or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Buyer or any of Buyer’s Subsidiaries. Except (I) as set forth in Section 4.03(a), (II) for any grants or awards properly issued to officers, directors or employees of Buyer or Buyer Bank pursuant to an equity based plan approved by the Board of Buyer or (III) as otherwise set forth in Buyer Disclosure Schedule 4.03(b), as of the date of this Agreement, there are no outstanding shares of capital stock of any class of Buyer, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings, in each case, to which Buyer or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries. There are no obligations, contingent or otherwise, of Buyer or any of Buyer’s subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or capital stock of any of Buyer’s Subsidiaries or any other securities of Buyer or any of Buyer’s Subsidiaries or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any such Subsidiary. Other than the Buyer Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Buyer’s capital stock to which Buyer or any of its Subsidiaries is a party and to the Knowledge of Buyer as of the date hereof, no such agreements between any Persons exist. There are no agreements or arrangements under which Buyer is obligated to register the sale of any of its securities under the Securities Act.
Section 4.04    Corporate Power.
(a)    Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and each of Buyer and Buyer Bank has (or, in the case of Buyer Bank, will have) the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.
(b)    Neither Buyer nor Buyer Bank is in material violation of any of the terms of their respective certificate of incorporation, bylaws or equivalent organizational documents.
Section 4.05    Corporate Authority.
(a)    This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Buyer on or prior to the date hereof and will be authorized by all necessary organizational action of Buyer Bank and the Board of Buyer Bank as soon as reasonably practicable after the date hereof. Immediately following the execution of this Agreement, in accordance with Section 5.25, Buyer, as the sole shareholder of Company Bank, shall approve this Agreement, and the Bank Merger. Promptly following execution of this Agreement, Buyer, as the sole shareholder of Buyer Bank, shall approve the Plan of Bank Merger. Each of Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles or by 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).
(b)    None of the execution and delivery of this Agreement by Buyer or Buyer Bank, the consummation by Buyer or Buyer Bank of the transactions contemplated hereby or compliance by Buyer or Buyer Bank with any of the provisions herein will (i) result in a violation or breach of or conflict with the Buyer Certificate or Buyer Bylaws or the organizational documents of Buyer Bank and any of Buyer’s Subsidiaries, (ii) subject to obtaining the consents and approvals referred to in Section 4.08(a), result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, accelerate the performance required by Buyer, Buyer Bank or any of Buyer’s Subsidiaries under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by Buyer or Buyer Bank under, or result in being declared void, voidable, or without further binding effect under any of the terms, conditions or provisions of, any material agreement filed as an exhibit to in Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Buyer 2015 Form 10-K”) or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.08, violate any Law applicable to the Buyer, Buyer Bank or any of Buyer’s Subsidiaries or any

of their respective properties or assets, other than any such event which would not have a Material Adverse Effect on Buyer or Buyer Bank.
(c)    Except as set forth on Buyer Disclosure Schedule 4.05(b), Buyer Bank is not subject to any material restrictions on its operations or its authority to conduct any activities or business that are not otherwise applicable to all federally-insured commercial banks.
Section 4.06    SEC Documents; Financial Statements.
(a)    Buyer has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2015 (the “Buyer Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, (in the case of filings under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports.
(b)    The consolidated financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of Buyer and the Buyer Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure. Except for those liabilities to the extent reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2015 10-K and, except for liabilities reflected in Buyer Reports filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2015, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.
(c)    Buyer and each of its Subsidiaries, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer (x) has established and maintained disclosure controls and procedures to ensure that material information relating to Buyer and its Subsidiaries is made known to its officers; (y) has designed internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act; and (z) has evaluated the effectiveness of Buyer’s disclosure controls and procedures and has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of the Board of Buyer, and to the extent required by Law, in its Buyer Reports, (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.
(d)    Since January 1, 2013, neither Buyer nor any of its Subsidiaries nor, to Buyer’s Knowledge, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.
Section 4.07    Regulatory Reports. Since January 1, 2012, Buyer and its Subsidiaries have duly filed with the FDIC, the FRB, the FRBank, the Missouri Division of Finance and any other applicable Governmental Authority, in correct form, in all material respects, the reports and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the ordinary course of business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer or any of its Subsidiaries in writing, or to Buyer’s Knowledge, orally, that it has initiated or has pending any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since January 1, 2012 that would reasonably be expected to be material. To Buyer’s Knowledge, there is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. There have been no material inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries since January 1, 2012.
Section 4.08    Regulatory Approvals; No Defaults.
(a)    Except as would not be material, no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer and Buyer Bank of this Agreement or to consummate the transactions contemplated by this Agreement, except for filings of applications or notices with, and consents, approvals or waivers by the FRB, the FRBank, the FDIC, the Missouri Division of Finance, respectively, and the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement and compliance with the applicable requirements of the Exchange Act, and such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, the Buyer Certificate, Buyer Bylaws or similar governing documents of Buyer, Buyer Bank, or any of their respective Subsidiaries, (ii) except as would not be material, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien (other than Permitted Liens) under, result in a right of termination or the acceleration of any right or obligation under, any Buyer Material Contract, or (iv) except as set forth in Buyer Disclosure Schedule 4.08(a) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, with only such exceptions in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect on Buyer or Buyer Bank.

(b)    As of the date hereof, Buyer has no Knowledge of any reason that (i) the Regulatory Approvals referred to in Section 6.01(b) will not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) any Burdensome Condition would be imposed.
Section 4.09    Legal Proceedings. Except as set forth in the Buyer Reports, as of the date of this Agreement:
(a)    There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default, or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries or to which Buyer or any of its Subsidiaries is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default, or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that challenge the validity or propriety of the transactions contemplated by this Agreement or which could adversely affect the ability of Buyer or any Buyer Subsidiary to perform their respective obligations under this Agreement.
(b)    There is no material injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or any of its Subsidiaries (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised in writing, or, to Buyer’s Knowledge, orally, of, or otherwise has Knowledge of, the threat of any such action.
Section 4.10    Absence of Certain Changes or Events. Since December 31, 2015 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Buyer Bank.
Section 4.11    Compliance with Laws.
(a)    Buyer and each of its Subsidiaries is, and have been since January 1, 2012, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans, or the statutes and regulations of the State of Missouri relating to banks and banking. Neither Buyer nor any of its Subsidiaries has been advised in writing, or, to Buyer’s Knowledge, orally, of any material supervisory criticisms regarding their non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)    Buyer and Buyer Bank and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer or Buyer Bank.
(c)    Except as would not be reasonably expected to be material, neither Buyer nor Buyer Bank has received, since January 1, 2012 to the date hereof, written or, to Buyer’s Knowledge, oral notification from any

Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.
Section 4.12    Brokers. Neither Buyer nor any Subsidiary thereof, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such Person, in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Buyer Disclosure Schedule 4.12 and pursuant to letter agreements listed thereon, true, complete and correct copies of which have been previously delivered to Company.
Section 4.13    Tax Matters.
(a)    Buyer and each of its Subsidiaries have filed all material Tax Returns that they were required to file under applicable Laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Neither Buyer nor any of its Subsidiaries currently has any open Tax years prior to 2011. Since January 1, 2013, no written claim has been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.
(b)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Buyer’s Knowledge, pending with respect to Buyer or any of its Subsidiaries. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer and or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any of its Subsidiaries.
(c)    Buyer has made available to Company true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2015 and 2014. Buyer has delivered to Company correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Buyer with respect to income Taxes filed for the years ended December 31, 2015 and 2014. Buyer has timely and properly taken such actions in response to and in compliance with written notices that Buyer has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.
(d)    Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.
(e)    Neither Buyer nor any of its Subsidiaries has engaged or will engage in a listed transaction as that term is defined in Regulation 1.6011-4(b)(2).
Section 4.14    Regulatory Capitalization. Buyer Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. Buyer is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.
Section 4.15    Buyer Material Contracts; Defaults.
(a)    Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the Buyer 2015 Form 10-K, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Buyer Material Contract”).

(b)    (i) Each Buyer Material Contract is valid and binding on Buyer and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of Buyer, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had a Material Adverse Effect on Buyer or Buyer Bank; and (ii) neither Buyer nor any of its Subsidiaries is in default under any Buyer Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer or Buyer Bank. No material power of attorney or similar authorization given directly or indirectly by Buyer or any of its Subsidiaries is currently outstanding.
Section 4.16    Employee Benefit Plans.
(a)    All “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Buyer, any of its Subsidiaries or any Buyer Controlled Group Members (such current and former employees collectively, the “Buyer Employees”), or any current or former directors or officers of Buyer, any of its Subsidiaries, or Buyer Controlled Group Members and to which Buyer, any of its Subsidiaries, or any Buyer Controlled Group Member is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “Buyer Benefit Plans”), are identified or described in Buyer Disclosure Schedule 4.16(a). Except as otherwise described in Buyer Disclosure Schedule 4.16(a), neither Buyer nor any of its Subsidiaries or Buyer Controlled Group Members has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Buyer Benefit Plan (except to the extent required by Law).
(b)    Each Buyer Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Buyer Benefit Plan which is intended to be “qualified” under Section 401(a) of the Code (“Buyer 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. Neither Buyer nor any of its Subsidiaries or any Buyer Controlled Group Member has engaged in a transaction with respect to any Buyer Benefit Plan, including a Buyer 401(a) Plan, that could subject Buyer, any of its Subsidiaries or any Buyer Controlled Group Member to a material Tax or material penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Buyer 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. With respect to any Buyer Benefit Plan, there are no pending or, to Buyer’s Knowledge, threatened actions, suits, claims or other proceedings against any such Buyer Benefit Plan (other than routine claims for benefits).
(c)    Neither the Buyer, nor any of its Subsidiaries, Buyer Controlled Group Members or any ERISA Affiliate of any of the foregoing sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) with respect to, any Buyer Benefit Plan, including (i) any Buyer Benefit Plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any multiemployer plan under Subtitle E of Title IV of ERISA, (iv) any “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA, or (v) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA (excluding those for which notice to the PBGC has been waived by regulation) has been required to be filed for any Buyer Benefit Plan or by any ERISA Affiliate.

(d)    Except as set forth in the Buyer Disclosure Schedule 4.16(d), all required contributions, distributions, reimbursements and premium payments required to be made with respect to all Buyer Benefit Plans have been made in all material respects in compliance with the terms of the applicable Buyer Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected on the consolidated financial statements of Buyer to the extent required to be reflected under applicable accounting principles.
(e)    Except as set forth in Buyer Disclosure Schedule 4.16(e), no Buyer Benefit Plan provides any life insurance, medical or other employee welfare benefits to any Buyer Employee, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).
(f)    All Buyer Benefit Plans that are group health plans have been operated in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and the other applicable sections of ERISA and the Code. Except as set forth in Buyer Disclosure Schedule 4.16(f), Buyer may amend or terminate any such Buyer Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination, except for (i) as may be required by Law, (ii) the payment of benefits, fees or charges accrued or incurred through the date of termination, and (iii) the payment of administrative expenses associated with such amendment or termination.
(g)    Each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, has been in documentary compliance in all respects with the applicable provisions of Code Section 409A, and no payment to be made under any such Buyer Benefit Plan is, or to the Buyer’s Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code.
Section 4.17    Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor to the Knowledge of Buyer or Buyer Bank is there any activity involving any Buyer employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 4.18    Buyer Regulatory Agreements. Neither Buyer nor Buyer Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority that, in any such case, (a) currently restricts in any material respect the conduct of its business or in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Buyer’s or Buyer Bank’s operations, and, to the Knowledge of Buyer, since January 1, 2012, Buyer has not been advised in writing or, to Buyer’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing, other than those of general application. To Buyer’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.
Section 4.19    Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as set forth on Buyer Disclosure Schedule 4.19, and except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Buyer’s or Buyer Bank’s operations, neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters. Neither Buyer nor any of its Subsidiaries has Knowledge of any facts or circumstances that would cause Buyer or Buyer Bank: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, Buyer’s and Buyer Bank’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.
Section 4.20    Environmental Matters.
(a)    Each of Buyer and its Subsidiaries is in material compliance with all applicable Environmental Laws and to Buyer’s Knowledge there has been no release or threat of release to the environment of Hazardous Substances at, on or under any Buyer Owned Property or Buyer Leased Property.
(b)    Neither Buyer nor any of its Subsidiaries has received any notice, citation, summons or order, complaint or penalty assessment by any governmental or other entity or Person with respect to a property in which Buyer or any of its Subsidiaries holds a security interest or other lien for (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, or registration, or (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.
Section 4.21    Deposit Insurance. The deposits of Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Buyer’s and Buyer Bank’s Knowledge, threatened.
Section 4.22    Loans.
(a)    Except as would not reasonably be expected to be material, each Loan held in Buyer’s, Buyer Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Buyer Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and, (iii) to Buyer’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    All currently outstanding Buyer Loans were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Buyer Bank’s lending policies at the time of origination of such Buyer Loans, and the notes or other credit or security documents with respect to each such outstanding Buyer Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Buyer Loans that are not reflected in the written records of Buyer or Buyer Bank, as applicable. All such Buyer Loans are owned by Buyer or Buyer Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Des Moines and the Federal Reserve Bank). No claims of defense as to the enforcement of any currently outstanding Buyer Loan have been asserted in writing against Buyer or Buyer Bank for which there is a reasonable probability of an adverse determination, and, except as set forth in Buyer Disclosure Schedule 4.22(b), neither Buyer nor Buyer Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Buyer Bank.
(c)    Except as would not reasonably be expected to be material, neither Buyer nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Buyer or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Buyer or any of its

Subsidiaries, unless there is a material breach of a representation or covenant by Buyer or any of its Subsidiaries, and none of the agreements pursuant to which Buyer or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(d)    Neither Buyer nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(e)    Since January 1, 2014, neither Buyer nor any of its Subsidiaries has canceled, released or compromised any Loan, obligation, claim or receivable other than in the ordinary course of business.
(f)    Buyer Disclosure Schedule 4.22(f) (i) sets forth the aggregate outstanding principal amount of Loans as of September 30, 2016, and (ii) identifies, as of September 30, 2016, any Loans under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest or has been placed on non-accrual status as of such date.
(g)    Buyer Disclosure Schedule 4.22(g) identifies, as of September 30, 2016, each of the Buyer Bank Criticized Loans together with the principal amount of each such Loan and the identity of the borrower thereunder as of such date.
(h)    Buyer Disclosure Schedule 4.22(h) identifies each asset of Buyer or any of its Subsidiaries that as of September 30, 2016 was classified as OREO and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since June 30, 2016 to the date hereof and any sales of OREO between September 30, 2016 and the date hereof, reflecting any gain or loss with respect to any OREO sold.
Section 4.23    Allowance for Loan and Lease Losses. Buyer’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Buyer Reports, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Buyer’s and Buyer Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 4.24    Intellectual Property.
(a)    Except as would not have a Material Adverse Effect on Buyer or its Subsidiaries, and except as set forth on Buyer Disclosure Schedule 4.24(a), Buyer or its Subsidiaries own all right, title and interest in and to, or has a valid license to use all Buyer Intellectual Property, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates), and there is no known default or expected default by any party to any material agreement related to Buyer Intellectual Property.
(b)    Except as set forth on Buyer Disclosure Schedule 4.24(b), the Buyer Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Buyer and its Subsidiaries as currently conducted. The Buyer Intellectual Property owned by the Buyer or its Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Buyer nor any of its Subsidiaries has received notice challenging the validity or enforceability of any such Buyer Intellectual Property.
(c)    None of Buyer or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Buyer of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Buyer or any of its Subsidiaries is a party and pursuant to which Buyer or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Buyer nor any of its Subsidiaries has received notice challenging Buyer’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Buyer or any of its Subsidiaries to own or use any material Buyer Intellectual Property.

(d)    To Buyer’s Knowledge, Buyer and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and Buyer or any of its Subsidiaries have never received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Buyer or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Buyer’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Buyer or any of its Subsidiaries.
(e)    To Buyer’s Knowledge, Buyer and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any written notice asserting any violations of any of the foregoing.
Section 4.25    Tangible Property and Assets. Buyer or its Subsidiaries has fee title to the Buyer Owned Property, and, to Buyer’s Knowledge, valid leasehold interests in or otherwise legally enforceable rights to use all of the Buyer Leased Property. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer or Buyer Bank, all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Buyer Owned Property and, to Buyer’s Knowledge, the Buyer Leased Property, are sufficient for the operation of the business of Buyer and its Subsidiaries as currently conducted.
Section 4.26    Derivative Transactions. All Derivative Transactions entered into by Buyer or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable Laws and regulatory policies of any Governmental Authority, and were entered into in the Ordinary Course of Business and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Buyer or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Buyer and each of its Subsidiaries have performed in all material respects all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Buyer’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 4.27    Financing; Stock Consideration. Buyer has as of the date hereof and will have as of the Effective Time sufficient available capital resources, including under its credit facility, to pay the amounts required to be paid and will have duly reserved sufficient shares of Buyer Common Stock to be issued to Company shareholders pursuant to this Agreement upon consummation of the Merger. The shares of Buyer Common Stock to be issued and delivered to Company shareholders in accordance with this Agreement, when so issued and delivered, will be duly authorized and validly issued and fully paid and non-assessable, and no shareholder of Buyer shall have any pre-emptive rights with respect thereto.
Section 4.28    Buyer Information. To Buyer’s Knowledge, no written representation, statement or other writing furnished or to be furnished by Buyer or Buyer Bank to Company and contained in this Agreement and Buyer Disclosure Schedules contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each statement, certificate, instrument, and other writing furnished or to be furnished by Buyer or Buyer Bank for inclusion in any Regulatory Approval or other application, notification or document filed with any other Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will, at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 4.29    No Other Representations and Warranties. Except for the representations and warranties made by Buyer and Buyer Bank in this Article 4, none of Buyer, Buyer Bank nor any other Person makes any express or implied representation or warranty with respect to Buyer or its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer and Buyer Bank hereby disclaim any such other representations or warranties.
ARTICLE 5.
COVENANTS

Section 5.01    Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01 on the date hereof, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of the foregoing, except (i) as set forth in Company Disclosure Schedule 5.01 on the date hereof, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and each of its Subsidiaries shall, in respect of loan loss provisioning, securities, portfolio management, compensation and other expense management and other operations which might impact Company’s equity capital, operate only in all material respects in the Ordinary Course of Business and in accordance with the limitations set forth in this Section 5.01 unless otherwise consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed). Except (i) as set forth in Company Disclosure Schedule 5.01 on the date hereof, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Company and Company Bank will use commercially reasonable efforts consistent with past practice to (i) preserve its business organizations and assets intact, (ii) keep available to itself and, after the Effective Time, Buyer the present services of the current officers and employees of Company and its Subsidiaries, (iii) preserve for itself and, after the Effective Time, Buyer the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue collection efforts with respect to any delinquent loans. If Company desires to request prior written consent of Buyer with respect to any of the covenants pursuant to Section 5.01, such request shall be submitted to a central email address specified by Buyer on the date hereof, with receipt acknowledgment, and shall cite to the appropriate subsection of this Section 5.01 and shall provide reasonable detail and supporting documentation for the request. Buyer shall respond as soon as reasonably as practicable and, in the case of Section 5.01 (q) or (s), shall respond within two (2) Business Days, and, in the case of Section 5.01(r), within three (3) hours so long as the email is submitted within Buyer’s normal business hours, with an answer or to request additional information; provided that, if Buyer does not respond in such respective two (2) Business Day or three (3) hour period for any request pursuant to Section 5.01 (q), (r) or (s), it shall be deemed a consent by Buyer. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Company Disclosure Schedule 5.01 on the date hereof, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries to:
(a)    Stock. (i) Except pursuant to Rights issued and outstanding as of the date of this Agreement, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any award or grant under the Company Stock Plans or otherwise (except for securities issued upon the due course exercise of an option pursuant to the terms of any Company Stock Plan), or any other securities of Company or its Subsidiaries (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights (except as provided by the terms of such Rights), or (iii) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of its stock or any of its Rights issued and outstanding prior to the Effective Time.
(b)    Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for payments from Company Bank to Company or from any Subsidiary of Company Bank to Company Bank.
(c)    Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 6% for any individual or 5% in the aggregate for all employees of Company or any of its Subsidiaries, (ii) as may be required by Law, (iii) to satisfy contractual obligations existing or contemplated as of the date hereof, as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(c) on the date hereof, and (iv) bonus payments in the Ordinary Course of Business and pursuant to plans in effect on the date hereof, provided that, such payments shall not exceed the aggregate amount set forth in Company Disclosure Schedule 5.01(c) on the date hereof and shall not be paid to any individual for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.
(d)    Hiring. Hire any Person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $60,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(e)    Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Company Disclosure Schedule 5.01(e), (iii) as previously disclosed to Buyer and set forth in Company Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries.
(f)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or buy, acquire, or lease any properties or assets from, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business and other than part of the terms of such Persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the Ordinary Course of Business.
(g)    Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any of its Subsidiaries.
(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or a material portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by Buyer pursuant to any other applicable paragraph of this Section 5.01; provided that, for the avoidance of doubt, Company shall be permitted without Buyer’s prior consent to purchase (and nothing in this Article 5 shall prohibit Company from purchasing) business-related supplies in the Ordinary Course of Business.
(i)    Capital Expenditures. Except as set forth in any Company Material Contract or Lease, make any capital expenditures in excess of $5,000 individually, or $25,000 in the aggregate.

(j)    Governing Documents. Amend Company’s articles of incorporation or bylaws or any equivalent documents of Company’s Subsidiaries.
(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable regulatory accounting requirements.
(l)    Contracts. Except in the Ordinary Course of Business (i) enter into, amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of such contracts, leases and insurance policies without material adverse changes of terms with respect to Company or any of its Subsidiaries, or (ii) enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement.
(m)    Claims. Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement (A) involves payment by Company or any of its Subsidiaries of an amount which exceeds $25,000 individually, or $50,000 in the aggregate, and/or (B) would impose any material restriction on the business of Company or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of the Company and its Subsidiaries.
(n)    Banking Operations. Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation, guidance or policies imposed by any Governmental Authority; or (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, including a change in practice at any location, its hedging practices and policies.
(o)    Derivative Transactions. Enter into any Derivative Transaction.
(p)    Indebtedness. Except for overnight loans or loans with maturity less than 60 days, incur, modify, extend or renegotiate any indebtedness of Company or Company Bank or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, and sales of certificates of deposit, or sixty day advances, which are in each case in the Ordinary Course of Business).
(q)    Investment Securities. (i) Acquire (other than (x) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (y) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Company Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320; provided that, for the avoidance of doubt, Company shall be permitted without Buyer’s prior consent to purchase or hold (and nothing in this Article 5 shall prohibit Company from purchasing or holding) (A) U.S. treasury securities with maturities of less than or equal to 12 months in the Ordinary Course of Business; (B) 15-year agency mortgage-backed securities with an effective duration of no more than 36 months; or (C) any other security consistent with past practice that has a remaining maturity of less than 4 years for purposes of replacing investment securities that are called, prepaid or otherwise redeemed by the issuer.
(r)    Deposits. Make any increases to deposit pricing, except for (w) changes made with respect to a depositor making a new deposit (or agreeing to maintain a deposit) less than $500,000; (x) increases regarding certificates of deposits with maturities less than 181 days, (y) increases in deposit pricings less than 11 basis points, or (z) immaterial changes on an individual customer basis, consistent with past practices.

(s)    Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Company Disclosure Schedule 5.01(s), (1) make, renew, renegotiate, increase, extend or modify any (a) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (b) any loan that is not made in conformity with Company’s ordinary course lending policies and guidelines in effect as of the date hereof, (c) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Company or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, or (d) make any loan to any borrower with a Criticized Loan, (2) sell any loan or loan pools, or (3) acquire any servicing rights, or sell or otherwise transfer any loan where the Company or any of its Subsidiaries retains any servicing rights. The limits set forth in this Section 5.01(s) may be increased upon mutual agreement of the parties, provided that such adjustments shall be memorialized in writing by all parties thereto.
(t)    Investments or Developments in Real Estate. Except for loans or extensions of credit made in compliance with this Agreement and except as required by any Company Material Contract or Lease, make any material investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Company or its Subsidiaries.
(u)    Taxes. Except as required by applicable Law, (i) make, in any manner materially different from Company’s prior custom and practice, or change any material Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(v)    Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any Company Material Contract that would reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.
(w)    Environmental Assessments. Foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family or multi-family residential properties or otherwise in the Ordinary Course of Business) without first conducting a Phase I environmental site assessment pursuant to ASTM International (“ASTM”) Standard E1527-13 (the “ASTM Standard”) that satisfies the requirements of 40 C.F.R. Part 312 (a “Phase I ESA”), or foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(x)    Adverse Actions. Except as expressly contemplated or permitted by this Agreement, without the prior written consent of Buyer, Company will not, and will cause each of its Subsidiaries not to knowingly take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Company’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(y)    Capital Stock Purchase. Except as a result of foreclosure or deficiency judgment settlement, directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(z)    Facilities. Except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility.

(aa)    Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(bb)     Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any such loan workout is done in the Ordinary Course of Business.
(cc)    Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the Company Board or Company Bank’s board of directors in support of, any of the actions prohibited by this Section 5.01.
Section 5.02    Covenants of Buyer. During the period from the date of this Agreement until the Effective Time, except (i) as set forth in Buyer Disclosure Schedule 5.02, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Company (such consent not to be unreasonably withheld or delayed), Buyer shall carry on its business, including the business of each of its Subsidiaries, only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (i) as set forth in Buyer Disclosure Schedule 5.02, (ii) as expressly contemplated or permitted by this Agreement or as required by applicable Law, or (iii) with the prior written consent of Company (such consent not to be unreasonably withheld or delayed), the Buyer shall not and shall not permit its Subsidiaries to:
(a)    Governing Documents. Amend the Buyer Certificate or Buyer Bylaws or any equivalent documents of Buyer’s Subsidiaries in any manner that would adversely affect the rights of Company’s shareholders in the Surviving Entity
(b)    Capital Stock. Adjust, split, combine or reclassify any capital stock of Buyer.
(c)    Restructure. Merge or consolidate Buyer or Buyer Bank with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve Buyer or Buyer Bank.
(d)    Compliance with Agreements. Commit any act or omission which constitutes a breach or default by Buyer or any of its Subsidiaries under any agreement with any Governmental Authority or under any Buyer Material Contract or that would reasonably be expected to result in one of the conditions set forth in Article 6 not being satisfied on the Closing Date.
(e)    Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) prevent the Merger or Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(f)    Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the Board of Buyer in support of, any of the actions prohibited by this Section 5.02.
Section 5.03    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided, that this section will not require Buyer to agree to, or take, any Burdensome Condition.
Section 5.04    Company Shareholder Approval.
(a)    Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the articles of incorporation and bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer (not to be unreasonably withheld or conditioned)) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.10 and the last sentence of this Section 5.04(a), use commercially reasonable efforts to solicit such approval by such shareholders. Subject to Section 5.10 and the last sentence of this Section 5.04(a), Company shall use commercially reasonable efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If the Company Board changes the Company Recommendation in accordance with Section 5.10, Company shall not be required to use commercially reasonable efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use commercially reasonable efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger.
(b)    Except to the extent provided otherwise in Section 5.10, the Company Board shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the shareholders of Company and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there is present at such meeting, in Person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless the Company Board reasonably determines in good faith, after consultation with and having considered the advice of counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.
(c)    Except to the extent provided otherwise in Section 5.10, the Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting two times pursuant to the first sentence of this Section 5.04(c).
Section 5.05    Takeover Laws. Buyer shall use commercially reasonable efforts to exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any applicable antitakeover statute or regulation and from any similar provisions under the Buyer Certificate, Buyer Bylaws and the organizational documents of Buyer Bank.
Section 5.06    Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)    Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement in connection with the issuance of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use commercially reasonable efforts to deliver to Buyer such financial statements and related analysis of the Company as may be required by Law in order to file the Registration Statement, and any other report required to be filed by Buyer with the SEC, in each case, in compliance with applicable Laws. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)    Buyer shall use commercially reasonable efforts to ensure that the Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Buyer and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Buyer and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus (and consider such comments in good faith) and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC (and reasonable good faith consideration shall be given to any comments made by Company and its counsel in each instance) prior to filing such with, or sending such to, the SEC, and Buyer will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Buyer shall use commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).
(c)    Buyer agrees to use commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.07    Regulatory Filings; Consents.
(a)    Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would materially prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries, continue any portion of any Company Regulatory Agreement against Buyer after the Merger, or otherwise be reasonably likely to have a material and adverse effect on Buyer and its Subsidiaries, taken as a whole and giving effect to the Merger (measured on a scale relative to Company and its Subsidiaries, taken as a whole) (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Buyer and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals and other Governmental Authority consents and approvals required to consummate the Merger. Subject to applicable Laws, (A) Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, or petition made by or on behalf of Buyer or Company or their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement (B) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, (C) Buyer and Company shall each furnish to the other for review a copy of each such filing made solely in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing and (D) Buyer and Company will notify the other promptly and shall promptly furnish the other with copies of any communication from any Governmental Authority received by it with respect to the regulatory applications filed solely in connection with the transactions contemplated by this Agreement (and its response thereto); provided, that in no event shall Buyer or Buyer Bank be obligated to provide or otherwise disclose to Company confidential information regarding Buyer, Buyer Bank or any affiliates (except any pending merger transaction other than the Merger).
(b)    Company will use commercially reasonable efforts, and Buyer shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Company Disclosure Schedules 3.12(c) and 3.30(e); provided, that neither Company nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith. Each party will, to the extent permitted by applicable Law, notify the other party promptly and shall promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company will reasonably consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.08    Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Buyer may, without the prior consent of Company (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of NASDAQ. It is understood that Buyer shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.09    Access; Current Information.
(a)    For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, each party agrees to afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information relating to them as a party may reasonably request and the other party shall use commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and its privacy policy and, during such period, each party shall furnish to the other, upon reasonable request, all such other information concerning its business, properties and personnel and its Subsidiaries that is substantially similar in scope to the information provided to the other party in connection with its diligence review prior to the date of this Agreement.
(b)    As soon as reasonably practicable after they become available, to the extent permitted by applicable Law, each party will furnish to the other party copies of the board packages distributed to its board of directors or the board of directors of its subsidiary bank, or any of their respective Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to its board of directors or any committee thereof relating to its financial performance and risk management.
(c)    During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular basis with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, each party agrees to provide to the other party, to the extent permitted by applicable Law, a copy of each report filed by such party or any of its Subsidiaries with a Governmental Authority reasonably promptly following the filing thereof.
(d)    During the period from the date of this Agreement to the Effective Time, each party will promptly notify the other party in writing of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedule to Article 3 or Article 4, as applicable, or which is necessary to correct any information in its Disclosure Schedule that has been rendered materially inaccurate thereby. Each such notice shall include, or be accompanied by, a proposed supplement or amendment to such Party’s Disclosure Schedule regarding such matter (a “Schedule Supplement”). Each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend Company Disclosure Schedule or Buyer Disclosure Schedule, as applicable, as of the date of this Agreement and the Closing Date; provided, however, that if the matter which is the subject of the Schedule Supplement constitutes or relates to something that could provide Buyer with a right to terminate this Agreement in accordance with Section 7.01(e) and Buyer does not elect to terminate this Agreement prior to the earlier of (i) five (5) Business Days after the expiration of the applicable cure period and (ii) the Expiration Date, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement on account of such matter.
(e)    No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party or its subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby. Any investigation pursuant to this Section 5.09, Section 5.15 and Section 5.20 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.
(f)    Notwithstanding anything in this Section 5.09 to the contrary, no party shall be required to provide the other with any documents that disclose confidential discussions or information relating to this Agreement or the transactions contemplated hereby or any other matter that a party or its subsidiary bank’s board of directors has been advised by counsel that such distribution of which to the other party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in its waiver of attorney-client privilege. In the event any of the restrictions in this Section 5.09(f) shall apply, each party shall consent, waiver, decree and approve necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the parties will use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.10    No Solicitation by Company; Superior Proposals.
(a)    Subject to Section 5.10(b), the Company shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise in furtherance of an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party in furtherance of an Acquisition Proposal; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by the Company or any Company Representative, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
(b)    Notwithstanding Section 5.10(a) or any other provision of this Agreement, at any time prior to obtaining the Requisite Company Shareholder Approval, Company may take any of the actions described in Section 5.10(a) if, but only if, (A) Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (B) the Company Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (1) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (2) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; and (C) prior to furnishing or affording access to any information or data with respect to Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Company receives from such Person a confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement with Buyer (it being understood that nothing therein shall have the effect of a standstill provision). Company shall promptly provide to Buyer any non-public information regarding Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.
(c)    Company shall promptly (and in any event within 48 hours notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement or any such disclosure would jeopardize attorney-client privilege). Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)    Subject to Section 5.10(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Buyer, in connection with the transactions contemplated by this Agreement (including the Merger), or take any other action or make any other public statement inconsistent with, the Company Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iii) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii) or (iii) a “Company Subsequent Determination”); or (iv) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.10(b)) or (B) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)    Notwithstanding Section 5.10(d), prior to obtaining the Requisite Company Shareholder Approval, the Company Board may make a Company Subsequent Determination after the fifth (5th) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Company advising Buyer that the Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to deliver such Notice of Superior Proposal would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause will not be considered a Company Subsequent Determination), but only if: (i) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (ii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, made the determination that the failure to make a Company Subsequent Determination in such circumstances would be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions to the Superior Proposal, Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 5.10(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f)    Nothing contained in this Section 5.10 shall prohibit Company or the Company Board from complying with Company’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.
Section 5.11    Indemnification.
(a)    For a period of six years from and after the Effective Time, and in any event subject to the provisions of Section 5.11(b), Buyer shall indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of actions or omissions of such Persons in the course of performing their duties for Company or Company Bank or any of their respective subsidiaries occurring at or before the Effective Time (including the transactions contemplated by this Agreement) (each a “Claim”), to the fullest extent as such Persons have the right to be indemnified pursuant to the articles of incorporation and bylaws of Company in effect on the date of this Agreement and applicable Law and in connection with any such Claim promptly advance expenses from time to time as incurred, to the same extent as such Persons have the right to expense advancement pursuant to the articles of incorporation and bylaws of Company in effect on the date of this Agreement and applicable Law, provided, that the Person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 5.11 shall promptly notify Buyer upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Buyer under this Section 5.11, unless, and only to the extent that, Buyer is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Buyer would create an actual or potential conflict of interest (in which case, Buyer shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), and (B) the Indemnified Parties will cooperate in the defense of any such matter, (ii) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and Buyer shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) and (iii) Buyer shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(c)    For a period of six (6) years following the Effective Time, Buyer will purchase and provide director’s and officer’s liability insurance from a carrier assigned a claims-paying ability rating by A.M. Best Company, Inc. of “A (Excellent)” or higher (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Company or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Parties, as that coverage currently provided by Company, provided that, if Buyer is unable to maintain or obtain the insurance called for by this Section 5.11, Buyer will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.11(c); and provided, further, that officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Buyer be required to expend for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premium paid by Company for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the aggregate cost of such tail insurance exceeds the Maximum D&O Tail Premium, Buyer shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for an aggregate cost not exceeding the Maximum D&O Tail Premium or, in the case of a tail insurance policy, the aggregate Maximum D&O Tail Premium for the 6-year period). At the option of Company, prior to the Effective Time and in lieu of the foregoing insurance coverage, Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in this Section 5.11(c) (including subject to the aggregate Maximum D&O Tail Premium, except if one or more directors elects to pay for any excess over such amount) and fully pay for such 6-year policy prior to the Effective Time, in which event Buyer’s obligations under this Section 5.11(c) shall be fully satisfied. If such prepaid tail policy has been obtained by Company prior to the Effective Time, Buyer will not, and will not permit any of its Affiliates to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.
(d)    If, following the Effective Time, Buyer or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer and its Subsidiaries shall assume the obligations set forth in this Section 5.11.
(e)    These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Buyer under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.11 that is denied by Buyer, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Buyer or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Buyer.
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.
Section 5.12    Employees; Benefit Plans.
(a)    Subject to the other terms and conditions set forth in this Agreement, as of the Effective Time, Buyer shall assume and honor and shall cause the appropriate Subsidiaries of Buyer to assume and honor in accordance with their terms all Company Benefit Plans existing immediately prior to the execution of this Agreement (together with the other items) which have been disclosed in Company Disclosure Schedule 3.15(a).
(b)    Buyer shall take all reasonable action so that employees of Company and its Subsidiaries who become employees of Buyer or any of its Subsidiaries (the “Continuing Employees”) shall be entitled to participate (i) in Buyer’s disability plans within sixty (60) days of the Effective Date, and (ii) in each other Buyer Benefit Plan of general applicability to the same extent as similarly-situated employees of Buyer and its Subsidiaries effective no later than January 1, 2018 (it being understood that inclusion of the employees of Company and its Subsidiaries in the Buyer Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of Company or its Subsidiaries under any equity compensation plan of Buyer shall be discretionary with Buyer). Notwithstanding the foregoing, to the extent that Continuing Employees are not entitled to participate in any

Buyer Benefit Plan, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of Company and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such Buyer Benefit Plan.
(c)    As of the Effective Date, each Continuing Employee shall be entitled to full credit for each year of service with Company or the Company Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual for periods of prior service, in Buyer’s, or as appropriate, in the Buyer Subsidiary’s, employee benefit plans, programs and policies; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. Buyer shall use the original date of hire by Company or a Company Subsidiary in making these determinations. As of the Effective Date, Buyer and Buyer Bank shall assume the current accrual for all Continuing Employees of all accrued but unused vacation time to the extent such amounts were accrued and payable in the Ordinary Course of Business and consistent with past practice; provided that in no event shall Buyer and Buyer Bank assume the accrual of any paid personal days (referred to as “Choice days” in Company’s employee handbook) for any Continuing Employee. Following the Effective Date, each Continuing Employee shall accrue vacation time and paid time off consistent with Buyer and Buyer Bank’s standard practices. In the event any Continuing Employee is terminated after the Effective Date, Buyer and Buyer Bank shall pay out all accrued vacation time and paid time off, if any, of such Continuing Employee in accordance with the terms of Buyer and Buyer Bank’s standard practices.
(d)    The medical, dental, disability and life insurance plans, programs or policies, if any, that become applicable to Continuing Employees shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents to the extent that such conditions are covered under the applicable medical, dental, disability and life insurance plans, programs or policies of Company or the applicable Company Subsidiary. Buyer shall honor any co-payment, out-of-pocket expenses and deductibles incurred by the Continuing Employees and their beneficiaries under a Company health plan during the portion of the plan year prior to participation in a Buyer plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under such Buyer health plans, upon substantiation in a form satisfactory to Buyer that such co-payment and/or deductible has been satisfied. Further, Buyer shall cause each plan to waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.
(e)    As of the Effective Time, Buyer shall honor the terms of all employment, consulting and change in control severance agreements, and all deferred compensation agreements set forth in Company Disclosure Schedule 3.16(a), subject to regulatory limitations, and shall assume all obligations of Company or Company Bank thereunder.
(f)    Nothing contained in this Section 5.12 or elsewhere in this Agreement, express or implied, shall confer upon any present or former employee of Company or a Company Subsidiary any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits.
(g)    Nothing contained in this Section 5.12 or elsewhere in this Agreement, express or implied, shall (i) limit the right of Buyer or any of its affiliates to terminate the employment or services of, or to reassign or otherwise alter the status of, any former employee of Company or a Company Subsidiary after the Closing, (ii) limit the ability of Buyer or any of its affiliates to terminate, amend or modify any benefit or compensation plan, program, agreement or arrangement that Buyer or any of its affiliates may assume, establish or maintain, including the Company Benefit Plans, or (iii) be construed as amending or modifying any Company Benefit Plan or Buyer Benefit Plan as in effect immediately prior to the Effective Time.
(h)    Nothing in this Section 5.12, or elsewhere in this Agreement, shall be deemed to make any employee, former employee, director, former director, or independent contractor of Company, any Company Subsidiary or any Affiliate thereof (including any beneficiary or dependent thereof) a third party beneficiary of this Agreement or provide any rights relating thereto.

Section 5.13    Exemption from Liability Under Section 16(b). Prior to the Effective Time, Company and Buyer shall take all commercially reasonable steps as may be required to cause any dispositions of Company Stock or Company Stock Awards and any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of Company who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
Section 5.14    Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which could reasonably be expected to have a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein, which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.14, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.
Section 5.15    Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”), in such a manner sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur at, as may be elected in writing by Buyer to Company after the date hereof and prior to filing the application for the Regulatory Approvals, (a) the time that is immediately following the Merger and the Bank Merger or (b) such later date as may be specified by Buyer, in each case, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, Company shall, subject to any such applicable Laws: (i) reasonably cooperate with Buyer to establish a project plan as specified by Buyer to effectuate the Informational Systems Conversion; (ii) use commercially reasonable efforts to have Company’s outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (iii) provide, or use commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Buyer for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (iv) provide reasonable access to Company’s personnel and facilities and its outside contractors’ personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which Company or any of its Subsidiaries are bound if requested to do so by Buyer to the extent permitted by such contracts; provided, that Company shall not be required to take any action under this Section 5.15 that, after consultation with Buyer regarding Company’s concerns in the matter, would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur. Company shall pay any reasonable out of pocket expenses due third parties incurred in connection with the actions described in this Section 5.15. Such access as contemplated by this Section 5.15 shall be conducted by Buyer in a manner which does not adversely affect the normal operations of Company or Company Bank and neither Company nor Company Bank shall be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of the Company or Company Bank or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty, (ii) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, and Superior Proposal, a Company Subsequent Determination or any matters related thereto, (iii) except as otherwise provided in this Agreement, related to the Company’s or Company Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement; or (iv) the disclosure which would violate applicable Law.
Section 5.16    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective

Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Buyer or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.17    Environmental Matters.
(a)    Phase I Assessments. For any Company Owned Property, any Company OREO Property and any Company Leased Property which are identified by Buyer within fifteen (15) days following the date of this Agreement, Buyer may, at its sole cost and expense, obtain, within sixty (60) days after the date of such notice, written reports of a Phase I ESA for each such property, prepared by an environmental consultant experienced in performing Phase I ESAs of real property (“Environmental Consultant”) and acceptable to the Company. Each Phase I ESA shall be delivered in counterparts to Buyer and the Company. The Environmental Consultant will include customary language allowing both Buyer and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I ESA to Company and Buyer for review and comment prior to the finalization of such report. Notwithstanding the foregoing, except as set forth in this Section, neither Buyer nor the Environmental Consultant will conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing on the Company Owned Property or Company Leased Property, including, without limitation, of the air, soil, soil gas, vapors, surface water, groundwater, building materials or other environmental media, thereon.
(b)    Phase II Assessments. In the event any Phase I ESA (including a Phase I ESA that Company or any of its Subsidiaries caused to be performed within one (1) year prior to the date of this Agreement) discloses such property may be impacted or have its use restricted by any Recognized Environmental Condition or Historical Recognized Environmental Condition (as each term is defined by ASTM E1527-13) for which Buyer or its Subsidiaries would be liable and that in the good faith reasonable belief of Buyer would result in a material liability to the Company or any of its Subsidiaries following the Effective Time and as such warrants further review or investigation, Buyer shall reasonably promptly give notice of the same (a “Phase I Notice”) to Company no later than two (2) Business Days following Buyer’s receipt of the relevant Phase I ESA. Company may then, in its sole and absolute discretion and without any obligation whatsoever to do so, within an additional twenty (20) day period, retain the Environmental Consultant to conduct a Phase II environmental site assessment in accordance with ASTM Standard E1903-11 (“Phase II ESA”) of the relevant property or facility; provided, however, that such Phase II ESA shall be completed, and a written report of the Phase II ESA prepared, no later than sixty (60) days after Company receives from Buyer the Phase I Notice for the relevant property; and provided further, that with respect to any Company Leased Property, Company will use commercially reasonable efforts to obtain the relevant property owner’s consent for such Phase II ESA. Buyer acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II ESA shall be mutually determined by Buyer and Company in their reasonable discretion after consultation with the other party, and all reasonable costs and expenses associated with such Phase II ESA testing and report shall be borne by Buyer. Buyer shall provide copies of the draft and final Phase II ESA reports, if any, to Buyer promptly following the receipt of any such report by Company.
(c)    Remediation Estimates. In the event any Phase II ESA confirms the presence of any environmental contamination, including, without limitation, a release from an abandoned underground storage tank or the presence of other Hazardous Substances, in each case in concentrations above applicable standards under applicable Environmental Laws, or if the Company chooses to forego any Phase II ESA as reasonably requested by Buyer pursuant to Section 5.17(b), Buyer may elect to require Company to obtain, prior to the Closing Date and as soon as reasonably practical but in no event more than sixty (60) days after Buyer receives the relevant Phase I ESA or Phase II ESA, and at Company’s sole cost and expense, from the Environmental Consultant or another nationally recognized contractor mutually acceptable to the parties, as appropriate, a written good faith estimate of the minimum cost and expense necessary to further investigate, remediate, cleanup, abate, restore and otherwise address such Recognized Environmental Condition, Historical Recognized Environmental Condition, or environmental contamination to the extent required by and in accordance with Environmental Laws and, to the extent required, to the satisfaction of any relevant Governmental Authority, assuming the continued commercial or industrial use of the relevant property and employing risk-based remedial standards and institutional controls where applicable (a “Remediation Estimate”). Company shall provide to Buyer any Remediation Estimate requested within five (5) business days of Company’s receipt thereof. Company shall, upon Buyer’s reasonable request, cause all Remediation Estimates to be updated through the Closing Date.
(d)    Threshold Termination. Should the sum of all Remediation Estimates (to the extent such estimates will or are reasonably expected to be incurred by Company or any of its Subsidiaries, and taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree is reasonably likely to be available to Company or any of its Subsidiaries in connection with the incurrence of such costs) in the aggregate exceed $2,500,000 (the “Environmental Limit”), Buyer may, in its sole discretion, terminate this Agreement pursuant to Section 7.01(j) of this Agreement.
(e)    Cooperation. Notwithstanding anything in this Section 5.17 to the contrary, Company shall keep Buyer reasonably apprised of all activities and actions contemplated by this Section 5.17, and Company and Buyer shall cooperate fully with one another with respect to the matters required by this Section 5.17.
(f)    Prior Disclosure. Notwithstanding anything to the contrary in this Agreement, all matters that have been previously disclosed by Company to Buyer shall be disregarded for purposes of, and shall not constitute any type of exception to, this Section 5.17 and shall have no effect on the determination of any Remediation Estimate.
Section 5.18    Certain Litigation. Company shall promptly advise Buyer orally and in writing of any actual or threatened litigation against Company and/or the members of the Company Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Company shall: (i) permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed written or oral response to such litigation; (ii) furnish Buyer’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation; (iii) consult with Buyer regarding the defense or settlement of any such litigation, give due consideration to Buyer’s advice with respect to such litigation and not settle any such litigation prior to such consultation and consideration; provided, however, that Company shall not settle any such litigation if such settlement requires the payment of money damages, without the written consent of Buyer (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by Company is reasonably expected by Company, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Company) under Company’s existing director and officer insurance policies, including any tail policy.
Section 5.19    Director Matters; Board Packages. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of Company and its Subsidiaries, such resignations to be effective as of the Effective Time. Company shall distribute by overnight mail with an electronic copy by email, a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer at the same time in which it distributes a copy of such package to the board of directors of Company or Company Bank, as the case may be; provided, however, that Company shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Company or any other matter that Company Board has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer.
Section 5.20    Coordination.
(a)    Prior to the Effective Time, senior officers of Company and Buyer shall meet from time to time as Buyer may reasonably request, and in any event not less frequently than monthly, to prepare the parties for integration of the operations of Company and Company Bank with Buyer and Buyer Bank and to review the financial and operational affairs of Company and its Subsidiaries, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company shall permit representatives of Buyer Bank to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.
(b)    Company shall, consistent with GAAP and regulatory accounting principles, use commercially reasonable efforts to adjust, at Buyer’s reasonable request, internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).
(c)    Buyer and Company shall reasonably cooperate (i) to minimize any potential adverse impact to Buyer under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to take reasonable steps to maximize potential benefits to Buyer and its Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations.
(d)    Following the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b) and prior to the Effective Time, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. In addition, after satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b), each party shall, upon the reasonable request of the other party, introduce the other party and its representatives to its customers and those of its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company and any of their Subsidiaries’ customers and suppliers shall be coordinated by the parties and no discussions, meetings or communications between a party’s customers and suppliers shall occur without the presence of a representative of, or the prior written approval of, such party.
(e)    Buyer and Company agree to take all action necessary and appropriate to cause Company Bank to merge with Buyer Bank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.21    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Buyer, and their respective subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto acknowledges and agrees that it will not use the non-public, proprietary and/or confidential information received by it pursuant to this Agreement and in connection with the transactions contemplated by this Agreement in violation of this Agreement or any other agreements related to the transactions contemplated by this Agreement, unless such information has been made available to the public generally by the owner thereof or such party is required to disclose such information by a Governmental Authority; provided, however, that a party may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the Agreement or the transactions contemplated by this Agreement or (ii) to any existing or prospective Affiliate, partner, member, shareholder, or wholly owned subsidiary of such party in the ordinary course of business, provided, that such party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information.
Section 5.22    Tax Matters. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Effective Time, each of Buyer and Company shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 5.23    Issuance of Buyer Common Stock. The shares of Buyer Common Stock to be issued by Buyer to the shareholders of Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and non-assessable.
Section 5.24    Closing Date Share Certification. At least two (2) Business Days prior to the Closing Date, Company shall deliver to Buyer the Closing Date Share Certification.
Section 5.25    Company Bank and Buyer Bank Approval. Immediately following execution of this Agreement, (a) Company, as the sole shareholder of Company Bank, shall approve this Agreement and the Bank Merger

(the “Company Bank Shareholder Approval”), and (b) Buyer, as the sole shareholder of Buyer Bank, shall approve this Agreement and the Bank Merger. Promptly following execution of this Agreement, Company, as the sole shareholder of Company Bank, and Buyer, as the sole shareholder of Buyer Bank, shall approve the Plan of Bank Merger.
ARTICLE 6.
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01    Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by Buyer and Company prior to the Closing Date of each of the following conditions:
(a)    Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval, and the number of shares held by Dissenting Shareholders shall not exceed 10% of the number of shares of Company Stock issued and outstanding immediately prior to the Closing Date.
(b)    Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Buyer or any of its Subsidiaries that is a Burdensome Condition.
(c)    No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)    Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.
(e)    Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Reed Smith LLP and Lewis Rice LLC, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Buyer to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Reed Smith LLP and Lewis Rice LLC may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Buyer, in form and substance reasonably acceptable to such counsel.
(f)    Listing. The shares of Buyer Common Stock to be issued to the non-dissenting holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(g)    Amendment to Bylaws of Buyer Bank. The Buyer Bank shall have amended its Bylaws to allow for co-presidents, and such amendment to the Bylaws shall have received all required Regulatory Approvals.
Section 6.02    Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer and Buyer Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and Chief Financial Officer to such effect.
(b)    Performance of Obligations of Buyer. Buyer and Buyer Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by its Chief Executive Officer and the Chief Financial Officer and signed on behalf of Buyer Bank by its Chief Executive Officer and Chief Financial Officer to such effect.
(c)    No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Buyer or Buyer Bank and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect with respect to Buyer or Buyer Bank.
(d)    Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Buyer Bank.
(e)    Executive Employment Agreement. The Buyer shall have executed, and delivered to Michael W. Walsh, the Executive Employment Agreement.
(f)    Company Director. The Company Director shall become a member of the Board of Buyer as of the Effective Time.
(g)    Exchange Agent Certificate. Company shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of Buyer Common Stock to satisfy Buyer’s obligations to pay the aggregate Merger Consideration.
Section 6.03    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Company and Company Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Buyer shall have received a certificate dated as of the Closing Date, signed on behalf of Company and Company Bank by the respective Chief Executive Officer and Chief Financial Officer of each to such effect.
(b)    Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and signed on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer to such effect.
(c)    Plan of Bank Merger. The Plan of Bank Merger shall have been executed and delivered by Company Bank.
(d)    Executive Employment Agreement. Michael W. Walsh shall have executed, and delivered to Buyer, the Executive Employment Agreement.
(e)    No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Company or Company Bank and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have in a Material Adverse Effect with respect to Company or Company Bank.

Section 6.04    Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.
ARTICLE 7.
TERMINATION

Section 7.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Buyer and Company.
(b)    No Regulatory Approval. By Buyer or Company in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.01(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.
(c)    Reduced Valuation. By Company by delivering written notice to Buyer at any time during the five (5) Trading Day period commencing on the Determination Date if both of the following conditions are satisfied: (i) the Average VWAP on any Trading Day during such period is less than 82.5% of the Initial VWAP (such Average VWAP, the “Triggering VWAP”); and (ii) the number obtained by dividing the Triggering VWAP by the Initial VWAP (rounding to four decimal places) is less than the number obtained by dividing the Final Index Price by the Initial Index Price (rounded to four decimal places), minus 0.15. If Buyer, during such time as it belongs to the Index, declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the Buyer Common Stock shall be proportionately and appropriately adjusted for the purpose of applying this Section 7.01(c).
(d)    No Shareholder Approval. By either Buyer or Company (provided, in the case of Company, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders and at any adjournment or postponement thereof required by this Agreement.
(e)    Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of such representations or warranties by the other party which breach of any of such representations or warranties by the other party, either individually or in the aggregate with other breaches by such other party, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) as the case may be, to be satisfied, which breach is not cured within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(f)    Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach of any of the covenants or agreements either individually or in the aggregate with other breaches by such party, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) or Section 6.03(b) as the case may be, to be satisfied, which breach is not cured within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(g)    Delay. By either Buyer or Company if the Merger shall not have been consummated on or before June 30, 2017 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, if additional time is necessary in order to obtain any required Regulatory Approvals, the Expiration Date shall be automatically extended for one additional three-month period.
(h)    Company Failure to Recommend; Etc. In addition to and not in limitation of Buyer’s termination rights under Section 7.01(f), by Buyer prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.10 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the Company Board makes a Company Subsequent Determination.
(i)    Superior Proposal. By Company, at any time prior to the Requisite Company Shareholder Approval being obtained, in the event that the Company shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to endorse a Superior Proposal and terminate this Agreement in order to comply with its fiduciary duties, provided that Company has complied with all of its obligations under Section 5.10 of this Agreement.
(j)    Environmental. By Buyer, if the Environmental Limit is exceeded.
Section 7.02    Termination Fee; Liquidated Damages.
(a)    In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer a termination fee equal to $5,000,000.00 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Buyer in the event of any of the following: (i) in the event Buyer terminates this Agreement pursuant to Section 7.01(h) or Company terminates pursuant to Section 7.01(i), Company shall pay Buyer the Termination Fee within two (2) Business Days after receipt of Buyer’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company Board or has been made directly to Company shareholders generally (and not withdrawn) and (A) thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 7.01(d) or Section 7.01(g) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Buyer pursuant to Section 7.01(e) or Section 7.01(f), and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates an Acquisition Transaction (and such Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Buyer the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”.
(b)    [Reserved.]
(c)    The parties hereto agree and acknowledge that if Buyer terminates this Agreement pursuant to Section 7.01(e) or Section 7.01(f) by reason of Company’s or Company Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(e) or Section 7.01(f) that is not timely cured as provided in such sections, the actual damages sustained by Buyer, including the expenses incurred by Buyer preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Buyer being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Company shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $2,000,000 (the “Liquidated Damages Payment”), as liquidated damages to Buyer, which payment is not intended as a penalty, within two (2) Business Days after Buyer’s notification of such termination. Any payment made under this Section 7.01(b) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.01(a).

(d)    The parties hereto agree and acknowledge that if Company terminates this Agreement pursuant to Section 7.01(e) or Section 7.01(f) by reason of Buyer’s or Buyer Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(e) or Section 7.01(f) that is not timely cured as provided in such sections, the actual damages sustained by Company, including the expenses incurred by Company preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Company being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Buyer shall pay $2,000,000, which the parties agree is the Liquidated Damages Payment, as liquidated damages to Company, which payment is not intended as a penalty, within two (2) Business Days after Company’s notification of such termination.
(e)    Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 7.02, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.
(f)    Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to the Buyer the Termination Fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(c) or Section 7.02(d), neither paying party nor its subsidiary bank (nor any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of such paying party or its subsidiary bank) will have any further obligations or liabilities to the other party or its subsidiary bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be the receiving party’s sole and exclusive remedy against the other party, its subsidiary bank, and their respective Affiliates, representatives or successors in interest. For the avoidance of doubt, the parties agree that the fee payable under Section 7.02(a) shall not be required to be paid more than once.
Section 7.03    Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(f); provided that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Sections 5.21, 7.02, 9.03 and 9.04 shall survive any termination hereof pursuant to Section 7.01.
ARTICLE 8.
DEFINITIONS

Section 8.01    Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
“Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of the Company or its Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of the Company on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of the Company; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
“Actual Knowledge of Company” means, the actual knowledge, without inquiry, of the Persons set forth in Company Disclosure Schedule 3.01(a).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.
“ASTM” has the meaning set forth in Section 5.01(w).
“ASTM Standard” has the meaning set forth in Section 5.01(w).
“Audited Financial Statements” has the meaning set forth Section 3.07(a).
“Average VWAP” means, for any date, the average of the VWAP for such date and the four (4) Trading Days preceding such date.
“Bank Merger” has the meaning set forth in the recitals to this Agreement.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“Board of Buyer” has the meaning set forth in Section 1.03(b).
“Board of Buyer Bank” has the meaning set forth in Section 1.04.
“Burdensome Conditions” has the meaning set forth in Section 5.07(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Missouri are authorized or obligated to close.
“Buyer 2015 Form 10-K” has the meaning set forth in Section 4.05(b).
“Buyer 401(a) Plan” has the meaning set forth in Section 4.16(b).
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Bank” has the meaning set forth in the preamble to this Agreement.
“Buyer Benefit Plans” has the meaning set forth in Section 4.16.
“Buyer Certificate” has the meaning set forth in Section 4.02(a).
“Buyer Bylaws” has the meaning set forth in Section 4.02(a).
“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.
“Buyer Controlled Group Members” means the current or former employees of Buyer, any of its Subsidiaries or any of Buyer’s related organizations described in Sections 414(b), (c) or (m) of the Code.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).
“Buyer Employees” has the meaning set forth in Section 4.16(a).
“Buyer Intellectual Property” means the Intellectual Property owned by, used in or held for use in the conduct of the business of Buyer and/or any of its Subsidiaries (as now conducted or presently proposed to be conducted).”
“Buyer Leased Property” means any real property leased as of the date of this Agreement by Buyer or its Subsidiaries.
“Buyer Loan” has the meaning set forth in Section 4.22(a).
“Buyer Material Contract” has the meaning set forth in Section 4.15(a).
“Buyer Owned Property” means any real property owned as of the date of this Agreement by Buyer or its Subsidiaries.
“Buyer Reports” has the meaning set forth in Section 4.06(a).
“Cash Election” has the meaning set forth in Section 2.04(b).
“Cash Election Shares” has the meaning set forth in Section 2.04(a).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.
“Certificate of Merger” has the meaning set forth in Section 1.05(a).
“Claim” has the meaning set forth in Section 5.11(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).
“Closing Cash” shall equal the Total Cash plus the aggregate cash proceeds from the exercise of any Company Stock Awards from the date hereof until immediately prior to the Effective Time.
“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (b) the number of shares of Company Common Stock pursuant to In-the-money Company Stock Awards which are issued, outstanding and unexercised as of immediately prior to the Effective Time.
“Code” has the meaning set forth in the recitals to this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company 401(a) Plan” has the meaning set forth in Section 3.15(c).
“Company Bank” has the meaning set forth in the preamble to this Agreement.
“Company Bank Director” has the meaning set forth in Section 1.04.
“Company Bank Shareholder Approval” has the meaning set forth in Section 5.25.
“Company Benefit Plans” has the meaning set forth in Section 3.15(a).
“Company Board” means the Board of Directors of Company.
“Company Common Stock” means the common stock, $1.00 par value per share, of Company.
“Company Director” has the meaning set forth in Section 1.03(b).
“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.15(a).
“Company Intellectual Property” means the Intellectual Property owned by, used in or held for use in the conduct of the business of Company and/or any of its Subsidiaries (as now conducted or presently proposed to be conducted).
“Company Investment Securities” or “Investment Securities” means the investment securities of the Company, Company Bank and their respective Subsidiaries.
“Company Leased Property” means any real property leased as of the date of this Agreement by Company or its Subsidiaries.
“Company Loan” has the meaning set forth in Section 3.22(d).
“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest or Lien in connection with a Loan.
“Company Material Contract” has the meaning set forth in Section 3.12(a).
“Company Meeting” has the meaning set forth in Section 5.04(a).
“Company OREO Property” means any assets of the Company or any of its Subsidiaries that has been classified as OREO, including, without limitation, such assets as identified on Company Disclosure Schedule 3.22(c).
“Company Owned Property” means any real property owned as of the date of this Agreement by Company or its Subsidiaries, except for OREO.
“Company Preferred Stock” has the meaning set forth in Section 3.03(a).
“Company Recommendation” has the meaning set forth in Section 5.04(b).
“Company Regulatory Agreement” has the meaning set forth in Section 3.13.
“Company Representatives” has the meaning set forth in Section 5.10(a).
“Company Stock” has the meaning set forth in Section 3.03(a).
“Company Stock Awards” has the meaning set forth in Section 2.02(a).
“Company Stock Plans” means all equity plans of Company or any Subsidiary, including the Jefferson County Bancshares, Inc. 2010 Equity Incentive Plan.
“Company Subsequent Determination” has the meaning set forth in Section 5.10(d).
“Continuing Employees” has the meaning set forth in Section 5.12(b).
“Controlled Group Members” has the meaning set forth in Section 3.15(a).
“Criticized Loans” has the meaning set forth in Section 3.22(b).
“D&O Insurance” has the meaning set forth in Section 5.11(c).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” means the fifth Trading Day immediately preceding the Closing Date (such fifth Trading Day to be determined by counting the Trading Day immediately preceding the Closing Date as the first Trading Day).

“DGCL” means the Delaware General Corporation Law, as amended.
“Dissenting Shareholder” has the meaning set forth in Section 2.07.
“Dissenting Shares” has the meaning set forth in Section 2.07.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.05(a).
“Election Deadline” has the meaning set forth in Section 2.04(c).
“Election Form” has the meaning set forth in Section 2.04(b).
“Election Form Record Date” has the meaning set forth in Section 2.04(b).
“Environmental Consultant” has the meaning set forth in Section 5.17(a).
“Environmental Law” means any federal, state or local law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, or (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.
“Environmental Limit” has the meaning set forth in Section 5.17(d).
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.15(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by Buyer as soon as reasonably practicable after the date hereof (which may be Buyer’s transfer agent), and reasonably acceptable to Company, pursuant to an agreement in form and substance reasonably acceptable to Company (the “Exchange Agent Agreement”), to act as agent for purposes of conducting the exchange and payment procedures described in Article 2.
“Exchange Agent Agreement” has the meaning set forth in the definition of “Exchange Agent”.
“Exchange Fund” has the meaning set forth in Section 2.08(a).
“Executive Employment Agreement” shall have the meaning set forth in the recitals to this Agreement.
“Expiration Date” has the meaning set forth in Section 7.01(g).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.

“Final Index Price” means the average of the closing price of the Index for the five (5) Trading Days immediately preceding the Determination Date.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.’
“FRBank” means the Federal Reserve Bank of St. Louis.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.
“GBCLM” means the General and Business Corporation Law of Missouri, as amended.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that is regulated or classified under any Environmental Law, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (not naturally occurring). Hazardous Substance does not include substances present within a consumer product in an amount and concentration ordinarily and customarily used or stored for the purposes of cleaning or maintenance.
“Historical Recognized Environmental Condition” has the meaning set forth in Section 5.17(b).
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“In-the-money Company Stock Award” means any Company Stock Award with an exercise price less than the Per Share Cash Consideration.
“Indemnified Parties” has the meaning set forth in Section 5.11(a).
“Index” means the NASDAQ Bank Index.
“Informational Systems Conversion” has the meaning set forth in Section 5.15.
“Initial Index Price” means 3,031.7340, which is the average of the closing price of the Index for the five (5) Trading Days immediately preceding the date of this Agreement.
“Initial VWAP” means $31.6363, which is the Average VWAP as of the Trading Day immediately preceding the date of this Agreement.
“Insurance Policies” has the meaning set forth in Section 3.32.
“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the

United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, domain names, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; (f) domain name registrations and active websites; and (g) social media accounts used or held for use
“IRS” means the United States Internal Revenue Service.
“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.
“ITU” has the meaning set forth in Section 3.31(e).
“Knowledge” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Company Disclosure Schedule 3.01(a), and with respect to Buyer and Buyer Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Buyer Disclosure Schedule 4.01(a).
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Lease” and “Leases” have the meanings set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.04(c).
“Licensed Business Intellectual Property” has the meaning set forth in Section 3.31(g).
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Liquidated Damages Payment” has the meaning set forth in Section 7.02(c).
“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.
“Mailing Date” has the meaning set forth in Section 2.04(b).
“Material Adverse Change” or “Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that is or would reasonably be expected to be material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer as compared to similarly situated bank holding companies, including, but not limited to, changes in levels of interest rates generally and any change in the value of deposits, borrowings or loan service rights associated therewith, (iv) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (v) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees

(including the loss of personnel subsequent to the date of this Agreement); (vi) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States and (vii) natural disaster or other force majeure event.
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.11(c).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” has the meaning set forth in Section 2.03.
“Mixed Election” has the meaning set forth in Section 2.04(b).
“NASDAQ” means The NASDAQ Global Select Market, or any tier within the NASDAQ Stock Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice of Superior Proposal” has the meaning set forth in Section 5.10(e).
“Notice Period” has the meaning set forth in Section 5.10(e).
“Non-Election” has the meaning set forth in Section 2.04(b).
“Non-Election Shares” has the meaning set forth in Section 2.04(a).
“NPL” has the meaning set forth in Section 3.17(c).
“OCC” means the Office of the Comptroller of the Currency.
“Ordinary Course of Business” means the ordinary, usual and customary course of business of Company, Company Bank and Company’s Subsidiaries consistent with past practice, including with respect to frequency and amount in all material respects.
“OREO” has the meaning set forth in Section 3.22(c).
“Out-of-the-money Company Stock Award” means any Company Stock Award that is not an In-the-money Company Stock Award;
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Liens” means (i) statutory Liens for amounts not yet delinquent or which are being contested in good faith; (ii) Liens, easements, rights of way, restrictions, covenants and other similar encumbrances disclosed by any title commitments, title insurance policies and/or surveys, site plans or maps delivered to the other party prior to the date hereof whether or not of record; (iii) recorded easements, rights of way, restrictions, covenants and other similar encumbrances that do not, individually or in the aggregate, materially impair business operations at such properties as currently conducted; (iv) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith; (v) Liens on Company Leased Property or Buyer Leased Property (as applicable) placed on such property by the landlord or owner thereof; (vi) Liens which, individually or in the aggregate, do not materially impair the use or materially detract from the value of the assets or properties to which they related in the business of Company or Buyer or any of the Subsidiaries of either (as applicable) as currently conducted; (vii) any condition that would be shown by a current, accurate survey or that would be apparent as part of a physical inspection of the Company Owned Property or Company Leased Property (on the one hand) or, as applicable, Buyer Owned Property or Buyer Leased Property; (viii) Liens that have been placed by any developer or third party in property over which Company or Buyer or any Subsidiary of either (as applicable) has any easement right; and (ix) other imperfections of title, licenses or encumbrances, if any, and zoning ordinances which do not materially impair the continued use or operation of the assets to which they relate in the conduct of the business as presently conducted.
“Per Share Cash Consideration” has the meaning set forth in Section 2.01(c).

“Per Share Stock Consideration” has the meaning set forth in Section 2.01(c).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.
“Phase I ESA” has the meaning set forth in Section 5.01(w).
“Phase I Notice” has the meaning set forth in Section 5.17(b).
“Phase II ESA” has the meaning set forth in Section 5.17(b).
“Plan of Bank Merger” means a plan of bank merger between Company Bank and Buyer Bank in a form to be agreed upon by the parties pursuant to which Company Bank will be merged with and into Buyer Bank in accordance with the provisions of and with the effect provided in the Bank & Trust Companies Code of Missouri and the regulations promulgated thereunder.
“Proxy Statement-Prospectus” means Company’s proxy statement, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.
“Recognized Environmental Condition” has the meaning set forth in Section 5.17(b).
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of shares of Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approval” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger, Bank Merger and the other transactions contemplated by this Agreement.
“Remediation Estimate” has the meaning set forth in Section 5.17(c).
“Representative” has the meaning set forth in Section 2.04(b).
“Requisite Company Shareholder Approval” means the adoption of this Agreement by a vote of the minimum number of shares of Company Common Stock required under applicable Law to approve this Agreement and the Merger that are entitled to vote thereon at the Company Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“Schedule Supplement” has the meaning set forth in Section 5.09(d).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“Shortfall Number” has the meaning set forth in Section 2.04(e).

“Stock Conversion Number” means 1,200,000 shares of Company Common Stock.
“Stock Election” has the meaning set forth in Section 2.04(b).
“Stock Election Number” has the meaning set forth in Section 2.04(a).
“Stock Election Shares” has the meaning set forth in Section 2.04(a).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of Company means, unless the context otherwise requires, Company Bank, any current or former Subsidiary of Company and any Subsidiary of Company Bank. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.
“Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction that (i) the Company Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to the shareholders of the Company than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Company Board, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, (including any adjustments to the terms and conditions of the Merger proposed by Buyer in response to such Acquisition Proposal)) and (ii) is for 50% or more of the outstanding shares of Company Stock or all or substantially all of the assets of Company.
“Surviving Entity” has the meaning set forth in Section 1.01.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.
“Total Cash” means $26,619,150 in cash, to be issued as part of the Merger Consideration.
“Total Shares of Stock Consideration” means 3,300,000 shares of Buyer Common Stock to be issued as part of the Merger Consideration.
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“Triggering VWAP” has the meaning set forth in Section 7.01(c).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“VWAP” means, for any date, the daily volume weighted average price of the Buyer Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Buyer Common Stock is then listed or quoted as reported by Bloomberg L.P.
ARTICLE 9.
MISCELLANEOUS

Section 9.01    Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.11 of this Agreement.
Section 9.02    Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided that such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, no amendment shall be made which by Law requires further approval by the shareholders of Buyer or Company without obtaining such approval.
Section 9.03    Governing Law; Waiver of Right to Trial by Jury; Process Agent.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except for mandatory effects of Missouri law relating to the Merger, as applicable), without regard to the conflicts of law rules of such state.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04    Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
Section 9.05    Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer or Buyer Bank:	With a copy (which shall not constitute notice) to:

Enterprise Financial Services Corp	Reed Smith LLP
150 North Meramec	Three Logan Square
Clayton, MO 63105	1717 Arch Street
Attn: General Counsel	Philadelphia, PA
Email: jcbconsent@enterprisebank.com	Attn: Paul J. Jaskot, Esq.
Email: pjaskot@reedsmith.com

If to Company or Company Bank:	With a copy (which shall not constitute notice) to:

Jefferson County Bancshares, Inc.	Lewis Rice LLC
5721 South Lindbergh	600 Washington Avenue
St. Louis, MO 63123	Suite 2500
Attn: Michael W. Walsh, President & CEO	St. Louis, MO 63101
Email: mwalsh@eaglebankandtrust.com	Attn: John C. Bodnar, Esq.
Email: jbodnar@lewsrice.com

Section 9.06    Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.11 and shareholders of Company with respect to Article 2, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.12), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08    Enforcement of the Agreement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Delaware or the State of Missouri, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Delaware or the State of Missouri in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 9.09    Interpretation.
(a)    When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.
(d)    Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.
Section 9.10    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 9.11    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 9.12    Disclosure Schedules. The Company Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any reference in a particular section or subsection of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be reference to, an exception to or modification of (or, as applicable, a disclosure for purposes of) (i) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding section or subsection of this Agreement and (ii) any other section or subsection of the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable (and accordingly any other representations, warranties or covenants of such party contained in the corresponding section or subsection of this Agreement), but only if the relevance of that reference as a modification of or exception to (or a disclosure for purposes of) such representations, warranties and covenants of the relevant party, whether or not an explicit cross-reference appears, if the applicability of such reference to the other section or subsection is reasonably apparent on the face of such disclosure. The mere inclusion of an item in either the Company Disclosure Schedule or the Buyer Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed to be an admission or evidence that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.
[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

JEFFERSON COUNTY BANCSHARES, INC.

By: /s/ Michael Walsh
Michael Walsh
President and Chief Executive Officer

EAGLE BANK AND TRUST COMPANY OF MISSOURI

By: /s/ Michael Walsh
Michael Walsh
President and Chief Executive Officer

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ Peter Benoist
Peter Benoist
Chief Executive Officer

ENTERPRISE BANK & TRUST

By: /s/ Scott Goodman
Scott Goodman
President

[Signature Page to Agreement and Plan of Merger]

APPENDIX B
FORM OF VOTING AGREEMENT
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of October 10, 2016, is made and entered into between the undersigned shareholder (“Shareholder”) of Jefferson County Bancshares, Inc., a Missouri corporation (the “Company”), and Enterprise Financial Services Corp, a Delaware corporation (“Buyer”).
WHEREAS, concurrently with or following the execution of this Agreement, the Company, Buyer, Eagle Bank and Trust Company of Missouri, a Missouri state-charted bank and wholly-owned subsidiary of Company (“Company Bank”), and Enterprise Bank & Trust, a Missouri state-charted bank and a wholly-owned subsidiary of Buyer (“Buyer Bank”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Company into Buyer;
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Buyer has required that Shareholder execute and deliver this Agreement; and
WHEREAS, in order to induce Buyer and as additional consideration to Buyer to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 8 hereof, the “Shares”).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.    Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
2.    Representations of Shareholder. Shareholder represents and warrants to Buyer that:
(a)    (i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.
(b)    Shareholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).
(c)    Shareholder has full legal capacity (and, if applicable, corporate power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally.
(d)    None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement.
3.    Agreement to Vote Shares. Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Company):
(a)    in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and
(b)    against (1) any Superior Proposal or any action which is a component of any Superior Proposal, (2) any Acquisition Proposal, (3) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement, (4) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s or Company Bank’s conditions under the Merger Agreement and (5) change in any manner the voting rights of any class of shares of the Company (including any amendments to the articles of incorporation or bylaws of the Company).
4.    Irrevocable Proxy. Shareholder hereby appoints Buyer and any designee of Buyer, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
5.    No Solicitation of Transactions. Shareholder, unless Shareholder is serving as a director of the Company and solely in Shareholder’s capacity as a shareholder of the Company, agrees that Shareholder will not, directly or indirectly (i) solicit, initiate or take any other action to facilitate or knowingly encourage any Superior Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information, with respect to any Superior Proposal or (iii) agree or authorize any Person to do any of the foregoing.
6.    No Voting Trusts or Other Arrangement. Shareholder agrees that Shareholder will not, and will not permit any entity under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Buyer.
7.    Transfer and Encumbrance. Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 6 shall be null and void. This Section 6 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a

Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Buyer, to be bound by all of the terms of this Agreement.
8.    Additional Shares. Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement, including, without limitation, any Company Common Stock issued upon the exercise or conversion of any Option, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.
9.    Waiver of Appraisal and Dissenters’ Rights. Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.
10.    Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time; (ii) the date on which the Merger Agreement is terminated in accordance with its terms; and (iii) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to Shareholders of the Company pursuant to the Merger Agreement as in effect as of the date hereof.
11.    No Agreement as Director or Officer. Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.
12.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Buyer any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Buyer shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.
13.    Specific Performance. Shareholder acknowledges that (i) it may be impossible to measure in money the damage to Buyer if Shareholder fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, Buyer will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that injunctive relief or any other equitable remedy, in addition to any remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of any such remedy relief on the basis that Buyer has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.
14.    Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
15.    Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

If to Buyer:

Enterprise Financial Services Corp
150 North Meramec
Clayton, MO 63105
Attn: General Counsel
Email: jcbconsent@enterprisebank.com

With a copy to:

Reed Smith LLP
Three Logan Square
1717 Arch Street
Philadelphia, PA
Attn: Paul J. Jaskot, Esq.
Email: pjaskot@reedsmith.com

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

16.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
(b)    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).
(d)    If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(e)    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(f)    Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
(g)    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
(h)    The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company, Buyer, Company Bank, and Buyer Bank, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.
(i)    Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 16(i) shall be null and void.
[Remainder of page intentionally left blank; signature page to follow]

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

ENTERPRISE FINANCIAL SERVICES CORP:

By
Name:
Title:

SHAREHOLDER:

NAME:

By
Name:
Title:

Beneficially owned by Shareholder as of the date of this Agreement
Number of Shares: __________________________
Number of Options:_________________________

Shareholder’s Address: _____________________
________________________________________
City/State/Zip Code: _______________________
Fax: ____________________________________

[Signature Page to Voting Agreement]

APPENDIX C
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of October 10, 2016, by and between Enterprise Bank & Trust (the “Company”) and Michael Walsh (“Executive”).
R E C I T A L S
WHEREAS, the Enterprise Financial Services Corp (“EFSC”), a Delaware Corporation, and the Company, a Missouri state-chartered bank and wholly-owned subsidiary of EFSC, have entered into negotiations with Jefferson County Bancshares, a Missouri Corporation (“Jefferson”), and Eagle Bank and Trust, a Missouri state-chartered bank and wholly owned subsidiary of Jefferson (“Eagle Bank”), to execute an Agreement and Plan of Merger (the “Transaction”);
WHEREAS, Executive is currently employed by Eagle Bank and entered into a Change of Control Agreement with Eagle Bank dated October 22, 2003 (the “CIC Agreement”);
WHEREAS, in connection with the Transaction, the Company desires to secure the employment of Executive in accordance with the provisions of this Agreement, contingent on the closing of the Transaction; and
WHEREAS, Executive desires to be employed by the Company, and the Company desires to employ Executive, on the terms, covenants and conditions hereafter set forth in this Agreement;
WHEREAS, in consideration for the valuable consideration contained in this Agreement, the Company and Executive intend for this Agreement to replace and supersede the CIC Agreement in all respects;
WHEREAS, the CIC Agreement shall automatically terminate and become null and void upon the Effective Date of this Agreement.
NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements herein set forth, the Company and Executive agree as follows:
1.    Employment and Term. Subject to the provisions of Section 5 below, Executive shall be employed by the Company for a period commencing as of the closing of the Transaction (the “Effective Date”) and ending on the three-year anniversary of the Effective Date (the “Term”) on the terms and subject to the conditions set forth in this Agreement, provided, however, that the Term shall thereafter be automatically extended for additional one-year periods unless, at least ninety (90) days prior to expiration of the Term, either (a) the Company gives notice to Executive not to extend the Term or (b) Executive gives notice to the Company not to extend the Term.
2.    Position, Duties and Responsibilities; Location.
2.1    Position and Duties. Executive shall be employed as Executive Vice President and Chairman of the St. Louis Region of the Company. Executive shall have the duties, powers and authority as are commensurate with his position, including such other duties and responsibilities as are reasonably delegated to him from time to time by the President of the Company, to whom Executive will report.
2.2    Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention exclusively to the business and affairs of the Company; provided, that nothing herein shall preclude Executive from accepting appointment to or continuing to serve on any other board of directors or trustees of any charitable organization; further provided, that such activities do not conflict with the obligations of Executive under the terms of any of Executive’s restrictive covenants with the Company or an affiliate, or materially interfere with the performance of Executive’s duties hereunder.
3.    Compensation.
3.1    Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary of two hundred seventy five thousand dollars ($275,000) (the “Salary”), subject to all applicable Federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed at least annually by the Company and, when appropriate as determined in the Company’s discretion, may be increased but not decreased without written consent of Executive (in which case such adjusted amount shall be the “Salary” hereunder).
3.2    Annual Bonus.
(a)    For each calendar year during the Term (subject to proration in accordance with Section 3.2(b)), Executive shall be entitled to an annual bonus (the “Annual Bonus”) of $100,000. Executive shall be entitled to the full Annual Bonus of $100,000 following calendar year 2017, so long as the Transaction closes before June 30, 2017. If the Transaction closes after June 30, 2017 but prior to December 31, 2017, Executive shall be entitled to an Annual Bonus for calendar year 2017 in the amount of $50,000. Except as otherwise set forth in this Section 3.2, Executive shall not be eligible to receive any Annual Bonus unless Executive is employed with the Company on the date such Annual Bonus is paid. Any Annual Bonus will be paid not later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates.
(b)    If Executive’s employment terminates before the end of any applicable calendar year pursuant to Section 5.2 below, upon the satisfaction of the requirements of Section 5.7, Executive shall be entitled to a portion of the Annual Bonus determined by multiplying the Annual Bonus by a fraction equal to the number of days of Executive’s employment during such applicable period divided by the total number of days in the calendar year (the “Pro-Rated Annual Bonus”). Payment of any bonus under this Section 3.2(b) shall be made in accordance with Section 5.7 below.
3.3    Retention Bonus. The Company shall pay Executive a retention bonus in the total amount of $400,000 (the “Retention Bonus”). Payments of the Retention Bonus shall be made as follows: (a) payment of $75,000 on the next regularly scheduled payroll date following the first year anniversary of the Effective Date; (b) payment of $125,000 on the next regularly scheduled payroll date following the second year anniversary of the Effective Date; and (c) payment of $200,000 on the next regularly scheduled payroll date following the third year anniversary of the Effective Date, regardless of whether Executive or the Company has provided notice not to extend the Term in accordance with Section 1 above. Provided, however, if Executive terminates his employment by resignation or Executive is terminated by the Company for “Cause” or Executive’s employment ends due to Disability prior to any such anniversary date of the Effective Date, no such remaining Retention Bonus amount(s) shall be payable to Executive following any such resignation by Executive or termination of Executive’s employment for Cause by the Company or end of Executive’s employment due to Disability. In the event Executive’s employment ends due to Death, all remaining amounts payable as the Retention Bonus shall be paid immediately to Executive or his estate, as applicable.
4.    Employee Benefits.
4.1    Participation in Benefit Plans. During the Term, Executive shall be entitled to participate in other regular employee benefit plans generally established by the Company for its full-time employees, including without limitations any health, life insurance, disability insurance, and retirement, such participation to be as provided in said employee benefit plans in accordance with the terms and conditions thereof as in effect from time to time and subject to any applicable waiting period.
4.2    Vacation. Executive shall be entitled to twenty-seven (27) days of paid time off (“PTO”) during each year of employment pursuant to the Company’s PTO policy as in effect from time to time.
4.3    Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company. The Company shall provide Executive with a Company credit card which Executive may use for such reasonable business and travel expenses subject to the expense reimbursement policy of the Company.
4.4    Automobile. At any time within sixty (60) days of the Effective Date, Executive shall be entitled to purchase the automobile used by Executive prior to the Effective Date and Transaction, at a fair market or book value as mutually agreed upon between Executive and the Company (the “Purchase Amount”). Within ten (10)

business days of the Company’s receipt of the Purchase Amount from Executive, the Company shall reimburse Executive for such Purchase Amount.
4.5    Missouri Athletic Club Membership. The Company shall provide Executive with a monthly club allowance equal to the amount of monthly dues associated with Executive’s membership in the Missouri Athletic Club, promptly upon presentation of appropriate supporting documentation up to a maximum amount of $600 per month, paid in regular installments in accordance with the Company’s usual payroll practices, less regular withholding and deductions.
4.6    Cell Phone Allowance. Executive shall be entitled to a cell phone allowance at the monthly rate of $90, paid in regular installments in accordance with the Company’s usual payroll practices, less regular withholdings and deductions.
5.    Termination.
5.1    General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement. In the event of the termination of Executive’s employment hereunder for any reason, he shall promptly resign from any position he then holds that is affiliated with the Company or that he was holding at the Company’s request. For purposes of this Agreement, the following terms have the following meanings:
(a)    “Accrued Obligations” shall mean: (i) Executive’s earned but unpaid Salary through the Termination Date; (ii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-day Salary rate in effect as of the Termination Date; and (iii) any unpaid expense or other reimbursements due pursuant to Section 4.3 hereof or otherwise.
(b)    “Cause” shall mean (i) an order of any federal or state regulatory authority having jurisdiction over the Company which prohibits Executive from performing, or renders it impracticable for Executive to perform, his duties under this Agreement, (ii) Executive’s refusal to perform, or repeated failure to undertake good faith efforts to perform the duties and responsibilities reasonably assigned to him (consistent with Section 2) which non-performance has continued for thirty (30) days following Executive’s receipt of written notice from the Company of such non-performance, (iii) Executive’s material breach of this Agreement or of any other written agreement or policy with the Company or any of its Affiliates, (iv) Executive’s commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud, (v) chemical or alcohol use which materially and adversely affects Executive’s performance of his duties under this Agreement, (vi) any act of disloyalty or breach of responsibilities to the Company by the Executive which is intended by the Executive to cause material harm to the Company, or (vii) misappropriation (or attempted misappropriation) of any of the Company’s funds or property.
(c)    “Change in Control” shall mean the first to occur of any of the following, provided that for any distribution that is subject to Section 409A (as defined in Section 7.2), a Change in Control under this Agreement shall be deemed to occur only if such event also satisfies the requirements under Treas. Regs. Section 1.409A-(i)(5):
(i)    Any Person, other than one or more of the directors of EFSC on the Effective Date of this Agreement or any Person that any such director Controls (as defined below), becomes the Beneficial Owner of 50% of more of the combined voting power of the then outstanding voting securities of EFSC entitled to vote generally in the election of directors of EFSC (the “EFSC Outstanding Voting Securities”);
(ii)    Any Person becomes the beneficial owner of 50% of more of the combined voting power of the then outstanding voting securities the Company entitled to vote generally in the election of directors of the Company;
(iii)    consummation of a reorganization, merger or consolidation (a “Business Combination”) of EFSC, unless, in each case, following such Business Combination (i) all or substantially all of the Persons who were the beneficial owners, respectively, of the EFSC Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a voting securities entitled to vote generally in the election of directors of EFSC resulting from such Business Combination, (ii) no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of EFSC resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board of Directors of EFSC (the “EFSC Board”) resulting from the Business Combination are Continuing Directors (as hereinafter defined) at the time of the execution of the definitive agreement, or the action of the EFSC Board, providing for such Business Combination;
(iv)    consummation of the sale, other than in the ordinary course of business, of more than 50% of the combined assets of EFSC and its Subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or
(v)    the date on which Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the EFSC Board.
For purposes of this Section 5.1(c), the definitions of the terms “beneficial owner” and “group” shall have the meanings ascribed to those terms in Rule 13(d)(3) under the Securities Exchange Act of 1934.
(d)    “Continuing Directors” means as of the date of determination, (i) any member of the EFSC Board on the Effective Date of this Agreement, (ii) any person who has been a member of the EFSC Board for the two years immediately preceding such date of determination, or (iii) any person who was nominated for election or elected to the EFSC Board with the affirmative vote of the greater of (A) a majority of the Continuing Directors who were members of the EFSC Board at the time of such nomination or election or (B) at least four Continuing Directors but excluding, for purposes of this clause (iii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the EFSC Board.
(e)    “Control” means, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
(f)    “Disability” shall mean Executive’s inability by reason of illness or other physical or mental disability to perform the principal duties required by the position held by Executive at for any consecutive 180-day period. A determination of “disability” shall be subject to the certification of a qualified medical doctor agreed to by the Company and Executive or, in Executive’s incapacity to designate a doctor, Executive’s legal representative. If the Company and Executive cannot agree on the designation of a doctor, Executive shall be considered “disabled” for purposes of this subsection if he is determined to be “disabled” for purposes of the Company’s long-term disability insurance benefit program.
(g)    “Good Reason” shall mean the occurrence of any one or more of the following events:
(i)    A reduction by the Company in the amount of Executive’s Base Salary without Executive’s express prior written consent.
(ii)     The relocation of Executive’s principal place of employment greater than fifty (50) miles from Executive’s principal place of employment as of the Effective Date.
(iii)    Any material breach by the Company of any of the provisions of this Agreement or any material failure by the Company to carry out any of its obligations hereunder, in either case, for a period of ten (10) business days after receipt of written notice from Executive and the failure by the Company to cure such breach or failure during such ten (10) business day period.
(h)    “Person” shall mean a “person” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended.
(i)    “Subsidiary” means, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing

50% or more of the combined voting power of the then outstanding voting stock or other ownership interests of such corporation or other Person.
(j)    “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.
5.2    Termination by the Company Without Cause or by Executive With Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Term shall expire on the Termination Date and Executive shall be entitled to:
(a)    a single sum cash amount, payable on the sixtieth (60th) day following his Termination Date, in an amount equal to twelve (12) months of Executive’s Salary as in effect immediately prior to the Termination Date;
(b)    a single sum cash amount, payable on the sixtieth (60th) day following his Termination Date, in an amount equal to the average of all Annual Bonuses paid to Executive during the Term, disregarding any Initial Bonus paid to Executive.;
(c)    a single sum cash amount, payable on the sixtieth (60th) day following his Termination Date, in an amount equal to any remaining payments of the Retention Bonus not previously paid in accordance with Section 3.3 of this Agreement; and
(d)    the Accrued Obligations.
5.3    Termination Due to Disability. Executive or the Company may terminate Executive’s employment in the event of his Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least fifteen (15) days’ written notice of such termination to the other party). In the event that Executive’s employment hereunder is terminated due to his Disability, the Term shall expire on the Termination Date and he shall be entitled immediately to the Accrued Obligations.
5.4    Termination Due to Death. Executive’s employment shall terminate in the event of his death. In the event that Executive’s employment hereunder is terminated due to his death, the Term shall expire on the Termination Date and his estate or beneficiaries shall be entitled immediately to the Accrued Obligations and any amount or amounts not previously paid for the Retention Bonus set forth in Section 3.3 of this Agreement.
5.5    Termination by the Company For Cause or by Executive Without Good Reason. In the event that Executive’s employment hereunder is terminated by Executive without Good Reason or by the Company for Cause, the Term shall expire as of the Termination Date and Executive shall be entitled to the Accrued Obligations.
5.6    Termination Due to Change in Control. In the event that three (3) months prior to or twelve (12) months following a Change in Control, Executive terminates his employment hereunder with Good Reason or the Company terminates Executive’s employment hereunder without Cause (a “Termination upon a Change in Control”), then in lieu of the payments otherwise due to Executive under Section 5.2 above, the Term shall expire on the Termination Date and Executive shall be entitled to:
(a)    a single sum cash amount, payable on the sixtieth (60th) day following his Termination Date, in an amount equal to twenty-four (24) months of Executive’s Salary as in effect immediately prior to the Termination Date;
(b)    a single sum cash amount, payable on the sixtieth (60th) day following his Termination Date, in an amount equal to the average of all Annual Bonuses paid to Executive during the Term, disregarding any Initial Bonus paid to Executive;
(c)    a single sum cash amount, payable on the sixtieth (60th) day following his Termination Date, in an amount equal to any remaining payments of the Retention Bonus not previously paid in accordance with Section 3.3 of this Agreement; and
(d)    the Accrued Obligations.

5.7    Termination Due to Non-Renewal of the Term. If Executive’s employment is terminated due to the non-renewal of the Term by the Company or Executive, the Term shall expire on the Termination Date and Executive shall be entitled to the Accrued Obligations and the Pro-Rated Annual Bonus described in Section 3.2(b), all payable on the sixtieth (60th) day following his Termination Date.
5.8    Release. Executive’s entitlement to the payments described in this Subsections 5.2, 5.6 or 5.7 is expressly contingent upon Executive first providing the Company with a signed release in substantially the form attached hereto as Exhibit A (the “Release”). In order to be effective, such Release must be delivered by Executive to the Company no later than forty-five (45) days following the Termination Date.
6.    Section 280G.
6.1    If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (b) the net after-tax benefit that Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefit Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Section 5.5(a) hereof.
6.2    Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least thirty (30) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Executive or withheld by the Company. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.
7.    Tax Matters.
7.1    The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.
7.2    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six (6) months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death; and (b) the date of Executive’s death.
7.3    After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.
7.4    Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 7 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six (6) months after Executive’s separation from service (or, if earlier, the date of Executive’s death) together with interest on the delayed payment at the Company’s cost of borrowing. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.
7.5    To the extent that any reimbursements pursuant to Section 4 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.
8.    Restrictive Covenants. Executive agrees to be bound by the following:
8.1    Confidentiality. Executive agrees to hold in strict confidence all non-public information concerning any matters affecting or relating to the business of the Company and its Affiliates, including without limiting the generality of the foregoing non-public information concerning its manner of operation, business or other plans data bases, marketing programs, protocols, processes, computer programs, client lists, marketing information and analyses, operating policies or manuals or other data. Executive agrees that he will not, directly or indirectly, use any such information for the benefit of any Person other than the Company or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents and representatives of the Company who need to know such information. Upon the Company’s request, Executive shall return all information furnished to him related to the business of the Company and its Affiliates without retaining any copies in electronic or other form. The above limitations on use and disclosure shall not apply to information which Executive can demonstrate: (a) was known to executive before receipt thereof from the Company or its Affiliates; (b) is learned by Executive from a third party entitled to disclose it; (c) becomes known publicly other than through Executive; (d) is disclosed by Executive upon authority from the EFSC Board or any Committee of the EFSC Board; (e) is disclosed pursuant to any legal requirement; or (f) is disclosed pursuant to any agreement to which the Company or any of its Subsidiaries or Affiliates is a party. The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of the Company and the Company’s goodwill, and that any breach of the terms of this Section 8.1 shall survive and remain in effect following any termination of this Agreement.
8.2    Use of Proprietary Information. Executive recognizes that the Company possesses a proprietary interest in all of the information described in Section 8.1 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive, his agents or affiliates, during the term of this Agreement, based on or arising out of the information described in Section 8 shall be the property of and insure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) in the scope of his employment, or involving the use of the Company’s or its Affiliate’s time, materials or other resources, shall be promptly disclosed to the Company and shall become the exclusive property of the Company.
8.3    Non-Competition. Executive agrees that, during the Term and for a period of twelve (12) months following any termination of Executive’s employment (the “Restricted Period”), and subject to the Company’s compliance with all payment obligations set forth in this Agreement, Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company or its Affiliates) any Person engaged in the operation ownership or management of a bank, trust company, wealth management or financial services business within the Metropolitan Statistical Areas of St. Louis, Kansas City or any other city in which the Company or any of its Affiliates has an office at the time of such termination. Notwithstanding the foregoing, the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.
8.4    Non-Solicitation of Employees. During the period of actual employment and during the Restricted Period, and subject to the Company’s compliance with all payment obligations set forth in this Agreement, Executive shall not, except on behalf of or with the prior written consent of the Company, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Company or any of its Affiliates to leave such employ, or employ any such person in any business in competition with the Company. Executive hereby acknowledges and agrees that the provisions set forth in this Section 8.4 constitute a reasonable restriction on his ability to compete with the Company.
8.5    Non-Solicitation of Protected Customers.
(a)    As used herein, “Protected Customer” means (i) any Person or its Affiliate for whom the Company or any of its Affiliates has provided wealth management, investment, banking, trust, insurance or other financial services during a period of twenty-four (24) months prior to the termination of Executive’s employment with the Company and its Affiliates or (ii) any Person or its Affiliate whom the Company or any of its Affiliates had made a proposal to provide wealth management, investment, banking, trust, insurance or other financial services at any time within six (6) months preceding the termination of Executive’s employment with the Company and its Affiliates.
(b)    During the Restricted Period, and subject to the Company’s compliance with all payment obligations set forth in this Agreement, Executive shall not, directly or indirectly, whether alone or in combination with any other Person, or as an officer, director, shareholder, member, manager, employee, agent, independent contractor, consultant, advisor, joint-venturer, partner or otherwise, and whether or not for pecuniary benefit:
(i)    solicit, take away, attempt to take away, divert, or attempt to divert any Protected Customer from the Company or its Affiliates; or
(ii)    induce, attempt to induce or aid any Person in inducing any Protected Customer to cease doing business with the Company or its Affiliates.
(c)    During the Restricted Period, and subject to the Company’s compliance with all payment obligations set forth in this Agreement, Executive shall not be employed by or act as a consultant for any Person which directly, or through any of its Affiliates, solicits, takes away, attempts to take away, diverts, or attempts to divert any Protected Customer from the Company or any of its Affiliates. Before Executive becomes employed by or becomes a consultant for a Person during a Restricted Period, Executive shall inform such Person of the provisions of this Section 8.5.
8.6    Saving Provision. The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographic or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.
8.7    Equitable Relief. Executive acknowledges that the extent of damages to the Company from a breach under this Section 8 would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be adequate remedy at law for such a breach. Therefore, Executive specifically agrees that the Company is entitled to seek injunctive or other equitable relief from a breach of this Section 8.

9.    Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.
10.    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri, exclusive of any choice of law rules.
11.    Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.
12.    Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company written policy, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.
13.    Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company; and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.
14.    Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company; and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. Executive represents and covenants that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound and in connection with his employment with the Company he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.
15.    Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
16.    Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.
17.    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.
18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF (email) shall be effective for all purposes.
19.    Entire Agreement. This Agreement and the agreements described in the attached Exhibits contain the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement, including, for the avoidance of doubt, the CIC Agreement.
[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

ENTERPRISE BANK & TRUST:

By: /s/ Scott Goodman
Name:    Scott Goodman
Title:     President

EXECUTIVE:

By: /s/ Michael W. Walsh
Name:    Michael Walsh
Address:

[Signature Page to Executive Employment Agreement]

Exhibit A

FORM OF GENERAL RELEASE OF ALL CLAIMS
THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of [_______], is made by and between [________] (the “Executive”) and Enterprise Bank & Trust (together with its successors and assigns, the “Company”).
WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of [ ] (the “Employment Agreement”);
WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;
WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and
WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
1.    Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and its affiliates and each of its and their respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (ii) the right to receive severance and other benefits under the Employment Agreement; (iii) any equity rights; or (iv) this General Release or any of its terms or conditions.

2.    Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court.
3.    Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.
4.    Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Employer Releasees of any improper or unlawful conduct.
5.    Executive acknowledges and recites that he has:
(a)    executed this General Release knowingly and voluntarily;
(b)    had a reasonable opportunity to consider this General Release;
(c)    read and understands this General Release in its entirety;
(d)    been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this General Release before executing it; and
(e)    relied solely on Executive’s own judgment, belief and knowledge, and such advice as Executive may have received from Executive’s legal counsel.
6.    Section 12 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this release.
7.    Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release; and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 10 of the Employment Agreement.
8.    Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.
9.    This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

ENTERPRISE BANK & TRUST:

By:
Name:
Title:

EXECUTIVE:

Name:
Address:

APPENDIX D
AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (“Plan of Bank Merger”) dated , is by and between Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers (“Buyer Bank”), and Eagle Bank and Trust Company of Missouri, a Missouri state-chartered trust company with banking powers (“Company Bank”).
BACKGROUND
1. Enterprise Bank & Trust is a wholly-owned subsidiary of Enterprise Financial Services Corp, a Delaware corporation (“Buyer”).
2. Eagle Bank and Trust Company of Missouri is a wholly-owned subsidiary of Jefferson County Bancshares, Inc., a Missouri corporation (“Company”).
3. Buyer, Buyer Bank, Company and Company Bank have entered into that certain Agreement and Plan of Merger dated October 10, 2016 (the “Holding Company Merger Agreement”) providing for the merger of Company with and into Buyer, with Buyer surviving such merger (the “Holding Company Merger”). Upon closing of the Holding Company Merger, Buyer Bank and Company Bank will each be direct wholly-owned subsidiaries of Buyer.
4. In accordance with Section 1.04 of the Holding Company Merger Agreement, Buyer and Company intend to merge Company Bank with and into Buyer Bank, with Buyer Bank surviving the merger, immediately following or as promptly as practicable following the effectiveness of the Holding Company Merger.
5. Capitalized terms used in this Plan of Bank Merger that are not otherwise defined herein shall have the meanings given them in the Holding Company Merger Agreement.
    In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the State of Missouri, Buyer Bank and Company Bank, intending to be legally bound hereby, agree:
I.
MERGER

Subject to the terms and conditions of this Plan of Bank Merger, and in accordance with the applicable laws and regulations of the United States of America and the State of Missouri, on the Effective Time (as that term is defined in Article VI hereof):

(a)	Company Bank shall merge with and into Buyer Bank, under the articles of association of Buyer Bank;

(b)	the separate existence of Company shall cease; and

(c)	Buyer Bank shall be the surviving bank.

Such transaction is referred to herein as the “Bank Merger,” and Buyer Bank, as the surviving bank in the Bank Merger, is referred to herein as the “Surviving Bank.”
II.
NAME AND BUSINESS OF ASSOCIATION

The name of the Surviving Bank shall be “Enterprise Bank & Trust.” The business of the Surviving Bank shall be that of a state-chartered trust company with banking powers. This business shall be conducted by the Surviving Bank at its main office which shall be located at 150 North Meramec Avenue, Clayton, MO 63105, and its legally established branches and other facilities.

III.
ARTICLES OF ASSOCIATION AND BYLAWS

A.Articles of Association.

On and after the Effective Time, the articles of association of Buyer Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of association of the Surviving Bank, until amended in accordance with applicable law, such articles of association, and the Surviving Bank’s bylaws.
B.Bylaws.

On and after the Effective Time, the bylaws of Buyer Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the bylaws of the Surviving Bank, until amended in accordance with applicable law, the Surviving Bank’s articles of association and such bylaws.
IV.
BOARD OF DIRECTORS AND OFFICERS

A.    Articles of Association.

On and after the Effective Time, the articles of association of Buyer Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of association of the Surviving Bank, until amended in accordance with applicable law, such articles of association, and the Surviving Bank’s bylaws.
B.    Bylaws.
On and after the Effective Time, the bylaws of Buyer Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the bylaws of the Surviving Bank, until amended in accordance with applicable law, the Surviving Bank’s articles of association and such bylaws.
V.
BOARD OF DIRECTORS AND OFFICERS

A.    Board of Directors.

(a)    Subject to Section V.A(b) below, immediately following the Effective Time, the directors of Buyer Bank duly elected and holding office immediately prior to the Effective Time shall serve as directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law and the articles of association and bylaws of the Surviving Bank.
(b)    Subject to compliance with applicable Law, prior to the Effective Time, Buyer Bank shall use its reasonable best efforts to take all necessary corporate or other action so that upon and after the Effective Time, at the election of Buyer Bank, either (i) the size of the board of directors of Buyer Bank (the “Board of Buyer Bank”) is increased by one member or (ii) one of the then incumbent directors resigns from the Board of Buyer Bank, and one member of the Board of Company Bank who is independent with respect to Buyer Bank, selected by mutual agreement of Company Bank and Buyer Bank (the “Company Bank Director”), is elected or appointed to the Board of Buyer Bank to fill the vacancy on the Board of Buyer Bank created by such increase or resignation, as applicable. Buyer, as the sole shareholder of Buyer Bank, shall take all necessary action to nominate the Company Bank Director for election to the Board of Buyer Bank at the first annual meeting of the shareholder of Buyer Bank following the Closing.
B.    Officers.
On and after the Effective Time, the officers of Buyer Bank, duly elected and holding office immediately prior to the Effective Time, together with such officers as may be appointed from time to time, including former officers of Company Bank who have been offered and who have accepted positions of employment with Buyer Bank, shall be the officers of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the Surviving Bank’s articles of association and the Surviving Bank’s bylaws.
VI.
CONVERSION OF SHARES

A.    Buyer Bank Capital Stock.

Each share of Buyer Bank capital stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of identical capital stock of the Surviving Bank.
B.    Company Bank Capital Stock.
Each share of Company Bank capital stock issued and outstanding immediately prior to the Effective Time shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.
VII.
EFFECTIVE TIME AND DATE OF THE MERGER

The Bank Merger shall be effective at the time and on the date specified in the articles of merger filed with the Missouri Division of Finance in which Buyer Bank and Company Bank (the “Effective Time”).
VIII.
EFFECT OF THE MERGER
At the Effective Time: the separate existence of Company Bank shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of Buyer Bank and Company Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.
VIII.
AMENDMENT
This Plan of Bank Merger may be amended at any time prior to consummation of the Bank Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.
IX.
CONDITIONS PRECEDENT
The obligations of Company Bank and Buyer Bank hereunder shall be subject to (i) satisfaction at or prior to the Closing Date of each of the conditions set forth in Sections 6.01 and 6.02, respectively, of the Holding Company Merger Agreement, unless waived by such party as provided in Section 9.02 of the Holding Company Merger Agreement, (ii) the approval of the Plan of Bank Merger by Buyer and Company each in their capacity as sole shareholder of Buyer Bank and Company Bank, respectively, and (iii) closing of the Holding Company Merger provided for in the Agreement.
X.
MISCELLANEOUS

A.    Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Bank Merger.
B.    Notices. Any notice or other communication required or permitted under this Plan of Bank Merger shall be given, and shall be effective, in accordance with the provisions of Section 9.05 of the Holding Company Merger Agreement.

C.    Termination. The Plan of Bank Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Holding Company Merger Agreement in accordance with Section 7.01 thereof; provided, however, that any such termination of this Plan of Bank Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.
D.    Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Company Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Plan of Bank Merger, Company Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Plan of Bank Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Company or otherwise to take any and all such action.
E.    Captions. The headings of the several Articles herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Bank Merger.
F.    Counterparts. For the convenience of the parties hereto, this Plan of Bank Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.
G.    Governing Law. This Plan of Bank Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of Missouri.
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IN WITNESS WHEREOF, Buyer Bank and Company Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.
EAGLE BANK AND TRUST COMPANY OF MISSOURI

By:
Michael Walsh
President and Chief Executive Officer

ENTERPRISE BANK & TRUST

By:
Scott Goodman
President

APPENDIX E

October 10, 2016

The Board of Directors
Jefferson County Bancshares, Inc.
680 South Mill Street
Festus, MO 63028

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Jefferson County Bancshares, Inc. (“Jefferson”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of Jefferson with and into Enterprise Financial Services Corporation (“Enterprise”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Jefferson, Enterprise, Eagle Bank & Trust Company of Missouri, a wholly-owned subsidiary of Jefferson (“Eagle Bank”), and Enterprise Bank & Trust, a wholly-owned subsidiary of Enterprise (“Enterprise Bank”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of Enterprise, Enterprise Bank, Jefferson, Eagle Bank, the holders of common stock, par value $0.01 per share, of Enterprise (“Enterprise Common Stock”) or the holders of common stock, par value $1.00 per share, of Jefferson (“Jefferson Common Stock”), each share of Jefferson Common stock issued and outstanding immediately prior to the Effective Time (except for shares of Jefferson Common Stock held in treasury and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i) 2.75 shares of Enterprise Common Stock (the “Per Share Stock Consideration”) or (ii) $85.39 in cash (the “Per Share Cash Consideration”); provided that the Agreement provides that the total number of shares of Enterprise Common Stock issued as Per Share Stock Consideration will not exceed 3,300,000 shares and the aggregate amount of cash paid as Per Share Cash Consideration, together with the Option Cash Payment (as defined in the Agreement), will not exceed $26,619,150. The Per Share Cash Consideration and the Per Share Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Effective Time or as promptly as practicable thereafter, Eagle Bank will merge with and into Enterprise Bank (such transaction, the “Bank Merger”), as more fully set forth in a separate plan of bank merger.

KBW has acted as financial advisor to Jefferson and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Jefferson and Enterprise and, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Enterprise for its and their own accounts and for the accounts of its and their respective customers and clients. A commercial bank affiliate of KBW is also a lender to

Enterprise under an existing revolving credit facility. We have acted exclusively for the board of directors of Jefferson (the “Board”) in rendering this opinion and will receive a fee from Jefferson for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Jefferson has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Jefferson. In the past two years, KBW has not provided investment banking and financial advisory services to Enterprise. We may in the future provide investment banking and financial advisory services to Jefferson or Enterprise and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Jefferson and Enterprise and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated October 7, 2016 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2015 of Jefferson; (iii) the unaudited financial statements for the six months ended June 30, 2016 and for the eight months ended August 31, 2016 of Jefferson; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Enterprise; (v) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of Enterprise; (vi) certain regulatory filings of Jefferson, Eagle Bank, Enterprise and Enterprise Bank, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2015, the quarter ended March 31, 2016 and the semi-annual period and quarter ended June 30, 2016; (vii) certain other interim reports and other communications of Enterprise to their shareholders; and (viii) other financial information concerning the businesses and operations of Jefferson and Enterprise that was furnished to us by Jefferson and Enterprise or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Jefferson and Enterprise; (ii) the assets and liabilities of Jefferson and Enterprise; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for Jefferson and certain financial and stock market information for Enterprise with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Jefferson that were prepared by, and provided to us and discussed with us by, Jefferson management and that were used and relied upon by us at the direction of such management and with the consent of the Board; and (vi) financial and operating forecasts and projections of Enterprise and estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, the management of Enterprise, and used and relied upon by us based on such discussions at the direction of Jefferson management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of Jefferson and Enterprise regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by or on behalf of Jefferson, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Jefferson.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Jefferson as to the reasonableness and achievability of the financial and operating forecasts and projections of Jefferson (and the assumptions and bases therefor) that were prepared by, and provided to us and discussed with us by, such management and we have assumed that such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Jefferson, upon Enterprise management as to the reasonableness and achievability of the financial and operating forecasts and projections of Enterprise and estimates regarding certain pro forma financial effects of the Merger on Enterprise (and the assumptions and bases therefor, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) referred to above, and we have assumed that all such forecasts, projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of Enterprise management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the foregoing financial information of Jefferson and Enterprise that was provided to us was not prepared with the expectation of public disclosure, that all of such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Jefferson and Enterprise and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Jefferson or Enterprise since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Jefferson and Enterprise are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Jefferson or Enterprise, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Jefferson or Enterprise under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us referred to above) with no adjustments to the Merger Consideration (or the cash and stock components thereof) and with no other payments in respect of the Jefferson Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction (including the Bank Merger) will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Jefferson, Enterprise or the pro forma entity, or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Jefferson that Jefferson has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to

Jefferson, Enterprise, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Jefferson Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger or any related transaction to Jefferson, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Jefferson to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Jefferson or the Board, (iii) the fairness of the amount or nature of any compensation to any of Jefferson’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Jefferson Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Jefferson (other than the holders of Jefferson Common Stock solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Enterprise or any other party to any transaction contemplated by the Agreement, (v) whether Enterprise has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Per Share Cash Consideration to the holders of Jefferson Common Stock at the closing of the Merger, (vi) the election by holders of Jefferson Common Stock to receive the Per Share Cash Consideration or the Per Share Stock Consideration, or any combination thereof, or the actual allocation between the Per Share Cash Consideration and the Per Share Stock Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Per Share Stock Consideration and the Per Share Cash Consideration, (vii) any adjustment (as provided in the Agreement) to the Merger Consideration assumed for purposes of our opinion, (viii) the actual value of Enterprise Common Stock to be issued in the Merger, (ix) the prices, trading range or volume at which Enterprise Common Stock will trade following the public announcement of the Merger or following the consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to Jefferson, Enterprise, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Jefferson Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of Jefferson Common Stock, what election any such shareholder should make with respect to the Per Share Cash Consideration, the Per Share Stock Consideration or any combination thereof), nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Jefferson Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,
Keefe, Bruyette & Woods, Inc.

APPENDIX F

Section 351.455 of the Revised Statutes of Missouri

Missouri Revised Statutes

Chapter 351
General and Business Corporations

Section 351.455.1

Shareholder entitled to appraisal and payment of fair value, when--remedy exclusive, when.

351.455. 1. Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:
(1) Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;
(2) Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;
(3) Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and
(4) Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder's shares as of the day before the date on which the vote was taken approving the merger or consolidation.
2. The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:
(1) Fails to file a written objection prior to or at such meeting;
(2) Fails to make demand within the twenty-day period; or

(3) In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation; shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.
3. Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.
4. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.
5. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the

F-1

judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.
6. The right of a dissenting shareholder to be paid the fair value of such shareholder's shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.
7. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.
(L. 1943 p. 410 § 71, A.L. 2003 S.B. 394, A.L. 2006 H.B. 1715)
(2001) In dissenting shareholders' appraisal proceeding, proper valuation of minority stock calculates value of corporation as a whole and awards pro-rata share to dissenting shareholders; applications of a minority discount and a discount for lack of marketability are inappropriate. Swope v. Siegel-Robert, Inc., 243 F.3d 486 (8th Cir.).

F-2

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20. Indemnification of Directors and Officers
Enterprise is a Delaware corporation. Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where (a) the director breached the duty of loyalty, (b) failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or (d) obtained an improper personal benefit.
Article Twelve of Enterprise’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of Enterprise shall be liable to Enterprise or its stockholders for monetary damages arising from a breach of a fiduciary duty, except to the extent provided by applicable law in the situations described in (a) through (d) above.
Section 145 of the DGCL provides, among other things, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, agent or employee of the corporation, or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply. Furthermore, under the DGCL, if such person is successful on the merits or otherwise in the defense of any action referred to above, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.
As permitted by the DGCL, Article Eleven of Enterprise’s certificate of incorporation provides that Enterprise shall indemnify every director and officer o to the fullest extent permitted by law as further set forth in Enterprise’s bylaws. Enterprise’s amended and restated bylaws further provide that Enterprise shall indemnify every person acting at the request of Enterprise as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by law.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
The foregoing is only a general summary of certain aspects of Delaware law and the Enterprise certificate of incorporation and Enterprise bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Delaware law referenced above and the Enterprise certificate of incorporation and Enterprise bylaws.
Item 21. Exhibits
See the Exhibit Index immediately following the signature page of this prospectus, which is hereby incorporated herein by reference.

Item 22. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, in the State of Missouri, on December 20, 2016.

ENTERPRISE FINANCIAL SERVICES CORP
By: /s/ Peter F. Benoist
Peter F. Benoist
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
/s/ Peter F. Benoist	Chief Executive Officer and Director (Principal Executive Officer)
Peter F. Benoist		December 20, 2016

/s/ Keene S. Turner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Keene S. Turner		December 20, 2016

/s/ Mark G. Ponder	Senior Vice President and Controller (Principal Accounting Officer)
Mark G. Ponder		December 20, 2016

/s/ John S. Eulich*
John S. Eulich	Chairman of the Board of Directors	December 20, 2016

/s/ John Q. Arnold*
John Q. Arnold	Director	December 20, 2016

/s/ Michael A. DeCola*
Michael A. DeCola	Director	December 20, 2016

/s/ William H. Downey*
William H. Downey	Director	December 20, 2016

/s/ Robert E. Guest, Jr.*
Robert E. Guest, Jr.	Director	December 20, 2016

/s/ James M. Havel*
James M. Havel	Director	December 20, 2016

/s/ Judith S. Heeter*
Judith S. Heeter	Director	December 20, 2016

/s/ Michael R. Holmes*
Michael R. Holmes	Director	December 20, 2016

/s/ James J. Murphy, Jr.*
James J. Murphy, Jr.	Director	December 20, 2016

/s/ Sandra A. Van Trease*
Sandra A. Van Trease	Director	December 20, 2016
* The undersigned hereby signs this Amendment to the Registration Statement on Form S-3 on behalf of each of the indicated persons for whom he is attorney-in-fact on December 20, 2016 pursuant to a power of attorney filed with the Registration Statement on Form S-3 (File No. 333-214990) filed with the SEC on December 8, 2016.

By: /s/ Mark G. Ponder
Mark G. Ponder
Attorney-in-Fact

EXHIBIT INDEX
Exhibit No.	Description of Exhibit

2.1*
Agreement and Plan of Merger, dated as of October 10, 2016, between Enterprise Financial Services Corp and Jefferson County Bancshares, Inc., incorporated by reference to the Company’s Current Report on Form 8-K filed October 11, 2016 (included as Appendix A to this proxy statement/prospectus).

3.1	Certificate of Incorporation of Registrant (incorporated herein to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on December 19, 1996 (File No. 333-14737)).

3.2
Amendment to the Certificates of Incorporation of Registrant (incorporated herein by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-8 filed on July 1, 1999 (File No. 333-82087)).

3.3	Amendment to the Certificate of Incorporation of Registrant (incorporated here by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the period ending September 30, 1999).

3.4	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed on April 30, 2002).

3.5	Amendment to Certificate of Incorporation (incorporated herein by reference to Appendix A to Registrant’s Proxy Statement on Schedule 14A, effective November 20, 2008).

3.6	Certificate of Designations (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2008).

3.7	Amendment to the Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrants Quarter Report on Form 10-Q for the period ended June 30, 2014).

3.8	Amended and Restated Bylaws of Registrant, (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on June 6, 2015).

5.1**	Opinion of Reed Smith LLP.

8.1**	Tax Opinion of Reed Smith LLP.

8.2**	Tax Opinion of Lewis Rice LLC.

10.1
Jefferson County Bancshares, Inc. Voting Agreement, dated as of October 10, 2016, between Jefferson County Bancshares, Inc., and Enterprise Financial Services Corp (included in Exhibit 2.1) (included as Appendix B to this proxy statement/prospectus).

10.2
Executive Employment Agreement with Michael Walsh, dated as of October 10, 2016, between Enterprise Financial Services Corp, Enterprise Bank & Trust and Michael Walsh (included in Exhibit 2.1) (included as Appendix C to this proxy statement/prospectus).

23.1	Consent of Deloitte & Touche LLP as to Enterprise Financial Services Corp.

23.2	Consent of Cummings, Ristau & Associates, P.C. as to Jefferson County Bancshares, Inc.

23.3**	Consents of Reed Smith LLP (included in Exhibit 5.1 and 8.1).

23.4**	Consent of Lewis Rice LLC (included in Exhibit 8.2).

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Form of Proxy Card for Jefferson County Bancshares, Inc.

*Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the Company agrees to furnish to the SEC a copy of any omitted schedule upon request.

**Previously filed.